   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                             UNICAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 Delaware                             6159                             65-0788314
     (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
       INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                              1111 Kane Concourse
                                   Suite 301
                        Bay Harbor Island, Florida 33154
                                 (305) 861-0603

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   Robert New
                      Chairman and Chief Executive Officer
                             UniCapital Corporation
                              1111 Kane Concourse
                        Bay Harbor Island, Florida 33154
                                 (305) 861-0603

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------

                                   Copies to:

               David A. Gerson, Esq.                                Jeffrey Small, Esq.
            Morgan, Lewis & Bockius LLP                            Davis Polk & Wardwell
                 One Oxford Centre                                  450 Lexington Avenue
                Thirty-Second Floor                               New York, New York 10017
           Pittsburgh, Pennsylvania 15219                              (212) 450-4000
                   (412) 560-3300

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                           PROPOSED MAXIMUM
                                                          AGGREGATE OFFERING     AMOUNT OF REGISTRATION
  TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           PRICE(1)                    FEE
---------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per share................       $629,473,680              $185,850
=========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee; based on a bona fide estimate of the maximum offering price of the securities being registered in accordance with Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the front cover pages. The form of the U.S. Prospectus is included herein and the form of the front cover page of the International Prospectus follows the front cover page of the U.S. Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Issued February    , 1998

                                                Shares

                             UniCapital Corporation
                                  COMMON STOCK
                               ------------------

   Of the   Shares of Common Stock offered hereby,   Shares are being offered
initially in the United States and Canada by the U.S. Underwriters and
 Shares are being offered initially outside the United States and Canada by the
  International Underwriters. See "Underwriters." All of the Shares of Common
    Stock being offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. Simultaneously with, and as a condition to, the consummation of the offering, the Company will acquire all of the outstanding stock of the Founding Companies
 (as defined herein). See "Formation of the Company." It is currently estimated
 that the initial public offering price per Share will be between $        and
 $        . See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price.
                            ------------------------

APPLICATION WILL BE MADE TO LIST THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE
                             UNDER THE SYMBOL "  ."
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                              PRICE $     A SHARE
                            ------------------------

                                                                UNDERWRITING
                                            PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                             PUBLIC            COMMISSIONS(1)          COMPANY(2)
                                       ------------------    ------------------    ------------------
Per Share..........................            $                     $                     $
Total(3)...........................            $                     $                     $

---------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2) Before deducting expenses payable by the Company, estimated at $        .

(3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional Shares at the price to public, less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
    $        , $        , and $        , respectively. See "Underwriters."
                               ------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about               , 1998 at the
office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                               ------------------

MORGAN STANLEY DEAN WITTER
            SALOMON SMITH BARNEY
                        FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
              , 1998

     The inside front cover pictures a map of the United States indicating the locations of UniCapital and the Founding Companies.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS,
AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO
BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN
WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL UNDER
ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF
ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE
TAKEN IN ANY JURISDICTION BY THE COMPANY OR ANY UNDERWRITER THAT WOULD PERMIT A
PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS
PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER
THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES
ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND
TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE COMMON STOCK AND THE
DISTRIBUTION OF THIS PROSPECTUS.
                            ------------------------

     UNTIL           , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS
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                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   12
Formation of the Company..............   19
Use of Proceeds.......................   25
Dividend Policy.......................   25
Capitalization........................   26
Dilution..............................   27
Selected Pro Forma Combined Financial
  Data................................   29
Management's Discussion and Analysis
  of Pro Forma Financial Condition and
  Pro Forma Results of Operations.....   30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Founding
  Companies...........................   35

                                        PAGE
                                        ----
Business..............................   68
Management............................   77
Certain Relationships and Related
  Party Transactions..................   87
Principal Stockholders................   96
Description of Capital Stock..........   96
Certain U.S. Federal Tax
  Considerations......................   99
Shares Eligible for Future Sale.......  101
Underwriters..........................  102
Legal Matters.........................  105
Experts...............................  105
Additional Information................  106
Index to Financial Statements.........  F-1

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."
                            ------------------------

                               PROSPECTUS SUMMARY

     Simultaneously with the closing of the offering made by this Prospectus (the "Offering"), UniCapital Corporation will acquire, in separate transactions (the "Mergers"), a number of equipment leasing and related businesses (collectively, the "Founding Companies"). See "Formation of the Company." Unless otherwise indicated, all references to the "Company" include the Founding Companies after the effectiveness of the Mergers, and references to "UniCapital" mean UniCapital Corporation prior to the effectiveness of the Mergers. References to the "stockholders" include the stockholders and equity partners of the Founding Companies. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein (i) has been adjusted to give effect to the Mergers and (ii) assumes no exercise of the U.S. Underwriters' over-allotment option.

                                  THE COMPANY

     UniCapital was founded in October 1997 to create a national consolidator and operator of equipment leasing and specialty finance businesses serving the commercial market. Upon consummation of the Mergers, the Company, through the Founding Companies, will originate, acquire, sell and service equipment leases and arrange structured financings in the computer and telecommunications equipment, large ticket and structured finance, middle market and small ticket areas of the equipment leasing industry. In addition, one of the Founding Companies will provide lease administration and processing services for certain of the leases originated by the Founding Companies, as well as for any securitizations undertaken by the Company. The Founding Companies' leases and structured financing arrangements cover a broad range of equipment, including aircraft, computer and telecommunications equipment, construction and manufacturing equipment, office equipment, trucks, printing equipment, car washes and petroleum retail equipment and vending machines. The Company will fund the acquisition or origination of its leases through warehouse credit facilities or through recourse or non-recourse financing and will retain the leases for its own account or sell the leases to third parties. The Company intends to sell certain of its lease receivables in the public and private markets through a securitization program. For the year ended December 31, 1997, the Company had pro forma combined direct financing and sales-type lease originations of over $400.0 million, pro forma combined income from operations of $38.6 million and pro forma combined net income before extraordinary items of $22.9 million.

     The Company's senior management team collectively has more than 70 years of experience in the acquisition and integration of businesses, lease financing, securitizations and other structured finance transactions. Robert New, the Company's co-founder, Chairman and Chief Executive Officer, previously served as an operating company president of and an Acquisition Consultant to U.S. Office Products Company, where he participated in over 40 acquisitions. Theodore J. Rogenski, the Company's Chief Operating Officer, has served as a senior executive with three national leasing companies, including LINC Anthem Corporation and its successor, Newcourt LINC Financial, Inc., and Wells Fargo Leasing Corporation, where he served for ten years as the President and Chief Executive Officer. Bruce E. Kropschot, the Company's Vice Chairman -- Mergers and Acquisitions, founded and operated a private mergers and acquisitions advisory firm which has arranged the sale of over 100 equipment leasing and specialty finance businesses. Steven E. Hirsch, the Company's Executive Vice President -- Structured Finance, was the Head of the Leasing Products Group at Morgan Stanley & Co. Incorporated, where he was involved in arranging over $30 billion of transactions in structured lease financings, mergers and acquisitions of leasing companies and securitizations.

     The equipment leasing and financing industry in the United States has grown consistently during the last decade and includes a wide range of entities that provide funding for the purchase or use of equipment. The equipment leasing industry in the United States is a significant factor in financing capital expenditures of businesses. The Equipment Leasing Association (the "ELA") projects that $183 billion of $593 billion invested in equipment in 1998 will be financed by means of leasing. From 1996 to 1997, equipment placed on lease grew by approximately $10 billion from $170 billion to an estimated $180 billion. The 1996 investment in equipment placed on lease represents an increase of approximately 100% from comparable 1986 data. The ELA estimates that 80% of all U.S. businesses currently use leasing or financing to acquire capital assets. The Company believes that leasing helps businesses to acquire capital equipment more efficiently, receive favorable tax and accounting treatment and avoid or mitigate the perceived risks of equipment ownership including obsolescence.

STRATEGY

     The Company's goal is to become a leading consolidator and operator of equipment leasing and speciality finance businesses. Key elements of the Company's strategy include:

     PURSUE STRATEGIC ACQUISITIONS. The Company intends to capitalize upon consolidation opportunities in the U.S. equipment leasing industry by pursuing selective acquisitions. The Company will focus upon opportunities that complement its existing equipment leasing and commercial specialty finance businesses as well as opportunities that facilitate entry into new market segments. The Company's senior management team has significant experience in the acquisition and integration of businesses, including leasing companies, and Jonathan J. Ledecky, the Company's co-founder and Non-Executive Chairman of the Board, has considerable experience consolidating private businesses into publicly-held entities. Mr. Ledecky has founded or co-founded three publicly-held companies, U.S. Office Products Company, U.S.A. Floral Products, Inc. and Consolidation Capital Corporation, each of which has implemented a consolidation strategy.

     PROVIDE GREATER ACCESS TO CAPITAL AT LOWER COST. The Company believes that, due to its pro forma combined lease originations, the diversification of its portfolio and the experience of its senior management team, it will be able to provide increased sources of capital at a lower cost to the Founding Companies. The Company expects to benefit from increased access to capital from both public and private sources by utilizing traditional credit facilities and accessing public and private capital through securitizations. The Company believes that the effective interest rate obtained on borrowings by the Founding Companies individually is higher than the interest rate that could be obtained by an entity with the aggregate size of the Company. In addition to the anticipated ability to lower the Founding Companies' cost of funds, the Company believes that increased access to capital will allow the Founding Companies to generate an increased volume of lease originations and develop new lease product offerings.

     ACHIEVE OPERATING EFFICIENCIES. The Company believes that it will be able to increase the operating efficiency of and achieve certain synergies among the Founding Companies as well as any subsequently acquired businesses. For example, one of the Founding Companies, Portfolio Financial Servicing Company, L.P. ("PFSC"), provides servicing and administration for equipment lease and loan portfolios. After the Mergers, the Company intends to transfer to PFSC, where appropriate, certain servicing functions currently performed by the Founding Companies. The Company will also seek to combine certain other administrative functions, such as accounting and finance, treasury, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes the integration of these functions will enable the Founding Companies to focus on their core business of lease origination as well as enable the Company to operate in a more efficient and cost-effective manner.

     EXPAND PRODUCTS AND SERVICE OPPORTUNITIES. The Company believes that the diversity among the Founding Companies within the equipment leasing industry, together with the size and geographic breadth of the Company, can create significant opportunities to increase the volume and type of lease products and service offerings. The Company plans to expand existing programs, such as equipment vendor and manufacturer programs, pursue cross-selling opportunities among the Founding Companies and any subsequently acquired entities, and develop new products and service offerings. The Company believes potential opportunities include national expansion of products currently offered by certain of the Founding Companies on a local or regional basis and leveraging the expertise of certain of the Founding Companies to enhance the Company's customer service and off-lease asset remarketing capabilities. In addition, the Company intends to market products and services under the name UniCapital to establish name recognition and create a brand image while maintaining the identity and associated goodwill of each of the Founding Companies.

     OPERATE WITH DECENTRALIZED MANAGEMENT. The Company plans to conduct its operations using a decentralized management approach through which individual management teams, consisting primarily of current executive officers of the Founding Companies, will be responsible for the day-to-day operations of the Founding

Companies as well as for helping to identify additional acquisition candidates in their respective markets. At the same time, a Company-wide team of senior management will provide the Founding Companies with strategic oversight and guidance with respect to acquisitions, credit, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes stock ownership and incentive compensation will help to align the objectives of local management with those of the Company, and that a decentralized management philosophy will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of local customers.

THE FOUNDING COMPANIES

     The Founding Companies will be acquired contemporaneously with the consummation of the Offering with a portion of the proceeds therefrom. The following descriptions of each of the Founding Companies are categorized according to the primary markets which each Founding Company serves.

     COMPUTER AND TELECOMMUNICATIONS EQUIPMENT LEASING. Computer and telecommunications equipment leasing includes lease financing for mainframe, mid-range and personal computers, workstations, servers, telephone systems, switches, networks, peripherals and related high-technology equipment. Companies that specialize in computer and telecommunications equipment leasing must understand customer usage patterns and equipment residual values, including technological obsolescence issues.

          JACOM COMPUTER SERVICES, INC. ("JACOM"). Founded in 1975, Jacom provides lease financing for computer and telecommunications equipment to large and middle market companies, including financial institutions, throughout the United States. Leases originated by Jacom generally have an average transaction size of approximately $81,000 and an average term of 36 months. Jacom funds purchases of the equipment underlying its leases through borrowings and holds the leases for its own account or sells the future lease payments to financial institutions. For the year ended December 31, 1997, Jacom originated approximately $64.0 million in leases for 157 lessees. Jacom employs 49 persons and maintains an office in Northvale, New Jersey.

          VARILEASE CORPORATION ("VARILEASE"). Founded in 1987, Varilease provides lease financing for computer and telecommunications equipment to Fortune 1000 companies and other businesses throughout the United States. Upon origination of a lease, Varilease either sells the lease on a non-recourse basis or retains the lease for its portfolio. Leases originated by Varilease generally have an average transaction size of approximately $200,000 and an average term of 36 months. For the fiscal year ended September 30, 1997, Varilease originated over $162.0 million in leases for 96 lessees. Varilease employs 78 persons and maintains 14 offices in the United States, including its headquarters in Farmington Hills, Michigan, and one office in Canada.

     LARGE TICKET LEASING AND STRUCTURED FINANCING. Large ticket leases are typically for equipment with a purchase price in excess of $5.0 million, such as aircraft, satellites, rail and other transportation equipment. Large ticket leasing is characterized by fewer transactions involving greater amounts of capital and lessees that require tailored structures and solutions to meet particular needs.

          CAUFF, LIPPMAN AVIATION, INC. ("CAUFF LIPPMAN"). Founded in 1981, Cauff Lippman provides operating lease financing for used commercial jet aircraft and jet aircraft engines, as well as brokering and advisory services to domestic and foreign commercial airlines, aircraft lessors and institutional investors and engages in the purchase and sale of aircraft for its own account. Aircraft leases originated by Cauff Lippman generally have an average transaction size of approximately $15.1 million and an average term of 57 months, and aircraft engine leases have an average transaction size of approximately $1.9 million and an average term of 84 months. Cauff Lippman participated in the sale, trading, brokerage and financing of 37 aircraft and three aircraft engines during the year ended December 31, 1997. Cauff Lippman employs seven persons and maintains an office in Miami, Florida.

          MUNICIPAL CAPITAL MARKETS GROUP, INC. ("MCMG"). Founded in 1989, MCMG arranges structured financing, primarily for community-based mental health / mental retardation facilities and correctional facilities. MCMG is a registered broker-dealer and places the bonds and leases that it arranges primarily with institutional investors. Substantially all of MCMG's revenue is derived from underwriting and advisory income. For the year ended December 31, 1997, MCMG arranged approximately $152.4 million in municipal leases and bonds for 40 lessees and borrowers. MCMG employs nine persons and maintains three offices, including its headquarters in Dallas, Texas.

          THE NSJ GROUP. ("NSJ") Founded in 1989, NSJ provides lease financing for used commercial jet aircraft and jet aircraft engines to domestic and foreign commercial airlines and engages in the purchase and sale of aircraft for its own account. NSJ also engages in remarketing activities on behalf of airlines, financial institutions and other leasing companies. NSJ arranges financing for each aircraft it purchases, and either sells the lease to investors on a non-recourse basis or holds the lease in its portfolio. Leases originated by NSJ have an initial term of 36 to 84 months. For the year ended December 31, 1997, NSJ had total lease originations of approximately $19.4 million for three lessees. NSJ employs six persons and maintains an office in Orlando, Florida.

     MIDDLE MARKET LEASING. Middle market leases generally include those leases for equipment with a purchase price ranging from $250,000 to $5.0 million, such as construction and manufacturing equipment. Middle market leasing is characterized by lessees that are sensitive to both price and customer service issues.

          AMERICAN CAPITAL RESOURCES, INC. ("AMERICAN CAPITAL"). Founded in 1979, American Capital provides lease and secured financing for equipment, primarily printing presses, to companies in the printing, packaging and paper converting industries. Leases originated by American Capital are direct financing leases, with an average transaction size of approximately $700,000 and an average term of 82 months. American Capital either sells the leases that it originates or borrows the required proceeds from various funding sources on both a non-recourse and a limited recourse basis. For the fiscal year ended July 31, 1997, American Capital originated approximately $106.5 million in leases for approximately 180 lessees. American Capital employs 26 persons and maintains three offices, including its headquarters in Hackensack, New Jersey.

          MATRIX FUNDING CORPORATION ("MATRIX"). Founded in 1978, Matrix provides lease financing for a variety of equipment, primarily computer, communication and electronic equipment, to companies throughout the United States. Matrix originates the majority of its leases through its telesales program. Upon origination, Matrix either sells the lease to a third party on a non-recourse basis, or retains the lease for its portfolio. Leases originated by Matrix generally have an average transaction size of approximately $458,000 and an average term of 46 months. For the fiscal year ended June 30, 1997, Matrix originated $50.6 million in leases for approximately 60 lessees. Matrix employs 45 persons and maintains an office in Midvale, Utah.

          THE WALDEN ASSET GROUP, INC. ("WALDEN"). Founded in 1991, Walden provides lease financing for a variety of equipment, including communications, computer and manufacturing equipment, to Fortune 500 and other businesses throughout the United States. Lease transactions are either held in Walden's portfolio or sold on a non-recourse basis. Leases originated by Walden generally have an average transaction size of approximately $500,000 and an average term of 36 months. For the year ended December 31, 1997, Walden originated approximately $82.9 million in leases for 35 lessees. Walden employs ten persons and maintains four offices, including its headquarters in Wellesley, Massachusetts.

     SMALL TICKET LEASING. Small ticket leases generally include those leases for equipment with a purchase price of less than $250,000. Small ticket leasing generally is a vendor-oriented business in which lessors depend on transaction flow and streamlined administrative operations.

          BOULDER CAPITAL GROUP, INC. ("BOULDER"). Founded in 1986, Boulder provides lease financing for petroleum retail equipment, including car washes, fuel dispensers and convenience store operating equipment, to petroleum retail businesses. Boulder originates leases directly with the owner of the petroleum retail business, as well as through programs with petroleum companies, equipment manufacturers and distributors. Upon origination, Boulder either retains the lease for its portfolio or sells the lease on a limited recourse basis while retaining the servicing responsibility. Leases originated by Boulder generally have an average transaction size of approximately $108,000 and an average term of 60 months. For the year ended

     December 31, 1997, Boulder had total lease originations of approximately $21.3 million for 144 lessees. Boulder employs 23 persons and maintains an office in Boulder, Colorado.

          K. L. C., INC. ("KEYSTONE"). Founded in 1972, Keystone provides lease financing for a variety of equipment, primarily tractor trailers, embroidery machines and construction equipment to companies throughout the United States. Leases originated by Keystone generally have an average transaction size of approximately $32,000 and an average term of approximately 47 months. Upon origination, Keystone either retains the lease for its portfolio or sells the lease to a third party, while retaining the servicing responsibility. For the year ended December 31, 1997, Keystone originated approximately $40.8 million in leases for approximately 1,339 lessees. Keystone employs 37 persons and maintains an office in West Hartford, Connecticut.

          MERRIMAC FINANCIAL ASSOCIATES ("MERRIMAC"). Founded in 1984, Merrimac provides equipment financing to operating companies engaged in the coin-operated, vending, amusement and coffee service businesses. Merrimac enters into leases with the operating companies and in most instances has a recourse agreement with the equipment vendor in the event of default by the lessee. Leases originated by Merrimac generally have an average transaction size of approximately $10,000 and an average term of 24 months. For the year ended December 31, 1997, Merrimac had total lease originations of approximately $8.9 million for approximately 1,050 lessees. Merrimac employs four persons and maintains an office in Billerica, Massachusetts.

     LEASE SERVICING. Lease servicing involves lease administration and processing services, including lease accounting for both financial reporting and federal income tax purposes, lien searches, UCC filings, asset tracking, insurance tracking, preparation of sales, use and property tax returns, invoicing and collections.

          PORTFOLIO FINANCIAL SERVICING COMPANY, L.P. Founded in 1993, PFSC provides servicing and processing services to leasing companies. PFSC currently services approximately 20,000 contracts for 14 customers. The contract sizes range from $2,000 to $25.0 million. During 1997, PFSC was the servicer for 14 securitization pools, including 12 pools for which PFSC was the primary servicer. PFSC derives its revenue from servicing fees, including set-up, monthly and conversion fees. For the year ended December 31, 1997, PFSC had total revenues of approximately $1.5 million. PFSC employs 45 persons and maintains an office in Portland, Oregon.

                                  THE OFFERING

Common Stock offered by the Company.........
  U.S. Offering.............................    Shares (1)
  International Offering....................    Shares
     Total..................................    Shares
Common Stock to be outstanding after the
  Offering..................................    Shares (1)(2)
Use of proceeds.............................    To pay the cash portion of the purchase
                                                price for the Founding Companies, to repay
                                                indebtedness of Merrimac assumed by
                                                UniCapital in the Merrimac Merger and
                                                indebtedness of Jacom incurred to fund an S
                                                Corporation distribution to the stockholder
                                                of Jacom immediately prior to the Jacom
                                                Merger and for general corporate purposes,
                                                including possible acquisitions. See "Use of
                                                Proceeds."
Proposed New York Stock Exchange Symbol.....

---------------

(1) Assumes the U.S. Underwriters' over-allotment option is not exercised. See "Underwriters."

(2) Does not include: (i) shares which may be issued to the stockholders of the Founding Companies, other than PFSC, pursuant to earn-out arrangements to be calculated with reference to the performance of those Founding Companies through December 31, 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, through December 31, 2000); (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1998 Long-Term Incentive Plan, of which
    options to purchase           shares of Common Stock (including options to
    purchase 500,000 shares to be granted to Robert New, the Company's Chairman and Chief Executive Officer, and options to purchase 500,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors' Stock Plan, of which options to purchase 42,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iv) 500,000 shares reserved for issuance under the Company's 1997 Executive Non-Qualified Stock Option Plan, of which options to purchase 200,000 shares of Common Stock are outstanding at an exercise price of $3.00 per share; and
    (v) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Formation of the
    Company -- The Mergers," "Management -- 1997 Executive Non-Qualified Stock Option Plan," "-- 1998 Long-Term Incentive Plan," " -- 1998 Non-Employee Directors' Stock Plan," and " -- 1998 Employee Stock Purchase Plan" and "Principal Stockholders."

                                  THE MERGERS

     Simultaneously with, and as a condition to, the closing of the Offering, UniCapital will consummate the Mergers pursuant to agreements that it has entered into with the Founding Companies and their stockholders and partners (the "Merger Agreements"). The aggregate consideration to be paid by the Company
upon consummation of the Mergers will be approximately        million,
consisting of 13,334,064 shares of Common Stock with an estimated fair value of million and $331.6 million in cash. In addition, pursuant to earn-out arrangements provided for in the Merger Agreements, the Company may make additional payments to the stockholders of the Founding Companies (other than PFSC), in cash and Common Stock, based upon the adjusted pre-tax income of the Founding Companies for the years ended December 31, 1998 and 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, also for the year ended December 31,
2000). In addition, the Company will repay indebtedness of Jacom totaling $32.3 million incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, and indebtedness of Merrimac totaling $2.8 million assumed in the Merrimac Merger. Following the consummation of the Mergers, the aggregate indebtedness of the Company will include the debt of the Founding Companies which, as of December 31, 1997, was approximately $426.7 million. The consummation of each Merger is contingent upon the consummation of the Offering and customary closing conditions. The Merger Agreements contain covenants not to compete (subject to certain exceptions) and require certain of the executive officers of each of the Founding Companies to enter into Employment Agreements with their respective Founding Companies and, in certain cases, UniCapital, effective upon consummation of the Mergers. See "Formation of the Company," "Use of Proceeds," "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of
Operations -- Liquidity and Capital Resources," "Management -- Employment Agreements," "Certain Relationships and Related Party Transactions," "Shares Eligible for Future Sale" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     UniCapital was established in October 1997 and will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, UniCapital has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The summary pro forma data are not necessarily indicative of operating results or the financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The summary pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that, subsequent to the Mergers, it will realize savings from the combination of functions such as accounting and finance, treasury, insurance, employee benefits, strategic marketing and legal support at the corporate level. These savings cannot be quantified or reasonably estimated, however, and therefore have not been included in the Unaudited Pro Forma Combined Financial Statements.

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                                1997
                                                                         -------------------
                                                                           (IN THOUSANDS,
                                                                          EXCEPT SHARE AND
                                                                           PER SHARE DATA)
     STATEMENT OF OPERATIONS DATA (1):
     Finance income from direct financing and sales-type leases........      $    48,882
     Rental income from operating leases...............................           55,432
     Sales of equipment................................................           93,052
     Gain on sale of leases............................................           14,515
     Fees, commissions and remarketing income..........................           20,273
     Interest and other income.........................................            6,295
                                                                              ----------
       Total revenues..................................................          238,449
                                                                              ----------
     Cost of operating leases..........................................           32,820
     Cost of equipment sold............................................           72,854
     Interest expense..................................................           36,334
     Selling, general and administrative (2)...........................           45,478
     Goodwill amortization (3).........................................           12,384
       Total expenses..................................................          199,870
                                                                              ----------
     Income from operations............................................           38,579
     Equity in income from minority owned affiliates...................            4,215
                                                                              ----------
     Income before income taxes and extraordinary item.................           42,794
     Provision for income taxes (4)....................................           19,876
                                                                              ----------
     Net income before extraordinary item..............................           22,918
                                                                              ==========
     Net income per share before extraordinary item (basic and
       diluted)........................................................      $
                                                                              ==========
     Shares used in computing pro forma net income per share before extraordinary item(5)...........................................

                                                                        AS OF DECEMBER 31, 1997
                                                                      ---------------------------
                                                                       PRO FORMA          AS
                                                                        COMBINED     ADJUSTED (7)
                                                                      ------------   ------------
                                                                            (in thousands)
BALANCE SHEET DATA (6):
Cash and marketable securities......................................  $     18,646    $   133,040
Total assets........................................................     1,113,934      1,227,755
Debt................................................................       426,659        426,659
Stockholders' equity................................................       229,036        709,463

---------------

 (1) Assumes that the Mergers and the Offering were consummated on January 1, 1997.

 (2) Reflects an aggregate of approximately $14.5 million in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies to which they have agreed prospectively in the employment agreements to be entered into upon consummation of the Offering (the "Compensation Differential") offset by assumed public company costs, primarily increased salaries and professional fees at UniCapital, of approximately $4.8 million.

 (3) Consists of amortization of the      million of goodwill to be recorded as
     a result of the Mergers over a 15 to 40 year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (4) Assumes that all income is subject to a corporate income tax rate of 38% and that all goodwill is non-deductible for tax purposes.

 (5) Includes (i) 13,334,064 shares to be issued to stockholders of the Founding Companies, (ii) 6,798,750 shares issued to the founders and initial
     investors in UniCapital and (iii)            of the            shares sold
     in the Offering to pay the cash portion of the Merger consideration, to repay indebtedness of Merrimac assumed by UniCapital in the Merrimac Merger and indebtedness of Jacom incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, and to pay certain expenses of the Offering.

 (6) Assumes that the Mergers were consummated on December 31, 1997.

 (7) Adjusted to reflect the sale of the            shares of Common Stock
     offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

     UniCapital was founded in October 1997 and has conducted no operations to date. UniCapital has entered into agreements to acquire the Founding Companies simultaneously with the consummation of the Offering. The Founding Companies have been operating independently and the Company may not be able to integrate these businesses successfully on an economic basis. Until the Company establishes centralized accounting, finance and other administrative systems, it will rely upon the separate systems of the Founding Companies. The success of the Company will depend, in part, upon the Company's ability to centralize these functions effectively and otherwise integrate the Founding Companies and any additional businesses the Company may acquire. The Company's management group has been assembled only recently and the management control structure is still in its formative stages. Management may not be able to oversee the combined entity effectively or to implement effectively the Company's operating strategies. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. The pro forma combined financial results of UniCapital and the Founding Companies cover periods when UniCapital and the Founding Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. See "Formation of the Company," "Business -- The Founding Companies" and "Management."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company intends to grow significantly through the acquisition of equipment leasing and specialty finance businesses. This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit the Company's growth. The Company may be unable to maintain or accelerate its growth or anticipate all of the changing demands that expanding operations will impose on its management personnel, operational and management information systems, and financial systems. The Company may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

RISKS RELATED TO ACQUISITION FINANCING

     A significant portion of the Company's resources may be used for acquisitions. The timing, size and success, if at all, of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, cash or a combination of Common Stock and cash. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part or all of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. Upon consummation of the
Offering, the Company will have approximately $     million of net proceeds
remaining for future acquisitions and working capital, after payment of the cash portion of the purchase price for the Founding Companies, repayment of indebtedness of Merrimac assumed by UniCapital in the Merrimac Merger and indebtedness of Jacom incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, and payment of the expenses of the Offering. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. The Company may be unable to obtain additional financing on favorable terms, if at all. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of

Proceeds" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES

     A key element of the Company's business strategy is to improve the profitability of the Founding Companies and any subsequently acquired businesses. The Company's ability to improve profitability will be affected by various factors, including the Company's cost of, and ability to obtain, capital, the Company's ability to achieve operating efficiencies, the level of continued demand by businesses for lease financing, the Company's ability to expand the range of products and services that it offers and the Company's ability to enter new markets successfully. Many of these factors are beyond the control of the Company, and the Company's strategies may not be successful or the Company may be unable to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to operate on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. In addition, the Founding Companies are operating with management, sales and support personnel that may be insufficient to support growth in their respective businesses without significant central oversight and coordination. The loss of the services of any such personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. If proper overall business controls are not implemented, the Company's decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and subsequently acquired businesses, which could materially and adversely affect the Company's overall profitability, and ultimately its business, financial condition and results of operations. See "Business -- Strategy."

DEPENDENCE ON SECURITIZATION TRANSACTIONS

     The Company intends to sell a significant portion of the equipment leases that it acquires and originates through the issuance of securities backed by such leases in securitization transactions or through other structured finance products. In a securitization transaction, the Company sells and transfers a pool of leases to a wholly-owned, special purpose subsidiary of the Company. The special purpose subsidiary simultaneously sells and transfers an interest in the leases to a trust, which issues beneficial interests in the leases in the form of senior and subordinated securities and sells such securities through public offerings and private placement transactions.

     The Company anticipates that it will utilize securitizations for refinancing of amounts outstanding under its warehouse loan facilities. Several factors will affect the Company's ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset-backed securities markets, the credit quality of the Company's lease portfolio, compliance of the Company's leases with the eligibility requirements established in connection with the securitizations, the Company's ability to obtain third-party credit enhancement, the ability of the Company to service adequately its lease portfolio and the absence of any material downgrading or withdrawal of ratings given to securities previously issued in the Company's securitizations. Any substantial reduction in the availability of the securitization market for the Company's leases or any adverse change in the terms of such securitizations could have a material adverse effect on the Company's business, financial condition and results of operations.

ABILITY TO SUSTAIN INCREASING VOLUME OF RECEIVABLES

     The Company's ability to sustain continued growth is dependent on its capacity to attract, evaluate, finance and service increasing volumes of leases of suitable yield and credit quality. Accomplishing this on a cost-effective basis is largely a function of the Company's ability to market its products effectively, to manage the credit evaluation process to assure adequate portfolio quality, to provide competent, attentive and efficient servicing, and to maintain access to institutional financing sources to achieve an acceptable cost of funds for its financing programs. Any failure by the Company to market its products effectively, to maintain its portfolio quality, to service its leases effectively or to obtain institutional financing at reasonable rates would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations --

Liquidity and Capital Resources," "Business -- Credit and Collection Policies and Procedures" and "Business -- Servicing, Collection and Administration."

NEED FOR ADDITIONAL CAPITAL

     The Company anticipates that it will fund the majority of the leases that it originates or acquires through warehouse loan facilities; currently, such facilities are only in place at certain of the individual Founding Companies, with no such facility in place at the Company-wide level. The Company is seeking to obtain a commitment from one or more commercial banks for a Company-wide warehouse facility, but no such commitment may be obtained, and even if obtained no such facility may ever be provided. The failure of the Company to obtain a warehouse loan facility on terms acceptable to the Company, or the failure to gain an increase or a renewal of any such facility once obtained, could have a material adverse effect on the Company's business, financial condition and results of operations. If the terms of the Company's warehouse facilities or the structure of its securitization transactions are not appropriate in light of future market conditions, then the Company may require additional capital to fund its operations. The Company also may require additional capital to finance future acquisitions. No such additional capital may be available, or if available such additional capital may not be provided on terms acceptable to the Company. The failure to obtain such additional capital when, as and if needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Related to Acquisition Financing."

INTEREST RATE RISKS

     The Company's profitability is determined in part by the difference between the Company's cost of funds and the yield obtained by the Company on its leases. Leases underwritten by the Company generally are non-cancelable and require payments to be made by the lessee for specified terms at fixed rates based on interest rates prevailing in the market at the time the lease is approved. Until the Company sells or securitizes the leases, the Company generally funds such leases under warehouse loan facilities or from working capital. Should the Company be unable to sell or securitize leases with fixed rates within a reasonable period of time after funding, the Company's operating margins could be adversely affected by any increase in interest rates. Moreover, increases in interest rates which cause the Company to raise the implicit rate charged to its customers could cause a reduction in demand for the Company's lease funding. The Company may undertake to hedge against the risk of interest rate increases, based on the size of its equipment lease portfolio. Such hedging activities would limit the Company's ability to participate in the benefits of lower interest rates with respect to the hedged portfolio of leases. In addition, the Company's hedging activities may not protect it from interest rate-related risks in all interest rate environments. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON CREDITWORTHINESS OF LESSEES

     The Company acquires and originates equipment leases with a wide range of purchase prices, many of which involve small and mid-size commercial businesses located throughout the United States, or large cyclical businesses such as airlines with operations in different regions around the world. Small business leases and leases with highly cyclical businesses generally entail a greater risk of non-performance and higher delinquencies and losses than leases entered into with larger, more creditworthy lessees or lessees in less cyclical businesses. The failure of the Company's lessees to comply with the terms of their leases will result in the inability of such leases to qualify to serve as collateral under the Company's warehouse facilities and securitization programs and may have a material adverse effect on the Company's liquidity. Additionally, delinquencies and defaults experienced in excess of levels estimated by management in determining the Company's allowance for credit losses could have a material adverse effect on the Company's ability to obtain financing and effect securitization transactions which may, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources."

RISK OF ECONOMIC DOWNTURN

     An economic downturn could result in a decline in the demand for some of the types of equipment which the Company finances, which could lead to a decline in originations of leases. Such a downturn could also adversely affect the Company's ability to obtain capital to fund lease originations or to complete securitizations. In addition, such a downturn could result in an increase in delinquencies and defaults by lessees, which could have an adverse effect on the Company's revenues as well as on its ability to sell or securitize leases. Moreover, an economic downturn, either generally or within a specific industry, could have a material adverse effect on the value of the equipment underlying the leases, which could in turn affect the Company's ability to realize its residual interest in such equipment. These results could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company could experience fluctuations in quarterly operating results due to a number of factors including, among others, the completion of a securitization transaction in a particular calendar quarter (or the failure to complete such a securitization transaction) and the interest rates on the securities issued in connection with its securitization transactions, variations in the volume of leases originated by the Company, differences between the Company's cost of funds and the average implicit yield to the Company on its leases prior to being securitized, the effectiveness of the Company's hedging strategy, the degree to which the Company encounters competition in its markets and general economic conditions. In addition, certain of the Founding Companies, particularly those engaged in the lease and sale of aircraft, may experience significant fluctuations due to the timing of sales of aircraft. As a result of these fluctuations and the significant impact that the timing of any securitization transactions may have on the Company's results of operations, results for any one quarter should not be relied upon as being indicative of performance in future quarters. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."

COMPETITION

     The business of financing equipment is highly competitive. The Company competes for customers with a number of national, regional and local equipment leasing and finance companies. In addition, the Company's competitors include those equipment manufacturers that finance the sale or lease of their products themselves and other traditional types of financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing and operational resources than the Company. The Company's competitors and potential competitors include larger, more established companies which may have a lower cost of funds than the Company and access to capital markets and to other funding sources which may be unavailable to the Company. See "Business -- Competition."

RESIDUAL VALUE RISK

     The Company retains a residual interest in the equipment covered by certain of its leases. The estimated fair market value of the equipment at the end of the contract term of the lease, if any, is reflected as an asset on the Company's balance sheet. The Company's results of operations depend, to some degree, upon its ability to realize such residual value. Realization of residual values depends on many factors, several of which are not within the Company's control, including general market conditions at the time of expiration of the lease, whether there has been unusual wear and tear on, or use of, the equipment, the cost of comparable new equipment, the extent, if any, to which the equipment has become technologically or economically obsolete during the contract term and the effects of any additional or amended government regulations. If, upon the expiration of a lease, the Company sells the underlying equipment and the amount realized is less than the recorded value of the residual interest in such equipment, a loss reflecting the difference will be recognized. Any failure by the Company to realize aggregate recorded residual values could have a material adverse effect on its financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" and "Business -- Residual Interests in Equipment."

RISKS OF YEAR 2000 NONCOMPLIANCE

     The inability of UniCapital's or the Founding Companies' computer systems to accept, store, interpret or display dates for the year 2000 and beyond could materially impair the ability of the Company to originate, service and sell leases. In addition, the Company utilizes in its internal operations a number of computer software programs, including programs used to manage the Company's financial and accounting functions as well as in the Company's sales and marketing activities. The inability of such programs to interpret properly date data for the year 2000 and beyond could have a material adverse effect on the Company's operations. Failure by the Company to identify a year 2000 problem in its software products or in any software program used in its operations could require modification or replacement of such software. PFSC, a lease portfolio servicing business and one of the Founding Companies, presently has computer systems which do not interpret properly date data for the year 2000 and beyond. PFSC has contracted with a consultant to modify its systems to interpret properly date data and the modification is expected to be completed by mid-1998. Even if all such problems are identified, resolution of these problems could require significant expenditures and might not be achievable in a timely manner. As a result, any such year 2000 problem affecting any software programs used in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

AMORTIZATION OF INTANGIBLE ASSETS

     Approximately $     million, or   %, of the Company's pro forma total
assets as of December 31, 1997, after giving effect to the Offering, consists of goodwill arising from the acquisitions of the Founding Companies. Goodwill is an intangible asset that represents the difference between the aggregate purchase price for the net assets acquired and the amount of such purchase price allocated to such assets for purposes of the Company's pro forma balance sheets. The Company is required to amortize the goodwill from the Mergers (including goodwill associated with the payment of any earn-out consideration) over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. The amount amortized, however, will not give rise to a deduction for tax purposes. In addition, the Company will be required to amortize the goodwill from any future acquisitions for which the purchase method of accounting is used. A reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of the Company's Common Stock.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the efforts and abilities of Robert New, its co-founder, Chairman and Chief Executive Officer, Jonathan J. Ledecky, its co-founder and Non-Executive Chairman of the Board, the Company's other executive officers and, due to the Company's decentralized operating strategy, senior management and sales personnel of the Founding Companies. The Company likely will depend upon the senior management of any significant business it acquires in the future. If the Company loses the services of one or more of these key employees before the Company is able to attract and retain qualified replacement personnel, the Company's business could be adversely affected. The Company does not intend to maintain policies of "key man" life insurance on the lives of its key personnel. See "Management."

CONFLICTS OF INTEREST

     Bruce E. Kropschot, who serves as the Company's Vice Chairman -- Mergers & Acquisitions, was founder and President of Kropschot Financial Services ("KFS"), a merger and acquisition advisor to equipment leasing companies, through December 1997. KFS has provided financial advisory services to three of the Founding Companies in connection with the Mergers, for which it will receive fees. See "Certain Relationships and Related Party Transactions -- Financial Advisory Service Fees." In connection with his employment with UniCapital, Mr. Kropschot reached agreement with the two managing directors of KFS pursuant to which Mr. Kropschot has redeemed his entire equity interest in KFS in exchange for a note payable by the parent company of KFS. Since KFS is a prominent merger and acquisition advisor to equipment leasing companies, it is likely that KFS will be an advisor to future candidates to be acquired by the Company.

     Jonathan J. Ledecky, who serves as the Non-Executive Chairman of the Board of the Company, is a director of Consolidation Capital Corporation, a company formed by Mr. Ledecky to pursue consolidation opportunities in a variety of industries. Vincent Eades, a director of the Company, is also a director of Consolidation Capital Corporation. As a director of the Company and Consolidation Capital Corporation, Mr. Ledecky and Mr. Eades each owes a duty of loyalty and a duty of care under Delaware law to both companies. These duties obligate each such individual to present certain business opportunities to the company to which he owes the duties before pursuing such opportunities himself. Mr. Ledecky and Mr. Eades may thus have conflicts of interest in determining to which of these entities, if any, a particular relevant business opportunity should be presented. In addition, Mr. Ledecky and John A. Quelch, each of whom is a director of both the Company and U.S. Office Products Company, may each face similar conflicts of interest between and or among their respective potentially conflicting duties and obligations.

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDERS

     After the consummation of the Offering, the Company's executive officers, directors and five-percent stockholders will own beneficially an aggregate of
approximately      % of the outstanding shares of Common Stock
(approximately     % if the U.S. Underwriters' over-allotment option is
exercised in full). The Company's officers, directors and five-percent stockholders if acting together may be able to control the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have      shares of
Common Stock outstanding, based upon the number of shares outstanding as of
February 18, 1998. The      shares sold in the Offering will be freely tradeable
without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to resale
limitations of Rule 144. All of the remaining      outstanding shares of Common
Stock will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Further, upon consummation
of the Offering,      shares of Common Stock will be issuable upon the exercise
of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share. The Company intends to file a registration statement on Form S-8 with respect to the shares of Common Stock issuable upon exercise of such options, and a "shelf" registration statement with respect to shares of Common Stock that may be issued in connection with possible future acquisition transactions, as soon as practicable after the consummation of the Offering.

     Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. See "Underwriters."

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the Underwriters based on the factors described under "Underwriters." The price at which the Common Stock will trade in the public market after the Offering may be less than the initial public offering price. In addition, the trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions, adverse developments that affect the industry in which the Company conducts business (such as interest rate variations) and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the stock market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets. See "Underwriters."

DILUTION TO NEW INVESTORS

     After giving effect to the Mergers, purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma as
adjusted net tangible book value of their shares in the amount of $     per
share. See "Dilution." If the Company issues additional Common Stock in the future, including shares which may be issued pursuant to earn-out arrangements, option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

CERTAIN ANTITAKEOVER PROVISIONS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Pursuant to the Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes of directors elected for staggered three-year terms. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. See "Description of Capital Stock -- Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors of the Company may issue shares of Preferred Stock of the Company, without stockholder approval, on such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Moreover, although the ability to issue Preferred Stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuances may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, stock of the Company. The Company has no current plans to issue any shares of Preferred Stock. See "Description of Capital Stock -- Preferred Stock."

                            FORMATION OF THE COMPANY

UNICAPITAL

     UniCapital was incorporated in Delaware in October 1997 as a holding company to acquire and operate equipment leasing and specialty finance businesses serving the commercial market. As of February 18, 1998, UniCapital had issued 6,798,750 shares of Common Stock for cash or notes to its co-founders, management and certain other investors, including 2,115,000 shares to Robert New, its co-founder, Chairman and Chief Executive Officer, 200,000 shares to Theodore J. Rogenski, Chief Operating Officer, 470,000 shares to Bruce
E. Kropschot, Vice Chairman -- Mergers & Acquisitions, 412,500 shares to Martin Kalb, Executive Vice President and General Counsel, or to entities over which Mr. Kalb has control, 190,000 shares to Jonathan New, Chief Financial Officer, 315,000 shares to Steven E. Hirsch, Executive Vice President -- Structured Finance, and 2,115,000 shares to Jonathan J. Ledecky, its co-founder and Non-Executive Chairman of the Board. Subsequent to the Mergers and the Offering, the co-founders of UniCapital will own beneficially in the aggregate
approximately    % of the outstanding Common Stock of the Company. See "Certain
Relationships and Related Party Transactions -- Organization of UniCapital."

THE MERGERS

     Simultaneously with and as a condition to the consummation of the Offering, UniCapital will acquire in 12 separate transactions all of the issued and outstanding capital stock and partnership interests of each of the Founding
Companies for an aggregate consideration of $     million, which consists of:
(i) $331.6 million in cash to be paid to the stockholders of the Founding Companies; and (ii) the $ million estimated fair value of 13,334,064 shares of Common Stock to be issued to the stockholders of the Founding Companies. In addition, the Company may make additional payments to the stockholders of the Founding Companies (other than PFSC), in cash and Common Stock, based upon increases in the adjusted pre-tax income of the Founding Companies for the years ended December 31, 1998 and 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, also for the year ended December 31, 2000). In addition, the Company will repay indebtedness of Jacom totaling $32.3 million incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger and indebtedness of Merrimac totaling $2.8 million assumed in the Merrimac Merger. Following the consummation of the Mergers, the aggregate indebtedness of the Company will include the debt of the Founding Companies which, as of December 31, 1997, was approximately $426.7 million. The purchase price for each Founding Company was determined based on negotiations between UniCapital and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies. With the exception of the consideration to be paid to the stockholders of each of the Founding Companies, including the earn-out arrangements, the acquisition of each Founding Company is subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company is subject. The following table contains information concerning the aggregate cash to be paid and Common Stock to be issued in connection with the Mergers:

                                              SHARES OF       VALUE OF SHARES         TOTAL
       FOUNDING COMPANY            CASH      COMMON STOCK     OF COMMON STOCK     CONSIDERATION
------------------------------    ------     ------------     ---------------     -------------
                                                      (DOLLARS IN MILLIONS)
American Capital..............    $ 20.4       1,071,053          $                  $
Boulder.......................       7.1         371,053
Cauff Lippman.................      48.0       1,684,210
Jacom.........................     128.0(1)    3,368,368
Keystone......................      27.9       1,468,421
Matrix........................      19.4       1,035,811
Merrimac......................        --(2)      178,750
MCMG..........................       7.0         370,657
NSJ...........................      16.0         561,979
PFSC..........................        --         184,210
Varilease.....................      36.8       1,934,368
Walden........................      21.0       1,105,184
                                   -----      ----------            -----              -----
  Total.......................    $331.6      13,334,064          $                  $
                                   =====      ==========            =====              =====

---------------
(1) Does not include $32.3 million of indebtedness incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, which indebtedness will be repaid by the Company upon consummation of the Jacom Merger from a portion of the net proceeds of the Offering.

(2) Does not include $2.8 million in indebtedness assumed by the Company in the Merrimac Merger, which indebtedness will be repaid by the Company upon consummation of the Merrimac Merger from a portion of the net proceeds of the Offering.

     The consummation of each Merger Agreement is contingent upon the consummation of the Offering and the satisfaction of customary closing conditions. The Merger Agreements provide that options to purchase a number of shares of Common Stock, equal to 6.25% of the Merger consideration received (which includes the cash and Common Stock portion of the Merger consideration), based on the initial public offering price, shall be made available to employees of the Founding Companies. The options will have an exercise price equal to the initial public offering price per share, with respect to options granted as of the consummation of the Offering, and the fair market value as of the date of grant, with respect to options granted thereafter, and will vest ratably over a four-year period, beginning on the anniversary of the date of the grant. The Merger Agreements further provide that the stockholders of the Founding Companies will indemnify UniCapital from certain liabilities that may arise in connection with the Mergers. A portion of the consideration payable to the stockholders of each of the Founding Companies will be escrowed for a period of twelve months from the consummation of the Offering, as security for the stockholders' indemnification obligations. The Merger Agreements provide that the stockholders of the Founding Companies covenant not to compete with the Company and its affiliates for a period of two years from the date of the Merger. Each of the Merger Agreements provides that UniCapital and certain key employees of each of the Founding Companies will enter into employment agreements. The following summaries of the Merger Agreements are qualified in their entirety by reference to the complete texts of the Merger Agreements, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part and are incorporated herein by reference.

  AMERICAN CAPITAL

     UniCapital will acquire all of the outstanding stock of American Capital for: (i) $20.4 million in cash and (ii) 1,071,053 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in American Capital's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in American Capital's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31,
1997). Each of Michael Pandolfelli, the President of American Capital, and Gerald P.

Ennella, the Executive Vice President of American Capital, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the American Capital business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  BOULDER

     UniCapital will acquire all of the outstanding stock of Boulder for: (i) $7.1 million in cash and (ii) 371,053 shares of Common Stock; provided, that for every $1.00 by which the adjusted pre-tax income of Boulder for the year ended December 31, 1998 is less than the adjusted pre-tax income for the year ended December 31, 1997, the stockholders of Boulder will repay to UniCapital $6.00, in Common Stock valued at the initial public offering price per share, up to a maximum of $3.6 million. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Boulder's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997; and (ii) 50% of any increase in Boulder's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). In addition, as part of the Boulder Merger, UniCapital will acquire Boulder's interest in certain new vendor programs and a real estate joint venture and will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) the pre-tax income of Boulder attributable to such new vendor programs and Boulder's interest in the real estate joint venture for each of the years ending December 31, 1998, 1999 and 2000 and (ii) three times Boulder's interest in the average pre-tax income of the real estate joint venture for the years ending December 31, 1998, 1999 and 2000. Roy Burger, the President of Boulder, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Boulder business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  CAUFF LIPPMAN

     UniCapital will acquire all of the outstanding stock of Cauff Lippman for:
(i) $48.0 million in cash and (ii) 1,684,210 shares of Common Stock. In addition, UniCapital will pay additional consideration, 60% in cash and 40% in Common Stock, of up to $40.0 million based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (defined as Cauff Lippman and NSJ for the period from January 1, 1998 through the date of consummation of the Mergers, and thereafter as Cauff Lippman, NSJ and other operating subsidiaries of the Company that conduct the business conducted by Cauff Lippman and NSJ prior to the consummation of the Mergers) for the years ended December 31, 1998, 1999 and 2000. The Merger Agreement provides for such additional consideration to be paid in three possible payments: (i) $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 exceeds $19.0 million; (ii) an additional $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and
(iii) a third $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses (i) and (ii) is less than $26.7 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $40.0 million minus the amounts paid under clauses (i) and (ii). Stuart Cauff, the President of Cauff Lippman will become the President and CEO of UniCapital's Big Ticket Leasing Division and will enter into a three-year employment agreement with the Company and a subsidiary of the Company that will operate the Cauff Lippman business after the Merger and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions). Wayne Lippman, the Vice-President of Cauff Lippman will become the Executive Vice President of UniCapital's Big Ticket Leasing Division and will enter into a three-year employment agreement with the Company and a subsidiary of the Company that will operate the Cauff Lippman business after the Merger and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions). The employment agreements of Messrs. Cauff and Lippman provide that for each $30.0 million in cumulative adjusted pre-tax income of the Big Ticket Leasing Division during the period beginning January 1, 1998 and ending December 31, 2001, each of Messrs. Cauff and Lippman will be granted options to purchase 125,000 shares of Common Stock, up to a maximum of 500,000 shares to each. Such options will be granted at the fair market value on the date of grant of each installment, if any, and will be immediately exercisable.

     In addition to Cauff Lippman, Messrs. Cauff and Lippman are involved in other entities with interests in the aircraft leasing business which are not part of Cauff Lippman and are not being acquired in the Merger. In connection with the Merger Agreement, however, Messrs. Cauff and Lippman have granted the Company the option to purchase their interests in some or all of such entities, for the following purchase prices: (i) Jumbo Jet Leasing LP and Jumbo Jet,
Inc. -- $1.0 million: (ii) CL Aircraft Marketing LP and CL Aircraft Marketing, Inc. -- $4.0 million; (iii) Twin Jet Leasing, Inc and Aircraft 49402,
Inc. -- $100,000; and (iv) CL Aircraft XXV, Inc. -- $100,000. An additional option may be granted to acquire Aircraft 46941, Inc. for a nominal purchase price, if such entity is not a subsidiary of Cauff Lippman upon consummation of the Merger. Each option is exercisable until the date that is twelve months after the consummation of the Offering. Certain third party lenders which are participants in some of these entities, must consent to the transfer of any equity interest in such entities. Such consents may not be obtained. In addition, under the terms of their agreement with Chase Manhattan Bank, Messrs. Cauff and Lippman and any entities controlled by them will be prohibited from engaging in any transaction involving Boeing 747-100 and -200 series aircraft without the approval of Chase Manhattan Bank.

  JACOM

     UniCapital will acquire all of the outstanding stock of Jacom for: (i) $128.0 million in cash and (ii) 3,368,368 shares of Common Stock. Immediately prior to the Merger, Jacom will make a dividend to its stockholder in the amount of $32.3 million. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Jacom's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Jacom's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31,
1997). John Alfano, the President of Jacom, will become the Company's National Marketing Director and will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Jacom business after the Merger and a two-year, post-employment covenant not to compete with the Company. In addition, the Company will enter into a consulting agreement with a corporation, the sole stockholder of which is Robert Seaman, pursuant to which Mr. Seaman's corporation will continue to provide such consulting services to Jacom as it currently provides, and will render additional consulting services to the Company in pursuing merger and acquisition activities and strategic alliances.

  KEYSTONE

     UniCapital will acquire all of the outstanding stock of Keystone for: (i) $27.9 million in cash and (ii) 1,468,421 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Keystone's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Keystone's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Alan Kaufman and Edgar Lee, the President and Executive Vice President of Keystone, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Keystone business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  MATRIX

     UniCapital will acquire all of the outstanding stock of Matrix for: (i) $19.4 million in cash and (ii) 1,035,811 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in

Common Stock, equal to (i) 50% of any increase in Matrix's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Matrix's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Prior to the consummation of the Merger, Matrix will distribute approximately $3.0 million to its stockholders, through a redemption of a portion of Matrix's outstanding stock. Each of Richard Emery, J. Robert Bonnemort and David A. DiCesaris, the President, Executive Vice President and Vice President -- Sales of Matrix, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Matrix business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  MERRIMAC

     UniCapital will acquire all of the partnership interests in Merrimac for 178,750 shares of Common Stock. In addition, UniCapital will satisfy $2.8 million in debt assumed in the Merrimac Merger. In addition, UniCapital will pay additional consideration in Common Stock equal to (i) 50% of any increase in Merrimac's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Merrimac's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Mark Cignoli, General Manager of Merrimac, and Daniel Shatz, Sales Manager, will each enter into a two-year employment agreement with the subsidiary of the Company that will operate the Merrimac business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  MCMG

     UniCapital will acquire all of the outstanding stock of MCMG for: (i) $7.0 million in cash and (ii) 370,657 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to
(i) 50% of any increase in MCMG's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in MCMG's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Fred R. Cornwall, Michael W. Harling and James E. Craft, the President, Executive Vice President and Senior Vice President of MCMG, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the MCMG business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  NSJ

     UniCapital will acquire all of the outstanding stock of NSJ for: (i) $16.0 million in cash and (ii) 561,979 shares of Common Stock. In addition, UniCapital will pay additional consideration, 60% in cash and 40% in Common Stock, of up to $13.5 million based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (as defined in the Cauff Lippman and NSJ Merger Agreements) for the years ended December 31, 1998, 1999 and 2000. The Merger Agreement provides for such additional consideration to be paid in three possible payments: (i) $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 exceeds $19.0 million; (ii) an additional $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and (iii) a third $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses
(i) and (ii) is less than $8.9 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $13.3 million minus the amounts paid under clauses (i) and (ii). Each of Jeptha Thornton, Samuel Thornton and Richard Giles, the President, Vice President and Executive Vice President and General Counsel of NSJ, respectively, will enter into a three-year employment agreement with the subsidiary of the Company that will operate the NSJ business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  PFSC

     UniCapital will acquire all of the partnership interests in PFSC for 184,210 shares of Common Stock. Each of Jerry Hudspeth and Chris Kane, the Managing Director and Vice President -- Information Technology of PFSC, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the PFSC business after the Merger and a two-year, post-employment covenant not to compete with the Company.

  VARILEASE

     UniCapital will acquire all of the outstanding stock of Varilease for: (i) $36.8 million in cash and (ii) 1,934,368 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Varilease's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Varilease's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Robert VanHellemont, the President of Varilease, and Gary Miller, the Chief Financial Officer of Varilease, will each enter into a two-year employment agreement with the subsidiary of the Company that will operate the Varilease business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     In connection with the Merger Agreement, Mr. VanHellemont has granted the Company an option to purchase his equity interest in two entities, Worldwide Maintenance Corp. ("Worldwide"), an entity that provides maintenance and related services for computer and related equipment and Summa Leasing, Inc. ("Summa"), a provider of vendor financing having total assets of approximately $1.0 million. The Company has the option to purchase Worldwide for $1,000,000 plus the amount, if any, owed to Mr. VanHellemont by Worldwide. The option is exercisable until the date that is twelve months following the consummation of the Offering. The Company has the option to purchase Mr. VanHellemont's equity interest in Summa for an amount in cash equal to the fair market value of Mr. VanHellemont's equity interest, as agreed upon by the parties at the time of purchase. The option is exercisable until the date that is twenty-four months following the consummation of the Offering. The Company has made no determination as to whether it wishes to enter the businesses conducted by Worldwide and/or Summa.

  WALDEN

     UniCapital will acquire all of the outstanding stock of Walden for: (i) $21.0 million in cash and (ii) 1,105,184 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Walden's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Walden's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of David Burmon, Richard Albertelli and Robert Kopp, the President and Executive Vice Presidents, of Walden, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Walden business after the Merger and a two-year, post-employment covenant not to compete with the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting estimated underwriting discounts and other expenses of the Offering, all of which are payable by the Company, are estimated
to be approximately $     million (approximately $     million if the U.S.
Underwriters' over-allotment option is exercised in full), assuming an initial
public offering price of $     per share. The principal uses of such net
proceeds to the Company are described below. See "Formation of the Company -- The Mergers" and "Certain Relationships and Related Party Transactions -- The Mergers." The Company is currently negotiating to obtain a bank credit facility, which may replace some or all of the Founding Companies' existing credit facilities.

                                     USE                                            AMOUNT
------------------------------------------------------------------------------  --------------
Cash portion of purchase price for Founding Companies.........................  $331.6 million
Repayment of indebtedness.....................................................    35.1 million(1)
General corporate purposes, including possible acquisitions...................         million

---------------
(1) Consists of (i) $32.3 million of indebtedness of Jacom incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, and (ii) $2.8 million of indebtedness of Merrimac assumed in the Merrimac Merger, all of which indebtedness will be repaid by the Company upon consummation of the Offering.

     Pending application of the balance of the net proceeds for general corporate purposes, including possible acquisitions, the Company intends to invest the net proceeds of the Offering in short-term investment grade securities. With the exception of the Mergers, the Company is not currently involved in negotiations and has no current commitments or agreements with respect to any acquisitions.

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Company's Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at December 31, 1997, on a pro forma combined basis (i) to reflect the consummation of the Mergers and the issuance of 13,334,064 shares of Common Stock in connection therewith, and (ii) as adjusted to give effect to the sale of shares of Common Stock offered hereby at an assumed initial public
offering price of $     per share and the application of the estimated net
proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                 AS OF DECEMBER 31, 1997
                                                               ----------------------------
                                                               PRO FORMA
                                                               COMBINED      AS ADJUSTED(1)
                                                               ---------     --------------
                                                                      (IN THOUSANDS)
Total debt.................................................    $426,659        $  426,659
Stockholders' equity:
Common stock, $.001 par value per share, 100,000,000 shares
  authorized,             shares issued and outstanding pro
  forma,             shares issued and outstanding pro
  forma as adjusted........................................          20
Preferred stock, $.001 par value per share, 10,000,000
  shares authorized, 0 shares issued and outstanding.......          --                --
Additional paid-in capital.................................     230,673
Stock subscription notes receivable........................        (129)             (129)
Retained earnings..........................................      (1,528)           (1,528)
                                                               --------        ----------
Total stockholders' equity.................................     229,036
                                                               --------        ----------
Total capitalization.......................................    $655,695        $
                                                               ========        ==========

---------------

(1) Does not include: (i) shares which may be issued to the stockholders of the Founding Companies, other than PFSC, pursuant to earn-out arrangements to be calculated with reference to the performance of those Founding Companies through December 31, 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, through December 31, 2000); (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1998 Long-Term Incentive Plan, of which
    options to purchase             shares of Common Stock (including options to
    purchase 500,000 shares to be granted to Robert New, the Company's Chairman and Chief Executive Officer, and options to purchase 500,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors' Stock Plan, of which options to purchase 42,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iv) 500,000 shares reserved for issuance under the Company's 1997 Executive Non-Qualified Stock Option Plan, of which options to purchase 200,000 shares of Common Stock are outstanding under the Company's 1997 Executive Non-Qualified Stock Option Plan at an exercise price of $3.00 per share; and
    (v) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Formation of the Company -- The Mergers," "Management -- 1997 Executive Non-Qualified Stock Option Plan," "-- 1998 Long-Term Incentive Plan" "-- 1998 Non-Employee Directors' Stock Plan" and "-- 1998 Employee Stock Purchase Plan" and "Principal Stockholders."

                                    DILUTION

     After giving effect to the initial capitalization of UniCapital as if such capitalization had occurred on December 31, 1997, the Company had a pro forma net tangible book value deficit at December 31, 1997, of $248.8 million, or a
deficit of $       per share of Common Stock. Pro forma net tangible book value deficit per share is determined by dividing the pro forma net tangible book value deficit of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding. Adjusting for the Mergers and the sale by
the Company of the             shares of Common Stock offered hereby at an
assumed initial public offering price of $     per share, and the application of
the estimated proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company, as adjusted, at December 31, 1997
would have been $     million, or $     per share. This amount represents an
immediate dilution to new investors of $
per share and an immediate increase in pro forma as adjusted net tangible book
value per share to existing stockholders of $     per share. The following table
illustrates this per share dilution to new investors:

Assumed initial public offering price per share...................                   $
  Pro forma net tangible book value deficit per share after
     initial capitalization.......................................   $
  Increase in net tangible book value per share resulting from the
     Mergers and the Offering.....................................
                                                                      -------
Pro forma as adjusted net tangible book value per share after the
  Mergers and the Offering........................................
                                                                                     ------
Pro forma as adjusted dilution to new investors (1)...............                   $
                                                                                     ======

---------------

(1) Determined by subtracting the pro forma as adjusted net tangible book value per share after the Offering from the assumed initial public offering price per share.

     The following table sets forth at December 31, 1997, after giving effect to the Mergers and the sale of the Common Stock offered by the Company in the
Offering: (i) the number of shares of Common Stock purchased by existing stockholders from the Company and the total consideration (including the fair value of the shares of Common Stock issued to the stockholders of the Founding Companies) and the average price per share paid to the Company for such shares;
(ii) the number of shares of Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and (iii) the percentage of shares purchased from the Company by existing stockholders and the new investors and the percentages of consideration paid to the Company for such shares by existing stockholders and new investors.

                                       SHARES PURCHASED           TOTAL CONSIDERATION
                                    ----------------------     -------------------------    AVERAGE PRICE
                                      NUMBER       PERCENT        AMOUNT         PERCENT      PER SHARE
                                    ----------     -------     -------------     -------    -------------
Existing stockholders(1)..........  20,132,814           %     $ 239,617,000           %       $ 11.90
New investors.....................                       %                             %       $
                                    ----------      -----       ------------      -----
  Total...........................                  100.0%     $                  100.0%
                                    ==========      =====       ============      =====

---------------

(1) Does not include: (i) shares which may be issued to the stockholders of the Founding Companies, other than PFSC, pursuant to earn-out arrangements to be calculated with reference to the performance of those Founding Companies through December 31, 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, through December 31, 2000); (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1998 Long-Term Incentive Plan, of which
    options to purchase             shares of Common Stock (including options to
    purchase 500,000 shares to be granted to Robert New, the Company's Chairman and Chief Executive Officer, and options to purchase 500,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors' Stock Plan, of which options to purchase 42,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iv) 500,000 shares reserved for issuance under the Company's 1997 Executive Non-Qualified Stock Option Plan, of which options to purchase 200,000 shares of Common Stock are outstanding at an exercise price of $3.00 per share; and (v) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Formation of the Company -- The Mergers," "Management -- 1997 Executive Non-Qualified Stock Option Plan," "-- 1998 Long-Term Incentive Plan," "--1998 Non-Employee Directors' Stock Plan" and "-- 1998 Employee Stock Purchase Plan" and "Principal Stockholders."

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

     UniCapital was established in October 1997 and will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, UniCapital has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The summary pro forma data are not necessarily indicative of operating results or the financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The summary pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that, subsequent to the Mergers, it will realize savings from the combination of functions such as accounting and finance, treasury, insurance, employee benefits, strategic marketing and legal support at the corporate level. However, these savings cannot be quantified or reasonably estimated and therefore have not been included in the Unaudited Pro Forma Combined Financial Statements.

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
STATEMENT OF OPERATIONS DATA (1):
Finance income from direct financing and sales-type leases......................   $   48,882
Rental income from operating leases.............................................       55,432
Sales of equipment..............................................................       93,052
Gain on sale of leases..........................................................       14,515
Fees, commissions and remarketing income........................................       20,273
Interest and other income.......................................................        6,295
                                                                                   ----------
     Total revenues.............................................................      238,449
                                                                                   ----------
Cost of operating leases........................................................       32,820
Cost of equipment sold..........................................................       72,854
Interest expense................................................................       36,334
Selling, general and administrative expense (2).................................       45,478
Goodwill amortization (3).......................................................       12,384
                                                                                   ----------
     Total expenses.............................................................      199,870
Income from operations..........................................................       38,579
Equity in income from minority owned affiliates.................................        4,215
                                                                                   ----------
Income before income taxes and extraordinary item...............................       42,794
Provision for income taxes (4)..................................................       19,876
                                                                                   ----------
Net income before extraordinary item............................................   $   22,918
                                                                                   ==========
Net income per share before extraordinary item (basic and diluted)..............   $
                                                                                   ==========
Shares used in computing pro forma net income per share before extraordinary item (5)......................................................................

                                                                    AS OF DECEMBER 31, 1997
                                                                   -------------------------
                                                                   PRO FORMA          AS
                                                                    COMBINED      ADJUSTED(7)
                                                                   ----------     ----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA (6):
Cash and marketable securities...................................  $   18,646     $  133,040
Total assets.....................................................   1,113,934      1,227,755
Debt.............................................................     426,659        426,659
Stockholders' equity.............................................     229,036

---------------

 (1) Assumes that the Mergers and the Offering were consummated on January 1, 1997.

 (2) Reflects an aggregate of approximately (i) $14.5 million in Compensation Differential, offset by assumed public company costs, primarily increased salaries and professional fees at UniCapital, of approximately $4.8 million.

 (3) Consists of amortization of the $     million of goodwill to be recorded as
     a result of the Mergers over a 15 to 40 year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (4) Assumes that all income is subject to a corporate income tax rate of 38% and that all goodwill is non-deductible for tax purposes.

 (5) Includes (i) 13,334,064 shares to be issued to stockholders of the Founding Companies, (ii) 6,798,750 shares issued to the founders and initial
     investors in UniCapital and (iii)             of the             shares
     sold in the Offering to pay the cash portion of the purchase price for the Founding Companies, to repay indebtedness of Merrimac assumed by UniCapital in the Merrimac Merger and indebtedness of Jacom incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, and to pay certain expenses of the Offering.

 (6) Assumes that the Mergers were consummated on December 31, 1997.

 (7) Adjusted to reflect the sale of the             shares of Common Stock
     offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
                    CONDITION AND PRO FORMA RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Unaudited Pro Forma Financial Statements and the related notes thereto and the historical financial statements of UniCapital and the Founding Companies and the related notes appearing elsewhere in this Prospectus.

GENERAL

     UniCapital was founded in October 1997 to create a national consolidator and operator of equipment leasing and specialty finance businesses serving the commercial market. Upon consummation of the Mergers, the Company, through the Founding Companies, will originate, acquire, sell and service equipment leases and arrange structured financings in the computer and telecommunications equipment, large ticket and structured finance, middle market and small ticket areas of the equipment leasing industry. In addition, one of the Founding Companies will provide lease administration and processing services for certain of the leases originated by the Founding Companies, as well as for any securitizations undertaken by the Company. The Founding Companies' leases and structured financing arrangements cover a broad range of equipment, including aircraft, computer and telecommunications equipment, construction and manufacturing equipment, office equipment, trucks, printing equipment, car washes and petroleum retail equipment and vending machines. The Company will fund the acquisition or origination of its leases through warehouse credit facilities or through recourse or non-recourse financing and will retain the leases for its own account or sell the leases to third parties. The Company intends to sell certain of its lease receivables in the public and private markets through a securitization program. For the year ended December 31, 1997, the Company had pro forma combined direct financing and sales-type lease originations of over $400.0 million, pro forma combined income from operations of $38.6 million, and pro forma combined net income before extraordinary item of $22.9 million.

     The Company, which has conducted no operations to date, has entered into agreements to acquire the Founding Companies simultaneously with the consummation of the Offering. The Company intends to integrate these businesses, their operations and their administrative functions over a period of time. Such integration may present opportunities to reduce costs through the elimination of duplicate functions and through economies of scale, and may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration, employee relocation and severance and facilities expansion. These various costs and possible cost-savings make comparison of future operating results with historical operating results difficult.

     The Founding Companies have operated historically as independent, privately-owned entities, and their results of operations reflect varying tax structures, including both S and C Corporations, which have influenced the historical level of owners' compensation. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders totaling $14.7 million, $15.7 million and $18.2 million for the years ended December 31, 1995, 1996 and 1997, respectively. As a result of varying tax structures and practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult. Upon consummation of the Mergers, certain employee-stockholders of the Founding Companies will enter into employment agreements and the aggregate compensation paid to the management of the Founding Companies will be reduced. This Compensation Differential has been reflected in the Unaudited Pro Forma Combined Statement of Operations.

     The Company derives the majority of its revenue from lease payments on leases originated and held by the Company, gains on sale of leases and sales of equipment subject to leases. In addition, the Company derives revenue from sales of equipment off-lease and the sale of new equipment, as well as from servicing fees, late charges and administrative fees. In addition, the Company receives remarketing fees for the sale of off-lease equipment on behalf of equity investors in leases originated by the Company and may obtain a premium for sales prices in excess of an agreed-upon amount.

     The Company expects to fund the majority of the leases that it originates through credit facilities. The Company anticipates that a significant portion of its future leases will be sold to third parties or refinanced through a securitization program or other structured finance products. Should the Company be unable to sell or securitize leases with fixed rates within a reasonable period of time after funding, the Company's operating margins could be adversely affected by any increase in interest rates. Moreover, increases in interest rates which cause the Company to raise the implicit rate charged to its customers could cause a reduction in demand for the Company's lease products.

     The leases acquired or originated by the Company generally are noncancelable for a specified term during which the Company generally receives scheduled payments sufficient, in the aggregate, to cover the Company's borrowing costs and, when aggregated with the residual, the costs of the underlying equipment. The noncancelable term of each lease is equal to or less than the equipment's estimated economic life. Initial terms of the leases in the Company's portfolio, on a pro forma basis, generally range from 12 to 84 months. Certain of the leases acquired or originated by the Company carry a $1.00 buy-out provision upon maturity of the lease.

     The Company's leases are collateralized by the equipment leased as well as, in some cases, a personal guarantee provided by a principal of the lessee. The Company manages credit risk through diversifying its business customer base, geographic location of lessees and the type of business equipment leased. The Company believes that prepayment and charge-off risks are mitigated by the noncancelable, full payout structure of the majority of its leases which cover equipment used in business operations.

CERTAIN ACCOUNTING CONSIDERATIONS

     Direct Financing Leases. A significant portion of the Company's leases are "direct financing" leases, which transfer substantially all of the benefits and risks of equipment ownership to the lessee. A lease is classified as a direct financing lease if the collection of the minimum lease payments is reasonably predictable, no significant uncertainties exist relating to unreimbursable costs yet to be incurred by the lessor under the lease and the lease meets one of the following criteria: (i) ownership of the property is transferred to the lessee at the end of the lease term; (ii) the lease contains a bargain purchase option;
(iii) the term of the lease is at least equal to 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair value of the leased equipment at the inception of the lease. With respect to its direct financing leases, the Company records total lease rentals receivable, estimated unguaranteed residual value and initial direct costs (which are those costs, including sales commissions, incurred in connection with consummating the lease) as the gross investment in the lease. The difference between the gross investment in the lease and the cost of the leased equipment is defined as "unearned income." Finance income is recognized over the term of the lease by amortizing the unearned income using the interest method.

     Sales-Type Leases. Sales-type leases, like direct financing leases, transfer substantially all of the benefits and risks of equipment ownership to the lessee. However, sales-type leases include profit at lease inception to the extent the fair value of the equipment exceeds the Company's carrying value. Sales-type leases can arise in connection with new leases, or upon classification of lease renewals. A lease is classified as a sales-type lease if the collection of the minimum lease payments is reasonably predictable, no significant uncertainties exist relating to unreimbursable costs yet to be incurred by the lessor under the lease and the lease meets one of the following criteria: (i) ownership of the property is transferred to the lessee at the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the term of the lease is at least equal to 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair value of the leased equipment at the inception of the lease. With respect to its sales-type leases, the Company records total lease rentals receivable, estimated unguaranteed residual value as the gross investment in the lease. The difference between gross investment in the lease and the present value of the gross investment in the lease is defined as "unearned income." The present value of the minimum lease payments computed at the interest rate implicit in the lease shall be recorded as sales revenue. The cost of the equipment less the present value of the unguaranteed residual value, computed at the interest rate implicit in the lease, is reflected as the cost of sale. Finance income is recognized over the term of the lease by amortizing the unearned income using the interest method.

     Operating Leases. All lease contracts which do not meet the criteria of direct financing leases or sales-type leases are accounted for as operating leases. Monthly lease payments are recorded as income from operating leases. Leased equipment is recorded, at the Company's cost, as "Equipment under operating leases" and depreciated on a straight-line basis over the estimated life of the equipment. The residual value of an item of leased equipment is its estimated fair market value at the expiration of the lease. When equipment is sold, the net proceeds realized in excess of the carrying value are recorded as "Gain on sale of equipment;" if the net proceeds are less than the carrying value, the amount by which the carrying value exceeds the net proceeds is recorded as a loss.

     Gain on Sale. The Company also generates gain on sale income from the sale of leases to third party financing sources for cash. Gain on sale of leases is calculated as the difference between the proceeds received, net of related selling expenses, and the carrying amount of the related leases, adjusted for ongoing obligations of the Company, if any. In June 1996 the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 125 is effective for transactions occurring after December 31, 1996. Among other things, SFAS 125 requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on relative fair values at the date of transfer.

     Residual Interests. At the inception of a direct financing lease or a sales-type lease, the Company estimates a residual value based upon the expected net realizable value of the equipment at the end of the lease term. The residual value of equipment subject to operating lease is defined by the depreciable life and method adopted for the equipment. At the end of the initial term of a lease, the lease may be extended, the equipment may be sold to the lessee or the equipment may be sold or leased to another party. A gain or loss is recognized based upon the excess or deficiency of sale proceeds compared to the estimated residual value. The original estimate of the residual value is adjusted downward during the lease term if a decline in value is projected; however, accounting rules do not permit upward adjustments in residual estimates.

     The Company periodically evaluates the collectibility of its leases based on the level of recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors.

LIQUIDITY AND CAPITAL RESOURCES

     Approximately $331.6 million of the proceeds from the Offering will be used to fund the cash portion of the consideration to be paid in connection with the Mergers. As of December 31, 1997, the Company had cash and marketable securities of approximately $18.6 million on a pro forma basis before the Offering. The Company's business is capital intensive and requires access to substantial short-term and long-term credit to fund new equipment leases. The Founding Companies have funded their operations primarily through sales of leases and non-recourse or recourse borrowings. The Company will continue to require access to significant additional capital to maintain and expand its volume of leases funded, as well as to fund any future acquisitions of leasing and specialty finance companies.

     The Company's uses of cash include the origination of equipment leases, payment of interest expenses, repayment of borrowings under its warehouse facilities, operating and administrative expenses, income taxes and capital expenditures and may include payment of the cash portion of the earn-out arrangements with the stockholders of the Founding Companies (other than PFSC). On a pro forma basis, the Company generated positive cash flow from operations in 1997.

     The Company currently does not have any commitments to make significant capital expenditures in the next twelve months. The Company believes that funds generated from operations, together with the proceeds from the Offering and possible future sources of borrowings will be sufficient to finance its current operations and planned capital expenditure requirements at least through 1998. Although the Company is not currently involved in negotiations and has no current commitments or agreements with respect to any acquisitions (other than the Mergers), to the extent that the Company is successful in consummating acquisitions, it may be necessary to finance such acquisitions through the issuance of additional equity securities, incurrence of indebtedness or a combination of both.

HEDGING STRATEGY

     When the Company borrows funds, it is exposed to a certain degree of risk caused by interest rate fluctuations. Although the Company's equipment loans are generally structured and permanently funded on a fixed interest rate basis, the Company may initially fund the lease by borrowing on a floating rate basis. The Company anticipates that it will use hedging techniques to protect its interest rate margin during the period that floating rate funds are used. To manage its interest rate risk, the Company expects to use derivative financial instruments, such as forward rate agreements and Treasury locks and interest rate swaps, caps and collars. The Company's hedging techniques may not protect it from interest rate-related risks in all interest rate environments.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company could experience fluctuations in quarterly operating results due to a number of factors including, among others, the completion of a securitization transaction in a particular calendar quarter (or the failure to complete such a securitization transaction) and the interest rates on the securities issued in connection with its securitization transactions, variations in the volume of leases funded by the Company, differences between the Company's cost of funds and the average implicit yield to the Company on its leases prior to being securitized, the effectiveness of the Company's hedging strategy, the degree to which the Company encounters competition in its markets and general economic conditions. In addition, certain of the Founding Companies, particularly those engaged in the lease and sale of aircraft, may experience significant fluctuations due to the timing of sales of aircraft. As a result of these fluctuations and the significant impact that the timing of any securitization transactions may have on the Company's results of operations, results for any one quarter should not be relied upon as being indicative of performance in future quarters.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES

     The following discussion should be read in conjunction with the historical financial statements of the Founding Companies and related notes thereto appearing elsewhere in this Prospectus.

FOUNDING COMPANIES

     Of the Founding Companies, Cauff Lippman, Jacom, MCMG, NSJ and Walden have elected to be treated as S Corporations, Merrimac and PFSC are organized as partnerships and American Capital, Boulder, Keystone, Matrix and Varilease are C Corporations. As a result, only American Capital, Boulder, Keystone, Matrix and Varilease were subject to federal income taxes. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders of the Founding Companies totaling $14.7 million, $15.7 million and $18.2 million for the years ended December 31, 1995, 1996 and 1997, respectively. Upon consummation of the Mergers, certain employee-stockholders will enter into employment agreements and the aggregate compensation paid to stockholders of the Founding Companies will be reduced. As a result of varying tax structures and practices regarding compensation to employee-stockholders, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult.

AMERICAN CAPITAL RESOURCES, INC.

     American Capital provides lease and secured financing for equipment, primarily printing presses, to companies in the printing, packaging and paper converting industries. Leases originated by American Capital are direct financing leases, with an average transaction size of approximately $700,000 and an average term of 82 months. To fund the acquisition of equipment, American Capital either sells the leases that it originates or borrows the required proceeds from various funding sources on both a non-recourse and a limited recourse basis. The substantial majority of American Capital's lessees are businesses operating in the graphic arts and paper converting industries.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                              YEAR ENDED JULY 31,                             THREE MONTHS ENDED OCTOBER 31,
                          ------------------------------------------------------------     -------------------------------------
                                1995                 1996                  1997                  1996                 1997
                          ----------------     -----------------     -----------------     ----------------     ----------------
                                                                  (DOLLARS IN THOUSANDS)
Finance income from
  direct financing
  leases and
  contracts.............  $4,680      50.6%    $ 5,069      49.5%    $ 4,986      46.4%    $1,216      64.2%    $1,196      63.0%
Gain on sale of leases
  and contracts.........   3,533      38.2       4,039      39.5       4,426      41.2        554      29.3        519      27.3
Fee income..............      89       1.0          84       0.8          80       0.7         12       0.6         11       0.6
Interest and other
  income................     944      10.2       1,042      10.2       1,262      11.7        111       5.9        173       9.1
                          ------               -------                ------               ------               ------
    Total revenues......   9,246     100.0      10,234     100.0      10,754     100.0      1,893     100.0      1,899     100.0
                          ------               -------                ------               ------               ------
Interest expense........   4,697      50.8       5,160      50.4       5,390      50.1      1,115      58.9      1,143      60.2
Selling, general and
  administrative........   4,147      44.9       4,617      45.1       5,194      48.3      1,265      66.8      1,510      79.5
                          ------               -------                ------               ------               ------
    Total expenses......   8,844      95.7       9,777      95.5      10,584      98.4      2,380     125.7      2,653     139.7
                          ------               -------                ------               ------               ------
Income (loss) from
  operations............  $  402       4.3%    $   457       4.5%    $   170       1.6%    $ (487)    (25.7)%   $ (754)    (39.7)%
                          ======               =======                ======               ======               ======

Three Months Ended October 31, 1997 Compared to Three Months Ended October 31, 1996

     Finance Income from Direct Financing Leases and Contracts. Finance income from direct financing leases and contracts was $1.2 million in the three months ended October 31, 1997 and 1996. As a percentage of revenues, finance income from direct financing leases and contracts decreased by 1.2% to 63.0% in the three months ended October 31, 1997 from 64.2% in the three months ended October 31, 1996.

     Gain on Sale of Leases and Contracts. Gain on sale of leases and contracts decreased to $0.5 million in the three months ended October 31, 1997 from $0.6 million in the three months ended October 31, 1996, a decrease of $35,000, or 6.3%, primarily as a result of larger individual sales which generate higher margins during the three months ended October 31, 1996. As a percentage of revenues, gain on sale of leases and contracts decreased by 2.0% to 27.3% in the three months ended October 31, 1997 from 29.3% in the three months ended October 31, 1996.

     Fee Income. Fee income decreased by $1,000, or 8.3%, to $11,000 in the three months ended October 31, 1997 from $12,000 in the three months ended October 31, 1996. As a percentage of revenues, fee income was 0.6% in the three months ended October 31, 1997 and 1996.

     Interest and Other Income. Interest and other income, which consists primarily of interest income and late charges, increased to $0.2 million in the three months ended October 31, 1997 from $0.1 million in the three months ended October 31, 1996, an increase of $62,000, or 55.9%, primarily as a result of settlement fees in connection with consummation of transactions. As a percentage of revenues, interest and other income increased by 3.2% to 9.1% in the three months ended October 31, 1997 from 5.9% in the three months ended October 31, 1996.

     Interest Expense. Interest expense increased by $28,000, or 2.5%, to $1.1 million in the three months ended October 31, 1997, primarily as a result of higher interest rates applicable to borrowings. As a percentage of revenues, interest expense increased by 1.3% to 60.2% in the three months ended October 31, 1997 from 58.9% in the three months ended October 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $1.5 million in the three months ended October 31, 1997 from $1.3 million in the three months ended October 31, 1996, an increase of $0.2 million, or 19.4%, primarily as a result of an increase in officers' compensation and bad debt expense. As a percentage of revenues, selling, general and administrative expenses increased by 12.7% to 79.5% in the three months ended October 31, 1997 from 66.8% in the three months ended October 31, 1996.

     Income (Loss) from Operations. As a result of the factors discussed above, loss from operations increased to $0.8 million in the three months ended October 31, 1997 from $0.5 million in the three months ended October 31, 1996, an increase of $0.3 million. As a percentage of revenues, loss from operations increased by 14.0% to 39.7% in the three months ended October 31, 1997 from 25.7% in the three months ended October 31, 1996.

Year Ended July 31, 1997 Compared to Year Ended July 31, 1996

     Finance Income from Direct Financing Leases and Contracts. Finance income from direct financing leases and contracts decreased to $5.0 million in the year ended July 31, 1997 from $5.1 million in the year ended July 31, 1996, a decrease of $0.1 million, or 1.6%. As a percentage of revenues, finance income from direct financing leases decreased by 3.1% to 46.4% in the year ended July 31, 1997 from 49.5% in the year ended July 31, 1996.

     Gain on Sale of Leases and Contracts. Gain on sale of leases and contracts increased to $4.4 million in the year ended July 31, 1997 from $4.0 million in the year ended July 31, 1996, an increase of $0.4 million, or 9.6%, primarily as a result of sales at higher margins, partially offset by a slightly reduced volume of sales. As a percentage of revenues, gain on sale of leases and contracts increased by 1.7% to 41.2% in the year ended July 31, 1997 from 39.5% in the year ended July 31, 1996.

     Fee Income. Fee income was $0.1 million in the years ended July 31, 1997 and 1996. As a percentage of revenues, fee income decreased by 0.1% to 0.7% in the year ended July 31, 1997 from 0.8% in the year ended July 31, 1996.

     Interest and Other Income. Interest and other income increased to $1.3 million in the year ended July 31, 1997 from $1.0 million in the year ended July 31, 1996, an increase of $0.2 million, or 21.1%, primarily as a result of increased late fees. As a percentage of revenues, interest and other income increased by 1.5% to 11.7% in the year ended July 31, 1997 from 10.2% in the year ended July 31, 1996.

     Interest Expense. Interest expense increased to $5.4 million in the year ended July 31, 1997 from $5.2 million in the year ended July 31, 1996, an increase of $0.2 million, or 4.5%, primarily as a result of the timings and mix of borrowings. As a percentage of revenues, interest expense decreased by 0.3% to 50.1% in the year ended July 31, 1997 from 50.4% in the year ended July 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $5.2 million in the year ended July 31, 1997 from $4.6 million in the year ended July 31, 1996, an increase of $0.6 million, or 12.5%, as a result of increased bad debt expense, increased travel expenses associated with developing new business, increased compensation to officers and the addition of sales personnel. As a percentage of revenues, selling, general and administrative expenses increased by 3.2% to 48.3% in the year ended July 31, 1997 from 45.1% in the year ended July 31, 1996.

     Income (Loss) from Operations. As a result of the factors discussed above, income from operations decreased to $0.2 million in the year ended July 31, 1997 from $0.5 million in the year ended July 31, 1996, a decrease of $0.3 million, or 62.8%. As a percentage of revenues, income from operations decreased by 2.9% to 1.6% in the year ended July 31, 1997 from 4.5% in the year ended July 31, 1996.

Year Ended July 31, 1996 Compared to Year Ended July 31, 1995

     Finance Income from Direct Financing Leases and Contracts. Finance income from direct financing leases and contracts increased to $5.1 million in the year ended July 31, 1996 from $4.7 million in the year ended July 31, 1995, an increase of $0.4 million, or 8.3%, primarily as a result of an increase in the portfolio of receivables held. As a percentage of revenues, finance income from direct financing leases and contracts decreased by 1.1% to 49.5% in the year ended July 31, 1996 from 50.6% in the year ended July 31,1995.

     Gain on Sale of Leases and Contracts. Gain on sale of leases and contracts increased to $4.0 million in the year ended July 31, 1996 from $3.5 million in the year ended July 31, 1995, an increase of $0.5 million, or 14.3%, primarily as a result of an increase in the volume of leases sold. As a percentage of revenues, gain on sale of leases and contracts increased by 1.3% to 39.5% in the year ended July 31, 1996 from 38.2% in the year ended July 31, 1995.

     Fee Income. Fee income was $0.1 million in the years ended July 31, 1996 and 1995. As a percentage of revenues, fee income decreased by 0.2% to 0.8% in the year ended July 31, 1996 from 1.0% in the year ended July 31, 1995.

     Interest and Other Income. Interest and other income increased to $1.0 million in the year ended July 31, 1996 from $0.9 million in the year ended July 31, 1995, an increase of $0.1 million, or 10.4% due to the increased size of the portfolio held. As a percentage of revenues, interest and other income was 10.2% in the years ended July 31, 1996 and 1995.

     Interest Expense. Interest expense increased to $5.2 million in the year ended July 31, 1996 from $4.7 million in the year ended July 31, 1995, an increase of $0.5 million, or 9.9%, primarily as a result of additional borrowings to support the increased volume of receivables held. As a percentage of revenues, interest expense decreased by 0.4% to 50.4% in the year ended July 31, 1996 from 50.8% in the year ended July 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $4.6 million in the year ended July 31, 1996 from $4.1 million in the year ended July 31, 1995, an increase of $0.5 million, or 11.3%, as a result of increased travel and marketing expenses associated with efforts to attract new business, increased bad debt expense attributable to the increase in the portfolio held and increased compensation. As a percentage of revenues, selling, general and administrative expenses increased by 0.2% to 45.1% in the year ended July 31, 1996 from 44.9% in the year ended July 31, 1995.

     Income (Loss) from Operations. As a result of the factors discussed above, income from operations increased to $0.5 million in the year ended July 31, 1996 from $0.4 million in the year ended July 31, 1995, an increase of $55,000, or 13.7%. As a percentage of revenues, income from operations increased by 0.2% to 4.5% in the year ended July 31, 1996 from 4.3% in the year ended July 31, 1995.

BOULDER CAPITAL GROUP, INC.

     Boulder provides lease financing for petroleum retail equipment, including car washes, fuel dispensers and convenience store operating equipment, to petroleum retail businesses. Boulder originates leases directly with the owner of the petroleum retail business, as well as through programs with petroleum companies, equipment manufacturers and vendors. During the year ended December 31, 1997, car washes constituted approximately 66% of the equipment leased by Boulder, and fuel dispensers approximately 17%. Boulder originates direct financing leases and operating leases. After the inception of the lease, Boulder either retains the lease for its portfolio or, from time to time may transfer direct financing leases to unrelated third parties in transactions accounted for as sales while retaining the servicing responsbility. Boulder also engages in the sale and remarketing of equipment on lease.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                               YEAR ENDED DECEMBER 31,
                                                        -------------------------------------
                                                              1996                 1997
                                                        ----------------     ----------------
                                                               (DOLLARS IN THOUSANDS)
    Finance income from direct financing leases.......  $2,663      63.0%    $3,618      56.6%
    Rental income from operating leases...............     404       9.6        344       5.4
    Gain on sale of leases............................     100       2.4        727      11.4
    Sales of equipment................................   1,029      24.3      1,522      23.8
    Interest and other income.........................      32       0.8        186       2.9
                                                        ------               ------
         Total revenues...............................   4,228     100.0      6,397     100.0
                                                        ------               ------
    Depreciation on equipment under operating
      leases..........................................     361       8.5        238       3.7
    Cost of equipment sold............................     883      20.9      1,338      20.9
    Interest expense..................................   1,966      46.5      2,696      42.1
    Selling, general and administrative ..............   1,346      31.8      1,652      25.8
                                                        ------               ------
         Total expenses...............................   4,556     107.8      5,924      92.6
                                                        ------               ------
    Income (loss) from operations.....................  $ (328)     (7.8)%   $  473       7.4%
                                                        ======               ======

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $3.6 million in the year ended December 31, 1997 from $2.7 million in the year ended December 31, 1996, an increase of $1.0 million, or 35.9%, as a result of incremental lease originations, primarily associated with Boulder's vendor financing programs. As a percentage of revenues, finance income from direct financing leases decreased by 6.4% to 56.6% in the year ended December 31, 1997 from 63.0% in the year ended December 31, 1996.

     Rental Income from Operating Leases. Rental income from operating leases decreased to $0.3 million in the year ended December 31, 1997 from $0.4 million in the year ended December 31, 1996, a decrease of $60,000, or 14.9%, primarily as a result of a greater number of leases maturing during the year ended December 31, 1997. As a percentage of revenues, rental income from operating leases decreased by 4.2% to 5.4% in the year ended December 31, 1997 from 9.6% in the year ended December 31, 1996.

     Gain on Sale of Leases. Gain on sale of leases increased to $0.7 million in the year ended December 31, 1997 from $0.1 million in the year ended December 31, 1996, an increase of $0.6 million, or 627.0%, as a result of Boulder originating and selling a greater number of direct financing leases. As a percentage of revenues, gain on sale of leases increased by 9.0% to 11.4% in the year ended December 31, 1997 from 2.4% in the year ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment increased to $1.5 million in the year ended December 31, 1997 from $1.0 million in the year ended December 31, 1996, an increase of $0.5 million, or 47.9%, primarily attributable to maturing of leases. As a percentage of revenues, sale of equipment decreased by 0.5% to 23.8% in the year ended December 31, 1997 from 24.3% in the year ended December 31, 1996.

     Interest and Other Income. Interest and other income, which includes late charges and administrative fees, increased to $0.2 million in the year ended December 31, 1997 from $32,000 in the year ended December 31, 1996, an increase of $0.2 million, or 481.3%, as a result of Boulder's increased collection efforts. As a percentage of revenues, interest and other income increased by 2.1% to 2.9% in the year ended December 31, 1997 from 0.8% in the year ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases decreased to $0.2 million in the year ended December 31, 1997 from $0.4 million in the year ended December 31, 1996, a decrease of $0.1 million, or 34.1%, primarily as a result of the maturity of operating leases. As a percentage of revenues, depreciation on equipment under operating leases decreased by 4.8% to 3.7% in the year ended December 31, 1997 from 8.5% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $1.3 million in the year ended December 31, 1997 from $0.9 million in the year ended December 31, 1996, an increase of $0.5 million, or 51.5%, as a result of increased sales of equipment, principally car washes, attributable to maturing leases. As a percentage of revenues, cost of equipment sold was 20.9% for the years ended December 31, 1997 and 1996.

     Interest Expense. Interest expense increased to $2.7 million in the year ended December 31, 1997 from $2.0 million in the year ended December 31, 1996, an increase of $0.7 million, or 37.1%, primarily as a result of increased borrowing due to the expansion of Boulder's lease portfolio. As a percentage of revenues, interest expense decreased by 4.4% to 42.1% in the year ended December 31, 1997 from 46.5% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $1.7 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, an increase of $0.3 million, or 22.7%, primarily as a result of hiring additional personnel and increased professional fees, including costs associated with terminating S Corporation status effective January 1, 1997. As a percentage of revenues, selling, general and administrative expenses decreased by 6.0% to 25.8% in the year ended December 31, 1997 from 31.8% in the year ended December 31, 1996.

     Income (Loss) from Operations. As a result of the factors discussed above, income (loss) from operations increased to $0.5 million in the year ended December 31, 1997 from ($0.3) million in the year ended December 31, 1996, an increase of $0.8 million. As a percentage of revenues, operating income increased to 7.4% in the year ended December 31, 1997 from (7.8%) in the year ended December 31, 1996. Boulder operated at a loss in the year ended December 31, 1996 due to expenses incurred in that year associated with the expansion of vendor programs. This investment in 1996 resulted in increased lease originations associated with vendor programs in the year ended December 31, 1997.

CAUFF, LIPPMAN AVIATION, INC.

     Cauff Lippman provides operating lease financing for used commercial jet aircraft and aircraft engines, as well as brokering and advisory services to domestic and foreign commercial airlines, aircraft lessors and institutional investors and engages in the purchase and sale of aircraft for its own account. Cauff Lippman's revenues are derived primarily from rentals of aircraft and sale and remarketing of aircraft.

     Rental income from operating leases is reported over the life of the lease as rentals become receivable under the provisions of the lease or, in the case of leases with varying payments, under the straight-line method over the noncancelable term of the lease. Revenues from commissions include fees and commissions earned from remarketing on behalf of third parties. Due in part to the substantial purchase price of aircraft, Cauff Lippman's operating results can fluctuate significantly, based in part on the timing of sales of aircraft and commissions on sales of aircraft.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                            YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------
                                                  1995                1996                1997
                                            ----------------    ----------------    ----------------
                                                             (DOLLARS IN THOUSANDS)
Rental income from operating leases.......  $20,997     78.4%   $18,517     75.0%   $17,596     54.7%
Sales of equipment........................       --       --         40      0.2      5,725     17.8
Fees, commissions and remarketing
  income..................................    4,979     18.6      5,390     21.8      8,156     25.3
Interest and other income.................      821      3.1        749      3.0        708      2.2
                                            -------             -------             -------
     Total revenues.......................   26,797    100.0     24,696    100.0     32,185    100.0
                                            -------             -------             -------
Cost of operating leases..................   12,430     46.4     12,415     50.3     12,660     39.3
Cost of equipment sold....................       --       --         32      0.1      4,325     13.4
Interest expense..........................    3,279     12.2      2,998     12.1      2,769      8.6
Selling, general and administrative.......    2,690     10.0      3,959     16.0      4,871     15.1
                                            -------             -------             -------
     Total expenses.......................   18,399     68.7     19,404     78.6     24,625     76.5
                                            -------             -------             -------
Income from operations....................  $ 8,398     31.3%   $ 5,292     21.4%   $ 7,560     23.5%
                                            -------             -------             -------
Equity in income of minority-owned
  affiliates..............................       --       --        239       --        219       --

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Rental Income from Operating Leases. Rental income from operating leases decreased to $17.6 million in the year ended December 31, 1997 from $18.5 million in the year ended December 31, 1996, a decrease of $0.9 million, or 5.0%, primarily due to the decrease in lease revenue associated with the renegotiation of an aircraft lease, partially offset by the addition of certain aircraft engines subject to lease. As a percentage of revenues, rental income from operating leases decreased by 20.3% to 54.7% in the year ended December 31, 1997 from 75.0% in the year ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment increased to $5.7 million in the year ended December 31, 1997 due to the sale of a Boeing 727. Cauff Lippman sold a nominal amount of equipment in the year ended December 31, 1996. As a percentage of revenues, income from sales of equipment increased by 17.6% to 17.8% in the year ended December 31, 1997 from 0.2% in the year ended December 31, 1996.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income increased to $8.2 million in the year ended December 31, 1997 from $5.4 million in the year ended December 31, 1996, an increase of $2.8 million, or 51.3%, primarily as a result of increased commissions attributable to sales of aircraft during the year ended December 31, 1997. As a percentage of revenues, fees, commissions and remarketing income increased by 3.5% to 25.3% in the year ended December 31, 1997 from 21.8% in the year ended December 31, 1996.

     Interest and Other Income. Interest and other income, which primarily consists of interest income, was $0.7 million in the years ended December 31, 1997 and 1996. As a percentage of revenues, interest and other income decreased by 0.8% to 2.2% in the year ended December 31, 1997 from 3.0% in the year ended December 31, 1996.

     Cost of Operating Leases. Cost of operating leases increased to $12.7 million in the year ended December 31, 1997 from $12.4 million in the year ended December 31, 1996, an increase of $0.2 million, or 2.0%. As a percentage of revenues, cost of operating leases decreased by 11.0% to 39.3% in the year ended December 31, 1997 from 50.3% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $4.3 million in the year ended December 31, 1997 from $32,000 in the year ended December 31, 1996, an increase of 13,415.6%, due to the purchase and sale of a Boeing 727 in 1997. As a percentage of revenues, cost of equipment sold increased by 13.3% to 13.4% in the year ended December 31, 1997 from 0.1% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased to $2.8 million in the year ended December 31, 1997 from $3.0 million in the year ended December 31, 1996, a decrease of $0.2 million, or 7.6%, primarily due to lower average outstanding indebtedness. As a percentage of revenues, interest expense decreased by 3.5% to 8.6% in the year ended December 31, 1997 from 12.1% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $4.9 million in the year ended December 31, 1997 from $4.0 million in the year ended December 31, 1996, an increase of $0.9 million, or 23.0%, primarily as a result of increased professional fees associated with the proposed sale of the business. As a percentage of revenues, selling, general and administrative expenses decreased by 0.9% to 15.1% in the year ended December 31, 1997 from 16.0% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $7.6 million in the year ended December 31, 1997 from $5.3 million in the year ended December 31, 1996, an increase of $2.3 million, or 42.9%. As a percentage of revenues, income from operations increased by 2.1% to 23.5% in the year ended December 31, 1997 from 21.4% in the year ended December 31, 1996.

     Equity in Income of Minority-Owned Affiliates. Equity in income of minority-owned affiliates was $0.2 million in the years ended December 31, 1997 and 1996. This represents Cauff Lippman's portion of the earnings of certain unconsolidated entities involved in the sale and/or lease of aircraft.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Rental Income from Operating Leases. Rental income from operating leases decreased to $18.5 million in the year ended December 31, 1996 from $21.0 million in the year ended December 31, 1995, a decrease of $2.5 million, or 11.8%, primarily as a result of renegotiation of aircraft leases, partially offset by increased income from new leases of aircraft. As a percentage of revenues, rental income from operating leases decreased by 3.4% to 75.0% in the year ended December 31, 1996 from 78.4% in the year ended December 31, 1995.

     Sales of Equipment. Income from sales of equipment amounted to $40,000 in the year ended December 31, 1996, due to the sale of a piece of aircraft equipment. Cauff Lippman sold no equipment in the year ended December 31, 1995. As a percentage of revenues, income from sales of equipment was 0.2% in the year ended December 31, 1995.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income increased to $5.4 million in the year ended December 31, 1996 from $5.0 million in the year ended December 31, 1995, an increase of $0.4 million, or 8.3%, primarily as a result of increased commissions attributable to sales of aircraft during the year ended December 31, 1996. As a percentage of revenues, fees, commissions and remarketing income increased by 3.2% to 21.8% in the year ended December 31, 1996 from 18.6% in the year ended December 31, 1995.

     Interest and Other Income. Interest and other income decreased to $0.7 million in the year ended December 31, 1996 from $0.8 million in the year ended December 31, 1995, a decrease of $0.1 million, or 8.8%. As a percentage of revenues, interest and other income decreased by 0.1% to 3.0% in the year ended December 31, 1996 from 3.1% in the year ended December 31, 1995.

     Cost of Operating Leases. Cost of operating leases was $12.4 million in the years ended December 31, 1996 and 1995. As a percentage of revenues, cost of operating leases increased by 3.9% to 50.3% in the year ended December 31, 1996 from 46.4% in the year ended December 31, 1995.

     Cost of Equipment Sold. Cost of equipment sold increased to $32,000 in the year ended December 31, 1996 from zero in the year ended December 31, 1995. As a percentage of revenues, cost of equipment sold was 0.1% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased to $3.0 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995, a decrease of $0.3 million, or 8.6%, primarily due to lower average outstanding indebtedness. As a percentage of revenues, interest expense decreased by 0.1% to 12.1% in the year ended December 31, 1996 from 12.2% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $4.0 million in the year ended December 31, 1996 from $2.7 million in the year ended December 31, 1995, an increase of $1.3 million, or 47.2%, primarily as a result of increased professional fees associated with the proposed sale of the business. As a percentage of revenues, selling, general and administrative expenses increased by 6.0% to 16.0% in the year ended December 31, 1996 from 10.0% in the year ended December 31, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $5.3 million in the year ended December 31, 1996 from $8.4 million in the year ended December 31, 1995, a decrease of $3.1 million, or 37.0%. As a percentage of revenues, income from operations decreased by 9.9% to 21.4% in the year ended December 31, 1996 from 31.3% in the year ended December 31, 1995.

     Equity in Income of Minority-Owned Affiliates. Equity in income of minority-owned affiliates increased to $0.2 million in the year ended December 31, 1996 from zero in the year ended December 31, 1995. This represents Cauff Lippman's portion of the earnings of certain unconsolidated entities involved in the sale and/or lease of aircraft.

JACOM COMPUTER SERVICES, INC.

     Jacom provides lease financing for computer and telecommunications equipment to large and middle market companies, including financial institutions, throughout the United States. Jacom acquires equipment from many sources and leases or sells the equipment to its customers. Jacom provides or arranges to provide installation, maintenance and modification of the equipment. Jacom funds the equipment purchases through borrowings and either holds the leases for its own account or sells the future lease stream to financial institutions.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                          YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------
                                             1995                  1996                  1997
                                       -----------------     -----------------     -----------------
                                                          (DOLLARS IN THOUSANDS)
Finance income from direct financing
  and sales-type leases..............  $ 9,184      11.1%    $ 9,337      12.7%    $ 8,377       9.3%
Rental income from operating
  leases.............................   11,416      13.9      13,304      18.1      16,531      18.4
Gain on sale of leases...............       --        --          --        --         472       0.5
Sales of equipment...................   60,867      73.9      49,123      67.0      62,897      69.8
Interest and other income............      927       1.1       1,554       2.1       1,794       2.0
                                       -------               -------               -------
     Total revenues..................   82,394     100.0      73,318     100.0      90,071     100.0
                                       -------               -------               -------
Depreciation on equipment under
  operating leases...................    4,512       5.5       5,831       8.0       6,448       7.2
Cost of equipment sold...............   53,382      64.8      43,473      59.3      47,914      53.2
Interest expense.....................    5,824       7.1       5,586       7.6       4,645       5.2
Selling, general and
  administrative.....................   11,797      14.3      11,082      15.1      13,183      14.6
                                       -------               -------               -------
     Total expenses..................   75,515      91.7      65,972      90.0      72,190      80.1
                                       -------               -------               -------
Income from operations...............  $ 6,879       8.3%    $ 7,346      10.0%    $17,881      19.9%
                                       =======               =======               =======

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing and Sales-Type Leases. Finance income from direct financing and sales-type leases decreased to $8.4 million in the year ended December 31, 1997 from $9.3 million in the year ended December 31, 1996, a decrease of $1.0 million, or 10.3%, primarily as a result of sales of future lease payments. As a percentage of revenues, finance income from direct financing and sales-type leases decreased by 3.4% to 9.3% in the year ended December 31, 1997 from 12.7%.

     Rental Income from Operating Leases. Rental income from operating leases increased to $16.5 million in the year ended December 31, 1997 from $13.3 million in the year ended December 31, 1996, an increase of $3.2 million, or 24.3%, primarily as a result of an increase in the number of operating leases. As a percentage of revenues, rental income from operating leases increased by 0.3% to 18.4% in the year ended December 31, 1997 from 18.1% in the year ended December 31, 1996.

     Gain on Sale of Leases. During 1997, Jacom sold $44.5 million of future lease payments, resulting in a gain of $0.5 million. As a percentage of revenues, gain on sale of leases was 0.5% in the year ended December 31, 1997.

     Sales of Equipment. Income from sales of equipment increased to $62.9 million in the year ended December 31, 1997 from $49.1 million in the year ended December 31, 1996, an increase of $13.8 million, or 28.0%, primarily as a result of increased originations, due to increased demand for specifically configured high technology equipment. As a percentage of revenues, sales of equipment increased by 2.8% to 69.8% in the year ended December 31, 1997 from 67.0% in the year ended December 31, 1996.

     Interest and Other Income. Interest and other income, which includes maintenance fees, freight on delivery of equipment and installation fees, increased to $1.8 million in the year ended December 31, 1997 from $1.6 million in the year ended December 31, 1996, an increase of $0.2 million or 15.4%, as a result of increased interest income attributable to higher levels of cash balances invested and an increase in consulting, installation and freight fees, due to the increased volume of sales in the year ended December 31, 1996. As a percentage of revenues, interest and other income decreased by 0.1% to 2.0% in the year ended December 31, 1997 from 2.1% in the year ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $6.4 million in the year ended December 31, 1997 from $5.8 million in the year ended December 31, 1996, an increase of $0.6 million, or 10.6%, primarily as a result of an increase in the amount of equipment held subject to lease. As a percentage of revenues, depreciation on equipment under operating leases decreased by 0.8% to 7.2% in the year ended December 31, 1997 from 8.0% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $47.9 million in the year ended December 31, 1997 from $43.5 million in the year ended December 31, 1996, an increase of $4.4 million, or 10.2%, primarily as a result of the increase in sales of equipment. As a percentage of revenues, cost of equipment sold decreased by 6.1% to 53.2% in the year ended December 31, 1997 from 59.3% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased to $4.6 million in the year ended December 31, 1997 from $5.6 million in the year ended December 31, 1996, a decrease of $0.9 million, or 16.8%, primarily as a result of a reduction in borrowings outstanding due to leases sold. As a percentage of revenues, interest expense decreased by 2.4% to 5.2% in year ended December 31, 1997 from 7.6% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $13.2 million in the year ended December 31, 1997 from $11.1 million in the year ended December 31, 1996, an increase of $2.1 million, or 19.0%, primarily as a result of salary increases to existing employees and the hiring of additional personnel necessary to support the expansion of the business. As a percentage of revenues, selling, general and administrative expenses decreased by 0.5% to 14.6% in the year ended December 31, 1997 from 15.1% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $17.9 million in the year ended December 31, 1997 from $7.3 million in the year ended December 31, 1996, an increase of $10.5 million, or 143.4%. As a percentage of revenues, income from operations increased by 9.9% to 19.9% in the year ended December 31, 1997 from 10.0% in the year ended December 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Finance Income from Direct Financing and Sales-Type Leases. Finance income from direct financing and sales-type leases increased to $9.3 million in the year ended December 31, 1996 from $9.2 million in the year ended December 31, 1995, an increase of $0.2 million, or 1.7%, primarily as a result of the timing of financings during 1996. As a percentage of revenues, finance income from direct financing and sales-type leases increased by 1.6% to 12.7% in the year ended December 31, 1996 from 11.1% in the year ended December 31, 1995.

     Rental Income from Operating Leases. Rental income from operating leases increased to $13.3 million in the year ended December 31, 1996 from $11.4 million in the year ended December 31, 1995, an increase of $1.9 million, or 16.5%, primarily as a result of increased customer demand for operating leases and the cyclical nature of replacement schedules for customer equipment acquisitions. As a percentage of revenues, rental income from operating leases increased by 4.2% to 18.1% in the year ended December 31, 1996 from 13.9% in the year ended December 31, 1995.

     Gain on Sale of Leases. Gain on sale of leases was zero in the years ended December 31, 1996 and 1995.

     Sales of Equipment. Income from sales of equipment decreased to $49.1 million in the year ended December 31, 1996 from $60.9 million in the year ended December 31, 1995, a decrease of $11.7 million, or

19.3%. As a percentage of revenues, income from sales of equipment decreased by 6.9% to 67.0% in the year ended December 31, 1996 from 73.9% in the year ended December 31, 1995.

     Interest and Other Income. Interest and other income increased to $1.6 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, an increase of $0.6 million or 67.6%, primarily as a result of an increase in fees resulting from services provided to existing lease customers. As a percentage of revenues, interest and other income increased by 1.0% to 2.1% in the year ended December 31, 1996 from 1.1% in the year ended December 31, 1995.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $5.8 million in the year ended December 31, 1996 from $4.5 million in the year ended December 31, 1995, an increase of $1.3 million, or 29.2%, primarily as a result of an increase in the amount of equipment held subject to operating leases. As a percentage of revenues, depreciation on equipment under operating leases increased by 2.5% to 8.0% in the year ended December 31, 1996 from 5.5% in the year ended December 31, 1995.

     Cost of Equipment Sold. Cost of equipment sold decreased to $43.5 million in the year ended December 31, 1996 from $53.4 million in the year ended December 31, 1995, a decrease of $9.9 million, or 18.6%, primarily as a result of a decrease in sales of equipment. As a percentage of revenues, cost of equipment sold decreased by 5.5% to 59.3% in the year ended December 31, 1996 from 64.8% in the year ended December 31, 1995.

     Interest Expense. Interest expense decreased to $5.6 million in the year ended December 31, 1996 from $5.8 million in the year ended December 31, 1995, a decrease of $0.2 million, or 4.1%, primarily as a result of lower average outstanding borrowings. As a percentage of revenues, interest expense increased by 0.5% to 7.6% in year ended December 31, 1996 from 7.1% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses decreased to $11.1 million in the year ended December 31, 1996 from $11.8 million in the year ended December 31, 1995, a decrease of $0.7 million, or 6.1%, primarily as a result of decreased commissions due to origination of fewer sales-type leases. As a percentage of revenues, selling, general and administrative expenses increased by 0.8% to 15.1% in the year ended December 31, 1996 from 14.3% in the year ended December 31, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $7.3 million in the year ended December 31, 1996 from $6.9 million in the year ended December 31, 1995, an increase of $0.5 million, or 6.8%. As a percentage of revenues income from operations increased by 1.7% to 10.0% in the year ended December 31, 1996 from 8.3% in the year ended December 31, 1995.

K.L.C., INC.

     Keystone provides lease financing for a variety of equipment, primarily tractor trailers, embroidery machines and construction equipment to companies throughout the United States. Upon origination, Keystone either retains the lease for its portfolio, or sells the lease to a third party, while retaining the servicing responsibility.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                           YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------
                                               1995                 1996                  1997
                                         ----------------     -----------------     ----------------
                                                           (DOLLARS IN THOUSANDS)
Finance income from direct financing
  leases...............................  $5,688      74.8%    $ 7,967      52.3%    $7,573      84.2%
Gain on sale of leases.................      --        --       5,363      35.2         --        --
Fees, commissions and remarketing
  income...............................   1,652      21.7       1,338       8.8        772       8.6
Other income...........................     267       3.5         579       3.8        648       7.2
                                         ------               -------               ------
     Total revenues....................   7,607     100.0      15,247     100.0      8,993     100.0
                                         ------               -------               ------
Interest expense.......................   2,173      28.6       2,823      18.5      2,458      27.3
Selling, general and administrative....   3,405      44.8       3,764      24.7      4,842      53.8
                                         ------               -------               ------
     Total expenses....................   5,578      73.3       6,587      43.2      7,300      81.2
                                         ------               -------               ------
Income from operations.................  $2,029      26.7%    $ 8,660      56.8%    $1,693      18.8%
                                         ======               =======               ======

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases decreased to $7.6 million in the year ended December 31, 1997 from $8.0 million in the year ended December 31, 1996, a decrease of $0.4 million, or 4.9%, primarily as a result of a decrease in the number of leases held by Keystone due to the sale of a significant portion of the portfolio to a third party in October 1996. As a percentage of revenues, finance income from direct financing leases increased by 31.9% to 84.2% in the year ended December 31, 1997 from 52.3% in the year ended December 31, 1996.

     Gain on Sale of Leases. Gain on sale of leases decreased to zero in the year ended December 31, 1997 from $5.4 million in the year ended December 31, 1996. As a percentage of revenues, gain on sale of leases was 35.2% in the year ended December 31, 1996.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income, which includes servicing income for the leases sold by Keystone and remarketing of equipment, decreased to $0.8 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, a decrease of $0.6 million, or 42.3%, due to a decrease in the number of leases serviced and equipment remarketed. Leases for which servicing ceased were principally contained in portfolios sold in 1992 and 1994, for which Keystone had retained servicing rights. As a percentage of revenues, fees, commissions and remarketing income decreased by 0.2% to 8.6% in the year ended December 31, 1997 from 8.8% in the year ended December 31, 1996.

     Other Income. Other income, which includes late fees, increased by $69,000, or 11.9% to $0.6 million in the year ended December 31, 1997, as a result of a decrease in late fees received due to the reduced number of leases held by Keystone. As a percentage of revenues, other income increased by 3.4% to 7.2% in the year ended December 31, 1997 from 3.8% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased to $2.5 million in the year ended December 31, 1997 from $2.8 million in the year ended December 31, 1996, a decrease of $0.4 million, or 12.9%, primarily as a result of the repayment of borrowings associated with the leases sold by Keystone in October 1996. As a percentage of revenues, interest expense increased by 8.8% to 27.3% in the year ended December 31, 1997 from 18.5% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $4.8 million in the year ended December 31, 1997 from $3.8 million in the year ended December 31, 1996, an increase of

$1.1 million, or 28.6%, primarily as a result of a higher provision for lease losses and higher professional fees associated with collection of delinquent leases and general corporate matters. As a percentage of revenues, selling, general and administrative expenses increased by 29.1% to 53.8% in the year ended December 31, 1997 from 24.7% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, principally the absence of gain on sale of leases in 1997 and the increase in selling, general and administrative expenses over 1996, income from operations decreased to $1.7 million in the year ended December 31, 1997 from $8.7 million in the year ended December 31, 1996, a decrease of $7.0 million, or 80.5%. As a percentage of revenues, income from operations decreased by 38.0% to 18.8% in the year ended December 31, 1997 from 56.8% in the year ended December 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $8.0 million in the year ended December 31, 1996 from $5.7 million in the year ended December 31, 1995, an increase of $2.3 million, or 40.1%, primarily as a result of increased lease originations. As a percentage of revenues, finance income from direct financing leases decreased by 22.5% to 52.3% in the year ended December 31, 1996 from 74.8% in the year ended December 31, 1995.

     Gain on Sale of Leases. Gain on sale of leases increased to $5.4 million in the year ended December 31, 1996 from zero in the year ended December 31, 1995, as a result of the sale of a portion of Keystone's portfolio to a third party. As a percentage of revenues, gain on sale of leases was 35.2% in the year ended December 31, 1996.

     Fees, Commissions and Remarketing Income. Fees, commissions and remarketing income decreased to $1.3 million in the year ended December 31, 1996 from $1.7 million in the year ended December 31, 1995, a decrease of $0.3 million, or 19.0%, due to a decrease in the number of leases serviced and a decline in remarketing of equipment. Leases for which servicing ceased were principally contained in portfolios sold in 1992 and 1994, for which Keystone had retained servicing rights. As a percentage of revenues, fees, commissions and remarketing income decreased by 12.9% to 8.8% in the year ended December 31, 1996 from 21.7% in the year ended December 31, 1995.

     Other Income. Other income increased to $0.6 million in the year ended December 31, 1996 from $0.3 million in the year ended December 31, 1995, an increase of $0.3 million, or 116.9%, primarily as a result of increased collection of late fees. As a percentage of revenues, other income increased by 0.3% to 3.8% in the year ended December 31, 1996 from 3.5% in the year ended December 31, 1995.

     Interest Expense. Interest expense increased to $2.8 million in the year ended December 31, 1996 from $2.2 million in the year ended December 31, 1995, an increase of $0.7 million, or 29.9%, primarily as a result of higher outstanding average borrowings during the year ended December 31, 1996, associated with the increase in the leases held by Keystone, until the sale of a portion of the portfolio in October 1996. As a percentage of revenues, interest expense decreased by 10.1% to 18.5% in the year ended December 31, 1996 from 28.6% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $3.8 million in the year ended December 31, 1996 from $3.4 million in the year ended December 31, 1995, an increase of $0.4 million, or 10.5%, as a result of increased professional fees, principally associated with the sale of a portion of Keystone's lease portfolio. As a percentage of revenues, selling, general and administrative expenses decreased by 20.1% to 24.7% in the year ended December 31, 1996 from 44.8% in the year ended December 31, 1995.

     Income from Operations. As a result of the factors discussed above, principally the gain on sale associated with the sale of a portion of Keystone's lease portfolio, income from operations increased to $8.7 million in the year ended December 31, 1996 from $2.0 million in the year ended December 31, 1995, an increase of $6.6 million, or 326.8%. As a percentage of revenues, income from operations increased by 30.1% to 56.8% in the year ended December 31, 1996 from 26.7% in the year ended December 31, 1995.

MATRIX FUNDING CORPORATION

     Matrix provides lease financing for a variety of equipment, primarily computer, communication and electronic equipment, to companies throughout the United States. Matrix originates the majority of its leases through its telesales program. Matrix originates both direct financing leases and operating leases. Upon origination, Matrix either sells the lease on a non-recourse basis, or retains it for its own portfolio.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                     YEAR ENDED JUNE 30,                       SIX MONTHS ENDED DECEMBER 31,
                                    -----------------------------------------------------    ----------------------------------
                                         1995               1996               1997               1996               1997
                                    ---------------    ---------------    ---------------    ---------------    ---------------
                                                                      (DOLLARS IN THOUSANDS)
Finance income from direct
  financing and leveraged leases... $ 1,376    29.2%   $ 2,331    47.4%   $ 6,705    72.5%   $ 2,753    70.9%   $ 5,317    76.6%
Rental income from operating
  leases...........................   1,098    23.3      1,062    21.6        985    10.7        437    11.3        443     6.4
Gain on sale of leases.............   1,729    36.7      1,034    21.0      1,070    11.6        462    11.9        539     7.8
Remarketing income.................     333     7.1        156     3.2        335     3.6        165     4.2        200     2.9
Other income.......................     173     3.7        333     6.8        148     1.6         67     1.7        438     6.3
                                    -------            -------            -------            -------            -------
        Total revenues.............   4,709   100.0      4,916   100.0      9,243   100.0      3,884   100.0      6,937   100.0
                                    -------            -------            -------            -------            -------
Depreciation on equipment under
  operating leases.................     897    19.0        805    16.4        835     9.0        355     9.1        374     5.4
Interest expense...................     506    10.7        765    15.6      2,773    30.0      1,015    26.1      2,191    31.6
Selling, general and
  administrative...................   2,686    57.0      2,885    58.7      3,849    41.6      1,872    48.2      2,097    30.2
                                    -------            -------            -------            -------            -------
        Total expenses.............   4,089    86.8      4,455    90.6      7,457    80.7      3,242    83.5      4,662    67.2
                                    -------            -------            -------            -------            -------
Income from operations............. $   620    13.2%   $   461     9.4%   $ 1,786    19.3%   $   642    16.5%   $ 2,275    32.8%
                                    =======            =======            =======            =======            =======

Six Months Ended December 31, 1997 Compared to Six Months Ended December 31,
1996

     Finance Income from Direct Financing and Leveraged Leases. Finance income from direct financing and leveraged leases increased to $5.3 million in the six months ended December 31, 1997 from $2.8 million in the six months ended December 31, 1996, an increase of $2.6 million, or 93.1%, primarily as a result of Matrix retaining a greater number of the leases that it originated for its own account, as well as an increased volume of lease originations due to the hiring of additional telesales representatives and increased originations from existing telesales representatives. As a percentage of revenues, finance income from direct financing and leveraged leases increased by 5.7% to 76.6% in the six months ended December 31, 1997 from 70.9% in the six months ended December 31, 1996.

     Rental Income from Operating Leases. Rental income from operating leases was $0.4 million in the six months ended December 31, 1997 and 1996. As a percentage of revenues, rental income from operating leases decreased by 4.9% to 6.4% in the six months ended December 31, 1997 from 11.3% in the six months ended December 31, 1996.

     Gain of Sale of Leases. Gain on sale of leases was $0.5 million in the six months ended December 31, 1997 and 1996. As a percentage of revenues, gain on sale of leases decreased by 4.1% to 7.8% in the six months ended December 31, 1997 from 11.9% in the six months ended December 31, 1996.

     Remarketing Income. Remarketing income was $0.2 million in the six months ended December 31, 1997 and 1996. As a percentage of revenues, remarketing income decreased by 1.3% to 2.9% in the six months ended December 31, 1997 from 4.2% in the six months ended December 31, 1996.

     Other Income. Other income, which includes late fees, filing and administrative fees and discounts, increased to $0.4 million in the six months ended December 31, 1997 from 67,000 in the six months ended

December 31, 1996, an increase of $0.4 million, or 553.7%, primarily as a result of the increased volume of lease originations. As a percentage of revenues, other income increased by 4.6% to 6.3% in the six months ended December 31, 1997 from 1.7% in the six months ended December 31, 1996.

     Depreciation on Equipment Under Operating Leases. Depreciation on equipment under operating leases was $0.4 million in the six months ended December 31, 1997 and 1996. As a percentage of revenues, depreciation in equipment under operating leases decreased by 3.7% to 5.4% in the six months ended December 31, 1997 from 9.1% in the six months ended December 31, 1996.

     Interest Expense. Interest expense increased to $2.2 million in the six months ended December 31, 1997 from $1.0 million in the six months ended December 31, 1996, an increase of $1.2 million, or 115.9%, as a result of increased borrowing associated with Matrix retaining a greater number of the leases that it originated. As a percentage of revenues, interest expense increased by 5.5% to 31.6% in the six months ended December 31, 1997 from 26.1% in the six months ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $2.1 million in the six months ended December 31, 1997 from $1.9 million in the six months ended December 31, 1996, an increase of $0.2 million, or 12.0%, primarily as a result of the hiring of additional telesales representatives. As a percentage of revenues, selling, general and administrative expenses decreased by 18.0% to 30.2% in the six months ended December 31, 1997 from 48.2% in the six months ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $2.3 million in the six months ended December 31, 1997 from $0.6 million in the six months ended December 31, 1996, an increase of $1.6 million, or 254.4%. As a percentage of revenues, income from operations increased by 16.3% to 32.8% in the six months ended December 31, 1997 from 16.5% in the six months ended December 31, 1996.

Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

     Finance Income from Direct Financing and Leveraged Leases. Finance income from direct financing and leveraged leases increased to $6.7 million in the year ended June 30, 1997 from $2.3 million in the year ended June 30, 1996, an increase of $4.4 million, or 187.6%, primarily as a result of Matrix retaining a greater number of the leases that it originated for its own account, as well as an increased volume of lease originations due to the hiring of additional telesales representatives and increased originations from existing telesales representatives. As a percentage of revenues, finance income from direct financing and leveraged leases increased by 25.1% to 72.5% in the year ended June 30, 1997 from 47.4% in the year ended June 30, 1996.

     Rental Income from Operating Leases. Rental income from operating leases decreased to $1.0 million in the year ended June 30, 1997 from $1.1 million in the year ended June 30, 1996, a decrease of $77,000, or 7.3%, as a result of new lease originations consisting primarily of direct financing leases. As a percentage of revenues, rental income from operating leases decreased by 10.9% to 10.7% in the year ended June 30, 1997 from 21.6% in the year ended June 30, 1996.

     Gain on Sale of Leases. Gain on sale of leases increased to $1.1 million in the year ended June 30, 1997 from $1.0 million in the year ended June 30, 1996, an increase of $36,000 or 3.5%. As a percentage of revenues, gain on sale of leases decreased by 9.4% to 11.6% in the year ended June 30, 1997 from 21.0% in the year ended June 30, 1996.

     Remarketing Income. Remarketing income increased to $0.3 million in the year ended June 30, 1997 from $0.2 million in the year ended June 30, 1996, an increase of $0.2 million, or 114.7%, primarily as a result of an increase in lease expirations for leases sold to third parties in which Matrix retained remarketing rights. As a percentage of revenues, remarketing income increased by 0.4% to 3.6% in the year ended June 30, 1997 from 3.2% in the year ended June 30, 1996.

     Other Income. Other income decreased to $0.1 million in the year ended June 30, 1997 from $0.3 million in the year ended June 30, 1996, a decrease of $0.2 million, or 55.6%. As a percentage of revenues, other income decreased by 5.2% to 1.6% in the year ended June 30, 1997 from 6.8% in the year ended June 30, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases was $0.8 million in the years ended June 30, 1997 and 1996. As a percentage of revenues, depreciation on equipment under operating leases decreased by 7.4% to 9.0% in the year ended June 30, 1997 from 16.4% in the year ended June 30, 1996.

     Interest Expense. Interest expense increased to $2.8 million in the year ended June 30, 1997 from $0.8 million in the year ended June 30, 1996, an increase of $2.0 million, or 262.5%, as a result of increased borrowing associated with Matrix retaining a greater number of the leases that it originated. As a percentage of revenues, interest expense increased by 14.4% to 30.0% in the year ended June 30, 1997 from 15.6% in the year ended June 30, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $3.8 million in the year ended June 30, 1997 from $2.9 million in the year ended June 30, 1996, an increase of $1.0 million, or 33.4%, primarily as a result of the expanded implementation of the telesales program, including hiring of additional telesales representatives, increased expenses, including telephone expenses, and an increased allowance for bad debts, due to the greater number of leases retained by Matrix. As a percentage of revenues, selling, general and administrative expenses decreased by 17.1% to 41.6% in the year ended June 30, 1997 from 58.7% in the year ended June 30, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $1.8 million in the year ended June 30, 1997 from $0.5 million in the year ended June 30, 1996, an increase of $1.3 million, or 287.4%. As a percentage of revenues, income from operations increased by 9.9% to 19.3% in the year ended June 30, 1997 from 9.4% in the year ended June 30, 1996.

Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

     Finance Income from Direct Financing and Leveraged Leases. Finance income from direct financing and leveraged leases increased to $2.3 million in the year ended June 30, 1996 from $1.4 million in the year ended June 30, 1995, an increase of $1.0 million, or 69.4%, primarily as a result of Matrix retaining a greater number of the leases that it originated for its own account, as well as an increased volume of lease originations due to the hiring of additional telesales representatives and increased originations from existing telesales representatives. As a percentage of revenues, finance income from direct financing and leveraged leases increased by 18.2% to 47.4% in the year ended June 30, 1996 from 29.2% in the year ended June 30, 1995.

     Rental Income from Operating Leases. Rental income from operating leases was $1.1 million in the years ended June 30, 1996 and 1995. As a percentage of revenues, rental income from operating leases decreased by 1.7% to 21.6% in the year ended June 30, 1996 from 23.3% in the year ended June 30, 1995.

     Gain on Sale of Leases. Gain on sale of leases decreased to $1.0 million in the year ended June 30, 1996 from $1.7 million in the year ended June 30, 1995, a decrease of $0.7 million, or 40.2%. As a percentage of revenues, gain on sale of leases decreased by 15.7% to 21.0% in the year ended June 30, 1996 from 36.7% in the year ended June 30, 1995.

     Remarketing Income. Remarketing income decreased to $0.2 million in the year ended June 30, 1996 from $0.3 million in the year ended June 30, 1995, a decrease of $0.2 million, or 53.2%, attributable to several significant remarketings on behalf of investors in the year ended June 30, 1995. As a percentage of revenues, remarketing income decreased by 3.9% to 3.2% in the year ended June 30, 1996 from 7.1% in the year ended June 30, 1995.

     Other Income. Other income increased to $0.3 million in the year ended June 30, 1996 from $0.2 million in the year ended June 30, 1995, an increase of $0.2 million, or 92.5%. As a percentage of revenues, other income increased by 3.1% to 6.8% in the year ended June 30, 1996 from 3.7% in the year ended June 30, 1995.

     Depreciation on Equipment Under Operating Leases. Depreciation on equipment under operating leases decreased to $0.8 million in the year ended June 30, 1996 from $0.9 million in the year ended June 30, 1995, a decrease of $0.1 million, or 10.3%, primarily as a result of Matrix originating primarily direct financing leases. As a percentage of revenues, depreciation on equipment under operating leases decreased by 2.6% to 16.4% in the year ended June 30, 1996 from 19.0% in the year ended June 30, 1995.

     Interest Expense. Interest expense increased to $0.8 million in the year ended June 30, 1996 from $0.5 million in the year ended June 30, 1995, an increase of $0.3 million, or 51.2%, as a result of increased borrowing associated with Matrix retaining a greater number of the leases that it originated. As a percentage of revenues, interest expense increased by 4.9% to 15.6% in the year ended June 30, 1996 from 10.7% in the year ended June 30, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $2.9 million in the year ended June 30, 1996 from $2.7 million in the year ended June 30, 1995, an increase of $0.2 million, or 7.4%, primarily as a result of the hiring of additional personnel, principally telesales representatives. As a percentage of revenues, selling, general and administrative expenses increased by 1.7% to 58.7% in the year ended June 30, 1996 from 57.0% in the year ended June 30, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $0.5 million in the year ended June 30, 1996 from $0.6 million in the year ended June 30, 1995, a decrease of $0.2 million, or 25.6%. As a percentage of revenues, income from operations decreased by 3.8% to 9.4% in the year ended June 30, 1996 from 13.2% in the year ended June 30, 1995.

MERRIMAC FINANCIAL ASSOCIATES

     Merrimac provides equipment financing to operating companies that are engaged in the coin-operated, vending, amusement and coffee service businesses. Merrimac provides direct finance leasing to the operating companies and has a recourse agreement with the equipment vendor in the event of default by the lessee. Merrimac retains the leases it originates for its own portfolio.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                               1996                  1997
                                                         ----------------      ----------------
                                                                 (DOLLARS IN THOUSANDS)
Finance income from direct financing leases............  $1,977      90.9%     $1,930      92.8%
Other income...........................................     199       9.1         149       7.2
                                                         ------                ------
          Total revenues...............................   2,176     100.0       2,079     100.0
                                                         ------                ------
Interest expense.......................................     683      31.4         663      31.9
Selling, general and administrative....................     814      37.4         805      38.7
                                                         ------                ------
          Total expenses...............................   1,497      68.8       1,468      70.6
                                                         ------                ------
Income from operations.................................  $  679      31.2%     $  611      29.4%
                                                         ======                ======

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases decreased to $1.9 million in the year ended December 31, 1997 from $2.0 million in the year ended December 31, 1996, a decrease of $47,000, or 2.4%, primarily as a result of the loss of customers to a competitor that offers leases to lessees without requiring a recourse agreement from the equipment vendor. As a percentage of revenues, finance income from direct financing leases increased by 1.9% to 92.8% in the year ended December 31, 1997 from 90.9% in the year ended December 31, 1996.

     Other Income. Other income, which includes late fees and administrative fees, decreased to $0.1 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, a decrease of $50,000, or 25.1%, primarily as a result of a decrease in administrative fees charged for servicing the liquidation of certain lease portfolios. As a percentage of revenues, other income decreased by 1.9% to 7.2% in the year ended December 31, 1997 from 9.1% in the year ended December 31, 1996.

     Interest Expense. Interest expense decreased by $20,000 to $0.7 million in the year ended December 31, 1997, a decrease of 2.9%, primarily as a result of a decrease in the average debt outstanding, and a decrease in the interest rate and commitment fee applicable to Merrimac's credit facility. As a percentage of revenues, interest expense increased by 0.5% to 31.9% in the year ended December 31, 1997 from 31.4% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses remained relatively constant at $0.8 million in the years ended December 31, 1997 and 1996. As a percentage of revenues, selling, general and administrative expenses increased by 1.3% to 38.7% in the year ended December 31, 1997 from 37.4% in the year ended December 31, 1996, primarily as a result of increased compensation to owner/employees, partially offset by a decrease in the provision for lease losses.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $0.6 million in the year ended December 31, 1997 from $0.7 million in the year ended December 31, 1996, a decrease of $0.1 million, or 10.0%. As a percentage of revenues, income from operations decreased by 1.8% to 29.4% in the year ended December 31, 1997 from 31.2% in the year ended December 31, 1996.

MUNICIPAL CAPITAL MARKETS GROUP, INC.

     MCMG arranges for the financing of bonds and leases primarily for community-based mental health/mental retardation facilities and correctional facilities. MCMG is a registered broker-dealer and places the leases that it arranges with institutional investors. Substantially all of MCMG's revenue is derived from underwriting and advisory income.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                         YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------
                                              1995                 1996                 1997
                                        ----------------     ----------------     ----------------
                                                          (DOLLARS IN THOUSANDS)
Underwriting and advisory income......  $  782      66.7%    $1,482      81.7%    $3,358      74.7%
Brokerage fee income..................      --        --         --        --        790      17.6
Management fee income.................     147      12.5        184      10.1        164       3.6
Mutual fund fee income................      --        --        104       5.7        102       2.3
Consulting fees.......................     200      17.1         --        --         --        --
Other income..........................      43       3.7         43       2.4         83       1.8
                                        ------               ------               ------
     Total revenues...................   1,172     100.0      1,813     100.0      4,497     100.0
                                        ------               ------               ------
Commission expense....................     809      69.0      1,186      65.4      3,077      68.4
Underwriting expenses.................     119      10.2        220      12.1        726      16.1
Management fee expenses...............     104       8.9        124       6.8        109       2.4
Selling, general and administrative...     236      20.1        215      11.9        266       5.9
                                        ------               ------               ------
     Total expenses...................   1,268     108.2      1,745      96.2      4,178      92.9
                                        ------               ------               ------
Income (loss) from operations.........  $  (96)     (8.2)%   $   68       3.8%    $  319       7.1%
                                        ======               ======               ======

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Underwriting and Advisory Income. Underwriting and advisory income increased to $3.4 million in the year ended December 31, 1997 from $1.5 million in the year ended December 31, 1996, an increase of $1.9 million, or 126.6%, primarily as a result of transactions generated by a recently opened branch office in Denver, Colorado and an overall increase in the volume of transactions. As a percentage of revenues, underwriting and advisory income decreased by 7.0% to 74.7% in the year ended December 31, 1997 from 81.7% in the year ended December 31, 1996.

     Brokerage Fee Income. Brokerage fee income increased to $0.8 million in the year ended December 31, 1997 from zero in the year ended December 31, 1996. MCMG commenced the business of brokerage of other financial products in the year ended December 31, 1997. As a percentage of revenues, brokerage fee income was 17.6% in the year ended December 31, 1997.

     Management Fee Income. Management fee income decreased by $20,000, or 10.9%, to $0.2 million in the year ended December 31, 1997, as a result of the transfer of a portion of clients' investments into an investment vehicle with a front-end fee. As a percentage of revenues, management fee income decreased by 6.5% to 3.6% in the year ended December 31, 1997 from 10.1% in the year ended December 31, 1996.

     Mutual Fund Fee Income. Mutual fund fee income was $0.1 million in the years ended December 31, 1997 and 1996. As a percentage of revenues, mutual fund fee income decreased by 3.4% to 2.3% in the year ended December 31, 1997 from 5.7% in the year ended December 31, 1996.

     Other Income. Other income, which primarily includes reimbursement income for expenses, increased by $40,000, or 93.0% to $0.1 million in the year ended December 31, 1997. As a percentage of revenues, other income decreased by 0.6% to 1.8% in the year ended December 31, 1997 from 2.4% in the year ended December 31, 1996.

     Commission Expense. Commission expense increased to $3.1 million in the year ended December 31, 1997 from $1.2 million in the year ended December 31, 1996, an increase of $1.9 million or 159.4%, primarily as a result of the increased number of transactions. As a percentage of revenues, commission expense increased by 3.0% to 68.4% in the year ended December 31, 1997 from 65.4% in the year ended December 31, 1996.

     Underwriting Expenses. Underwriting expenses increased to $0.7 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, an increase of $0.5 million, or 230.0%, primarily as a result of the increased number of transactions. As a percentage of revenues, underwriting expense increased by 4.0% to 16.1% in the year ended December 31, 1997 from 12.1% in the year ended December 31, 1996.

     Management Fee Expenses. Management fee expenses, which include the cost of marketing and managing a money market fund for social service providers in Illinois, decreased by $15,000, or 12.1%, to $0.1 million in the year ended December 31, 1997. As a percentage of revenue, management fee expenses decreased by 4.4% to 2.4% in the year ended December 31,1997 from 6.8% in the year ended December, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $0.3 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, an increase of $51,000, or 23.7%, primarily as a result of expenses attributable to MCMG's new office in Uniondale, New York and the increase in variable costs associated with the increased number of transactions. As a percentage of revenues, selling, general and administrative expenses decreased by 6.0% to 5.9% in the year ended December 31, 1997 from 11.9% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $0.3 million in the year ended December 31, 1997 from $0.1 million in the year ended December 31, 1996, an increase of $0.3 million, or 369.1%. As a percentage of revenues, income from operations increased by 3.3% to 7.1% in the year ended December 31, 1997 from 3.8% in the year ended December 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Underwriting and Advisory Income. Underwriting and advisory income increased to $1.5 million in the year ended December 31, 1996 from $0.8 million in the year ended December 31, 1995, an increase of $0.7 million, or 89.5%, primarily as a result of the increased volume of transactions. As a percentage of revenues, underwriting and advisory income increased by 15.0% to 81.7% in the year ended December 31, 1996 from 66.7% in the year ended December 31, 1995.

     Management Fee Income. Management fee income increased to $0.2 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $37,000, or 25.2%, primarily as a result of the increase in the number of clients utilizing MCMG's money market mutual fund. As a percentage of revenues, management fee income decreased by 2.4% to 10.1% in the year ended December 31, 1996 from 12.5% in the year ended December 31, 1995.

     Mutual Fund Fee Income. Mutual fund fee income increased to $0.1 million in the year ended December 31, 1996 from zero in the year ended December 31, 1995. MCMG began setting up and overseeing 401(k) retirement plans for small businesses during the year ended December 31, 1996. As a percentage of revenues, mutual fund fee income was 5.7% in the year ended December 31, 1996.

     Consulting Fees. Consulting fees decreased to zero in the year ended December 31, 1995 from $0.2 million the year ended December 31, 1995, as a result of a consulting fee received in connection with the sale of a retirement facility in 1995. As a percentage of revenues, consulting fees was 17.1% in the year ended December 31, 1995.

     Other Income. Other income was $43,000 in the years ended December 31, 1996 and 1995. As a percentage of revenues, other income decreased by 1.3% to 2.4% in the year ended December 31, 1996 from 3.7% in the year ended December 31, 1995.

     Commission Expense. Commission expense increased to $1.2 million in the year ended December 31, 1996 from $0.8 million in the year ended December 31, 1995, an increase of $0.4 million, or 46.6%, primarily as a result of the increased number of transactions. As a percentage of revenues, commission expense decreased by 3.6% to 65.4% in the year ended December 31, 1996 from 69.0% in the year ended December 31, 1995.

     Underwriting Expenses. Underwriting expenses increased to $0.2 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $0.1 million, or 84.9%, primarily as a result of the increased number of transactions. As a percentage of revenues, underwriting expenses increased by 1.9% to 12.1% in the year ended December 31, 1996 from 10.2% in the year ended December 31, 1995.

     Management Fee Expenses. Management fee expenses, which are a percentage of management fee income, increased by $20,000, or 19.2%, to $0.1 million in the year ended December 31, 1996, as a result of the increase in management fee income. As a percentage of revenues, management fee expenses decreased by 2.1% to 6.8% in the year ended December 31, 1996 from 8.9% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses decreased by $21,000, or 8.9%, to $0.2 million in the year ended December 31, 1996, as a result of costs incurred in the year ended December 31, 1995 associated with an arbitration action filed by MCMG against another securities broker-dealer, partially offset by contributions to a retirement plan established by MCMG in the year ended December 31, 1996. As a percentage of revenues, general and administrative expenses decreased by 8.2% to 11.9% in the year ended December 31, 1996 from 20.1% in the year ended December 31, 1995.

     Income (Loss) from Operations. As a result of the factors discussed above, income from operations increased to $0.1 million in the year ended December 31, 1996 from ($0.1) million in the year ended December 31, 1995, an increase of $0.2 million. As a percentage of revenues, income from operations increased by 12.0% to 3.8% in the year ended December 31, 1996 from (8.2%) in the year ended December 31, 1995.

THE NSJ GROUP

     NSJ provides lease financing for commercial jet aircraft and jet aircraft engines to commercial airlines and engages in the purchase and sale of aircraft for its own account, as well as remarketing activities on behalf of airlines, financial institutions and other leasing companies. NSJ arranges financing for each aircraft that it purchases, and either sells the lease to investors on a non-recourse basis or holds the lease in its portfolio. NSJ acquires aircraft and aircraft engines for its portfolio with a combination of equity capital and debt financing.

     NSJ's revenues are derived primarily from the sale and remarketing of aircraft and rentals of aircraft. NSJ's leases are operating leases and revenues are recognized over the life of the lease as rentals are earned. Revenues from NSJ's remarketing activities consist primarily of gains on the sale of aircraft from NSJ's portfolio and also include fees and commissions earned from remarketing on behalf of third parties. Interest income is derived from notes receivable and investment of cash. Due in part to the substantial purchase price of aircraft, NSJ's operating results can fluctuate significantly, based in part on the timing of sales of aircraft and commissions on sales of aircraft.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                         YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------
                                             1995                 1996                 1997
                                       ----------------     ----------------     -----------------
                                                         (DOLLARS IN THOUSANDS)
Rental income from operating
  leases.............................  $1,757      19.7%    $3,343      94.6%    $ 7,320      42.1%
Sales of equipment...................   7,084      79.5         --        --       9,560      55.0
Interest and other income............      75       0.8        191       5.4         511       2.9
                                       ------               ------               -------
     Total revenues..................   8,916     100.0      3,534     100.0      17,391     100.0
                                       ------               ------               -------
Depreciation on equipment under
  operating leases...................     740       8.3      1,124      31.8       1,866      10.7
Cost of equipment sold...............   6,271      70.3         --        --       8,723      50.2
Interest expense.....................     938      10.5      1,810      51.2       3,034      17.4
Selling, general and
  administrative.....................     741       8.3      1,270      35.9       3,015      17.3
                                       ------               ------               -------
     Total expenses..................   8,690      97.5      4,204     119.0      16,638      95.7
                                       ------               ------               -------
Income (loss) from operations........  $  226       2.5%    $ (670)    (19.0%)   $   753       4.3%
                                       ------               ------               -------
Equity in net earnings (loss) of
  affiliated companies...............      (5)       --        896        --       3,996        --

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Rental Income from Operating Leases. Rental income from operating leases increased to $7.3 million in the year ended December 31, 1997 from $3.3 million in the year ended December 31, 1996, an increase of $4.0 million, or 119.0%, primarily due to the lease of additional aircraft purchased during the fourth quarter of 1996 and during 1997. As a percentage of revenues, rental income from operating leases decreased by 52.5% to 42.1% in the year ended December 31, 1997 from 94.6% in the year ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment increased to $9.6 million in the year ended December 31, 1997 from zero in the year ended December 31, 1996, due to the sale of a Boeing 727-200 aircraft. As a percentage of revenues, income from sales of equipment was 55.0% in the year ended December 31, 1997.

     Interest and Other Income. Interest and other income increased to $0.5 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, an increase of $0.3 million, or 167.5%, primarily as a result of income attributable to a settlement with a lessee in December 1997, relating to the return condition of an aircraft. As a percentage of revenues, interest and other income decreased by 2.5% to 2.9% in the year ended December 31, 1997 from 5.4% in the year ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $1.9 million in the year ended December 31, 1997 from $1.1 million in the year ended December 31, 1996, an increase of $0.7 million, or 66.0%, due to the increased number of aircraft in NSJ's portfolio. As a percentage of revenues, depreciation on equipment under operating leases decreased by 21.1% to 10.7% in the year ended December 31, 1997 from 31.8% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold of $8.7 million in the year ended December 31, 1997 relates to the purchase and sale of a Boeing 727-200 in 1997. As a percentage of revenues, cost of equipment sold amounted to 50.2% in the year ended December 31, 1997.

     Interest Expense. Interest expense increased to $3.0 million in the year ended December 31, 1997 from $1.8 million in the year ended December 31, 1996, an increase of $1.2 million, or 67.6% as a result of increased borrowings associated with additional aircraft purchased in the fourth quarter of 1996 and in 1997. As a percentage of revenues, interest expense decreased by 33.8% to 17.4% in the year ended December 31, 1997 from 51.2% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses, including commission expenses, all of which were paid to Cauff Lippman, increased to $3.0 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, an increase of $1.7 million, or 137.4%, primarily as a result of expenses associated with NSJ's increased volume of operating leases and buying and selling of aircraft with Cauff Lippman, partially offset by a reduction in compensation to stockholder/employees. As a percentage of revenues, selling, general and administrative expenses decreased by 18.6% to 17.3% in the year ended December 31, 1997 from 35.9% in the year ended December 31, 1996.

     Income (Loss) from Operations. As a result of the factors discussed above, income from operations increased to $0.8 million in the year ended December 31, 1997 from ($0.7) million in the year ended December 31, 1996, an increase of $1.4 million. As a percentage of revenues, operating income increased by 23.3% to 4.3% in the year ended December 31, 1997 from (19.0)% in the year ended December 31, 1996.

     Equity in Net Earnings (Loss) of Affiliated Companies. Equity in net earnings of affiliated companies increased to $4.0 million in the year ended December 31, 1997 from $0.9 million in the year ended December 31, 1996, an increase of $3.1 million, or 346.0%, as a result of sales of ten aircraft by affiliated companies in the year ended December 31, 1997, compared to three aircraft in the year ended December 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Rental Income from Operating Leases. Rental income from operating leases increased to $3.3 million in the year ended December 31, 1996 from $1.8 million in the year ended December 31, 1995, an increase of $1.6 million, or 90.3%, primarily due to the lease of additional aircraft purchased during the fourth quarter of 1995 and during 1996. As a percentage of revenues, rental income from operating leases increased by 74.9% to 94.6% in the year ended December 31, 1996 from 19.7% in the year ended December 31, 1995.

     Sales of Equipment. Income from sales of equipment decreased to zero in the year ended December 31, 1996 from $7.1 million in the year ended December 31, 1995. As a percentage of revenues, income from sales of equipment was 79.5% in the year ended December 31, 1995.

     Interest and Other Income. Interest income increased to $0.2 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $0.1 million, or 154.7%. The increase was primarily attributable to income from a single commission in 1996. As a percentage of revenues, interest and other income increased by 4.6% to 5.4% in the year ended December 31, 1996 from 0.8% in the year ended December 31, 1995.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $1.1 million in the year ended December 31, 1996 from $0.7 million in the year ended December 31, 1995, an increase of $0.4 million, or 51.9%, due to the increased number of aircraft in NSJ's portfolio. As a percentage of revenues, depreciation on equipment under operating leases increased by 23.5% to 31.8% in the year ended December 31, 1996 from 8.3% in the year ended December 31, 1995.

     Cost of Equipment Sold. Cost of equipment sold decreased to zero in the year ended December 31, 1996 from $6.3 million in the year ended December 31, 1995, due to sales of aircraft in the year ended December 31, 1995 and no sales of aircraft in the year ended December 31, 1996. As a percentage of revenues, cost of equipment sold amounted to 70.3% in the year ended December 31, 1995.

     Interest Expense. Interest expense increased to $1.8 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, an increase of $0.9 million, or 93.0% as a result of increased borrowings associated with additional aircraft purchased in the fourth quarter of 1995 and in 1996. As a percentage of revenues, interest expense increased by 40.7% to 51.2% in the year ended December 31, 1996 from 10.5% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $1.3 million in the year ended December 31, 1996 from $0.7 million in the year ended December 31, 1995, an increase of $0.5 million, or 71.4%, primarily as a result of expenses associated with a Boeing 737-200 aircraft purchased by NSJ which required a high level of marketing and technical support. As a percentage of revenues, selling, general and administrative expenses increased by 27.6% to 35.9% in the year ended December 31, 1996 from 8.3% in the year ended December 31, 1995.

     Income (Loss) from Operations. As a result of the factors discussed above, income (loss) from operations decreased to ($0.7) million in the year ended December 31, 1996 from $0.2 million in the year ended December 31, 1995, a decrease of $0.9 million, or 396.5%. As a percentage of revenues, income (loss) from operations decreased by 21.5% to (19.0%) in the year ended December 31, 1996 from 2.5% in the year ended December 31, 1995.

     Equity in Net Earnings (Loss) of Affiliated Companies. Equity in net earnings (loss) of affiliated companies increased to $0.9 million in the year ended December 31, 1996 from ($5,000) in the year ended December 31, 1995 due to the affiliated companies having no leasing or sales activities in the year ended December 31, 1995.

PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

     PFSC provides servicing and processing services to leasing companies, including lease accounting for both financial reporting and federal income tax purposes, lien searches, UCC filings, asset tracking, insurance tracking, preparation of sales, use and property tax returns, invoicing and collections. PFSC derives its revenues from servicing fees, including set-up, monthly and conversion fees.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                              1996                   1997
                                                       ------------------     ------------------
                                                                (DOLLARS IN THOUSANDS)
Servicing fees.....................................    $ 1,322      100.0%    $ 1,480      100.0%
                                                       -------                -------
     Total revenues................................      1,322      100.0       1,480      100.0
                                                       -------                -------
Selling, general and administrative................      3,356      253.9       3,356      226.8
                                                       -------                -------
     Total expenses................................      3,356      253.9       3,356      226.8
                                                       -------                -------
Loss from operations...............................    $(2,034)    (153.9)%   $(1,876)    (126.8)%
                                                        ======                 ======

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Servicing Fees. Servicing fees increased to $1.5 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, an increase of $0.2 million or 12.0% as a result of an increase in the number of leases serviced.

     Selling, General and Administrative. Selling, general, and administrative expenses were $3.4 million in the years ended December 31, 1997 and 1996. Increased expenses in the year ended December 31, 1997 include hiring additional information technology, customer service and sales personnel associated with broadening the services available to clients, and were offset by a decrease in depreciation expense due to write downs of obsolete computer equipment in the year ended December 31, 1996. As a percentage of revenues, selling, general, and administrative expenses decreased by 27.1% to 226.8% in the year ended December 31, 1997 from 253.9% in the year ended December 31, 1996.

     Loss from Operations. Loss from operations, which was primarily the result of costs incurred in connection with updating and broadening PFSC's capabilities to provide lease and loan portfolio servicing to third parties, decreased to ($1.9) million in the year ended December 31, 1997 from ($2.0) million in the year ended December 31, 1996, a decrease of $0.2 million or 7.8%. As a percentage of revenues, loss from operations decreased by 27.1% to (126.8%) in the year ended December 31, 1997 from (153.9%) in the year ended December 31, 1996.

VARILEASE CORPORATION

     Varilease provides lease financing for high-technology equipment, primarily computers, workstations/desktops, servers and telecommunications equipment, to Fortune 1000 companies and other businesses throughout the United States. Upon origination of a lease, Varilease either sells the lease to a third party on a non-recourse basis or retains the lease for its portfolio.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                           YEAR ENDED SEPTEMBER 30,                          THREE MONTHS ENDED DECEMBER 31,
                         ------------------------------------------------------------     -------------------------------------
                               1995                  1996                  1997                 1996                 1997
                         -----------------     -----------------     ----------------     ----------------     ----------------
                                                                 (DOLLARS IN THOUSANDS)
Finance income from
  direct financing
  leases...............  $ 1,716      13.8%    $ 3,759      21.9%    $ 6,572     16.8%    $1,469      23.8%    $ 1,653     16.0%
Rental income from
  operating leases.....    4,365      35.1       5,374      31.4      10,240     26.2      2,168      35.2       3,035     29.3
Gain on sale of
  leases...............    1,478      11.9       2,054      12.0       4,953     12.7        647      10.5       2,210     21.3
Sales of equipment.....    3,854      31.0       3,890      22.7      12,197     31.3      1,042      16.9       1,147     11.1
Remarketing income.....      832       6.7       1,967      11.5       4,913     12.6        793      12.9       2,269     21.9
Other income...........      177       1.4          82       0.5         138      0.4         42       0.7          47      0.5
                         -------               -------               -------              ------               -------
    Total revenues.....   12,422     100.0      17,126     100.0      39,013    100.0      6,161     100.0      10,361    100.0
                         -------               -------               -------              ------               -------
Depreciation on
  equipment under
  operating leases.....    3,319      26.7       3,904      22.8       7,915     20.3      1,130      18.3       2,338     22.6
Cost of equipment
  sold.................    2,923      23.5       3,719      21.7      10,091     25.9        716      11.6         790      7.6
Interest expense.......    2,231      18.0       3,524      20.6       6,297     16.1      1,185      19.2       1,811     17.5
Selling, general and
  administrative.......    3,575      28.8       5,712      33.4       8,449     21.7      1,960      31.8       1,476     14.2
                         -------               -------               -------              ------               -------
    Total expenses.....   12,048      97.0      16,859      98.4      32,752     84.0      4,991      81.0       6,415     61.9
                         -------               -------               -------              ------               -------
Income from
  operations...........  $   374       3.0%    $   267       1.6%    $ 6,261     16.0%    $1,170      19.0%    $ 3,946     38.1%
                         =======               =======               =======              ======               =======

Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $1.7 million in the three months ended December 31, 1997 from $1.5 million in the three months ended December 31, 1996, an increase of $0.2 million, or 12.5%, primarily as a result of Varilease retaining a greater portion of leases for its own account. As a percentage of revenues, finance income from direct financing leases decreased by 7.8% to 16.0% in the three months ended December 31, 1997 from 23.8% in the three months ended December 31, 1996.

     Rental Income from Operating Leases. Rental income from operating leases increased to $3.0 million in the three months ended December 31, 1997 from $2.2 million in the three months ended December 31, 1996, an increase of $0.9 million, or 40.0%, primarily as a result of increased lease originations. As a percentage of revenues, income from operating leases decreased by 5.9% to 29.3% in the three months ended December 31, 1997 from 35.2% in the three months ended December 31, 1996.

     Gain on Sale of Leases. Gain on sale of leases increased to $2.2 million in the three months ended December 31, 1997 from $0.6 million in the three months ended December 31, 1996, an increase of $1.6 million, or 241.6%, primarily as a result of increased originations. As a percentage of revenues, gain on sale of leases increased by 10.8% to 21.3% in the three months ended December 31, 1997 from 10.5% in the three months ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment increased to $1.1 million in the three months ended December 31, 1997 from $1.0 million in the three months ended December 31, 1996, an increase of $0.1 million, or 10.1%. As a percentage of revenues, income from sales of equipment decreased by 5.8% to 11.1% in the three months ended December 31, 1997 from 16.9% in the three months ended December 31, 1996.

     Remarketing Income. Remarketing income increased to $2.3 million in the three months ended December 31, 1997 from $0.8 million in the three months ended December 31, 1996, an increase of $1.5 million, or 186.1%, primarily as a result of proceeds associated with the remarketing agreement awarded to Varilease in connection with its acquisition of its St. Louis, Missouri operations in the fourth quarter of fiscal 1996. As a percentage of revenues, remarketing income increased 9% to 21.9% in the three months ended December 31, 1997 from 12.9% in the three months ended December 31, 1996.

     Other Income. Other income increased by $5,000, or 11.9% to $47,000 for the three months ended December 31, 1997 from $42,000 in the three months ended December 31, 1996. As a percentage of revenues, other income decreased by 0.2% to 0.5% in the three months ended December 31, 1997 from 0.7% in the three months ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $2.3 million in the three months ended December 31, 1997 from $1.1 million in the three months ended December 31, 1996, an increase of $1.2 million, or 106.9%, as a result of a higher operating lease average investment balance. As a percentage of revenues, depreciation on equipment under operating leases increased by 4.3% to 22.6% in the three months ended December 31, 1997 from 18.3% in the three months ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $0.8 million in the three months ended December 31, 1997 from $0.7 million in the three months ended December 31, 1996, an increase of $0.1 million, or 10.3%. As a percentage of revenues, cost of equipment sold decreased by 4.0% to 7.6% in the three months ended December 31, 1997 from 11.6% in the three months ended December 31, 1996.

     Interest Expense. Interest expense increased to $1.8 million in the three months ended December 31, 1997 from $1.2 million in the three months ended December 31, 1996, an increase of $0.6 million, or 52.8%, as a result of higher average borrowings required to fund additional investments in equipment under lease. As a percentage of revenues, interest expense decreased by 1.7% to 17.5% in the three months ended December 31, 1997 from 19.2% in the three months ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses decreased to $1.5 million in the three months ended December 31, 1997 from $2.0 million in the three months ended December 31, 1996, a decrease of $0.5 million, or 24.7%, primarily as a result of the termination of certain highly compensated employees at the remarketing facility in the second quarter of fiscal 1997, as well as increased lease origination activity. As a percentage of revenues, selling, general and administrative expenses decreased by 17.6% to 14.2% in the three months ended December 31, 1997 from 31.8% in the three months ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $3.9 million in the three months ended December 31, 1997 from $1.2 million in the three months ended December 31, 1996, an increase of $2.8 million, or 237.3%. As a percentage of revenues, income from operations increased by 19.1% to 38.1% in the three months ended December 31, 1997 from 19.0% in the three months ended December 31, 1996.

Year Ended September 30, 1997 Compared to Year Ended September 30, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $6.6 million in the year ended September 30, 1997 from $3.8 million in the year ended September 30, 1996, an increase of $2.8 million, or 74.8%, as a result of increased originations, primarily to existing customers, as well as to new customers. As a percentage of revenues, finance income from direct financing leases decreased by 5.1% to 16.8% in the year ended September 30, 1997 from 21.9% in the year ended September 30, 1996.

     Rental Income from Operating Leases. Rental income from operating leases increased to $10.2 million in the year ended September 30, 1997 from $5.4 million in the year ended September 30, 1996, an increase of $4.9 million, or 90.5%, primarily as a result of originations generated by Varilease's St. Louis, Missouri location, which was acquired during the fourth quarter of fiscal 1996. As a percentage of revenues, rental income from operating leases decreased by 5.2% to 26.2% in the year ended September 30, 1997 from 31.4% in the year ended September 30, 1996.

     Gain on Sale of Leases. Gain on sale of leases increased to $5.0 million in the year ended September 30, 1997 from $2.1 million in the year ended September 30, 1996, an increase of $2.9 million, or 141.1%, primarily as a result of increased sales of leases originated from one customer and an overall increase in the volume of leases sold. As a percentage of revenues, gain on sale of leases increased by 0.7% to 12.7% in the year ended September 30, 1997 from 12% in the year ended September 30, 1996.

     Sales of Equipment. Income from sales of equipment increased to $12.2 million in the year ended September 30, 1997 from $3.9 million in the year ended September 30, 1996, an increase of $8.3 million, or 213.5%, primarily as a result of increased sales of computer equipment. As a percentage of revenues, income from sales of equipment increased by 8.6% to 31.3% in the year ended September 30, 1997 from 22.7% in the year ended September 30, 1996.

     Remarketing Income. Remarketing income increased to $4.9 million in the year ended September 30, 1997 from $2.0 million in the year ended September 30, 1996, an increase of $2.9 million, or 149.8%, primarily as a result of proceeds associated with the remarketing agreement awarded to Varilease in connection with its acquisition of the St. Louis, Missouri operations in the fourth quarter of fiscal 1996. As a percentage of revenues, remarketing income increased by 1.1% to 12.6% in the year ended September 30, 1997 from 11.5% in the year ended September 30, 1996.

     Other Income. Other income increased by $56,000 or 68.3% to $0.1 million in the year ended September 30, 1997. As a percentage of revenues, other income decreased by 0.1% to 0.4% in the year ended September 30, 1997 from 0.5% in the year ended September 30, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $7.9 million in the year ended September 30, 1997 from $3.9 million in the year ended September 30, 1996, an increase of $4.0 million, or 102.7%, as a result of a higher operating lease average investment balance, primarily attributable to operating leases originated by Varilease's St. Louis, Missouri location. As a percentage of revenues, depreciation on equipment under operating leases decreased by 2.5% to 20.3% in the year ended September 30, 1997 from 22.8% in the year ended September 30, 1996.

     Cost of Equipment Sold. Cost of equipment sold increased to $10.1 million in the year ended September 30, 1997 from $3.7 million in the year ended September 30, 1996, an increase of $6.4 million, or 171.3%. As a percentage of revenues, cost of equipment sold increased by 4.2% to 25.9% in the year ended September 30, 1997 from 21.7% in the year ended September 30, 1996.

     Interest Expense. Interest expense increased to $6.3 million in the year ended September 30, 1997 from $3.5 million in the year ended September 30, 1996, an increase of $2.8 million, or 78.7%, as a result of higher average borrowings required to fund additional investments in equipment under lease. As a percentage of revenues, interest expense decreased by 4.5% to 16.1% in the year ended September 30, 1997 from 20.6% in the year ended September 30, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $8.4 million in the year ended September 30, 1997 from $5.7 million in the year ended September 30, 1996, an increase of $2.7 million, or 47.9%, as a result of increased lease origination activity and operating expenses, including additional personnel costs, associated with the St. Louis, Missouri location. As a percentage of revenues, selling, general and administrative expenses decreased by 11.7% to 21.7% in the year ended September 30, 1997 from 33.4% in the year ended September 30, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $6.3 million in the year ended September 30, 1997 from $0.3 million in the year ended September 30, 1996, an increase of $6.0 million, or 2,244.9%. As a percentage of revenues, income from operations increased by 14.4% to 16.0% in the year ended September 30, 1997 from 1.6% in the year ended September 30, 1996.

Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $3.8 million in the year ended September 30, 1996 from $1.7 million in the year ended September 30, 1995, an increase of $2.0 million, or 119.1%, as a result of increased originations, primarily to existing customers. As a percentage of revenues, finance income from direct financing leases increased by 8.1% to 21.9% in the year ended September 30, 1996 from 13.8% in the year ended September 30, 1995.

     Rental Income from Operating Leases. Rental income from operating leases increased to $5.4 million in the year ended September 30, 1996 from $4.4 million in the year ended September 30, 1995, an increase of $1.0 million, or 23.1%, as a result of increased lease originations. As a percentage of revenues, rental income from operating leases decreased by 3.7% to 31.4% in the year ended September 30, 1996 from 35.1% in the year ended September 30, 1995.

     Gain on Sale of Leases. Gain on sale of leases increased to $2.1 million in the year ended September 30, 1996 from $1.5 million in the year ended September 30, 1995, an increase of $0.6 million, or 39.0%, primarily as a result of increased sales of leases originated from one customer and an overall increase in the volume of leases sold. As a percentage of revenues, gain on sale of leases increased by 0.1% to 12.0% in the year ended September 30, 1996 from 11.9% in the year ended September 30, 1995.

     Sales of Equipment. Income from sales of equipment were $3.9 million in the years ended September 30, 1996 and 1995. As a percentage of revenues, sales of equipment decreased by 8.3% to 22.7% in the year ended September 30, 1996 from 31.0% in the year ended September 30, 1995.

     Remarketing Income. Remarketing income increased to $2.0 million in the year ended September 30, 1996 from $0.8 million in the year ended September 30, 1995, an increase of $1.1 million, or 136.4%, primarily as a result of Varilease's acquisition, in the first quarter of fiscal 1996 of an equipment refurbishing and remarketing facility. As a percentage of revenues, remarketing income increased by 4.8% to 11.5% in the year ended September 30, 1996 from 6.7% in the year ended September 30, 1995.

     Other Income. Other income decreased to $0.1 million in the year ended September 30, 1996 from $0.2 million in the year ended September 30, 1995, a decrease of $0.1 million, or 53.7%. As a percentage of revenues, other income decreased by 0.9% to 0.5% in the year ended September 30, 1996 from 1.4% in the year ended September 30, 1995.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $3.9 million in the year ended September 30, 1996 from $3.3 million in the year ended September 30, 1995, an increase of $0.6 million, or 17.6%, primarily as a result of increased lease originations. As a percentage of revenues, depreciation on equipment under operating leases decreased by 3.9% to 22.8% in the year ended September 30, 1996 from 26.7% in the year ended September 30, 1995.

     Cost of Equipment Sold. Cost of equipment sold increased to $3.7 million in the year ended September 30, 1996 from $2.9 million in the year ended September 30, 1995, an increase of $0.8 million, or 27.2%. As a percentage of revenues, cost of equipment sold decreased by 1.8% to 21.7% in the year ended September 30, 1996 from 23.5% in the year ended September 30, 1995.

     Interest Expense. Interest expense increased to $3.5 million in the year ended September 30, 1996 from $2.2 million in the year ended September 30, 1995, an increase of $1.3 million, or 58.0%, as a result of higher average borrowings required to fund additional investments in equipment under lease. As a percentage of revenues, interest expense increased by 2.6% to 20.6% in the year ended September 30, 1996 from 18.0% in the year ended September 30, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $5.7 million in the year ended September 30, 1996 from $3.6 million in the year ended September 30, 1995, an increase of $2.1 million, or 59.8%, as a result of increased lease origination activity and operating expenses, including additional personnel costs associated with the remarketing facility acquired in the first quarter of fiscal 1996. As a percentage of revenues, selling, general and administrative expenses increased by 4.6% to 33.4% in the year ended September 30, 1996 from 28.8% in the year ended September 30, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $0.3 million in the year ended September 30, 1996 from $0.4 million in the year ended September 30, 1995, a decrease of $0.1 million, or 28.6%. As a percentage of revenues, income from operations decreased by 1.4% to 1.6% in the year ended September 30, 1996 from 3.0% in the year ended September 30, 1995.

THE WALDEN ASSET GROUP, INC.

     Walden provides equipment lease financing for a variety of equipment, including communications, computer and manufacturing equipment, to Fortune 500 and other businesses throughout the United States. Lease transactions are either held in Walden's portfolio or sold, on a non-recourse basis.

     Income generated by leasing activities is comprised of operating lease revenues and interest income on direct financing leases. Remarketing income represents fees charged by Walden under agreements with third parties to market their equipment for re-lease or sale at the end of a lease term. Walden depreciates equipment on operating leases on a straight-line basis over a five-year period. Walden finances its lease transactions primarily through non-recourse debt agreements with several lending institutions.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of revenues for the periods indicated.

                                                         YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------
                                              1995                 1996                 1997
                                        ----------------     ----------------     ----------------
                                                          (DOLLARS IN THOUSANDS)
Finance income from direct financing
  leases..............................  $3,262      62.4%    $4,234      55.9%    $6,575      63.6%
Rental income from operating leases...     314       6.0        316       4.2      1,543      14.9
Sales of equipment....................      74       1.4      1,089      14.4      1,046      10.1
Gain on sale of leases................   1,502      28.7      1,470      19.4        573       5.5
Remarketing income....................      73       1.4        470       6.2        602       5.8
                                        ------               ------               ------
          Total revenues..............   5,225     100.0      7,579     100.0     10,339     100.0
                                        ------               ------               ------
Depreciation on equipment under
  operating leases....................     180       3.4        243       3.2        683       6.6

Cost of equipment sold................      --        --        899      11.9        389       3.8
Interest expense......................   2,124      40.7      3,110      41.0      3,868      37.4
Selling, general and administrative...   1,790      34.3      2,384      31.5      3,128      30.3
                                        ------               ------               ------
          Total expenses..............   4,094      78.4      6,636      87.6      8,068      78.0
                                        ------               ------               ------
Income from operations................  $1,131      21.6%    $  943      12.4%    $2,271      22.0%
                                        ======               ======               ======

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $6.6 million in the year ended December 31, 1997 from $4.2 million in the year ended December 31, 1996, an increase of $2.3 million, or 55.3%, primarily as a result of increased originations and of Walden retaining for its own account a greater portion of the leases that it originated. As a percentage of revenues, finance income from direct financing leases increased by 7.7% to 63.6% in the year ended December 31, 1997 from 55.9% in the year ended December 31, 1996.

     Rental Income from Operating Leases. Rental income from operating leases increased to $1.5 million in the year ended December 31, 1997 from $0.3 million in the year ended December 31, 1996, an increase of $1.2 million, or 388.3%, primarily as a result of increased originations. As a percentage of revenues, rental income from operating leases increased by 10.7% to 14.9% in the year ended December 31, 1997 from 4.2% in the year ended December 31, 1996.

     Sales of Equipment. Income from sales of equipment decreased to $1.0 million in the year ended December 31, 1997 from $1.1 million in the year ended December 31, 1996, a decrease of $43,000, or 3.9%. As a percentage of revenues, income from sales of equipment decreased by 4.3% to 10.1% in the year ended December 31, 1997 from 14.4% in the year ended December 31, 1996.

     Gain on Sale of Leases. Gain on sale of leases decreased to $0.6 million in the year ended December 31, 1997 from $1.5 million in the year ended December 31, 1996, a decrease of $0.9 million or 61.0%, primarily as a result of Walden retaining a greater portion of leases for its own account. As a percentage of revenues, gain on sale of leases decreased by 13.9% to 5.5% in the year ended December 31, 1997 from 19.4% in the year ended December 31, 1996.

     Remarketing Income. Remarketing income increased to $0.6 million in the year ended December 31, 1997 from $0.5 million in the year ended December 31, 1996, an increase of $0.1 million, or 28.1%, primarily as a result of an increase in fees associated with remarketing equipment on behalf of third parties. As a percentage of revenues, remarketing income decreased by 0.4% to 5.8% in the year ended December 31, 1997 from 6.2% in the year ended December 31, 1996.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased to $0.7 million in the year ended December 31, 1997 from $0.2 million in the year ended December 31, 1996, an increase of $0.4 million, or 181.1%, as a result of increased purchases of equipment due to increased lease originations. As a percentage of revenues, depreciation on equipment under operating leases increased by 3.4% to 6.6% in the year ended December 31, 1997 from 3.2% in the year ended December 31, 1996.

     Cost of Equipment Sold. Cost of equipment sold decreased to $0.4 million in the year ended December 31, 1997 from $0.9 million in the year ended December 31, 1996, a decrease of $0.5 million, or 56.7%. As a percentage of revenues, cost of equipment sold decreased by 8.1% to 3.8% in the year ended December 31, 1997 from 11.9% in the year ended December 31, 1996.

     Interest Expense. Interest expense increased to $3.9 million in the year ended December 31, 1997 from $3.1 million in the year ended December 31, 1996, an increase of $0.8 million, or 24.4%, primarily as a result of the incurrence of increased debt to finance increased lease originations. As a percentage of revenues, interest expense decreased by 3.6% to 37.4% in the year ended December 31, 1997 from 41.0% in the year ended December 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $3.1 million in the year ended December 31, 1997 from $2.4 million in the year ended December 31, 1996, an increase of $0.7 million, or 31.2%, primarily as a result of increased rent due to the relocation and expansion of Walden's headquarters and increased compensation to stockholders/employees. As a percentage of revenues, selling, general and administrative expenses decreased by 1.2% to 30.3% in the year ended December 31, 1997 from 31.5% in the year ended December 31, 1996.

     Income from Operations. As a result of the factors discussed above, income from operations increased to $2.3 million in the year ended December 31, 1997 from $0.9 million in the year ended December 31, 1996, an increase of $1.3 million, or 140.8%. As a percentage of revenues, income from operations increased by 9.6% to 22.0% in the year ended December 31, 1997 from 12.4% in the year ended December 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Finance Income from Direct Financing Leases. Finance income from direct financing leases increased to $4.2 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995, an increase of $1.0 million, or 29.8%, primarily as a result of Walden retaining for its own account a greater portion of the leases that it originated. As a percentage of revenues, finance income from direct financing leases decreased by 6.5% to 55.9% in the year ended December 31, 1996 from 62.4% in the year ended December 31, 1995.

     Rental Income from Operating Leases. Rental income from operating leases increased by $2,000, or 0.6% to $0.3 million in the year ended December 31, 1996. As a percentage of revenues, rental income from operating leases decreased by 1.8% to 4.2% in the year ended December 31, 1996 from 6.0% in the year ended December 31, 1995.

     Sales of Equipment. Income from sales of equipment increased to $1.1 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $1.0 million, or 1,371.6%, primarily as a result of the increase in sales of equipment at lease maturity associated with the increase in Walden's portfolio. As a percentage of revenues, income from sales of equipment increased by 13.0% to 14.4% in the year ended December 31, 1996 from 1.4% in the year ended December 31, 1995.

     Gain on Sale of Leases. Gain on sale of leases decreased by $32,000, or 2.1%, to $1.5 million in the year ended December 31, 1996, primarily as a result of Walden retaining a greater portion of leases for its own account. As a percentage of revenues, gain on sale of leases decreased by 9.3% to 19.4% in the year ended December 31, 1996 from 28.7% in the year ended December 31, 1995.

     Remarketing Income. Remarketing income increased to $0.5 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $0.4 million, or 543.8%, primarily as a result of an increase in fees associated with remarketing equipment on behalf of third parties. As a percentage of revenues, remarketing income increased by 4.8% to 6.2% in the year ended December 31, 1996 from 1.4% in the year ended December 31, 1995.

     Depreciation on Equipment under Operating Leases. Depreciation on equipment under operating leases increased by $0.1 million to $0.2 million in the year ended December 31, 1996, an increase of 35.0%, as a result of increased purchases of equipment due to increased originations. As a percentage of revenues, depreciation on equipment under operating leases decreased by 0.2% to 3.2% in the year ended December 31, 1996 from 3.4% in the year ended December 31, 1995.

     Cost of Equipment Sold. Cost of equipment sold increased to $0.9 million in the year ended December 31, 1996 from zero in the year ended December 31, 1995, as a result of the increase in sales of equipment and principally as a result of the early termination of a lease and the sale of the underlying equipment in 1996. As a percentage of revenues, cost of equipment sold was 11.9% in the year ended December 31, 1996.

     Interest Expense. Interest expense increased to $3.1 million in the year ended December 31, 1996 from $2.1 million in the year ended December 31, 1995, an increase of $1.0 million, or 46.4%, primarily as a result of the incurrence of increased debt to finance increased lease originations. As a percentage of revenues, interest expense increased by 0.3% to 41.0% in the year ended December 31, 1996 from 40.7% in the year ended December 31, 1995.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $2.4 million in the year ended December 31, 1996 from $1.8 million in the year ended December 31, 1995, an increase of $0.6 million, or 33.2%, primarily as a result in increases in salaries to stockholders/employees. As a percentage of revenues, selling, general and administrative expenses decreased by 2.8% to 31.5% in the year ended December 31, 1996 from 34.3% in the year ended December 31, 1995.

     Income from Operations. As a result of the factors discussed above, income from operations decreased to $0.9 million in the year ended December 31, 1996 from $1.1 million in the year ended December 31, 1995, a decrease of $0.2 million, or 16.6%. As a percentage of revenues, income from operations decreased by 9.2% to 12.4% in the year ended December 31, 1996 from 21.6% in the year ended December 31, 1995.

                                    BUSINESS

OVERVIEW

     UniCapital was founded in October 1997 to create a national consolidator and operator of equipment leasing and specialty finance businesses serving the commercial market. Upon consummation of the Mergers, the Company, through the Founding Companies, will originate, acquire, sell and service equipment leases and arrange structured financings in the computer and telecommunications equipment, large ticket and structured finance, middle market and small ticket areas of the equipment leasing industry. In addition, one of the Founding Companies will provide lease administration and processing services for certain of the leases originated by the Founding Companies, as well as for any securitizations undertaken by the Company. The Founding Companies' leases and structured financing arrangements cover a broad range of equipment, including aircraft, computer and telecommunications equipment, construction and manufacturing equipment, office equipment, trucks, printing equipment, car washes and petroleum retail equipment and vending machines. The Company will fund the acquisition or origination of its leases through warehouse credit facilities or through recourse or non-recourse financing and will retain the leases for its own account or sell the leases to third parties. The Company intends to sell certain of its lease receivables in the public and private markets through a securitization program. For the year ended December 31, 1997, the Company had pro forma combined direct financing and sales-type lease originations of over $400.0 million, pro forma combined income from operations of $38.6 million and pro forma combined net income before extraordinary item of $22.9 million.

     The Company's senior management team collectively has more than 70 years of experience in the acquisition and integration of businesses, lease financing, securitizations and other structured finance transactions. Robert New, the Company's co-founder, Chairman and Chief Executive Officer, previously served as an operating company president of and an Acquisition Consultant to U.S. Office Products Company where he participated in over 40 acquisitions. Theodore J. Rogenski, the Company's Chief Operating Officer, has served as a senior executive with three national leasing companies, including Chief Operating Officer of LINC Anthem Corporation and its successor, Newcourt LINC Financial Inc., and Wells Fargo Leasing Corporation, where he served for ten years as the President and Chief Executive Officer. Bruce E. Kropschot, the Company's Vice Chairman -- Mergers and Acquisitions, founded and operated a private mergers and acquisitions advisory firm which has arranged the sale of over 100 equipment leasing and specialty finance businesses. Steven E. Hirsch, the Company's Executive Vice President -- Structured Finance, was the Head of the Leasing Products Group at Morgan Stanley & Co. Incorporated where he was involved in arranging over $30 billion of transactions in structured lease financings, advising on mergers and acquisitions of leasing companies and securitizations.

INDUSTRY OVERVIEW

     The equipment leasing and financing industry in the United States has grown consistently during the last decade and includes a wide range of entities that provide funding for the purchase or use of equipment. The equipment leasing industry in the United States is a significant factor in financing capital expenditures of businesses. The ELA projects that $183 billion of $593 billion invested in equipment in 1998 will be financed by means of leasing. From 1996 to 1997, equipment placed on lease grew by approximately $10 billion from $170 billion to an estimated $180 billion. The 1996 investment in equipment placed on lease represents an increase of approximately 100% from comparable 1986 data. The ELA estimates that 80% of all U.S. businesses currently use leasing or financing to acquire capital assets. The Company believes that leasing helps businesses to more efficiently acquire capital equipment, receive favorable and tax and accounting treatment and avoid or mitigate the perceived risks of equipment ownership including obsolescence.

     The Company believes the equipment leasing industry is a growing business in part due to (i) the consolidation of the banking industry, which has eliminated many of the smaller community banks that traditionally provided equipment financing for small to mid-size businesses, (ii) stricter lending requirements imposed by commercial banks, (iii) a trend toward rapid credit approvals at the point of sale made possible by improved technology, and (iv) the adoption of accounting pronouncements concerning the accounting treatment of transactions with captive finance company subsidiaries, which has caused a number of manufacturers to eliminate their finance companies, resulting in an increased demand for independent financing. According to the

ELA, two primary factors contributing to the favorable funding environment experienced by the commercial leasing industry are a better understanding of the leasing business by bank regulators and a growing understanding of the leasing industry by the investment community and the rating agencies.

     As a result of the operating efficiencies made possible by advances in technology and access to the asset-backed securities markets, the Company believes the larger, better capitalized participants in the equipment leasing market will have opportunities to consolidate a portion of the market. The Company believes this consolidation will be driven by: (i) the highly fragmented nature of the equipment leasing industry; (ii) the need for reductions in the cost of funds to remain competitive, which will require market participants to access capital through securitizations or other low cost sources of funds; (iii) the need for productivity gains and reductions in overhead as a percentage of revenues by increasing the size of lease portfolios; and (iv) the increased cost of new technologies that may not be accessible to small to mid-size market participants due to the relatively high cost.

STRATEGY

     The Company's goal is to become a leading consolidator and operator of equipment leasing and speciality finance businesses. Key elements of the Company's strategy include:

     PURSUE STRATEGIC ACQUISITIONS. The Company intends to capitalize upon consolidation opportunities in the U.S. equipment leasing industry by pursuing selective acquisitions. The Company will focus upon opportunities that complement its existing equipment leasing and commercial specialty finance businesses as well as opportunities that facilitate entry into new market segments. The Company's senior management team has significant experience in the acquisition and integration of businesses, including leasing companies, and Jonathan J. Ledecky, the Company's co-founder and Non-Executive Chairman of the Board, has considerable experience consolidating private businesses into publicly-held entities. Mr. Ledecky has founded or co-founded three publicly-held companies, U.S. Office Products Company, U.S.A. Floral Products, Inc. and Consolidation Capital Corporation, each of which has implemented a consolidation strategy.

     PROVIDE GREATER ACCESS TO CAPITAL AT LOWER COST. The Company believes that, due to its pro forma combined lease originations, the diversification of its portfolio and the experience of its senior management team, it will be able to provide increased sources of capital at a lower cost to the Founding Companies. The Company expects to benefit from increased access to capital from both public and private sources by utilizing traditional credit facilities and accessing public and private capital through securitizations. The Company believes that the effective interest rate obtained on borrowings by the Founding Companies individually is higher than the interest rate that could be obtained by an entity with the aggregate size of the Company. In addition to the anticipated ability to lower the Founding Companies' cost of funds, the Company believes that increased access to capital will allow the Founding Companies to generate an increased volume of lease originations and develop new lease product offerings.

     ACHIEVE OPERATING EFFICIENCIES. The Company believes that it will be able to increase the operating efficiency of and achieve certain synergies among the Founding Companies as well as any subsequently acquired businesses. For example, one of the Founding Companies, Portfolio Financial Servicing Company, L.P., provides servicing and administration for equipment leases and loan portfolios. After the Mergers, the Company intends to transfer to PFSC, where appropriate, certain servicing functions currently performed by the Founding Companies. The Company will also seek to combine certain other administrative functions, such as accounting and finance, treasury, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes the integration of these functions will enable the Founding Companies to focus on their core business of lease origination as well as enable the Company to operate in a more efficient and cost-effective manner.

     EXPAND PRODUCTS AND SERVICE OPPORTUNITIES. The Company believes that the diversity among the Founding Companies within the equipment leasing industry, together with the size and geographic breadth of the Company, can create significant opportunities to increase the volume and type of lease products and service offerings. The

Company plans to expand existing programs, such as equipment vendor and manufacturer programs, pursue cross-selling opportunities among the Founding Companies and any subsequently acquired entities, and develop new products and service offerings. The Company believes potential opportunities include national expansion of products currently offered by certain of the Founding Companies on a local or regional basis and leveraging the expertise of certain of the Founding Companies to enhance the Company's customer service and off-lease asset remarketing capabilities. In addition, the Company intends to market products and services under the name UniCapital to establish name recognition and create a brand image while maintaining the identity and associated goodwill of each of the Founding Companies.

     OPERATE WITH DECENTRALIZED MANAGEMENT. The Company plans to conduct its operations using a decentralized management approach through which individual management teams, consisting primarily of current executive officers of the Founding Companies, will be responsible for the day-to-day operations of the Founding Companies as well as for helping to identify additional acquisition candidates in their respective markets. At the same time, a Company-wide team of senior management will provide the Founding Companies with strategic oversight and guidance with respect to acquisitions, credit, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes stock ownership and incentive compensation will help to align the objectives of local management with those of the Company, and that a decentralized management philosophy will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of their customers.

THE FOUNDING COMPANIES

     The Founding Companies will be acquired contemporaneously with the consummation of the Offering with a portion of the proceeds therefrom. The following descriptions of each of the Founding Companies are categorized according to the primary markets which each Founding Company serves.

     COMPUTER AND TELECOMMUNICATIONS EQUIPMENT LEASING. Computer and telecommunications equipment leasing includes lease financing for mainframe, mid-range and personal computers, workstations, servers, telephone systems, switches, networks, peripherals and related high-technology equipment. Companies that specialize in computer and telecommunications equipment leasing must understand customer usage patterns and equipment residual values, including technological obsolescence issues.

          JACOM COMPUTER SERVICES, INC. Founded in 1975, Jacom provides lease financing for computer and telecommunications equipment to large and middle market companies, including financial institutions, throughout the United States. Leases originated by Jacom generally have an average transaction size of approximately $81,000 and an average term of 36 months. Jacom funds purchases of the equipment underlying its leases through borrowings and holds the leases for its own account or sells the future lease payments to financial institutions. For the year ended December 31, 1997, Jacom originated approximately $64.0 million in leases for 157 lessees. Jacom employs 49 persons and maintains an office in Northvale, New Jersey.

          VARILEASE CORPORATION. Founded in 1987, Varilease provides lease financing for computer and telecommunications equipment to Fortune 1000 companies and other businesses throughout the United States. Upon origination of a lease, Varilease either sells the lease on a non-recourse basis or retains the lease for its portfolio. Leases originated by Varilease generally have an average transaction size of approximately $200,000 and an average term of 36 months. For the fiscal year ended September 30, 1997, Varilease originated over $162.0 million in leases for 96 lessees. Varilease employs 78 persons and maintains 14 offices in the United States, including its headquarters in Farmington Hills, Michigan, and one office in Canada.

     LARGE TICKET LEASING AND STRUCTURED FINANCING. Large ticket leases are typically for equipment with a purchase price in excess of $5.0 million, such as aircraft, satellites, rail and other transportation equipment. Large ticket leasing is characterized by fewer transactions involving greater amounts of capital and lessees that require tailored structures and solutions to meet particular needs.

          CAUFF, LIPPMAN AVIATION, INC. Founded in 1981, Cauff Lippman provides operating lease financing for used commercial jet aircraft and jet aircraft engines, as well as brokerage and advisory services to domestic and foreign commercial airlines, aircraft lessors and institutional investors and engages in the purchase and sale of aircraft for its own account. Aircraft leases originated by Cauff Lippman have an average transaction size of approximately $15.1 million and an average term of 57 months, and aircraft engine leases have an average transaction size of approximately $1.9 million and an average term of 84 months. Cauff Lippman participated in the sale, trading, brokerage and financing of 37 aircraft and three aircraft engines during the year ended December 31, 1997. Cauff Lippman employs seven persons and maintains an office in Miami, Florida.

          MUNICIPAL CAPITAL MARKETS GROUP, INC. Founded in 1989, MCMG arranges structured financing primarily for community-based mental health / mental retardation facilities and correctional facilities. MCMG is a registered broker-dealer and places the bonds and leases that it arranges primarily with institutional investors. Substantially all of MCMG's revenue is derived from underwriting and advisory income. For the year ended December 31, 1997, MCMG arranged approximately $152.4 million in municipal leases and bonds for 40 lessees and borrowers. MCMG employs nine persons and maintains three offices, including its headquarters in Dallas, Texas.

          THE NSJ GROUP. Founded in 1989, NSJ provides lease financing for used commercial jet aircraft and jet aircraft engines to domestic and foreign commercial airlines and engages in the purchase and sale of aircraft for its own account. NSJ also engages in remarketing activities on behalf of airlines, financial institutions and other leasing companies. NSJ arranges financing for each aircraft it purchases, and either sells the lease to investors on a non-recourse basis or holds the lease in its portfolio. Leases originated by NSJ have an initial term of 36 to 84 months. For the year ended December 31, 1997, NSJ had total lease originations of approximately $19.4 million for three lessees. NSJ employs six persons and maintains an office in Orlando, Florida.

     MIDDLE MARKET LEASING. Middle market leases generally include those leases for equipment with a purchase price ranging from $250,000 to $5.0 million, such as construction and manufacturing equipment. Middle market leasing is characterized by lessees that are sensitive to both price and customer service issues.

          AMERICAN CAPITAL RESOURCES, INC. Founded in 1979, American Capital provides lease and secured financing for equipment, primarily printing presses, to companies in the printing, packaging and paper converting industries. Leases originated by American Capital are direct financing leases, with an average transaction size of approximately $700,000 and an average term of 82 months. American Capital either sells the leases that it originates or borrows the required proceeds from various funding sources on both a non-recourse and a limited recourse basis. For the fiscal year ended July 31, 1997, American Capital originated approximately $106.5 million in leases for approximately 180 lessees. American Capital employs 26 persons and maintains three offices, including its headquarters in Hackensack, New Jersey.

          MATRIX FUNDING CORPORATION. Founded in 1978, Matrix provides lease financing for a variety of equipment, primarily computer, communication and electronic equipment, to companies throughout the United States. Matrix originates the majority of its leases through its telesales program. Upon origination, Matrix either sells the lease to a third party on a non-recourse basis, or retains the lease for its portfolio. Leases originated by Matrix generally have an average transaction size of approximately $458,000 and an average term of 46 months. For the fiscal year ended June 30, 1997, Matrix originated $50.6 million in leases for approximately 60 lessees. Matrix employs 45 persons and maintains an office in Midvale, Utah.

          THE WALDEN ASSET GROUP, INC. Founded in 1991, Walden provides equipment lease financing for a variety of equipment, including communications, computer and manufacturing equipment, to Fortune 500 and other businesses throughout the United States. Lease transactions are either held in Walden's portfolio or sold, on a non-recourse basis. Leases originated by Walden generally have an average transaction size of approximately $500,000 and an average term of 36 months. For the year ended December 31, 1997, Walden originated approximately $82.9 million in leases for 35 lessees. Walden employs ten persons and maintains four offices, including its headquarters in Wellesley, Massachusetts.

     SMALL TICKET LEASING. Small ticket leases generally include those leases for equipment with a purchase price of less than $250,000. Small ticket leasing generally is a vendor-oriented business in which lessors depend on transaction flow and streamlined administrative operations.

          BOULDER CAPITAL GROUP, INC. Founded in 1986, Boulder provides lease financing for petroleum retail equipment, including car washes, fuel dispensers and convenience store operating equipment, to petroleum retail businesses. Boulder originates leases directly with the owner of the petroleum retail business, as well as through programs with petroleum companies, equipment manufacturers and distributors. Upon origination, Boulder either retains the lease for its portfolio or sells the lease on a limited recourse basis while retaining the servicing responsibility. Leases originated by Boulder generally have an average transaction size of approximately $108,000 and an average term of 60 months. For the year ended December 31, 1997, Boulder had total lease originations of approximately $21.3 million for 144 lessees. Boulder employs 23 persons and maintains an office in Boulder, Colorado.

          K.L.C. INC. Founded in 1972, Keystone provides lease financing for a variety of equipment, primarily tractor trailers, embroidery machines and construction equipment to companies throughout the United States. Leases originated by Keystone generally have an average transaction size of approximately $32,000 and an average term of approximately 47 months. Upon origination, Keystone either retains the lease for its portfolio, or sells the lease to a third party, while retaining the servicing responsibility. For the year ended December 31, 1997, Keystone originated approximately $40.8 million in leases for approximately 1,339 lessees. Keystone employs 37 persons and maintains an office in West Hartford, Connecticut.

          MERRIMAC FINANCIAL ASSOCIATES. Founded in 1984, Merrimac provides equipment financing to operating companies that engaged in the coin-operated, vending, amusement and coffee service businesses. Merrimac enters into leases with the operating companies and in most instances has a recourse agreement with the equipment vendor in the event of default by the lessee. Leases originated by Merrimac have an average transaction size of approximately $10,000 and an average term of 24 months. For the year ended December 31, 1997, Merrimac had total lease originations of approximately $8.9 million for approximately 1,050 lessees. Merrimac employs four persons and maintains an office in Billerica, Massachusetts.

     LEASE SERVICING. Lease servicing involves lease administrations and processing services, including lease accounting for both financial reporting and federal income tax purposes, lien searches, UCC filings, asset tracking, insurance tracking, preparation of sales, use and property tax returns, invoicing and collections.

          PORTFOLIO FINANCIAL SERVICING COMPANY, L.P. Founded in 1993, PFSC provides servicing and processing services to leasing companies. PFSC currently services approximately 20,000 contracts for 14 customers. The contract sizes range from $2,000 to $25.0 million. During 1997, PFSC was the servicer for 14 securitization pools, including 12 pools for which PFSC was the primary servicer. PFSC derives its revenue from servicing fees, including set-up, monthly and conversion fees. For the year ended December 31, 1997, PFSC had total revenues of approximately $1.5 million. PFSC employs 45 persons and maintains an office in Portland, Oregon.

PRODUCTS AND SERVICES

     The Company provides lease financing and related services to a broad range of commercial customers. The Company originates direct financing leases, sales-type leases and operating leases. In addition to financing equipment through leases, the Company sells new equipment and provides lease- and equipment-related services, such as servicing, brokering and remarketing, which is the sale of equipment that has come off lease.

     Direct Financing Leases. A significant portion of the Company's leases are direct financing leases, which transfer substantially all of the benefits and risks of equipment ownership to the lessees. A lease is classified as a direct financing lease if the collection of the minimum lease payments is reasonably predictable, no significant uncertainties exist relating to unreimbursable costs yet to be incurred by the lessor under the lease and the lease meets one of the following criteria: (i) ownership of the property is transferred to the lessee at the end of the lease term; (ii) the lease contains a bargain purchase option;
(iii) the term of the lease is at least equal to 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair value of the leased equipment at the inception of the lease.

     Sales-Type Leases. Sales-type leases, like direct financing leases, transfer substantially all of the benefits and risks of equipment ownership to the lessees. However, sales-type leases include profit at lease inception to the extent the fair value of the equipment exceeds the Company's carrying value. A lease is classified as a sales-type lease if the collection of the minimum lease payments is reasonably predictable, no significant uncertainties exist relating to unreimbursable costs yet to be incurred by the lessor under the lease and the lease meets one of the following criteria: (i) ownership of the property is transferred to the lessee at the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the term of the lease is at least equal to 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair value of the leased equipment at the inception of the lease.

     Operating Leases. All lease contracts which do not meet the criteria of direct financing leases or sales-type leases are accounted for as operating leases.

     Some of the Founding Companies use master lease agreements as a means to establish an ongoing relationship with customers. Once a master lease has been negotiated and entered into, the lease of a particular piece of equipment is documented by a schedule to that lease, thereby facilitating the fast and efficient funding of a lease.

     In general, the Company's lease transactions are net leases with a specified noncancelable lease term. The leases include a "hell-or-high-water" provision which requires the lessee to make all lease payments under all circumstances and which requires the lessee to maintain the equipment, pay all property, sales and use taxes and insure the equipment against casualty loss.

RESIDUAL INTEREST IN EQUIPMENT

     The Company retains a residual interest in the equipment covered by many of its leases. The Company generally seeks to determine the best remarketing plan for such equipment prior to the expiration of the lease. In many cases, the remarketing plan provides for the continuation of the lease or the negotiated sale of the underlying equipment.

CREDIT AND COLLECTION POLICIES AND PROCEDURES

     The Company will employ underwriting policies and procedures that are intended to minimize the risk of delinquencies and credit losses. The Company will have a corporate credit officer and a Credit Committee that will establish overall corporate credit guidelines and individual guidelines tailored to the business of each Founding Company. The corporate credit officer will review a sample of credit decisions made by each Founding Company to ensure compliance with corporate credit guidelines and may also make credit decisions for those transactions which exceed the credit approval authority of the Founding Company. The Company's credit underwriting policies will include specific criteria for those leases that the Company intends to securitize.

     The credit approval process generally takes place at the Founding Company level and includes a review of financial statements, a credit report, and, depending upon the size of the proposed transaction and the business, credit references and a review of the personal credit of the principals of the business. The Company anticipates utilizing a credit scoring model for approving credits on small ticket leases. Proposed transactions which are not within the credit parameters authorized for the Founding Company originating the lease, must be reviewed by the corporate credit officer or the Credit Committee.

     The Founding Companies have developed collection procedures designed to identify accounts experiencing payment problems quickly and, if necessary, take action to preserve the Founding Companies' equity interest in the equipment. Generally, when payments are past due, the Founding Companies send a notice of delinquency and charge a late fee to the lessee. After the Mergers, the Company will transfer certain servicing and collection functions to PFSC. See
"-- Servicing, Collection and Administration."

SERVICING, COLLECTION AND ADMINISTRATION

     The Company anticipates that upon consummation of the Mergers, PFSC, will provide servicing, collection and administration services for certain of the leases originated by the Founding Companies. PFSC has the capability to provide transaction processing and management services for each lease contract, from the time it is originated through its termination, including set-up, billing, cash posting, customer service, accounting, collection, tax compliance and asset management. PFSC will also be the service provider for the Company's securitizations. PFSC's service offerings include lien searches, UCC filings, asset tracking, insurance tracking, preparation of sales, use and property tax returns, invoicing and collections. Currently, PFSC services approximately 20,000 contracts for 14 customers, with contract sizes ranging from $2,000 to $25.0 million. During 1997, PFSC was a servicer for 14 securitization pools, including 12 pools for which PFSC was the primary servicer.

     The Company will determine, on a company-by-company and customer-by-customer basis, whether to transfer the servicing functions performed by the Founding Companies, and any subsequently acquired businesses, to PFSC. The Company expects that it will transfer the servicing and collection function to PFSC in those circumstances in which the Company anticipates that the transfer will not have a significant adverse effect on servicing, collections or customer relations.

SALES AND MARKETING

     Each of the Founding Companies employs sales representatives to originate leases. Sales and marketing efforts are conducted on a one-on-one basis with established accounts, through equipment manufacturers and vendors and also through advertising, participation in trade associations and telesales. The Founding Companies employ an aggregate of approximately 112 salespersons. Most of the salespersons are compensated on a commission basis or through other incentive-based compensation programs. After the Mergers, the Company expects that each Founding Company will continue to operate its business using its current name. In addition, the Company intends to market products and services under the name UniCapital to establish name recognition and create a brand image while maintaining the identity and associated goodwill of each of the Founding Companies.

COMPETITION

     The financing of equipment is highly competitive. The Company competes for customers with a number of national, regional and local finance companies. In addition, the Company's competitors include those equipment manufacturers that finance the sale or lease of their products themselves and other traditional types of financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing and operational resources than the Company. The Company's competitors and potential competitors include many larger, more established companies which may have a lower cost of funds than the Company and access to capital markets and to other funding sources which may be unavailable to the Company.

     Competition in the equipment lease finance market is based primarily on lease rates, terms, reliability in meeting commitments, customer service and market presence. Although the Company expects that credit facilities, sales of leases and securitizations will have the effect of making capital available at a cost which will allow the Company to offer competitive lease rates, the Company may not be successful in completing future securitizations, or any such securitizations may not result in increased proceeds to the Company from lease sales. The Company will continue to encounter significant competition, and the Company may not be able to compete effectively in its chosen market segments or any new market segments which the Company enters.

FACILITIES

     The Company's corporate offices are located in leased space at 1111 Kane Concourse, Bay Harbor Island, Florida 33154. The telephone number of its principal executive offices is (305) 861-0603.

     In addition to its corporate offices, upon consummation of the Mergers the Company will lease the following facilities (except for the Farmington Hills, Michigan headquarters of Varilease which the Company will acquire in connection with the Varilease Merger):

FOUNDING COMPANY                 LOCATION                PRINCIPAL USE
-----------------    --------------------------------    -------------
American Capital     Hackensack, New Jersey              Headquarters
                     Los Angeles, California             Sales office
                     Charlotte, North Carolina           Sales office
Boulder              Boulder, Colorado                   Headquarters
Cauff Lippman        Miami, Florida                      Headquarters
Jacom                Northvale, New Jersey               Headquarters
Keystone             West Hartford, Connecticut          Headquarters
Matrix               Midvale, Utah                       Headquarters
                     Salt Lake City, Utah                Warehouse
Merrimac             Billerica, Massachusetts            Headquarters
MCMG                 Dallas, Texas                       Headquarters
                     Denver, Colorado                    Sales office
                     Uniondale, New York                 Sales office
NSJ                  Orlando, Florida                    Headquarters
PFSC                 Portland, Oregon                    Headquarters
Varilease            Farmington Hills, Michigan          Headquarters
                     Phoenix, Arizona                    Warehouse
                     Scottsdale, Arizona                 Sales office
                     San Juan Capistrano, California     Sales office
                     Huntington Beach, California        Sales office
                     Santa Barbara, California           Sales office
                     Westport, Connecticut               Sales office
                     Atlanta, Georgia                    Sales office
                     Columbia, Maryland                  Sales office
                     Ashland, Massachusetts              Sales office
                     St. Louis, Missouri                 Sales office
                     Absecon, New Jersey                 Sales office
                     Brooklyn, New York                  Sales office
                     Suffern, New York                   Sales office
                     Warrenton, Virginia                 Sales office
                     Toronto, Ontario, Canada            Sales office
Walden               Wellesley, Massachusetts            Headquarters
                     Norwalk, Connecticut                Sales office
                     Delmar, New York                    Sales office
                     Northfield, Ohio                    Sales office

     The Company believes that all of the facilities of the Founding Companies are adequate for their respective current and anticipated operations.

EMPLOYEES

     As of February 18, 1998, UniCapital retains the services of ten consultants and has one employee, primarily engaged in mergers and acquisitions, finance and accounting. The Company anticipates that such consultants will become employees upon consummation of the Offering. As of January 31, 1998, the Founding Companies collectively employed approximately 339 people, of whom approximately 336 were full-time employees and approximately 3 were part-time employees. Approximately 135 employees were engaged in operations, 106 were engaged in sales, and 98 were engaged in a variety of administrative and managerial functions. The Company believes that its relations with all of its employees are good.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

GOVERNMENT REGULATION

     Although most states do not regulate the equipment financing business, certain states require licensing of lenders and financiers, impose limitations on interest rates and other charges, mandate adequate disclosure of certain contract terms and constrain certain collection practices and creditor remedies.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning each of the executive officers and directors of the Company following the consummation of this Offering:

                   NAME                       AGE               POSITION WITH THE COMPANY
------------------------------------------    ---     ---------------------------------------------
Robert New                                    33      Chairman and Chief Executive Officer
Jonathan J. Ledecky                           40      Non-Executive Chairman of the Board
Theodore J. Rogenski                          56      Chief Operating Officer
Bruce E. Kropschot                            57      Vice Chairman -- Mergers & Acquisitions
Martin Kalb                                   55      Executive Vice President and General Counsel
Steven E. Hirsch                              44      Executive Vice President -- Structured
                                                      Finance
Jonathan New                                  37      Chief Financial Officer
Vincent W. Eades                              38      Director
John A. Quelch                                45      Director

     ROBERT NEW co-founded UniCapital in October 1997 and has since served as its Chairman and Chief Executive Officer. From July 1996 until December 1997, Mr. New served as an operating company president of and as acquisition consultant to U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services, where Mr. New participated in over 40 acquisitions. From March 1990 until August 1997, Mr. New served as Chief Executive Officer of Prudential of Florida Leasing, Inc., a small-ticket leasing company. From December 1989 through July 1996, Mr. New served as President and Chief Executive Officer of Prudential of Florida, Inc., an office services company. Robert New is the brother of Jonathan New.

     JONATHAN J. LEDECKY co-founded UniCapital in October 1997 and has since served as its Non-Executive Chairman of the Board. Mr. Ledecky founded U.S. Office Products Company in October 1994 and has served as its Chairman of the Board and, until November 1997, its Chief Executive Officer. Since its inception, U.S. Office Products Company has acquired over 190 companies. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of U.S.A. Floral Products, Inc. since April 1997. Mr. Ledecky founded Consolidation Capital Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. From 1991 until September 1994 Mr. Ledecky served as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc.

     THEODORE J. ROGENSKI has served as a consultant to UniCapital providing services consistent with the duties and responsibilities of Chief Operating Officer since February 1998. From December 1994 until January 1997, Mr. Rogenski served as Chief Operating Officer of LINC Anthem Corporation and its successor, Newcourt LINC Financial, Inc., a leasing company specializing in small-ticket leasing as well as financial products for the health care industry, after which he was subject to a noncompetition agreement. From 1990 until April 1992, Mr. Rogenski served as the President and Chief Executive Officer of John Hancock Leasing Corporation, after which he pursued personal interests. From 1981 until 1990, Mr. Rogenski served as President and Chief Executive Officer of Wells Fargo Leasing Corporation.

     BRUCE E. KROPSCHOT has served as a consultant to UniCapital providing services consistent with the duties and responsibilities of Vice
Chairman -- Mergers & Acquisitions since November 1997. From 1987 through December 1997, he was founder and President of Kropschot Financial Services, a merger and acquisition advisor to equipment leasing companies, which has arranged for the sale of over 100 equipment leasing and specialty finance businesses. From 1980 to 1986, Mr. Kropschot served as President and Vice Chairman of Master Lease Corporation, which is now known as Tokai Financial Services, Inc. From 1972 to 1980, Mr. Kropschot served as Executive Vice President of HBE Leasing Corporation and Vice President -- Finance, of its parent corporation, HBE Corporation. Mr. Kropschot serves on the boards of directors of the Equipment Leasing Association of America and the Eastern Association of Equipment Lessors.

     MARTIN KALB has served as a consultant to UniCapital providing services consistent with the duties and responsibilities of Executive Vice President and General Counsel of UniCapital since October 1997. From 1987 until November 1997, he was a senior partner in the Miami, Florida office of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. whose practice focused upon mergers and acquisitions, income taxation and estate planning.

     STEVEN E. HIRSCH has served as a consultant to UniCapital providing services consistent with the duties and responsibilities of Executive Vice President -- Structured Finance of UniCapital since January 1998. From 1987 until January 1998, Mr. Hirsch was associated with Morgan Stanley & Co. Incorporated, most recently as the Head of the Leasing Products Group. From 1984 until 1987 Mr. Hirsch served as Senior Vice President of Matrix Leasing International, Inc., an equipment leasing brokerage and packaging concern and a wholly-owned subsidiary of First Bank Systems. From 1980 until 1983, Mr. Hirsch served as Vice President and Eastern Regional Manager of Wells Fargo Leasing Corporation.

     JONATHAN NEW has served as the Chief Financial Officer of UniCapital since October 1997. Mr. New served as Vice President and Controller of Delta Financial Corporation, a securitizing mortgage bank, from August 1995 until December 1997. From March 1993 until August 1995, Mr. New was the Controller of RAI Credit Corporation, a securitizing private label credit card and data processing business. Jonathan New is the brother of Robert New.

     VINCENT W. EADES has been a Director of UniCapital since October 1997. Mr. Eades has served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co. Inc. since May 1995. Mr. Eades was employed by Hallmark Cards Inc., most recently as a General Manager, from November 1985 through April 1995. Mr. Eades also serves as a director of U.S.A. Floral Products, Inc. and as a director of Consolidation Capital Corporation.

     JOHN A. QUELCH has been a Director of UniCapital since October 1997. Dr. Quelch has been a director of U.S. Office Products Company since February 1995. Dr. Quelch is the Sebastian S. Kresge Professor of Marketing at the Harvard Business School. Dr. Quelch serves on the board of directors of WPP Group plc, a marketing services company that includes Ogilvy & Mather, J. Walter Thompson and Hill & Knowlton. Mr. Quelch also serves as a director of U.S.A. Floral Products, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established an Audit Committee and a Compensation Committee.

     The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates. Mr. Ledecky and a non-employee director to be elected to the Board prior to the consummation of the Offering will be the members of the Audit Committee.

     The Compensation Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering the 1998 Long-Term Incentive Plan, including selecting the officers and salaried employees to whom awards will be granted. Mr. Eades and a non-employee director to be elected to the Board prior to the consummation of the Offering will be the members of the Compensation Committee.

DIRECTOR COMPENSATION

     Directors who are not currently receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000, plus reimbursement of expenses for each meeting of the Board of Directors and each committee meeting that they attend in person. In addition, non-employee directors receive certain formula grants of non-qualified stock options under the 1998 Non-Employee Directors' Stock Plan. See " -- 1998 Non-Employee Directors' Stock Plan."

EXECUTIVE COMPENSATION

     UniCapital was incorporated in October 1997. Effective upon consummation of the Mergers, the Company anticipates that it will, pursuant to employment agreements, pay compensation based on the following annual salaries to the executive officers named below (together, the "Named Executive Officers").

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                           ANNUAL        ------------
                                                                        COMPENSATION      SECURITIES
                                                                        ------------      UNDERLYING
                NAME                             POSITION                  SALARY          OPTIONS
-------------------------------------  -----------------------------    ------------     ------------
Robert New                             Chairman and Chief Executive       $650,000          500,000(1)
                                       Officer
Theodore J. Rogenski                   Chief Operating Officer             475,000          200,000(2)
Bruce E. Kropschot                     Vice Chairman -- Mergers &          450,000               --
                                       Acquisitions
Martin Kalb                            Executive Vice President and        450,000               --
                                       General Counsel
Steven E. Hirsch                       Executive Vice President --         250,000               --
                                       Structured Finance
Jonathan New                           Chief Financial Officer             250,000               --

---------------

(1) Consists of options to be granted under the 1998 Long-Term Incentive Plan upon the consummation of the Offering at an exercise price equal to the initial public offering price per share, which options are immediately exercisable.

(2) Consists of options granted under the 1997 Executive Non-Qualified Stock Option Plan, at an exercise price of $3.00 per share, which options are immediately exercisable.

1997 EXECUTIVE NON-QUALIFIED STOCK OPTION PLAN

     The Company's Board of Directors has adopted and the stockholders have approved the UniCapital Corporation 1997 Executive Non-Qualified Stock Option Plan (the "Executive Plan"), under which awards of options to acquire shares of Common Stock may be made to employees, directors, consultants and advisors of the Company or any of its subsidiaries. The purpose of the Executive Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining employees, consultants and advisors of outstanding ability, (ii) motivating such persons, by means of performance-related incentives, to achieve longer-range performance goals, and (iii) enabling such persons to participate in the long-term growth and financial success of the Company.

     Administration. The Executive Plan is to be administered by a committee of the Board (the "Committee"). The Board has designated the Compensation Committee of the Board to serve as the Committee that administers the Executive Plan. After the effective date of the registration statement of which this Prospectus forms a part, the Committee must at all times consist of two or more persons, each of whom qualifies as an "outside director" within the meaning of Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of awards made under the Executive Plan to qualify for any tax or other material benefit to participants or the Company under applicable law.

     Shares Available. The maximum number of shares of Common Stock as to which awards may be granted under the Executive Plan is 500,000 shares. After the effective date of the registration statement of which this

Prospectus forms a part, no participant in the Executive Plan will be granted awards in respect of more than 100,000 shares of Common Stock in any calendar year. The Common Stock to be offered under the Executive Plan will be authorized but unissued Common Stock, or issued Common Stock which will have been reacquired by the Company and held in its treasury. As of the date of this Prospectus, awards of options to purchase an aggregate of 200,000 shares of Common Stock had been made under the Executive Plan.

     Shares Subject to Terminated Awards. The Common Stock covered by any unexercised portion of terminated stock options granted under the Executive Plan cannot again be subject to new awards under the Executive Plan. In the event the purchase price of a stock option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the stock option will be counted against the number of shares remaining available for the grant of awards under the Executive Plan.

     Adjustments. The number of shares subject to outstanding options under the Executive Plan, the exercise price of such stock options and the number of shares available for stock options subsequently granted under the Executive Plan will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Executive Plan or the awards granted under the Executive Plan.

     Awards. The Committee will have discretion to grant awards under the Executive Plan to employees, directors, consultants or advisors of the Company or any of its subsidiaries, provided that such consultants or advisors render bona fide services which are not in connection with the offer or sale of securities in a capital-raising transaction. The Committee will determine those individuals who will receive awards and the number of shares of Common Stock to be covered by each award. Discretionary Awards shall be in the form of stock options which do not and are not intended to meet the requirements of Section 422 of the Code ("Nonqualified Options").

     Terms and Conditions of Awards. The Committee will determine the terms and conditions of each award, including the exercise price (which may be less than the fair market value of the Common Stock on the date of grant). Unless otherwise determined by the Committee, all rights to exercise options under Discretionary Awards will terminate on the first to occur of (i) the scheduled expiration date as set forth in the applicable stock option agreement, (ii) thirty days following the date of termination of employment for any reason other than death or permanent disability (as defined in the Code) of the participant or (iii) one year following the date of termination of employment by reason of the participant's death or permanent disability. The exercise price of all stock options granted under the Executive Plan will be payable in cash or in such other form of considerations as the Committee may approve in the applicable option agreement, including, without limitation, (i) by the delivery to the Company by the participant of a promissory note containing such terms as the Committee may determine, (ii) by the delivery to the Company by the participant of shares of Common Stock that have been held by the participant for at least six months prior to exercise of the option, valued at the fair market value of such shares on the date of exercise or (iii) pursuant to a cashless exercise arrangement with a broker. Options awarded under the Executive Plan are transferable by will or the laws of descent and distribution, or to the extent determined by the Committee and set forth in the applicable option agreement. Options granted under the Executive Plan may be exercised by the participant or by any permitted transferee.

     Consequences of Change of Control. Upon a "Change of Control" (as defined in the Executive Plan), each outstanding option granted under the Executive Plan shall automatically accelerate vesting and become immediately exercisable in full, unless the option is, in connection with the Change of Control, either assumed by the "Acquiring Corporation" (as defined in the Executive Plan) or parent thereof in connection with the Change of Control or replaced with a comparable option to purchase shares of the capital stock of the Acquiring Corporation or parent thereof. Assumed or replaced options held by an employee whose employment with the Company or the Acquiring Corporation is terminated without "cause" (as defined in the Executive Plan) or who resigns for "good reason" (as defined in the Executive Plan) in the period beginning upon the Change of Control and ending 12 months following the Change of Control will become immediately exercisable upon the date of such termination or resignation of employment. The Executive Plan provides that no action described in the

Executive Plan, including any acceleration of vesting, shall be taken that would make a Change of Control ineligible for "pooling of interest" accounting treatment or that would make a Change of Control ineligible for desired tax treatment if, in the absence of such action, the Change of Control would qualify for such treatment and if the Company intends to use such treatment with respect to such Change of Control.

     Withholding Obligations. The Company has the right to deduct from a participant's salary, bonus or other compensation any taxes required by law to be withheld with respect to awards made under the Executive Plan. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose fair market value equals the amount required to be withheld.

     Amendment and Termination. The Board may, by resolution, amend or revise the Executive Plan. Such action will not be effective without stockholder approval if such approval is required to maintain the compliance of the Executive Plan and/or awards granted to directors, executive officers or other persons with Rule 16b-3 promulgated under the Securities Exchange Act or 1934, as amended, or any successor rule. The Board may not modify any options previously granted under the Executive Plan in a manner adverse to the holders thereof without the consent of such holders (other than such adjustments required to reflect capital changes). The Executive Plan will terminate on November 13, 2007, unless it is earlier terminated by the Board. Termination of the Executive Plan will not affect awards previously granted under the Executive Plan.

1998 LONG-TERM INCENTIVE PLAN

     The Company intends to adopt and submit to the stockholders for approval the UniCapital Corporation 1998 Long-Term Incentive Plan (the "LTIP"), under which awards of options to acquire shares of Common Stock may be made to employees, directors (other than non-employee directors), consultants and advisors of the Company or any of its subsidiaries. The purpose of the LTIP is to promote the interests of the Company and its stockholders by (i) attracting and retaining employees, consultants and advisors of outstanding ability, (ii) motivating such persons, by means of performance-related incentives, to achieve longer-range performance goals, and (iii) enabling such persons to participate in the long-term growth and financial success of the Company.

     Administration. The LTIP is to be administered by a Committee, which the Board has designated to be the Compensation Committee. After the effective date of the registration statement of which this Prospectus forms a part, the Committee must at all times consist of two or more persons, each of whom qualifies as an "outside director" within the meaning of Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of awards made under the LTIP to qualify for any tax or other material benefit to participants or the Company under applicable law.

     Shares Available. The maximum number of shares of Common Stock as to which awards may be granted under the LTIP is equal to 15% of the total number of shares of Common Stock outstanding from time to time. After the effective date of the registration statement of which this Prospectus forms a part, no participant in the LTIP will be granted awards in respect of more than 500,000 shares of Common Stock in any calendar year. The Common Stock to be offered under the LTIP will be authorized but unissued Common Stock, or issued Common Stock which will have been reacquired by the Company and held in its treasury. As of the date of this Prospectus, no awards of options had been made under the LTIP.

     Shares Subject to Terminated Awards. The Common Stock covered by any unexercised portion of terminated stock options granted under the LTIP may again be subject to new awards under the LTIP. In the event the purchase price of a stock option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the stock option will be counted against the number of shares remaining available for the grant of awards under the LTIP.

     Adjustments. The number of shares subject to outstanding options under the LTIP, the exercise price of such stock options and the number of shares available for stock options subsequently granted under the LTIP will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the LTIP or the awards granted under the LTIP.

     Discretionary Awards. The Committee will have discretion to grant awards under the LTIP to employees, directors, consultants or advisors of the Company or any of its subsidiaries, provided that such consultants or advisors render bona fide services which are not in connection with the offer or sale of securities in a capital-raising transaction. The Committee will determine those individuals who will receive discretionary awards and the number of shares of Common Stock to be covered by each discretionary award. Discretionary awards may be in the form of stock options meeting the requirements of Section 422 of the Code ("Incentive Stock Options") or Nonqualified Options which do not meet such requirements.

     Terms and Conditions of Discretionary Awards. The Committee will determine the terms and conditions of each Discretionary Award, provided that (i) Discretionary Awards will be granted at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of a grant of Incentive Stock Options) to a participant who at the time of such grant owns (within the meaning of Section 424(d) of the Code) more than 10% of the voting power of all classes of stock or the Company (a "10% Holder"), (ii) the period within which a Discretionary Award may be exercised will not exceed ten years from the date of grant (five years in the case of a grant of Incentive Stock Options to a 10% Holder), and (iii) the aggregate fair market value (determined on the date of grant) of Common Stock with respect to which Incentive Stock Options granted to a participant under the LTIP or any other plan of the Company and its subsidiaries become exercisable for the first time in any single calendar year will not exceed $100,000. Unless otherwise determined by the Committee, all rights to exercise options under Discretionary Awards will terminate on the first to occur of (i) the scheduled expiration date as set forth in the applicable stock option agreement, (ii) thirty days following the date of termination of employment for any reason other than death or permanent disability (as defined in the Code) of the participant or (iii) one year following the date of termination of employment by reason of the participant's death or permanent disability.

     Withholding Obligations. The Company has the right to deduct from a participant's salary, bonus or other compensation any taxes required by law to be withheld with respect to awards made under the LTIP. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose fair market value equals the amount required to be withheld.

     Amendment and Termination. The Board may, by resolution, amend or revise the LTIP. Such action will not be effective without stockholder approval if such approval is required to maintain the compliance of the LTIP and/or awards granted to directors, executive officers or other persons with Rule 16b-3 promulgated under the Securities Exchange Act or 1934, as amended, or any successor rule. The Board may not modify any options previously granted under the LTIP in a manner adverse to the holders thereof without the consent of such holders (other than such adjustments required to reflect capital changes). The LTIP will terminate on the tenth anniversary of the effective date of the LTIP, unless it is earlier terminated by the Board. Termination of the LTIP will not affect awards previously granted under the LTIP.

1998 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company intends to adopt and submit to the stockholders for approval the UniCapital Corporation 1998 Non-Employee Directors' Stock Plan (the "Directors' Plan"), under which awards of options to acquire shares of Common Stock will be made automatically to non-employee directors. The purpose of the Directors' Plan is to promote the interests of the Company and its stockholders by enabling non-employee directors, who are ineligible to participate in the LTIP, to participate in the long-term growth and financial success of the Company.

     Administration. The Directors' Plan is to be administered by a Committee, which the Board has designated to be the Compensation Committee. The Committee must at all times consist of two or more persons, each of whom qualifies as an "outside director" within the meaning of Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of awards made under the Directors' Plan to qualify for any tax or other material benefit to participants or the Company under applicable law.

     Shares Available. Awards under the Directors' Plan may be granted as to a maximum of 500,000 shares of Common Stock. The Common Stock to be offered under the Directors' Plan will be authorized but unissued Common Stock, or issued Common Stock which will have been reacquired by the Company and held in its treasury. As of the date of this Prospectus, no awards of options had been made under the Directors' Plan.

     Shares Subject to Terminated Awards. The Common Stock covered by any unexercised portion of terminated stock options granted under the Directors' Plan may again be subject to new awards under the Directors' Plan. In the event the purchase price of a stock option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the stock option will be counted against the number of shares remaining available for the grant of awards under the Directors' Plan.

     Adjustments. The number of shares subject to outstanding options under the Directors' Plan, the exercise price of such stock options and the number of shares available for stock options subsequently granted under the Directors' Plan will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Directors' Plan or the awards granted under the Directors' Plan.

     Initial Awards. Each non-employee director as of the effective date of the registration statement of which this Prospectus forms a part, and each individual who is not an employee of the Company or any subsidiary and who is a member of the Board after that date, will receive a Nonqualified Option to purchase 21,000 shares of Common Stock on the later of the effective date of the registration statement of which this Prospectus forms a part or the date of his or her election to the Board (an "Initial Award"). Initial Awards will become immediately exercisable in full on the date of grant.

     Annual Awards. Each person who is a member of the Board immediately preceding the annual meeting of stockholders in each year beginning in 1999 (the "Annual Meeting Date") will receive a Nonqualified Option to purchase 6,000 shares of Common Stock (an "Annual Award") on the Annual Meeting Date. Annual Awards will be immediately exercisable in full.

     Terms and Conditions of Automatic Awards. The exercise price of each Initial Award and each Annual Award will be the fair market value of the Common Stock on the date of grant. The term of each Initial Grant and each Annual Grant will be ten years. All rights to exercise options will terminate on the first to occur of (i) the scheduled expiration date of such option or (ii) one year following the date of termination of service as a director.

     Withholding Obligations. The Company has the right to deduct from a participant's salary, bonus or other compensation any taxes required by law to be withheld with respect to awards made under the Directors' Plan. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose fair market value equals the amount required to be withheld.

     Amendment and Termination. The Board may, by resolution, amend or revise the Directors' Plan. Such action will not be effective without stockholder approval if such approval is required to maintain the compliance of the Directors' Plan and/or awards granted to directors, executive officers or other persons with Rule 16b-3 promulgated under the Securities Exchange Act or 1934, as amended, or any successor rule. The Board may not modify any options previously granted under the Directors' Plan in a manner adverse to the holders thereof without the consent of such holders (other than such adjustments required to reflect capital changes). The Directors' Plan will terminate on the tenth anniversary of the effective date of the Directors' Plan, unless it is earlier terminated by the Board. Termination of the Directors' Plan will not affect awards previously granted under the Directors' Plan.

1998 EMPLOYEE STOCK PURCHASE PLAN

     The Company intends to adopt and submit to the stockholders for approval the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan will permit eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a six-month holding period. The Company has reserved 2,000,000 shares of Common Stock for issuance under the Purchase Plan.

     The Purchase Plan will remain in effect until terminated by the Board. The Purchase Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

NEW PLAN BENEFITS

     Upon the effective date of the registration statement of which this Prospectus forms a part, it is contemplated that the Company will grant stock options under the LTIP to purchase a number of shares of Common Stock equal to 6.25% of the aggregate consideration to be paid in the Mergers divided by the initial public offering price per share (the "Merger Option Amount"). Based upon
an assumed initial public offering price per share of $     , the Merger Option
Amount would be             shares. See "Formation of the Company" and "Certain
Relationships and Related Party Transactions -- the Mergers." The exercise price of such options shall be equal to the initial public offering price per share. The options granted pursuant to the Merger Agreements will vest 25% each on the first four anniversaries of the date of grant. Options granted to Jonathan Ledecky and Robert New and Initial Awards under the Directors' Plan shall be fully vested and immediately exercisable on the date of grant. All such options will expire on the tenth anniversary of the date of grant. In addition, it is contemplated that Initial Grants will be made under the Directors' Plan upon the effective date of the registration statement of which this Prospectus forms a part. The following table sets forth certain information with respect to such contemplated option grants, and the outstanding grant of options under the Executive Plan:

                                                                                       NUMBER OF
                       NAME AND POSITION                           DOLLAR VALUE(1)      UNITS(2)
----------------------------------------------------------------  -----------------    ----------
Robert New
  Chairman and Chief Executive Officer..........................  Not determinable      500,000
Theodore J. Rogenski
  Chief Operating Officer.......................................  Not determinable      200,000
Bruce E. Kropschot
  Vice Chairman -- Mergers & Acquisitions.......................         --                --
Martin Kalb
  Executive Vice President and General Counsel..................         --                --
Steven E. Hirsch
  Executive Vice President -- Structured Finance................         --                --
Jonathan New
  Chief Financial Officer.......................................         --                --

All current executive officers as a group.......................  Not determinable      700,000

All current directors who are not executive officers as a
  group.........................................................  Not determinable      542,000

All employees, including all current officers who are not
  executive officers, as a group................................  Not determinable

---------------
(1) The dollar values of the awards under the LTIP and the Directors' Plan are not determinable at this time, since the options are expected to be granted at an exercise price equal to, or calculated with reference to, the initial public offering price of the Common Stock.

(2) The number of units represents the number of shares of Common Stock underlying the options expected to be granted.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Upon consummation of the Offering, the Company will enter into employment agreements with Robert New and Jonathan New, Chairman and Chief Executive Officer, and Chief Financial Officer, respectively. In addition, UniCapital has entered into consulting agreements with Theodore Rogenski, Bruce Kropschot, Martin Kalb and Steven Hirsch. Each such consulting agreement contemplates that, effective upon the consummation of the Offering, the individual consultant will enter into an employment agreement with the Company on the terms and conditions set forth in the form of employment agreement attached to such consulting agreement.

     Upon consummation of the Offering, the Company will enter into an Employment Agreement with Robert New, pursuant to which Mr. New will continue in the employ of the Company as Chairman and Chief Executive Officer. The Employment Agreement will provide for a term of employment beginning on the date of consummation of the Offering and ending on April 1, 2000. Under the Employment Agreement, Mr. New will receive an annual base salary of $650,000. The Employment Agreement will include a two-year post-termination non-competition and non-solicitation provision that restrains Mr. New from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement). If Mr. New's employment is terminated without cause after his term of employment commences, he will be entitled to receive his salary then in effect for the shorter of (i) the three-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective February 4, 1998, UniCapital entered into a Consulting Agreement with Theodore J. Rogenski, pursuant to which Mr. Rogenski is providing consulting services to UniCapital consistent with the duties and responsibilities that would be assigned to a Chief Operating Officer. The Consulting Agreement provides that, upon consummation of the Offering, Mr. Rogenski will be employed as the Company's Chief Operating Officer for a term beginning on such date and ending on April 1, 2000. The Consulting Agreement expires on the earlier of (i) April 1, 2000 or (ii) the commencement of the term of employment under Mr. Rogenski's Employment Agreement with the Company. Under the Consulting Agreement, Mr. Rogenski is paid a consulting fee at a rate of $39,583.33 per month in cash. As an employee, Mr. Rogenski will receive an annual base salary of $475,000. Both the Consulting Agreement and the Employment Agreement contemplated thereby include a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Rogenski from engaging in, directly or indirectly, any "Competing Business" (as defined in the Consulting Agreement and the Employment Agreement). If Mr. Rogenski's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect for the shorter of (i) the eight-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective November 14, 1997, UniCapital entered into a Consulting Agreement with Bruce E. Kropschot, pursuant to which Mr. Kropschot is providing consulting services to UniCapital consistent with the duties and responsibilities that would be assigned to a Vice Chairman -- Mergers & Acquisitions. The Consulting Agreement provides that, upon consummation of the Offering, Mr. Kropschot will be employed as the Company's Vice Chairman -- Mergers & Acquisitions for a term beginning on such date and ending on the second anniversary of the earlier of
(i) April 1, 1998 and (ii) the filing of the registration statement of which this Prospectus forms a part. The Consulting Agreement expires on the earlier of
(i) April 1, 2000 or (ii) the commencement of the term of employment under Mr. Kropschot's Employment Agreement with the Company. Under the Consulting Agreement, Mr. Kropschot is paid a consulting fee at a rate of $37,500 per month, of which $25,000 per month is paid in cash and $12,500 per month is accrued for payment upon consummation of the Offering (net of any amounts then receivable by the Company from Mr. Kropschot). As an employee, Mr. Kropschot will receive an annual base salary of $450,000. Both the Consulting Agreement and the Employment Agreement contemplated thereby include a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Kropschot from engaging in, directly or indirectly, any "Competing Business" (as defined in the Consulting Agreement and the Employment Agreement), except that Mr. Kropschot will be entitled to provide investment advisory services to any Competing Business beginning twelve months after the termination or expiration of his consultancy to or employment with the Company for any reason whatsoever. If Mr. Kropschot's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect for the shorter of (i) the 12-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective November 1, 1997, UniCapital entered into a Consulting Agreement with Martin Kalb, pursuant to which Mr. Kalb is providing consulting services to UniCapital consistent with the duties and responsibilities that would be assigned to an Executive Vice President and General Counsel. The Consulting Agreement provides that, upon the consummation of the Offering, Mr. Kalb will be employed as the Company's Executive Vice President and General Counsel for a term beginning on such date and ending on April 1, 2000. The Consulting Agreement expires on the earlier of (i) April 1, 2000 or (ii) the commencement of the term of employment under Mr. Kalb's Employment Agreement with the Company. Under the Consulting Agreement, Mr. Kalb is paid a consulting fee at a rate of $37,500 per month, of which $16,666.67 per month is paid in cash and $20,833.33 per month is accrued for payment upon consummation of the Offering (net of any amounts then receivable by the Company from Mr. Kalb). As an employee, Mr. Kalb will receive an annual base salary of $450,000. Both the Consulting Agreement and the Employment Agreement contemplated thereby include a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Kalb from engaging in, directly or indirectly, any "Competing Business" (as defined in the Consulting Agreement and the Employment Agreement). If Mr. Kalb's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect for the shorter of (i) the eight-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective January 24, 1998, UniCapital entered into a Consulting Agreement with Steven E. Hirsch, pursuant to which Mr. Hirsch is providing consulting services to UniCapital consistent with the duties and responsibilities that would be assigned to an Executive Vice President -- Structured Finance. The Consulting Agreement provides that, upon the consummation of the Offering, Mr. Hirsch will be employed as the Company's Executive Vice President -- Structured Finance for a term beginning on such date and ending on the January 24, 2000. The Consulting Agreement expires on the earlier of (i) April 1, 2000 or (ii) the commencement of the term of employment under Mr. Hirsch's Employment Agreement with the Company. Under the Consulting Agreement, Mr. Hirsch is paid a consulting fee at a rate of $20,833.33 per month in cash. As an employee, Mr. Hirsch will receive an annual base salary of $250,000. Both the Consulting Agreement and the Employment Agreement contemplated thereby include a two-year post-termination non-competition and non-solicitation provision (nine months in the event that the non-solicitation and confidentiality provisions of the agreement are not breached) that restrains Mr. Hirsch from engaging in, directly or indirectly, any "Competing Business" (as defined in the Consulting Agreement and the Employment Agreement), other than employment with an investment banking or financial advisory firm or boutique (or the investment banking or financial advisory division of a commercial bank) in a position analogous to, or providing services analogous to, the position in which Mr. Hirsch was employed with, or those services provided by Mr. Hirsch at, Morgan Stanley & Co. Incorporated prior to January 24, 1998. If Mr. Hirsch's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect plus benefits for the longer of (i) the 12-month period following his termination or (ii) the remaining term of the Employment Agreement.

     Effective upon consummation of the Offering, the Company will enter into an Employment Agreement with Jonathan New, pursuant to which Mr. New will continue in the employ of the Company as Chief Financial Officer. The Employment Agreement will provide for a term of employment beginning on the date of consummation of the Offering and ending on April 1, 2000. Under the Employment Agreement, Mr. New will receive an annual base salary of $250,000. The Employment Agreement will include a two-year post-termination non-competition and non-solicitation provision that restrains Mr. New from engaging in, directly or indirectly, any "Competing Business" (as defined in the Consulting Agreement and the Employment Agreement). If Mr. New's employment is terminated without cause after his term of employment commences, then he will be entitled to receive his salary then in effect for the shorter of (i) the eight-month period following his termination or (ii) the remaining term of the Employment Agreement.

     In addition, the Merger Agreements provide that the Company, through its wholly-owned subsidiaries, will enter into employment agreements with certain of the individuals principally responsible for management of the Founding Companies. Each such employment agreement provides for a base salary, plus a bonus based in part upon the performance of the applicable Founding Company and in part upon the performance of the Company. Each such agreement also includes a two-year post-employment non-competition provision.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Set forth below is a description of certain transactions and relationships between UniCapital and certain persons who will become officers, directors and principal stockholders of the Company following the Mergers and the Offering. In addition, set forth below is certain information regarding transactions and relationships prior to the Mergers between certain of the Founding Companies and their respective officers, directors and principal stockholders.

ORGANIZATION OF UNICAPITAL

     UniCapital was incorporated in Delaware in October 1997 as a holding company to acquire and operate equipment leasing and specialty finance businesses serving the commercial market. As of February 18, 1998, UniCapital had issued 6,798,750 shares of Common Stock for cash or notes to its co-founders, management and certain other investors, including 2,115,000 shares to Robert New, its co-founder, Chairman and Chief Executive Officer, 200,000 shares to Theodore J. Rogenski, Chief Operating Officer, 470,000 shares to Bruce
E. Kropschot, Vice Chairman -- Mergers & Acquisitions, 412,500 shares to Martin Kalb, Executive Vice President and General Counsel, or to entities over which Mr. Kalb has control, 190,000 shares to Jonathan New, Chief Financial Officer, 315,000 shares to Steven E. Hirsch, Executive Vice President -- Structured Finance, and 2,115,000 shares to Jonathan J. Ledecky, its co-founder and Non-Executive Chairman of the Board. Subsequent to the Mergers and the Offering, the co-founders of UniCapital will own beneficially in the aggregate
approximately      % of the outstanding Common Stock of the Company.

THE MERGERS

     Simultaneously with and as a condition to the consummation of the Offering, UniCapital will acquire in 12 separate transactions all of the issued and outstanding capital stock and partnership interests of each of the Founding
Companies for an aggregate consideration of $     million, which consists of:
(i) $331.6 million in cash to be paid to the stockholders of the Founding
Companies; and (ii) the $     million estimated fair value of 13,334,064 shares
of Common Stock to be issued to the stockholders of the Founding Companies. In addition, the Company may make additional payments to the stockholders of the Founding Companies (other than PFSC), in cash and Common Stock, based upon increases in the operating income of the Founding Companies for the years ended December 31, 1998 and 1999 (and, in the case of Boulder, Cauff Lippman and NSJ, the year ended December 31, 2000). In addition, the Company will repay indebtedness of Jacom totaling approximately $32.3 million incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger and indebtedness of Merrimac totaling $2.8 million assumed in the Merrimac Merger. Following the consummation of the Mergers, the aggregate long-term indebtedness of the Company will include the debt of the Founding Companies which, as of December 31, 1997, was approximately $426.7 million. The purchase price for each Founding Company was determined based on negotiations between UniCapital and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies. With the exception of the consideration to be paid to the stockholders of each of the Founding Companies, including the earn-out arrangements, the acquisition of each Founding Company is subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company is subject. The following table

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

contains information concerning the aggregate cash to be paid and Common Stock to be issued in connection with the Mergers:

                                                          SHARES OF     VALUES OF SHARES
                                                            COMMON             OF              TOTAL
               FOUNDING COMPANY                  CASH       STOCK         COMMON STOCK     CONSIDERATION
----------------------------------------------  ------   ------------   ----------------   -------------
                                                                 (DOLLARS IN MILLIONS)
American Capital..............................  $ 20.4     1,071,053
Boulder.......................................     7.1       371,053
Cauff Lippman.................................    48.0     1,684,210
Jacom.........................................   128.0(1)   3,368,368
Keystone......................................    27.9     1,468,421
Matrix........................................    19.4     1,035,811
Merrimac......................................      --(2)     178,750
MCMG..........................................     7.0       370,657
NSJ...........................................    16.0       561,979
PFSC..........................................      --       184,210
Varilease.....................................    36.8     1,934,368
Walden........................................    21.0     1,105,184
                                                 -----    ----------               -----        -----
Total.........................................  $331.6    13,334,064
                                                 =====    ==========               =====        =====

---------------
(1) Does not include $32.3 million of indebtedness incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, which indebtedness will be repaid by the Company upon consummation of the Jacom Merger from a portion of the net proceeds of the Offering.

(2) Does not include $2.8 million in indebtedness assumed by the Company in the Merrimac Merger, which indebtedness will be repaid by the Company upon consummation of the Merrimac Merger from a portion of the net proceeds of the Offering.

     The consummation of each Merger Agreement is contingent upon the consummation of the Offering and the satisfaction of customary closing conditions. The Merger Agreements provide that options to purchase a number of shares of Common Stock, equal to 6.25% of the Merger consideration received (which includes the cash and Common Stock portion of the Merger consideration), based on the initial public offering price, shall be made available to employees of the Founding Companies. The options will have an exercise price equal to the initial public offering price per share, with respect to options granted as of the consummation of the Offering, and the fair market value as of the date of grant, with respect to options granted thereafter, and will vest ratably over a four-year period, beginning on the anniversary of the date of the grant. The Merger Agreements further provide that the stockholders of the Founding Companies will indemnify UniCapital from certain liabilities that may arise in connection with the Mergers. A portion of the consideration payable to the stockholders of each of the Founding Companies will be escrowed for a period of twelve months from the consummation of the Offering, as security for the stockholders' indemnification obligations. The Merger Agreements provide that the stockholders of the Founding Companies covenant not to compete with the Company and its affiliates for a period of two years from the date of the Merger. Each of the Merger Agreements provides that UniCapital and certain key employees of each of the Founding Companies will enter into employment agreements. The following summaries of the Merger Agreements are qualified in their entirety by reference to the complete texts of the Merger Agreements, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part and are incorporated herein by reference.

  AMERICAN CAPITAL

     UniCapital will acquire all of the outstanding stock of American Capital for: (i) $20.4 million in cash and (ii) 1,071,053 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in American Capital's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in American Capital's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31,

1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Michael Pandolfelli, the President of American Capital, and Gerald P. Ennella, the Executive Vice President of American Capital, will each enter into a two-year employment agreement with the subsidiary of the Company that will operate the American Capital business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     From time to time, Mr. Pandolfelli has borrowed money from American Capital. As of February 6, 1998, the amount due from Mr. Pandolfelli totaled $704,000. Upon consummation of the Merger, all amounts due to American Capital from Mr. Pandolfelli will have been repaid.

     Mr. Pandolfelli is a 25% stockholder in Phase I Management, Inc. ("Phase I"), a real estate development company which has obtained loans from American Capital. As of December 31, 1997 Phase I owed approximately $622,000 to American Capital. Upon consummation of the Merger, all amounts due to American Capital from Phase I will have been repaid.

     Mr. Pandolfelli owns a 51% interest in DML Associates ("DML"), a general partnership which has obtained loans from American Capital. As of December 31, 1997 DML owed approximately $118,200 to American Capital. Upon consummation of the Merger, all amounts due to American Capital from DML will have been repaid.

     Mr. Pandolfelli leases real property and office furnishings to American Capital. For the year ended December 31, 1997, American Capital paid a total of $63,600 in lease payments to Mr. Pandolfelli. Upon consummation of the Merger, the leases will have been terminated.

  BOULDER

     UniCapital will acquire all of the outstanding stock of Boulder for: (i) $7.1 million in cash and (ii) 371,053 shares of Common Stock; provided that for every $1.00 by which the adjusted pre-tax income of Boulder for the year ended December 31, 1998 is less than the adjusted pre-tax income for the year ended December 31, 1997, the stockholders of Boulder will repay to UniCapital $6.00, in Common Stock valued at the initial public offering price per share, up to a maximum of $3.6 million. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock equal to (i) 50% of any increase in Boulder's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997; and (ii) 50% of any increase in Boulder's adjusted pre-tax income for the year ended December 31, 1999 over the pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). In addition, as part of the Boulder Merger, UniCapital will acquire Boulder's interest in certain new vendor programs and a real estate joint venture and will pay additional consideration, 50% in cash and 50% in Common Stock equal to (i) the pre-tax income of Boulder attributable to such new vendor programs and Boulder's interest in the real estate joint venture for each of the years ending December 31, 1998, 1999 and 2000 and (ii) three times Boulder's interest in the average pre-tax income of the real estate joint venture for the years ending December 31, 1998, 1999 and 2000. Roy Burger, the President of Boulder, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Boulder business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Mr. Burger is the lender under a revolving credit agreement with Boulder that permits Boulder to borrow up to $200,000 as of December 31, 1997. Interest on the amount outstanding under the credit agreement accrues at an annual rate equal to the prime rate plus one percent. On August 15, 1997, Boulder repaid the outstanding principal balance, plus interest, in the aggregate amount of $211,668. As of December 31, 1997, no amounts were outstanding under the credit agreement. As of the consummation of the Merger, any amounts due under the credit agreement will have been repaid and the credit agreement will have been terminated.

  CAUFF LIPPMAN

     UniCapital will acquire all of the outstanding stock of Cauff Lippman for:
(i) $48.0 million in cash and (ii) 1,684,210 shares of Common Stock. In addition, UniCapital will pay additional consideration, 60% in cash

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

and 40% in Common Stock, of up to $40.0 million based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (defined as Cauff Lippman and NSJ for the period from January 1, 1998 through the date of consummation of the Mergers, and thereafter as Cauff Lippman, NSJ and other operating subsidiaries of the Company that conduct the business conducted by Cauff Lippman and NSJ prior to the consummation of the Mergers) for the years ended December 31, 1998, 1999 and 2000. The Merger Agreement provides for such additional consideration to be paid in three possible payments: (i) $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 exceeds $19.0 million; (ii) an additional $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and (iii) a third $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses (i) and (ii) is less than $26.7 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $40.0 million minus the amounts paid under clauses (i) and (ii). Stuart Cauff, the President of Cauff Lippman will become the President and CEO of UniCapital's Big Ticket Leasing Division and will enter into a three-year employment agreement with the Company and a subsidiary of the Company that will operate the Cauff Lippman business after the Merger and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions). Wayne Lippman, the Vice President of Cauff Lippman will become the Executive Vice President of UniCapital's Big Ticket Leasing Division and will enter into a three-year employment agreement with the Company and a subsidiary of the Company that will operate the Cauff Lippman business after the Merger and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions).

     In addition to Cauff Lippman, Messrs. Cauff and Lippman are involved in other entities with interests in the aircraft leasing business which are not part of Cauff Lippman and are not being acquired in the Merger. In connection with the Merger Agreement, however, Messrs. Cauff and Lippman have granted the Company the option to purchase their interests in some or all of such entities, for the following purchase prices: (i) Jumbo Jet Leasing LP and Jumbo Jet,
Inc. -- $1.0 million: (ii) CL Aircraft Marketing LP and CL Aircraft Marketing, Inc. -- $4.0 million; (iii) Twin Jet Leasing, Inc and Aircraft 49402,
Inc. -- $100,000; and (iv) CL Aircraft XXV, Inc. -- $100,000. An additional option may be granted to acquire Aircraft 46941, Inc. for a nominal purchase price, if such entity is not a subsidiary of Cauff Lippman upon consummation of the Merger. Each option is exercisable until the date that is twelve months after the consummation of the Offering. Certain third party lenders, which are participants in some of these entities, must consent to the transfer of any equity interest in such entities. Such consents may not be obtained. In addition, under the terms of their agreement with Chase Manhattan Bank, Messrs. Cauff and Lippman and any entities controlled by them will be prohibited from engaging in any transaction involving Boeing 747-100 and -200 series aircraft without the approval of Chase Manhattan Bank.

     From time to time, the stockholders have advanced funds to Cauff Lippman. As of December 31, 1997, the amount due from Cauff Lippman to the stockholders and certain of their affiliates totaled $8,188,080. Upon consummation of the Merger, all amounts due from Cauff Lippman to the stockholders will have been repaid, other than certain promissory notes in the aggregate principal amount of $3.5 million held by Messrs. Cauff and Lippman and certain of their respective affiliates, which are to be assumed by the Company.

     Cauff Lippman has procured services from certain affiliated entities. For the year ended December 31, 1997, such affiliated entities performed services for Cauff Lippman having an aggregate value of $1,344,000. Upon consummation of the Merger, the Company will review the terms upon which Cauff Lippman procures services, if any, from affiliated entities so that the terms are no less favorable than those the Company could obtain from an unaffiliated third party.

  JACOM

     UniCapital will acquire all of the outstanding stock of Jacom for: (i) $128.0 million in cash and (ii) 3,368,368 shares of Common Stock. Immediately prior to the Merger, Jacom will make a dividend to its stockholder in the amount of $32.3 million. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Jacom's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Jacom's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). John Alfano, the President of Jacom, will become the Company's National Marketing Director and will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Jacom business after the Merger and a two-year, post-employment covenant not to compete with the Company. In addition, the Company will enter into a consulting agreement with a corporation the sole stockholder of which is Robert Seaman, pursuant to which Mr. Seaman's corporation will continue to provide such consulting services to Jacom as it currently provides, and will render additional consulting services to the Company in pursuing merger and acquisition activities and forming strategic alliances. The agreement includes a two-year post-consulting covenant not to compete.

     From time to time, Jacom has advanced funds to Mr. Alfano. As of December 31, 1997, amounts outstanding under such advances totaled $451,000. Upon consummation of the Merger, all amounts due from Mr. Alfano will have been repaid.

     From time to time, Jacom has sold lease receivables to Mr. Alfano. As of December 31, 1997 Jacom owed approximately $781,000 to Mr. Alfano. Upon consummation of the Merger, the amount due to Mr. Alfano will have been repaid and Jacom will no longer sell its lease receivables to Mr. Alfano.

     Jacom leases its office space from Mr. Alfano. For the year ended December 31, 1997 rental payments for the office space totaled $120,000. Upon consummation of the Merger, the Company will renegotiate as necessary, the lease arrangement so that the terms are no less favorable than those the Company could obtain from an unaffiliated third party.

     Trusts established for the benefit of Mr. Alfano's children are the indirect stockholders of Museum Monthly, Inc. and RKL Publishing, Inc., which entities have provided consulting services to Jacom from time to time. For the year ended December 31, 1997, Jacom paid approximately $87,000 in consulting fees to such entities. Upon consummation of the Merger, Jacom will no longer procure consulting services from these entities.

  KEYSTONE

     UniCapital will acquire all of the outstanding stock of Keystone for: (i) $27.9 million in cash and (ii) 1,468,421 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Keystone's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Keystone's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Alan Kaufman and Edgar Lee, the President and Executive Vice President of Keystone, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Keystone business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Messrs. Lee and Kaufman are the partners of Alored Associates ("Alored"), a general partnership from which Keystone leases its office space. For the year ended December 31, 1997, the lease payments totaled $180,000. Upon consummation of the Merger, the lease will have been terminated and Keystone will enter into a new lease with Alored on terms that are no less favorable than those the Company could obtain from an unaffiliated third party.

     From time to time, Keystone has made loans to its stockholders. As of December 31, 1997, amounts outstanding under such loans totaled $220,000. From time to time, Keystone has made loans to Alored. As of December 31, 1997, amounts outstanding under such loans totaled $326,029. In addition, Keystone has guaranteed a mortgage loan to Alored. The outstanding principal of such loan totaled $641,041 as of

December 31, 1997. Messrs. Lee and Kaufman are the sole stockholders of Keystone Mortgage Service Corporation ("KMSC"). From time to time, Keystone has made loans to KMSC. As of December 31, 1997, amounts outstanding under such loans totaled $200,000. Upon consummation of the Merger, the stockholders of Keystone will repay $246,029 to Keystone and Keystone will assign to the stockholders its rights to collect all outstanding amounts due to Keystone from the stockholders, Alored and KMSC.

  MATRIX

     UniCapital will acquire all of the outstanding stock of Matrix for: (i) $19.4 million in cash and (ii) 1,035,811 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Matrix's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Matrix's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Prior to the consummation of the Merger, Matrix will distribute approximately $3.0 million to its stockholders, through a redemption of a portion of the outstanding stock. Each of Richard Emery, J. Robert Bonnemort and David DiCesaris, the President, Executive Vice President and Vice President -- Sales, respectively of Matrix, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Matrix business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Emco Associates ("Emco"), a Utah general partnership, in which Mr. Emery has a one-third ownership interest, entered into a loan agreement with Matrix on January 12, 1995. As of December 31, 1997, the amount due to Matrix from Emco totaled $61,000. Upon consummation of the Merger, all amounts due to Matrix from Emco Associates will have been repaid.

     Mr. Bonnemort owns a 17% interest in Union Park Associates, a Utah limited partnership from which Matrix leases office space, and in which Matrix owns a 1.83% interest. For the year ended December 31, 1997, Matrix made aggregate lease payments to Union Park Associates of $144,583. Upon consummation of the Merger, Matrix will continue to lease office space from Union Park Associates. The Company believes that the terms are no less favorable than those the Company could obtain from an unaffiliated third party.

  MERRIMAC

     UniCapital will acquire all of the partnership interests of Merrimac for:
(i) the satisfaction of $2.8 million in debt and (ii) 178,750 shares of Common Stock. In addition, UniCapital will pay additional consideration in Common Stock, equal to (i) 50% of any increase in Merrimac's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Merrimac's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Mark Cignoli and Daniel Shatz, the General Manager and Sales Manager of Merrimac, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Merrimac business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Merrimac leases office space from JAM Associates, a Massachusetts general partnership owned by Jordan Shatz and Allan Gilbert, both of whom are partners in Merrimac. For the year ended December 31, 1997, Merrimac made rental payments to JAM Associates in the amount of $60,000. Upon consummation of the Offering, the lease will be terminated and a new lease will be entered into, which will be based on terms no less favorable than those the Company could obtain from an unaffiliated third party.

  MCMG

     UniCapital will acquire all of the outstanding stock of MCMG for: (i) $7.0 million in cash and (ii) 370,657 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to
(i) 50% of any increase in MCMG's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in MCMG's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Fred R. Cornwall, Michael W. Harling and James E. Craft, the President, Executive Vice President and Senior Vice President of MCMG, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the MCMG business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Mr. Cornwall owns approximately 6% of Colorado Natural Gas, Inc ("CNG"). For the year ended December 31, 1997, MCMG received $500,000 from CNG in connection with underwriting an equity and bond financing on behalf of CNG.

  NSJ

     UniCapital will acquire all of the outstanding stock of NSJ for: (i) $16.0 million in cash and (ii) 561,979 shares of Common Stock. In addition, UniCapital will pay additional consideration, 60% in cash and 40% in Common Stock, of up to $13.5 million based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (as defined in the Cauff Lippman and NSJ Merger Agreements) for the years ended December 31, 1998, 1999 and 2000. The Merger Agreement provides for such additional consideration to be paid in three possible payments: (i) $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 exceeds $19.0 million; (ii) an additional $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and (iii) a third $4.4 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses
(i) and (ii) is less than $8.9 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $13.3 million minus the amounts paid under clauses (i) and (ii). Each of Jeptha Thornton, Samuel Thornton and Richard Giles, the President, Vice President and Executive Vice President and General Counsel of NSJ, respectively, will enter into a three-year employment agreement with the subsidiary of the Company that will operate the NSJ business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Jeptha Thornton, a stockholder of NSJ, owns NSJ Corporation of Florida ("NSJ Florida"). NSJ Florida provides certain management and administrative services to NSJ. Such management services were valued at $250,000 in 1997 and were recorded as contributed capital. Upon consummation of the Merger, NSJ Florida will no longer provide these services to NSJ.

  PFSC

     UniCapital will acquire all of the partnership interests in PFSC for 184,210 shares of Common Stock. Each of Jerry Hudspeth and Chris Kane, the Managing Director and Vice President -- Information Technology of PFSC, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the PFSC business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     During the year ended December 31, 1997, PFSC provided contract lease portfolio management services to PLC Lease Receivables 1993-A Trust (the "Trust"), an entity affiliated with PFSC by common ownership, and received $118,521 in service and late fees from the Trust.

  VARILEASE

     UniCapital will acquire all of the outstanding stock of Varilease for: (i) $36.8 million in cash and (ii) 1,934,368 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Varilease's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and
(ii) 50% of any increase in Varilease's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be the year ended December 31, 1997). Each of Robert VanHellemont and Gary Miller, the President and Chief Financial Officer of Varilease, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Varilease business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     In connection with the Merger Agreement, Mr. VanHellemont has granted the Company an option to purchase his equity interest in two entities, Worldwide and Summa. The Company has the option to purchase Worldwide for $1,000,000 plus the amount, if any, owed to Mr. VanHellemont by Worldwide. The option is exercisable until the date that is twelve months following the consummation of the Offering. The Company has the option to purchase Mr. VanHellemont's equity interest in Summa for an amount equal to the fair market value of Mr. VanHellemont's equity interest, as agreed upon by the parties at the time of purchase. The option is exercisable until the date that is twenty-four months following the consummation of the Offering. The Company has made no determination as to whether it wishes to enter the businesses conducted by Worldwide and/or Summa.

     In connection with the Merger Agreement, the Company has agreed to cause the subsidiary of the Company that will operate the Varilease business to enter into a lease of a building to be built upon real property owned by Mr. VanHellemont.

     From time to time, Varilease has made loans to Mr. VanHellemont. As of December 31, 1997, amounts due with respect to such loans from Varilease to Mr. VanHellemont totaled approximately $1,434,416. Upon consummation of the Merger, all amounts due from Mr. VanHellemont with respect to such loans will have been repaid.

  WALDEN

     UniCapital will acquire all of the outstanding stock of Walden for: (i) $21.0 million in cash and (ii) 1,105,184 shares of Common Stock. In addition, UniCapital will pay additional consideration, 50% in cash and 50% in Common Stock, equal to (i) 50% of any increase in Walden's adjusted pre-tax income for the year ended December 31, 1998 over the year ended December 31, 1997 and (ii) 50% of any increase in Walden's adjusted pre-tax income for the year ended December 31, 1999 over the adjusted pre-tax income for the year ended December 31, 1998 (unless adjusted pre-tax income for the year ended December 31, 1998 is less than for the year ended December 31, 1997, in which case the baseline for comparison will be for the year ended December 31, 1997). Each of David Burmon, Richard Albertelli and Robert Kopp, the President and Executive Vice Presidents, of Walden, respectively, will enter into a two-year employment agreement with the subsidiary of the Company that will operate the Walden business after the Merger and a two-year, post-employment covenant not to compete with the Company.

     Walden Asset Associates ("WAA"), a New York partnership in which the stockholders of Walden have equal ownership interests, was established to hold key man life insurance policies on the principals of Walden. Walden sold its rights under certain remarketing contracts to WAA. Upon consummation of the Merger, WAA will have been dissolved and the rights under the remarketing contracts will have reverted to Walden.

FINANCIAL ADVISORY SERVICE FEES

     Bruce E. Kropschot, the Company's Vice Chairman -- Mergers & Acquisitions, was founder and President of Kropschot Financial Services ("KFS"), a merger and acquisition advisor to equipment leasing companies, through December 1997. KFS has provided financial advisory services to three of the Founding Companies in connection with the Mergers. As compensation for these services, KFS will receive the following fees: (i) from

Walden, $200,000 which is payable in cash (none of which will be received directly or indirectly by Mr. Kropschot, and all of which will be paid directly to Martin Shames, who is currently a managing director of KFS); (ii) from Matrix, $500,000 which is payable in cash and 10,526 shares of Common Stock (all of which will be payable directly to Mr. Kropschot in accordance with an arrangement between Mr. Kropschot and KFS regarding such fee); and (iii) from Jacom, $350,000 which is payable in cash ($200,000 will be payable directly to Mr. Kropschot and $150,000 will be payable to Mr. Shames in accordance with an arrangement between Mr. Kropschot and KFS regarding such fee).

     In connection with his employment with UniCapital, Mr. Kropschot reached agreement with the two managing directors of KFS pursuant to which Mr. Kropschot has redeemed his entire equity interest in KFS in exchange for a note payable by the parent company of KFS. Since KFS is a prominent merger and acquisition advisor to equipment leasing companies, it is likely that KFS will be an advisor to future candidates to be acquired by the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 18, 1998, based upon 6,798,750 shares outstanding as of such date and assuming completion of the Mergers and the issuance of 13,334,064 shares therein, and as adjusted to reflect the sale of the Common Stock being offered hereby, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company and (iv) all of the Company's directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                                                PERCENTAGE OF COMMON
                                                                                    STOCK OWNED
                                                                              ------------------------
                                                         NUMBER OF SHARES     BEFORE THE     AFTER THE
                   BENEFICIAL OWNER                      OF COMMON STOCK       OFFERING      OFFERING
-------------------------------------------------------  ----------------     ----------     ---------
Robert New(1)..........................................      1,851,513             9.0
  c/o UniCapital Corporation
  1111 Kane Concourse
  Suite 301
  Bay Harbor Island, FL 33154
Theodore J. Rogenski(2)................................        400,000             2.0
Bruce E. Kropschot(3)..................................        480,526             2.4
Martin Kalb(4).........................................        412,500             2.0
Steven E. Hirsch.......................................        315,000             1.6
Jonathan New...........................................        190,000               *
Jonathan J. Ledecky(1).................................      2,415,000            11.7
  c/o UniCapital Corporation
  1111 Kane Concourse
  Suite 301
  Bay Harbor Island, FL 33154
Vincent W. Eades(5)....................................         96,000               *
John A. Quelch(5)......................................         96,000               *
John Alfano(6).........................................      3,368,368            16.7
  c/o Jacom Computer Services, Inc.
  207 Washington Street
  Northvale, NJ 07647
All directors and executive officers, as a group(7)....      6,256,539            29.3

---------------
* Less than one percent.

(1) Includes 500,000 shares issuable upon the exercise of options to be granted on the effective date of the registration statement of which this Prospectus forms a part, which options will be immediately exercisable.

(2) Includes 200,000 shares issuable upon the exercise of options granted to Mr. Rogenski, which options are immediately exercisable.

(3) Includes 10,526 shares to be received by Mr. Kropschot from Matrix after the consummation of the Merger in accordance with a fee arrangement among Mr. Kropschot, KFS and Matrix.

(4) Represents shares owned by the Kalb Investment Limited Partnership.

(5) Includes 21,000 shares issuable upon the exercise of options to be granted on the effective date of the registration statement of which this Prospectus forms a part under the 1998 Non-Employee Directors' Stock Plan, which options will be immediately exercisable.

(6) Represents shares to be issued to Mr. Alfano in payment of a portion of the Merger consideration in connection with the Jacom Merger.

(7) See notes (1) through (5).

                            DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.001 per share. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue such shares of Preferred Stock in one or more series, with such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be established by the Board of Directors at the time of issuance.

     The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, the issuance of shares of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights of the Common Stock.

     The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by third persons to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise, by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock without stockholder approval and with voting rights that could adversely affect the voting power of holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company is subject to the provisions of Section 203 of the DGCL.
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation and Bylaws divide the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. John A. Quelch will be a Class I director whose term will expire in 1999. Vincent W.

Eades and Bruce E. Kropschot will be Class II directors whose terms will expire in 2000. Jonathan J. Ledecky and Robert New will be Class III directors whose terms will expire in 2001. In accordance with the DGCL, directors serving on classified boards of directors may only be removed from office for cause. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

     The Bylaws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under
Section 102(b)(7) of the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a beneficial owner that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to changes, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are advised to should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See "Dividend Policy." For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid on or before December 31, 1998 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     Under the recently finalized United States Treasury Regulations applicable to dividends paid after December 31, 1998 (the "Final Regulations"), to obtain a reduced rate of withholding under a treaty a Non-U.S. Holder will generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a Form 4224 (or, after December 31, 1998, a Form W-8) stating that the dividends are so connected is filed with the Company. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

     Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence. Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the Company.

     Under current United States federal income tax law, backup withholding imposed at a rate of 31% generally will not apply to dividends paid on or before December 31, 1998 to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under the Final Regulations, however, a Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.

     Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) effective after December 31, 1998, certain brokers that are partnerships with U.S. partners or that are engaged in a U.S. trade or business, and the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have           shares of
Common Stock outstanding, based upon the number of shares outstanding as of
February 18, 1998. The           shares sold in the Offering will be freely
tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144; shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the remaining 20,132,814 outstanding shares of Common Stock will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Further,
upon consummation of the Offering,           shares of Common Stock will be
issuable upon the exercise of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part. The Company intends to file a registration statement on Form S-8 with respect to the shares of Common Stock issuable upon exercise of such options, and a "shelf" registration statement with respect to shares of Common Stock that may be issued in connection with possible future acquisition transactions, as soon as practicable after the consummation of the Offering.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding
shares of Common Stock (approximately           shares immediately after
completion of the Offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

     The Company, each of its directors and officers, the holders of the shares of Common Stock issued or to be issued in the Mergers and certain related persons have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

     Prior to this Offering, there has been no public market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the completion of the Offering. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk Factors -- No Prior Market for Common Stock; Possible Volatility of Stock Price."

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Smith Barney Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                    NAME                                       NUMBER OF SHARES
-----------------------------------------------------------------------------  ----------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated..........................................
  Smith Barney Inc. .........................................................
  Friedman, Billings, Ramsey & Co., Inc. ....................................
  Subtotal...................................................................
International Underwriters:
  Morgan Stanley & Co. International Limited.................................
  Smith Barney Inc. .........................................................
  Friedman, Billings, Ramsey & Co., Inc......................................
  Subtotal...................................................................
                                                                                   ------------
     Total...................................................................
                                                                                   ============

     The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

     Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom its sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $          a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $          a share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby.

     Application will be made to list the Common Stock on the New York Stock Exchange under the symbol " ."

     At the request of the Company, the Underwriters have reserved up to shares of Common Stock offered hereby for sale at the initial public offering price to certain employees of the Company and other persons. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered hereby.

     Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, with certain limited exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contact to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of the Shares to the Underwriters or (y) the issuance by the Company of the shares of Common Stock upon the exercise of any option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing provided that the recipient of such shares agrees to be bound by the transfer restrictions set forth herein.

     The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

     From time to time, each of the Underwriters and their respective affiliates may provide investment banking services to the Company.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

PRICING OF THE OFFERING

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the shares of Common Stock offered hereby will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The financial statements of UniCapital as of December 31, 1997 and for the period from inception (October 9, 1997) to December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Boulder as of December 31, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Merrimac as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of NSJ and Walden as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Varilease as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of American Capital as of July 31, 1996 and 1997 and for each of the years in the three-year period ended July 31, 1997 and the financial statements of Boulder for the year ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Cauff Lippman at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Jacom as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of BDO Seidman LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Matrix as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 included in this Prospectus have been so included in reliance on the report of Tanner + Co., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of MCMG as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of PFSC as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Arthur Andersen LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Keystone as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, covering the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       ------
UNICAPITAL CORPORATION AND FOUNDING COMPANIES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction.......................................................................     F-4
  Unaudited Pro Forma Combined Balance Sheet.........................................     F-5
  Unaudited Pro Forma Combined Statement of Operations...............................     F-7
  Notes to Unaudited Pro Forma Combined Financial Statements.........................     F-9
UNICAPITAL CORPORATION
  Report of Independent Certified Public Accountants.................................    F-13
  Balance Sheet......................................................................    F-14
  Notes to Balance Sheet.............................................................    F-15

AMERICAN CAPITAL RESOURCES, INC.
  Independent Auditors' Report.......................................................    F-18
  Balance Sheets.....................................................................    F-19
  Statements of Income and Retained Earnings.........................................    F-20
  Statements of Cash Flows...........................................................    F-21
  Notes to Financial Statements......................................................    F-22

BOULDER CAPITAL GROUP, INC.
  Report of Independent Certified Public Accountants.................................    F-29
  Balance Sheet......................................................................    F-30
  Statement of Operations............................................................    F-31
  Statement of Stockholders' Equity..................................................    F-32
  Statement of Cash Flows............................................................    F-33
  Notes to Financial Statements......................................................    F-34
  Independent Auditors' Report.......................................................    F-41
  Statements of Operations and Retained Earnings.....................................    F-42
  Statement of Cash Flows............................................................    F-43
  Notes to Financial Statements......................................................    F-44

CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES
  Report of Independent Certified Public Accountants.................................    F-48
  Combined Balance Sheets............................................................    F-49
  Combined Statements of Income......................................................    F-50
  Combined Statements of Changes in Equity (Deficit).................................    F-51
  Combined Statements of Cash Flows..................................................    F-52
  Notes to Combined Financial Statements.............................................    F-53

JACOM COMPUTER SERVICES, INC.
  Report of Independent Certified Public Accountants.................................    F-58
  Balance Sheets.....................................................................    F-59
  Statements of Income and Retained Earnings.........................................    F-60

                                                                                        PAGE
                                                                                       ------
  Statements of Cash Flows...........................................................    F-61
  Summary of Accounting Policies.....................................................    F-62
  Notes to Financial Statements......................................................    F-64

K.L.C., INC.
  Report of Independent Accountants..................................................    F-67
  Balance Sheets.....................................................................    F-68
  Statements of Income and Retained Earnings.........................................    F-69
  Statements of Cash Flows...........................................................    F-70
  Notes to Financial Statements......................................................    F-71

MATRIX FUNDING CORPORATION AND SUBSIDIARY
  Independent Auditors' Report.......................................................    F-76
  Consolidated Balance Sheet.........................................................    F-77
  Consolidated Statement of Income...................................................    F-78
  Consolidated Statement of Stockholders' Equity.....................................    F-79
  Consolidated Statement of Cash Flows...............................................    F-80
  Notes to Consolidated Financial Statements.........................................    F-81

MERRIMAC FINANCIAL ASSOCIATES
  Report of Independent Certified Public Accountants.................................    F-89
  Balance Sheet......................................................................    F-90
  Statement of Operations............................................................    F-91
  Statement of Partners' Capital.....................................................    F-92
  Statement of Cash Flows............................................................    F-93
  Notes to Financial Statements......................................................    F-94

MUNICIPAL CAPITAL MARKETS GROUP, INC.
  Report of Independent Certified Public Accountants.................................    F-97
  Balance Sheets.....................................................................    F-98
  Statements of Operations...........................................................    F-99
  Statement of Stockholders' Equity..................................................   F-100
  Statements of Cash Flows...........................................................   F-101
  Notes to Financial Statements......................................................   F-102

THE NSJ GROUP
  Report of Independent Certified Public Accountants.................................   F-103
  Combined Balance Sheet.............................................................   F-104
  Combined Statement of Operations...................................................   F-105
  Combined Statement of Stockholders' Equity.........................................   F-106
  Combined Statement of Cash Flows...................................................   F-107
  Notes to Combined Financial Statements.............................................   F-108

                                                                                        PAGE
                                                                                       ------
PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.
  Report of Independent Public Accountants...........................................   F-114
  Balance Sheets.....................................................................   F-115
  Statements of Operations...........................................................   F-116
  Statements of Changes in Partners' Equity..........................................   F-117
  Statements of Cash Flows...........................................................   F-118
  Notes to Financial Statements......................................................   F-119

VARILEASE CORPORATION AND SUBSIDIARY
  Report of Independent Certified Public Accountants.................................   F-122
  Consolidated Balance Sheet.........................................................   F-123
  Consolidated Statement of Operations...............................................   F-124
  Consolidated Statement of Stockholders' Equity.....................................   F-125
  Consolidated Statement of Cash Flows...............................................   F-126
  Notes to Consolidated Financial Statements.........................................   F-127

THE WALDEN ASSET GROUP, INC.
  Report of Independent Certified Public Accountants.................................   F-135
  Balance Sheet......................................................................   F-136
  Statement of Operations............................................................   F-137
  Statement of Stockholders' Equity..................................................   F-138
  Statement of Cash Flows............................................................   F-139
  Notes to Financial Statements......................................................   F-140

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements give effect to the acquisitions by UniCapital Corporation ("UniCapital") of the outstanding capital stock of American Capital Resources, Inc. ("American Capital"), Boulder Capital Group, Inc. ("Boulder"), Cauff, Lippman Aviation, Inc. and Certain Affiliates ("Cauff Lippman"), Jacom Computer Services, Inc. ("Jacom"), K.L.C., Inc. ("Keystone"), Matrix Funding Corporation and Subsidiary ("Matrix"), Municipal Capital Markets Group, Inc. ("MCMG"), The NSJ Group ("NSJ"), Varilease Corporation and Subsidiary ("Varilease") and The Walden Asset Group, Inc. ("Walden") and the partnership interests of Merrimac Financial Associates ("Merrimac") and Portfolio Financial Servicing Company, L.P. ("PFSC"). These acquisitions will occur simultaneously with the closing of UniCapital's initial public offering and will be accounted for using the purchase method of accounting. UniCapital has been identified as the "accounting acquiror" in accordance with the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 97, which states that the combining company that receives the largest portion of voting rights in the combined corporation is presumed to be the "accounting acquiror" for financial statement presentation purposes.

     The unaudited pro forma combined balance sheet gives effect to the Mergers and the Offering as if they had occurred on December 31, 1997. The unaudited pro forma combined statement of operations gives effect to these transactions as if they had occurred on January 1, 1997.

     UniCapital has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the stockholders and management of the Founding Companies. To the extent that the stockholders and management of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statement of operations. With respect to other potential cost savings, UniCapital has not and cannot quantify these savings until completion of the combination of the Founding Companies. Additionally, the pro forma combined statement of operations gives effect to anticipated compensation of UniCapital's new corporate management and associated costs of being a public company.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what UniCapital's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of UniCapital's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere in this Prospectus.

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1997
                                 (in thousands)

                                                                         AMERICAN                  CAUFF
                                                           UNICAPITAL    CAPITAL     BOULDER      LIPPMAN        JACOM      KEYSTONE
                                                           ----------    --------    -------    ------------    --------    --------
                         ASSETS
Assets:
  Cash and cash equivalents.............................    $     30     $   849     $   200      $  8,354      $  2,596    $ 1,479
  Marketable securities.................................          --          --          --            --            --         --
  Accounts receivable...................................          --          --         510        10,369         3,655      1,861
  Net investment in direct financing and sales-type               --      67,526      32,162            --        86,278     47,508
    leases..............................................
  Equipment under operating leases, net.................          --          --         557        23,340        13,319         --
  Equipment held for sale/lease.........................          --          --       2,382            --            --      2,250
  Property and equipment, net...........................          --         211         213            --            --        294
  Notes receivable......................................          --          --          --            --            --         --
  Receivable from stockholders..........................          --         526          --            --           451         --
  Investments...........................................          --          --          --            --            --         --
  Other assets..........................................         601       4,535          --         4,865           729        702
  Deposits on equipment held for lease..................          --          --          --           500        11,920         --
  Goodwill..............................................          --          --          --            --            --         --
                                                                ----     -------     -------       -------      --------    -------
    Total assets........................................    $    631     $73,647     $36,024      $ 47,428      $118,948    $54,094
                                                                ====     =======     =======       =======      ========    =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Recourse debt.........................................    $     --     $35,552     $ 2,720      $     --      $  7,304    $39,659
  Non-recourse and limited recourse debt................          --      17,513      28,265        26,749        35,751         --
  Subordinated debt.....................................          --          --       2,250            --            --         --
  Payable to shareholders, officers and affiliates......          --          --          --         8,188            --         --
  Accounts payable and accrued expenses.................         355      11,033       1,670           448         3,467      1,825
  Security and other deposits...........................          --          --          --         6,338            --         --
  Other liabilities.....................................          --           6          --            --            --         --
  Income taxes payable..................................          --          --          --            --           580         --
  Deferred income taxes payable.........................          --       1,610         598            --         2,678        565
                                                                ----     -------     -------       -------      --------    -------
    Total liabilities...................................         355      65,714      35,503        41,723        49,780     42,049
                                                                ----     -------     -------       -------      --------    -------
Minority interest.......................................          --          --          --           698            --         --
Stockholders' equity:
  Preferred stock.......................................          --          --          --            --            --         --
  Common stock..........................................           5          --          --             1             1        100
  Additional paid-in capital............................       1,928       1,030         536         1,818            --          6
  Loans receivable from related party...................          --          --          --            --            --       (746)
  Stock subscription notes receivable...................        (129)         --          --            --            --         --
  Retained earnings (deficit)...........................      (1,528)      6,903         (15)        3,188        69,167     12,685
  Partners' equity......................................          --          --          --            --            --         --
  Unrealized gain (loss) on securities..................          --          --          --            --            --         --
                                                                ----     -------     -------       -------      --------    -------
    Total stockholders' equity..........................         276       7,933         521         5,007        69,168     12,045
                                                                ----     -------     -------       -------      --------    -------
    Total liabilities and stockholders' equity..........    $    631     $73,647     $36,024      $ 47,428      $118,948    $54,094
                                                                ====     =======     =======       =======      ========    =======


                                                          MATRIX     MERRIMAC    MCMG      NSJ
                                                          -------    --------    ----    -------
                         ASSETS
Assets:
  Cash and cash equivalents.............................  $ 7,675    $   197     $464    $    20
  Marketable securities.................................      940         --      --          --
  Accounts receivable...................................    1,367        238      37       1,039
  Net investment in direct financing and sales-type        46,690     12,110      --          --
    leases..............................................
  Equipment under operating leases, net.................    1,075         --      --      23,780
  Equipment held for sale/lease.........................   10,090         --      --       2,471
  Property and equipment, net...........................      306         20       9          --
  Notes receivable......................................       --         --      --          --
  Receivable from stockholders..........................       --         --      40          10
  Investments...........................................       --         --     114       5,737
  Other assets..........................................      367         40       5         400
  Deposits on equipment held for lease..................       --         --      --       2,497
  Goodwill..............................................       --         --      --          --
                                                          -------    -------     ----    -------
    Total assets........................................  $68,510    $12,605     $669    $35,954
                                                          =======    =======     ====    =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Recourse debt.........................................  $11,657    $ 9,495     $--     $    --
  Non-recourse and limited recourse debt................   39,171         --      --      23,803
  Subordinated debt.....................................       --         --      --          --
  Payable to shareholders, officers and affiliates......       --         --      --          --
  Accounts payable and accrued expenses.................    2,980         59      28         539
  Security and other deposits...........................       --        122      --       2,107
  Other liabilities.....................................       --         --     290       2,446
  Income taxes payable..................................    2,839         --      --          --
  Deferred income taxes payable.........................    2,317         --      --          --
                                                          -------    -------     ----    -------
    Total liabilities...................................   58,964      9,676     318      28,895
                                                          -------    -------     ----    -------
Minority interest.......................................       --         --      --          --
Stockholders' equity:
  Preferred stock.......................................    5,540         --      --          --
  Common stock..........................................      250         --       1           1
  Additional paid-in capital............................       --         --      41       2,566
  Loans receivable from related party...................       --         --      --          --
  Stock subscription notes receivable...................       --         --      --          --
  Retained earnings (deficit)...........................    3,497         --     309       4,492
  Partners' equity......................................       --      2,929      --          --
  Unrealized gain (loss) on securities..................      259         --      --          --
                                                          -------    -------     ----    -------
    Total stockholders' equity..........................    9,546      2,929     351       7,059
                                                          -------    -------     ----    -------
    Total liabilities and stockholders' equity..........  $68,510    $12,605     $669    $35,954
                                                          =======    =======     ====    =======

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1997
                                 (in thousands)

                                                                                                                        PRO FORMA
                                                                          PFSC     VARILEASE    WALDEN      TOTAL      ADJUSTMENTS
                                                                          -----    ---------    -------    --------    -----------
                                ASSETS
Assets:
  Cash and cash equivalents............................................   $  5     $   2,834    $   693    $ 25,396     $  (7,690)
  Marketable securities................................................     --            --         --         940            --
  Accounts receivable..................................................    181         4,028        697      23,982          (100)
  Net investment in direct financing and sales-type leases.............     --        65,619     51,713     409,606            --
  Equipment under operating leases, net................................     --        22,496      3,667      88,234        21,845
  Equipment held for sale/lease........................................     --        12,800      4,814      34,807            --
  Property and equipment, net..........................................    534         1,886         --       3,473          (146)
  Notes receivable.....................................................     --            --         --          --            --
  Receivable from stockholders.........................................     --         1,529         --       2,556        (2,556)
  Investments..........................................................     --         2,890         --       8,741            --
  Other assets.........................................................     58            --         98      12,400          (740)
  Deposits on equipment held for lease.................................     --           393         --      15,310            --
  Goodwill.............................................................     --            --         --          --       477,876
                                                                          ----       -------    --------    -------      --------
    Total assets.......................................................   $778     $ 114,475    $61,682    $625,445     $ 488,489
                                                                          ====       =======    ========    =======      ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Recourse debt........................................................   $ --     $   5,882    $   561    $112,830     $      --
  Non-recourse and limited recourse debt...............................     --        86,895     53,432     311,579            --
  Subordinated debt....................................................     --            --         --       2,250            --
  Payable to shareholders, officers and affiliates.....................     --            --         --       8,188       358,418
  Accounts payable and accrued expenses................................    151         9,190      2,553      34,298          (290)
  Security and other deposits..........................................     --            --         --       8,567            --
  Other liabilities....................................................    156           650         --       3,548            --
  Income taxes payable.................................................     --            --         --       3,419            --
  Deferred income taxes payable........................................     --         7,805         --      15,573        26,518
                                                                          ----       -------    --------    -------      --------
    Total liabilities..................................................    307       110,422     56,546     500,252       384,646
                                                                          ----       -------    --------    -------      --------
Minority interest......................................................     --            --         --         698          (698)
Stockholders' equity:
  Preferred stock......................................................     --            --         --       5,540        (5,540)
  Common stock.........................................................     --             5         --         364          (344)
  Additional paid-in capital...........................................     --            --         75       8,000       222,673
  Loans receivable from related party..................................     --            --         --        (746)          746
  Stock subscription notes receivable..................................     --            --         --        (129)           --
  Retained earnings (deficit)..........................................     --         4,048      5,061     107,807      (109,335)
  Partners' equity.....................................................    471            --         --       3,400        (3,400)
  Unrealized gain (loss) on securities.................................     --            --         --         259          (259)
                                                                          ----       -------    --------    -------      --------
    Total stockholders' equity.........................................    471         4,053      5,136     124,495       104,541
                                                                          ----       -------    --------    -------      --------
    Total liabilities and stockholders' equity.........................   $778     $ 114,475    $61,682    $625,445     $ 488,489
                                                                          ====       =======    ========    =======      ========

                                                                                       POST MERGER
                                                                          COMBINED     ADJUSTMENTS    AS ADJUSTED
                                                                         ----------    -----------    -----------
                                ASSETS
Assets:
  Cash and cash equivalents............................................  $   17,706     $ 114,394     $   132,100
  Marketable securities................................................         940            --             940
  Accounts receivable..................................................      23,882            --          23,882
  Net investment in direct financing and sales-type leases.............     409,606            --         409,606
  Equipment under operating leases, net................................     110,079            --         110,079
  Equipment held for sale/lease........................................      34,807            --          34,807
  Property and equipment, net..........................................       3,327            --           3,327
  Notes receivable.....................................................          --            --              --
  Receivable from stockholders.........................................          --            --              --
  Investments..........................................................       8,741            --           8,741
  Other assets.........................................................      11,660          (573)         11,087
  Deposits on equipment held for lease.................................      15,310            --          15,310
  Goodwill.............................................................     477,876            --         477,876
                                                                          ---------    ----------       ---------
    Total assets.......................................................  $1,113,934     $ 113,821     $ 1,227,755
                                                                          =========    ==========       =========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Recourse debt........................................................  $  112,830     $      --     $   112,830
  Non-recourse and limited recourse debt...............................     311,579            --         311,579
  Subordinated debt....................................................       2,250            --           2,250
  Payable to shareholders, officers and affiliates.....................     366,606      (366,606)             --
  Accounts payable and accrued expenses................................      34,008            --          34,008
  Security and other deposits..........................................       8,567            --           8,567
  Other liabilities....................................................       3,548            --           3,548
  Income taxes payable.................................................       3,419            --           3,419
  Deferred income taxes payable........................................      42,091            --          42,091
                                                                          ---------    ----------       ---------
    Total liabilities..................................................     884,898      (366,606)        518,292
                                                                          ---------    ----------       ---------
Minority interest......................................................          --            --              --
Stockholders' equity:
  Preferred stock......................................................          --            --              --
  Common stock.........................................................          20            27              47
  Additional paid-in capital...........................................     230,673       480,400         711,073
  Loans receivable from related party..................................          --            --              --
  Stock subscription notes receivable..................................        (129)           --            (129)
  Retained earnings (deficit)..........................................      (1,528)           --          (1,528)
  Partners' equity.....................................................          --            --              --
  Unrealized gain (loss) on securities.................................          --            --              --
                                                                          ---------    ----------       ---------
    Total stockholders' equity.........................................     229,036       480,427         709,463
                                                                          ---------    ----------       ---------
    Total liabilities and stockholders' equity.........................  $1,113,934     $ 113,821     $ 1,227,755
                                                                          =========    ==========       =========

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (in thousands, except per share data)

                                                                         AMERICAN                CAUFF
                                                           UNICAPITAL    CAPITAL     BOULDER    LIPPMAN     JACOM     KEYSTONE
                                                           ----------    --------    -------    -------    -------    --------
Finance income from direct financing and sales-type         $     --     $ 4,784     $3,618     $   --     $ 8,377     $7,573
  leases................................................
Rental income from operating leases.....................          --          --        344     17,596      16,531         --
Sales of equipment......................................          --          --      1,522      5,725      62,897         --
Gain on sale of leases..................................          --       5,079        727         --         472         --
Fees, commissions and remarketing income................          --          87         --      8,156          --        772
Interest and other income...............................          --       1,555        186        708       1,794        648
                                                             -------     -------     ------     ------     -------     ------
    Total revenues......................................          --      11,505      6,397     32,185      90,071      8,993
Cost of operating leases................................          --          --        238     12,660       6,448         --
Cost of equipment sold..................................          --          --      1,338      4,325      47,914         --
Interest expense........................................          --       5,328      2,696      2,769       4,645      2,458
Selling, general and administrative.....................       1,528       6,089      1,652      4,871      13,183      4,842
Goodwill amortization...................................          --          --         --         --          --         --
                                                             -------     -------     ------     ------     -------     ------
    Total expenses......................................       1,528      11,417      5,924     24,625      72,190      7,300
                                                             -------     -------     ------     ------     -------     ------
Income from operations..................................      (1,528)         88        473      7,560      17,881      1,693
Minority interest.......................................          --          --         --        645          --         --
Equity in income from minority owned affiliates.........          --          --         --        219          --         --
                                                             -------     -------     ------     ------     -------     ------
Net income (loss) before income taxes and extraordinary       (1,528)         88        473      7,134      17,881      1,693
  item..................................................
Provision for income taxes..............................          --          36        598         --         755        689
                                                             -------     -------     ------     ------     -------     ------
Net income (loss) before extraordinary item.............    $ (1,528)    $    52     $ (125)    $7,134     $17,126     $1,004
                                                             =======     =======     ======     ======     =======     ======


                                                          MATRIX     MERRIMAC     MCMG
                                                          -------    --------    ------
Finance income from direct financing and sales-type       $ 9,269     $1,930     $   --
  leases................................................
Rental income from operating leases.....................      991         --         --
Sales of equipment......................................                  --         --
Gain on sale of leases..................................    1,148         --         --
Fees, commissions and remarketing income................      370         --      4,414
Interest and other income...............................      519        149         83
                                                          -------     ------     ------
    Total revenues......................................   12,297      2,079      4,497
Cost of operating leases................................      854         --         --
Cost of equipment sold..................................       --         --         --
Interest expense........................................    3,949        663         --
Selling, general and administrative.....................    4,075        805      4,178
Goodwill amortization...................................       --         --         --
                                                          -------     ------     ------
    Total expenses......................................    8,878      1,468      4,178
                                                          -------     ------     ------
Income from operations..................................    3,419        611        319
Minority interest.......................................       --         --         --
Equity in income from minority owned affiliates.........       --         --         --
                                                          -------     ------     ------
Net income (loss) before income taxes and extraordinary     3,419        611        319
  item..................................................
Provision for income taxes..............................    1,316         --         --
                                                          -------     ------     ------
Net income (loss) before extraordinary item.............  $ 2,103     $  611     $  319
                                                          =======     ======     ======

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (in thousands, except per share data)

                                                                                                                      COMBINED
                                                                          NSJ       PFSC      VARILEASE    WALDEN      TOTAL
                                                                        -------    -------    ---------    -------    --------
Finance income from direct financing and sales-type leases...........   $    --    $    --     $ 6,756     $ 6,575    $48,882
Rental income from operating leases..................................     7,320         --      11,107       1,543     55,432
Sales of equipment...................................................     9,560         --      12,302       1,046     93,052
Gain on sale of leases...............................................        --         --       6,516         573     14,515
Fees, commissions and remarketing income.............................        --      1,480       6,390         602     22,271
Interest and other income............................................       511         --         142          --      6,295
                                                                        -------    -------     -------      ------    -------
  Total revenues.....................................................    17,391      1,480      43,213      10,339    240,447
                                                                        -------    -------     -------      ------    -------
Cost of operating leases.............................................     1,866         --       9,122         683     31,871
Cost of equipment sold...............................................     8,723         --      10,165         389     72,854
Interest expense.....................................................     3,034         --       6,924       3,868     36,334
Selling, general and administrative..................................     3,015      3,356       7,966       3,128     58,688
Goodwill amortization................................................        --         --          --          --         --
                                                                        -------    -------     -------      ------    -------
  Total expenses.....................................................    16,638      3,356      34,177       8,068    199,747
                                                                        -------    -------     -------      ------    -------
Income from operations...............................................       753     (1,876)      9,036       2,271     40,700
Minority interest....................................................        --         --          --          --        645
Equity in income from minority owned affiliates......................     3,996         --          --          --      4,215
                                                                        -------    -------     -------      ------    -------
Net income (loss) before income taxes and extraordinary item.........     4,749     (1,876)      9,036       2,271     44,270
Provision for income taxes...........................................        --         --       3,557         122      7,073
                                                                        -------    -------     -------      ------    -------
Net income (loss) before extraordinary item..........................   $ 4,749    $(1,876)    $ 5,479     $ 2,149    $37,197
                                                                        =======    =======     =======      ======    =======
Net income per share before extraordinary item (basic and diluted)...
Shares used in computing pro forma net income per share before extraordinary item (see Note 5)....................................

                                                                        PRO FORMA      PRO FORMA
                                                                       ADJUSTMENTS     COMBINED
                                                                       -----------    -----------
Finance income from direct financing and sales-type leases...........   $      --     $    48,882
Rental income from operating leases..................................          --          55,432
Sales of equipment...................................................          --          93,052
Gain on sale of leases...............................................          --          14,515
Fees, commissions and remarketing income.............................      (1,998)         20,273
Interest and other income............................................          --           6,295
                                                                           ------          ------
  Total revenues.....................................................      (1,998)        238,449
                                                                           ------          ------
Cost of operating leases.............................................         949          32,820
Cost of equipment sold...............................................          --          72,854
Interest expense.....................................................          --          36,334
Selling, general and administrative..................................     (13,210)         45,478
Goodwill amortization................................................      12,384          12,384
                                                                           ------          ------
  Total expenses.....................................................         123         199,870
                                                                           ------          ------
Income from operations...............................................      (2,121)         38,579
Minority interest....................................................        (645)             --
Equity in income from minority owned affiliates......................          --           4,215
                                                                           ------          ------
Net income (loss) before income taxes and extraordinary item.........      (1,476)         42,794
Provision for income taxes...........................................      12,803          19,876
                                                                           ------          ------
Net income (loss) before extraordinary item..........................   $ (14,279)    $    22,918
                                                                           ======          ======
Net income per share before extraordinary item (basic and diluted)...                 $
Shares used in computing pro forma net income per share before extraordinary item (see Note 5)....................................

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1--GENERAL

     UniCapital was established to create a national consolidator and operator of equipment leasing and speciality finance businesses serving the commercial market. UniCapital has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of the Offering.

     The historical financial statements reflect the financial position and results of operations of UniCapital and the Founding Companies and were derived from the respective Founding Companies' financial statements where indicated. The periods included in these pro forma combined financial statements are as of December 31, 1997 and for the year then ended, regardless of the fiscal year end of the Founding Companies. The audited historical financial statements of UniCapital and the Founding Companies included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

NOTE 2--ACQUISITION OF FOUNDING COMPANIES

     Concurrently with and as a condition to the closing of the Offering, UniCapital will acquire all of the outstanding capital stock or partnership interests of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with UniCapital identified as the accounting acquiror. The carrying value of intangible assets is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related business unit.

     The following table sets forth the consideration to be paid in cash and shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes,
the value of shares is determined using an estimated fair value of $     per
share, which represents a discount of   percent from the assumed initial public
offering price of $     per share due to restrictions on the sale and
transferability of the shares issued. The estimated purchase price allocations for the acquisitions are based upon preliminary estimates and are subject to certain adjustments. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented.

                                                                           VALUE OF        TOTAL
                      FOUNDING COMPANY                           CASH       SHARES     CONSIDERATION
------------------------------------------------------------   --------    --------    -------------
American Capital Resources, Inc.............................   $ 20,350
Boulder Capital Group, Inc..................................      7,050
Cauff, Lippman Aviation, Inc. and Certain Affiliates........     48,000
Jacom Computer Services, Inc................................    128,000
K.L.C., Inc.................................................     27,900
Matrix Funding Corporation and Subsidiary...................     19,416
Merrimac Financial Associates...............................         --
Municipal Capital Markets Group, Inc........................      7,043
The NSJ Group...............................................     16,016
Portfolio Financial Servicing Company, L.P..................         --
Varilease Corporation and Subsidiary........................     36,753
The Walden Asset Group, Inc.................................     20,999
                                                                -------     -------        -------
                                                               $331,527
                                                                =======     =======        =======

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

NOTE 3--UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

     The following table summarizes unaudited pro forma combined balance sheet adjustments as of December 31, 1997:

                                                                         MERGER ADJUSTMENTS
                                                 ------------------------------------------------------------------      PRO FORMA
                                                    (A)            (B)           (C)          (D)           (E)         ADJUSTMENTS
                                                 ----------     ----------     --------     --------     ----------     -----------

                    ASSETS
Cash and cash equivalents.....................   $       --     $   (3,500)    $     --     $ (4,190)    $       --      $  (7,690)
Accounts receivable...........................           --             --           --         (100)            --           (100)
Net investment in direct financing and
  sales-type leases...........................           --             --           --           --             --             --
Equipment under operating leases, net.........           --             --           --           --         21,845         21,845
Property and equipment, net...................           --             --           --         (146)            --           (146)
Receivable from stockholders..................           --             --           --       (2,556)            --         (2,556)
Other assets..................................           --             --           --         (740)            --           (740)
Goodwill......................................           --             --           --           --        477,876        477,896
                                                    -------        -------     --------      -------        -------        -------
      Total assets............................   $       --     $   (3,500)    $     --     $ (7,732)    $  499,721      $ 488,489
                                                    =======        =======     ========      =======        =======        =======

     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Payable to shareholders, officers and
  affiliates..................................   $  334,306     $       --     $ 32,300     $ (8,188)    $       --      $ 358,418
Accounts payable and accrued expenses.........           --             --           --         (290)            --           (290)
Deferred income taxes payable.................           --             --           --           --         26,518         26,518
                                                    -------        -------     --------      -------        -------        -------
      Total liabilities.......................      334,306             --       32,300       (8,478)        26,518        384,646
Minority interest.............................           --           (698)          --           --             --           (698)
Stockholders' equity:
  Preferred Stock.............................           --             --           --           --         (5,540)        (5,540)
  Common Stock................................           --             --           --           --           (344)          (344)
  Additional paid-in capital..................     (334,306)        (2,802)          --           --        559,781        222,673
  Loan receivable from related party..........           --             --           --          746             --            746
  Retained earnings (deficit).................           --                     (32,300)          --         74,233       (109,335)
  Partners' equity............................           --             --           --           --         (3,400)        (3,400)
  Unrealized gain (loss) on securities........           --             --           --           --           (259)          (259)
                                                    -------        -------     --------      -------        -------        -------
      Total stockholders' equity..............     (334,306)        (2,802)     (32,300)         746        473,203        104,541
                                                    -------        -------     --------      -------        -------        -------
      Total liabilities and stockholders'
        equity................................   $       --     $   (3,500)    $     --     $ (7,732)    $  499,721      $ 488,489
                                                    =======        =======     ========      =======        =======        =======

                                                 OFFERING ADJUSTMENTS          POST
                                                -----------------------       MERGER
                                                   (F)           (G)        ADJUSTMENTS
                                                ---------     ---------     -----------
                                                 <
                    ASSETS
Cash and cash equivalents.....................  $ 481,000     $(366,606)     $ 114,394
Accounts receivable...........................         --            --             --
Net investment in direct financing and
  sales-type leases...........................         --            --             --
Equipment under operating leases, net.........         --            --             --
Property and equipment, net...................         --            --             --
Receivable from stockholders..................         --            --             --
Other assets..................................       (573)           --           (573)
Goodwill......................................         --            --             --
                                                  -------       -------
      Total assets............................  $ 480,427     $(366,606)     $ 113,821
                                                  =======       =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Payable to shareholders, officers and
  affiliates..................................  $      --     $(366,606)     $(366,606)
Accounts payable and accrued expenses.........         --            --             --
Deferred income taxes payable.................         --            --             --
                                                  -------       -------
      Total liabilities.......................         --      (366,606)      (366,606)
Minority interest.............................         --            --             --
Stockholders' equity:
  Preferred Stock.............................         --            --             --
  Common Stock................................         27            --             27
  Additional paid-in capital..................    480,400            --        480,400
  Loan receivable from related party..........         --            --             --
  Retained earnings (deficit).................         --            --             --
  Partners' equity............................         --            --             --
  Unrealized gain (loss) on securities........         --            --             --
                                                  -------       -------
      Total stockholders' equity..............    480,427            --        480,427
                                                  -------       -------
      Total liabilities and stockholders'
        equity................................  $ 480,427     $(366,606)     $ 113,821
                                                  =======       =======

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

(A) Records the liability for the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Mergers.

(B) Reflects reimbursement of stockholders of Cauff Lippman for their repurchase of the minority interest in Cauff Lippman immediately prior to the Mergers.

(C) Reflects a distribution taken by the stockholder of Jacom immediately prior to the Mergers.

(D) Reflects the payment of amounts payable to and receivable from stockholders at American Capital, Cauff Lippman, Jacom, Matrix, MCMG, NSJ and Varilease.

(E) Reflects the acquisitions of the Founding Companies for a total estimated
    purchase price of $     million consisting of $334.3 million in cash and
    13,334,064 shares of common stock with an estimated fair value of $     per
    share (or $     million), which represents a discount of   percent from the
    assumed initial public offering price of $     per share due to restrictions
    on the sale and transferability of the shares issued. $21.8 million of the purchase price has been allocated to aircraft under operating leases and $26.5 million to a deferred tax liability to be established upon the conversion from S Corporation or partnership status of certain of the Founding Companies and the remaining purchase price in excess of book value of assets acquired has been allocated to goodwill.

(F) Reflects the cash proceeds from the issuance of                shares of
    Common Stock net of estimated expenses of the Offering (based on an
    estimated initial public offering price of $     per share). Expenses of the
    Offering primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(G) Reflects payment of the cash portion of the purchase price to be paid to the stockholders of the Founding Companies and the repayment of indebtedness of Merrimac assumed by UniCapital in the Merrimac Merger and indebtedness of Jacom incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger with a portion of the net proceeds from the Offering.

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

     The following table summarizes unaudited pro forma combined statement of operations adjustments for the year ended December 31, 1997:

                                  (Unaudited)

                               (A)        (B)       (C)      (D)      (E)        (F)        (G)        (H)       TOTAL
                            ---------  ---------  --------  ------  --------  ---------  ---------  ---------  ---------
Fees, commissions and
  remarketing income......  $      --  $      --  $     --  $   --  $     --  $      --  $  (1,998) $      --  $  (1,998)
                             --------   --------   -------   -----    ------   --------    -------   --------

Cost of operating
  leases..................         --         --       949      --        --         --         --         --        949
Cost of equipment sold....         --         --        --      --        --         --         --         --         --
Interest expense..........         --         --        --      --        --         --         --         --         --
Selling, general &
  administrative..........    (14,490)        --        --      --    (1,523)        --     (1,998)     4,801    (13,210)
Goodwill amortization.....         --     12,384        --      --        --         --         --         --     12,384
                             --------   --------   -------   -----    ------   --------    -------   --------
                              (14,490)    12,384       949      --    (1,523)        --     (1,998)     4,801        123
                             --------   --------   -------   -----    ------   --------    -------   --------
Income (loss) from
  continuing operations...     14,490    (12,384)     (949)     --     1,523         --         --     (2,121)    (2,121)
Extraordinary item........         --         --        --      --        --         --         --         --         --
Minority interest.........         --         --        --    (645)       --         --         --         --       (645)
                             --------   --------   -------   -----    ------   --------    -------   --------
Pretax earnings (loss)....     14,490    (12,384)     (949)    645     1,523         --         --     (4,801)    (1,476)
Provision for income
  taxes...................         --         --        --      --        --     12,908         --         --     12,908
                             --------   --------   -------   -----    ------   --------    -------   --------
Net income (loss).........  $  14,490  $ (12,384) $   (949) $  645  $  1,523  $ (14,270) $      --  $  (4,801) $ (14,279)
                             ========   ========   =======   =====    ======   ========    =======   ========

                 UNICAPITAL CORPORATION AND FOUNDING COMPANIES

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS (CONTINUED)
(A) Reflects the net reduction in compensation to the stockholders and management of the Founding Companies to which they have agreed prospectively in employment agreements to be effective upon completion of the Offering.

(B) Reflects the amortization of goodwill to be recorded as a result of the Mergers over estimated useful lives ranging from 15 to 40 years.

(C) Reflects an increase in the depreciation for the aircraft under operating leases based on the fair value of the assets to be recorded in purchase accounting for these Mergers.

(D) Reflects the increase in Cauff Lippman's net income resulting from the purchase of the minority interest.

(E) Reflects the reduction in compensation expense related to the non-cash compensation charge recorded by UniCapital in the fourth quarter of 1997 related to Common Stock issued to management and consultants of UniCapital.

(F) Reflects (i) the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income taxes at a combined effective rate of 38%; (ii) federal and state income taxes relating to the other statement of operations' adjustments; and (iii) the non-deductibility of goodwill amortization for tax purposes.

(G) Reflects the elimination of revenue/expenses recorded by NSJ and Cauff Lippman relating to activities between the two companies during 1997.

(H) Reflects an estimate of additional costs to be incurred by UniCapital as a public company. These expenses are primarily salaries and professional fees.

    NOTE 5--SHARES USED IN COMPUTING PRO FORMA NET INCOME PER SHARE BEFORE EXTRAORDINARY ITEM

     Includes (i) 6,798,750 shares issued to the founders and initial investors of UniCapital; (ii) 13,334,064 shares to be issued to stockholders of the Founding Companies as part of the purchase price of the Founding Companies; and
(iii)                of the                shares sold in the Offering necessary
to pay the cash portion of the purchase price of the Founding Companies, to repay indebtedness of Merrimac assumed by UniCapital in the Merrimac Merger and indebtedness of Jacom incurred to fund an S Corporation distribution to the stockholder of Jacom immediately prior to the Jacom Merger, and to pay certain expenses of the Offering.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of UniCapital Corporation

     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of UniCapital Corporation at December 31, 1997, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
February 19, 1998

                             UNICAPITAL CORPORATION

                                 BALANCE SHEET

                                                                               DECEMBER 31, 1997
                                                                               -----------------
ASSETS
Cash........................................................................      $    30,406
Deferred offering costs.....................................................          573,090
Prepaid expenses and other assets...........................................           27,702
                                                                                   ----------
          Total assets......................................................      $   631,198
                                                                                   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.......................................      $   355,053
                                                                                   ----------
Commitments (Note 5)
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares
     issued and outstanding.................................................               --
  Common stock, $0.001 par value, 100,000,000 shares authorized, 5,276,250
     shares issued and outstanding..........................................            5,276
  Stock subscription notes receivable.......................................         (128,750)
  Additional paid-in capital................................................        1,927,224
  Accumulated deficit.......................................................       (1,527,605)
                                                                                   ----------
          Net stockholders' equity..........................................          276,145
                                                                                   ----------
          Total liabilities and stockholders' equity........................      $   631,198
                                                                                   ==========

    The accompanying notes are an integral part of this financial statement.

                             UNICAPITAL CORPORATION

                             NOTES TO BALANCE SHEET

NOTE 1--NATURE OF OPERATIONS

     UniCapital Corporation, a Delaware Corporation, ("UniCapital" or the "Company", formerly known as "U.S. Leasing, Inc.") was founded in October 1997, to create a national consolidator and operator of equipment leasing and specialty finance businesses serving the commercial market. UniCapital intends to acquire twelve equipment leasing and related businesses (the "Mergers"), upon consummation of an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its national operations.

     UniCapital has not conducted any operations, and all activities to date have related to the Offering and the Mergers. The Company's cash balances were generated from the sale of common stock of the Company to investors. Accordingly, statements of operations, of cash flows and of changes in stockholders' equity from inception of the Company to December 31, 1997 would not provide meaningful information and have been omitted. Operating expenses subsequent to inception consist primarily of the salary and benefits of the Company's one employee which have been expensed. As of December 31, 1997, the Company has incurred $573,090 in costs associated with the Offering, which have been capitalized as deferred offering costs. These costs primarily include professional and consulting fees, and will be recorded as a reduction of proceeds of the Offering. The Company is dependent upon the Offering to execute the pending Mergers. There is no assurance that the pending Mergers will be completed or the Company will be able to generate future operating revenues.

NOTE 2--STOCKHOLDERS' EQUITY

     Common Stock. In connection with the organization and initial capitalization of UniCapital, on October 9, 1997, the Company authorized 100,000,000 shares of common stock with a par value of $.001 per share, and issued 4,000,000 shares to certain individuals who have assisted the Company in their capacity as consultants. One of the co-founders will become an employee of the Company pursuant to an employment agreement upon completion of the Offering. In addition, the Company sold 1,276,250 additional shares of common stock between October 9, 1997 and December 31, 1997, to consultants and investors. As a result of the sale of these shares, the Company recorded a non-cash compensation charge of $1,523,750 during 1997, representing the excess of the estimated fair value of the shares over the consideration received for the shares at issuance.

     Consideration received by the Company from the sale of shares of common stock included $128,750 in notes receivable from two stockholders, which is reflected in the balance sheet as a reduction from stockholders' equity. The notes are due one year from completion of the Offering and bear interest at the Applicable short term Federal Rate (5.68% at December 31, 1997).

NOTE 3--STOCK OPTION AND STOCK PURCHASE PLANS

     The Company has adopted certain stock option plans and an employee stock purchase plan, which are summarized below. Each of the option plans are administered by a compensation committee composed of outside members of the Board of Directors.

1997 Executive Non-Qualified Stock Option Plan

     The Company has adopted and the stockholders have approved the 1997 Executive Non-Qualified Stock Option Plan (the "1997 Executive Plan") under which awards of options to acquire shares of common stock may be made to employees, directors, consultants and advisors of the Company. The maximum number of shares of common stock which may be awarded under options is 500,000 shares, of which, after the Offering, no more than 100,000 shares may be awarded to an optionee in any calendar year. Options to purchase 200,000 shares under the 1997 Executive Plan have been awarded as of February 19, 1998.

                             UNICAPITAL CORPORATION

NOTE 3--STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)
     The terms and conditions of awards under the 1997 Executive Plan are determined from time to time by the compensation committee and will constitute nonqualified options under Section 422 of the Internal Revenue Code, as amended. Outstanding awards will vest and become exercisable in the event of a change in control of the Company, as defined.

1998 Long-Term Incentive Plan

     The Company expects to adopt, and submit to the stockholders for approval, the 1998 Long-Term Incentive Plan (the "1998 Incentive Plan") under which awards of options to acquire shares of common stock may be made to employees, directors (other than non-employee directors), consultants and advisors of the Company. The maximum number of shares of common stock which may be awarded under the 1998 Incentive Plan is 15% of the total number of shares of common stock outstanding from time to time. After the Offering, no more than 500,000 shares may be awarded to an optionee in any calendar year. As of February 12, 1998, no awards under the 1998 Incentive Plan are outstanding. Upon successful completion of the Offering, the Company intends to grant to employees of the Founding Companies, stock options to purchase a number of shares of common stock equal to 6.25% of the aggregate consideration to be paid in the Mergers, divided by the initial public offering price per share. The options will vest ratably over a four year period and will expire 10 years from the date of grant. In addition, the Company intends to grant 1,000,000 options (500,000 each to the Company's co-founders) that will be exercisable immediately at an exercise price equal to the initial offering price, which will expire 10 years from the date of grant.

     The terms and conditions of awards under the 1998 Incentive Plan are determined from time to time by the compensation committee. Exercise prices may not be less than the fair value of the common stock on the date of grant and exercise periods may not exceed 10 years.

1998 Non-Employee Directors' Stock Plan

     The Company expects to adopt, and submit to the stockholders for approval, the 1998 Non-Employee Directors' Stock Plan (the "1998 Non-Employee Directors' Plan") under which awards of options to acquire shares of common stock may be made automatically to non-employee directors. The maximum number of shares of common stock which may be awarded under the 1998 Non-Employee Directors' Plan is 500,000 shares. Each non-employee director will receive on the date of the Offering an initial award of an option to purchase 21,000 shares of common stock (42,000 shares in the aggregate) at an exercise price equal to the initial offering price of the common stock in the Offering. Thereafter, each non-employee director will receive an annual award of an option to purchase 6,000 shares of common stock at an exercise price equal to the fair value of the common stock. All awards are immediately exercisable.

1998 Employee Stock Purchase Plan

     The Company expects to adopt, and submit to the stockholders for approval, the 1998 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") under which eligible employees of the Company may purchase shares of common stock through payroll deductions at a price equal to 85% of the fair value of the common stock. The Company has reserved 2,000,000 shares of common stock for issuance under the Employee Stock Purchase Plan.

                             UNICAPITAL CORPORATION

NOTE 4--LINE OF CREDIT

     The Company has a $250,000 line of credit facility with a financial institution, due on July 31, 1998, all of which was unused at December 31, 1997. Subsequent to December 31, 1997 the maximum borrowings allowed under the line of credit agreement were increased to $500,000. The agreement expires in July 1998, and is guaranteed jointly and severally by one of the Company's stockholders and another related party. Interest on the facility is payable monthly computed at the prime lending rate plus 0.75%.

NOTE 5--COMMITMENTS

     Employment Agreements. The Company has entered into separate employment agreements with seven management executives which will be effective at the time of the Offering, each with a term of two years expiring at various dates in the year 2000. The agreements provide for annual base salaries ranging from $175,000 to $650,000. These agreements would generally remain an obligation of the Company in the event the Company terminates employment without cause after the employment term commences.

     Consulting Agreement. The Company intends to enter into a two-year consulting agreement, which will be effective at the time of the Offering, with a corporation the sole stockholder of which is a consultant to Jacom Computer Services Inc. ("Jacom"), one of the Founding Companies. The agreement provides that such corporation will continue to provide such consulting services to Jacom as it currently provides, and will render additional consulting services to the Company in pursuing merger and acquisition activities and forming strategic alliances. The agreement provides for base annual consulting fees of $500,000, payable monthly.

NOTE 6--SUBSEQUENT EVENTS

     The Company issued an additional 1,522,500 shares to its consultants and other stockholders subsequent to December 31, 1997. The Company recorded a non-cash compensation charge related to the difference between amounts paid and the value of these shares. This charge of $4,544,800 was recorded during January and February 1998. In addition, in January 1998, the Company issued an option to a consultant shareholder to purchase 200,000 shares of common stock of the Company at $3 per share, which expires on January 31, 2008. The Company recorded a charge in the amount of $576,000 in January 1998 reflecting the compensatory value of the option.

     On January 27, 1998, the Board of Directors approved a resolution to change the Company's name to UniCapital Corporation and authorized 10,000,000 shares of preferred stock with a par value of $.001 per share. No preferred stock has been issued by the Company as of February 19, 1998.

     Unaudited subsequent event. UniCapital has signed definitive agreements to acquire by merger twelve equipment leasing and related companies ("Founding Companies") to be effective contemporaneously with the Offering. The consideration to be paid by UniCapital in acquiring the Founding Companies will be a combination of cash and common stock, currently estimated to be
approximately        million.

     The total consideration does not reflect contingent consideration which may be issued pursuant to earn out arrangements included in the definitive agreements for the Founding Companies. These arrangements provide for the Company to pay additional consideration based on earnings before taxes generated by the Founding Companies for the years ended December 31, 1998 and 1999 (and in certain cases also for the year ended December 31, 2000). Contingent consideration, if earned, will be recorded in a manner consistent with the consideration paid at closing for each Founding Company. Any shares of common stock issued as contingent consideration will be included in shares used to compute earnings per share in the period in which the contingencies are resolved and the common stock is distributable.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  American Capital Resources, Inc.

     We have audited the accompanying balance sheets of American Capital Resources, Inc. as of July 31, 1996 and 1997, and the related statements of income and retained earnings and cash flows for each of the years in the three-year period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also incudes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Capital Resources, Inc. as of July 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended July 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

New York, New York
October 27, 1997

                        AMERICAN CAPITAL RESOURCES, INC.

                                 BALANCE SHEETS

                                                                  JULY 31,
                                                         --------------------------    OCTOBER 31,
                                                            1996           1997           1997
                                                         -----------    -----------    -----------
                                                                                       (UNAUDITED)
ASSETS
Cash...................................................  $ 1,652,341    $ 2,032,544    $   615,306
Net investment in contracts and leases receivable (note
  2)...................................................   60,205,674     60,803,133     68,963,935
Property and equipment, net (note 3)...................      296,850        265,214        234,464
Other receivables (note 4).............................    4,401,309      4,694,060      4,391,264
Receivable from stockholder (note 4)...................      418,872        488,172        491,307
Prepaid expenses and other assets......................      425,041        308,315        346,211
                                                         -----------    -----------    -----------
     Total assets......................................  $67,400,087    $68,591,438    $75,042,487
                                                          ==========     ==========     ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Notes payable--banks--recourse (note 5)................  $26,992,365    $28,442,676    $41,101,424
Notes payable--banks--limited recourse and nonrecourse
  (note 6).............................................   21,640,834     19,482,937     18,172,920
Notes payable--other...................................       19,961          7,970          6,485
Accounts payable and accrued expenses..................    9,366,194     10,493,585      6,351,407
Deferred income taxes payable (note 7).................    1,522,000      1,860,000      1,551,000
                                                         -----------    -----------    -----------
     Total liabilities.................................   59,541,354     60,287,168     67,183,236
                                                         -----------    -----------    -----------
Commitments (note 8)
Stockholder's equity:
  Common Stock--no par value, 200 shares authorized,
     issued and outstanding............................          200            200            200
  Additional paid in capital...........................    1,029,882      1,029,882      1,029,882
  Retained earnings....................................    6,828,651      7,274,188      6,829,169
                                                         -----------    -----------    -----------
     Total stockholder's equity........................    7,858,733      8,304,270      7,859,251
                                                         -----------    -----------    -----------
     Total liabilities and stockholder's equity........  $67,400,087    $68,591,438    $75,042,487
                                                          ==========     ==========     ==========

                See accompanying notes to financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                  THREE MONTHS ENDED
                                             YEAR ENDED JULY 31,                     OCTOBER 31,
                                   ----------------------------------------    ------------------------
                                      1995          1996           1997           1996          1997
                                   ----------    -----------    -----------    ----------    ----------
                                                                                     (UNAUDITED)
Finance income from direct
  financing leases and
  contracts......................  $4,679,763     $5,069,687     $4,986,537    $1,216,597    $1,195,649
Gain on sale of contracts........   3,533,063      4,038,683      4,425,745       553,703       519,852
Fee income.......................      89,374         83,936         79,825        11,850        10,725
Interest and other income........     943,940      1,041,628      1,261,582       111,327       173,148
                                   ----------    -----------    -----------    ----------    ----------
     Total revenues..............   9,246,140     10,233,934     10,753,689     1,893,477     1,899,374
                                   ----------    -----------    -----------    ----------    ----------
Interest expense.................   4,696,591      5,159,682      5,389,659     1,115,262     1,143,439
Selling, general and
  administrative.................   4,147,134      4,617,400      5,194,250     1,264,834     1,509,954
                                   ----------    -----------    -----------    ----------    ----------
     Total expenses..............   8,843,725      9,777,082     10,583,909     2,380,096     2,653,393
                                   ----------    -----------    -----------    ----------    ----------
Income (loss) before income taxes
  and extraordinary item.........     402,415        456,852        169,780      (486,619)     (754,019)
Provision (benefit) for income
  taxes (note 7).................     163,000        193,000        117,000      (196,000)     (309,000)
                                   ----------    -----------    -----------    ----------    ----------
Income (loss) before
  extraordinary item.............     239,415        263,852         52,780      (290,619)     (445,019)
Extraordinary item, net of income
  taxes of $321,000 (note 10)....          --             --        392,757            --            --
                                   ----------    -----------    -----------    ----------    ----------
Net income (loss)................     239,415        263,852        445,537      (290,619)     (445,019)
Retained earnings--beginning of
  period.........................   6,325,384      6,564,799      6,828,651     6,828,651     7,274,188
                                   ----------    -----------    -----------    ----------    ----------
Retained earnings--end of
  period.........................  $6,564,799     $6,828,651     $7,274,188    $6,538,032    $6,829,169
                                    =========     ==========     ==========     =========     =========

                See accompanying notes to financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS ENDED
                                                  YEAR ENDED JULY 31,                         OCTOBER 31,
                                      --------------------------------------------    ----------------------------
                                          1995            1996            1997            1996            1997
                                      ------------    ------------    ------------    ------------    ------------
                                                                                              (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss)................   $    239,415    $    263,852    $    445,537    $   (290,619)   $   (445,019)
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in) operating
    activities:
    Depreciation and
      amortization.................         97,856         120,703         137,749          34,077          30,750
    Amortization and charge off of
      initial direct costs.........        980,785       1,266,440       1,251,746         304,268         340,783
    Deferred income taxes..........         61,000         106,020         338,000          12,000        (309,000)
    Extraordinary item.............             --              --        (713,757)             --              --
    Change in operating assets and
      liabilities..................
      Other receivables............     (1,993,044)       (145,942)       (292,751)      1,213,285         302,796
      Prepaid expenses and other
         assets....................          1,341        (113,045)        116,726          32,986         (37,896)
      Accounts payable and accrued
         expenses..................        200,411        (148,460)          9,021        (213,159)        107,978
                                      ------------    ------------    ------------    ------------    ------------
    Net cash provided by (used in)
      operating activities.........       (412,236)      1,349,568       1,292,271       1,092,838          (9,608)
                                      ------------    ------------    ------------    ------------    ------------
Cash flows from investing
  activities:
  Investment in contracts and
    leases, net....................    (33,015,679)    (36,668,775)    (37,494,893)    (22,553,768)    (21,863,078)
  Principal received from contracts
    and leases.....................     34,071,704      32,208,370      37,970,626      10,745,288       9,487,086
  Initial direct costs
    capitalized....................     (1,194,582)     (1,098,192)     (1,206,568)       (382,013)       (375,749)
  Purchase of property and
    equipment......................        (53,377)       (113,038)       (106,113)         (4,518)             --
                                      ------------    ------------    ------------    ------------    ------------
    Net cash used in investing
      activities...................       (191,934)     (5,671,635)       (836,948)    (12,195,011)    (12,751,741)
                                      ------------    ------------    ------------    ------------    ------------
Cash flows from financing
  activities:
  Proceeds from issuance of notes
    payable--banks.................     97,468,067      98,018,194     105,403,415      24,306,126      24,594,673
  Payments of notes
    payable--banks.................    (95,080,117)    (94,938,030)   (105,397,244)    (14,025,632)    (13,245,942)
  Decrease in notes
    payable--other.................        (11,766)        (13,239)        (11,991)         (3,487)         (1,485)
  (Increase) decrease in receivable
    from stockholder...............         (2,557)        (37,523)        (69,300)         12,000          (3,135)
                                      ------------    ------------    ------------    ------------    ------------
    Net cash provided by (used in)
      financing activities.........      2,373,627       3,029,402         (75,120)     10,289,007      11,344,111
                                      ------------    ------------    ------------    ------------    ------------
    Increase (decrease) in cash....      1,769,457      (1,292,665)        380,203        (813,166)     (1,417,238)
Cash at beginning of period........      1,175,549       2,945,006       1,652,341       1,652,341       2,032,544
                                      ------------    ------------    ------------    ------------    ------------
Cash at end of period..............   $  2,945,006    $  1,652,341    $  2,032,544    $    839,175    $    615,306
                                      ============    ============    ============    ============    ============
Supplemental disclosures of cash
  flow information:
  Cash paid during the period for:
    Interest.......................   $  4,696,591    $  5,159,682    $  5,389,659    $  1,115,262    $  1,143,439
                                      ============    ============    ============    ============    ============
    Income taxes...................   $         --    $    173,688    $     78,890    $         --    $        561
                                      ============    ============    ============    ============    ============
  Other non-cash transaction:
    Assumption of debt by
      stockholder..................   $         --    $         --    $    437,000    $         --    $         --
                                      ============    ============    ============    ============    ============

                See accompanying notes to financial statements.

                        AMERICAN CAPITAL RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                             JULY 31, 1996 AND 1997

       (INFORMATION AS OF OCTOBER 31, 1997 AND FOR THE THREE MONTHS ENDED
                    OCTOBER 31, 1996 AND 1997 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Business. American Capital Resources, Inc. (the "Company"), a privately held financial services company, provides a wide array of financial products and services to both manufacturers/dealers and end-users. Among the products offered are equipment financing and leasing (both new and used equipment), commercial collateralized lending, including both accounts receivable and inventory financing, working capital loans, mergers and acquisitions, portfolio financing and retail marketing programs for manufacturers and dealers of equipment.

     Headquartered in Hackensack, New Jersey, the Company operates on a nation-wide basis with sales representation resulting in a geographical customer mix throughout the United States with no specific concentration in any one area. While continuing as a prime source of funds for the graphic arts and paper converting industries, including commercial printing, corrugating, packaging, bindery, etc., the Company also provides financing for various other industries, including but not limited to, plastics, electronics, machine tools, etc. However, as of July 31, 1996 and 1997, substantially all of the customers' receivables are concentrated in the graphic arts and paper converting industries.

     Revenue Recognition. The Company purchases and finances equipment for its customers. To fund the purchase of such equipment, the Company sells its customers' contracts and leases and the payments receivable thereunder to a bank or borrows the required proceeds from various funding sources. The Company does not provide servicing for receivables sold. For borrowings, the finance method of accounting is followed for financial statement reporting purposes and the proceeds received are reflected as borrowings (See note 2).

     Contracts and leases are accounted for by recording as an asset, the total minimum payments receivable, the guaranteed residual (the stated purchase agreement amount) and the unearned income which is a contra-asset account. The unearned income represents the excess of the total minimum payments, including the stated purchase agreement amount to be realized, over the cost of the related equipment. The unearned income is recognized as revenue over the terms of the related contracts following the interest method. When a contract or lease is sold, the excess of the proceeds from the sale over the carrying value of the receivable, net of the related unearned income, is recorded as a gain on sale of the contract. Effective for transactions occurring after December 31, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 125 (FASB 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The adoption of FASB 125 did not have a material effect on the Company's financial position or results of operations.

     Initial direct costs are deferred and included as part of the net investment. Amortization of the deferred initial direct costs is computed using the interest method over the lives of the contracts or leases. When a contract or lease is sold, the related initial direct costs are charged to gain on sale of contracts.

     Allowance for Doubtful Receivables. The allowance for doubtful receivables represents the Company's recognition of the assumed risks of extending credit and the quality of the contracts and leases. The allowance is maintained at a level considered adequate to provide for potential credit losses based on management's assessment of various factors affecting the quality of the portfolio, including loss experience, review of problem accounts, aging of the portfolio and general business conditions. The allowance for doubtful receivables is an estimate and ultimate losses may vary from current estimates and future additions to the allowance may be necessary.

                        AMERICAN CAPITAL RESOURCES, INC.

       (INFORMATION AS OF OCTOBER 31, 1997 AND FOR THE THREE MONTHS ENDED
                    OCTOBER 31, 1996 AND 1997 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and Equipment. Property and equipment are stated at cost and are being depreciated over their estimated useful lives as follows:

                          CATEGORY                                   USEFUL LIFE
        ---------------------------------------------   -------------------------------------
        Furniture, fixtures and computer equipment...   3 to 7 years
        Transportation equipment.....................   3 to 10 years
        Leasehold improvements.......................   Shorter of useful life or lease term

     Income Taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Financial Information. The financial statements and notes related thereto as of October 31, 1997 and for the three months ended October 31, 1996 and 1997 are unaudited, but in the opinion of management, include all normal recurring adjustments necessary for a fair presentation of financial position and results of operations. The operating results for the interim periods are not necessarily indicative of a full year's operations.

NOTE 2--NET INVESTMENT IN CONTRACTS AND LEASES RECEIVABLE

     The following comprise the net investment in contracts and leases receivable as of July 31, 1996 and 1997:

                                                               1996             1997
                                                           ------------     ------------
        Payments receivable in installments, including
          the stated purchase agreement amount due at
          the end of the term...........................   $ 76,291,394     $ 78,208,635
        Initial direct costs............................      1,897,554        1,852,376
        Unearned income.................................    (17,668,274)     (18,751,878)
        Allowance for doubtful receivables..............       (315,000)        (506,000)
                                                            -----------      -----------
        Net investment in contracts and leases
          receivable....................................   $ 60,205,674     $ 60,803,133
                                                            ===========      ===========

     Included in gross payments receivable is a loan in the amount of $622,000 due from an entity in which the stockholder of the Company owns a minority interest.

     The changes in the allowance for doubtful receivables were as follows:

                                                      1995          1996          1997
                                                    ---------     ---------     ---------
        Balance, beginning of fiscal year........   $ 315,000     $ 315,000     $ 315,000
        Provision for doubtful receivables.......     204,000       291,000       591,000
        Receivables written off..................    (204,000)     (291,000)     (400,000)
                                                     --------      --------      --------
        Balance, end of fiscal year..............   $ 315,000     $ 315,000     $ 506,000
                                                     ========      ========      ========

                        AMERICAN CAPITAL RESOURCES, INC.

       (INFORMATION AS OF OCTOBER 31, 1997 AND FOR THE THREE MONTHS ENDED
                    OCTOBER 31, 1996 AND 1997 IS UNAUDITED.)

NOTE 2--NET INVESTMENT IN CONTRACTS AND LEASES RECEIVABLE (CONTINUED) Contracts and leases receivable at July 31, 1997 are due in installments approximately as follows:

                                 FISCAL YEARS
                                ENDING JULY 31,
        ---------------------------------------------------------------
        1998...........................................................   $20,543,876
        1999...........................................................    13,844,119
        2000...........................................................    13,351,481
        2001...........................................................    10,985,093
        2002...........................................................     8,259,946
        Thereafter.....................................................    11,224,120
                                                                          -----------
                                                                          $78,208,635
                                                                          ===========

     Contracts and leases financed under nonrecourse borrowings have been structured in such a way that the payments to be received are equal to or greater than the underlying debt service. Because customers may prepay balances due or the Company may sell, or assign the future payment stream, the above is not intended to be a projection of future cash flow.

NOTE 3--PROPERTY AND EQUIPMENT

     Property and equipment at July 31, 1996 and 1997 consists of the following:

                                                                   1996         1997
                                                                 --------     --------
          Furniture, fixtures and computer equipment..........   $405,969     $419,773
          Transportation equipment............................    270,252      175,767
          Leasehold improvements..............................    133,079           --
                                                                 --------     --------
                                                                  809,300      595,540
          Less accumulated depreciation and amortization......   (512,450)    (330,326)
                                                                 --------     --------
                                                                 $296,850     $265,214
                                                                 ========     ========

     During 1997, $92,008 and $94,486 of fully depreciated furniture, fixtures and computer equipment and transportation equipment, respectively, and $133,079 of fully amortized leasehold improvements were written off against the related accumulated depreciation and amortization balances.

NOTE 4--OTHER RECEIVABLES

     Other receivables are summarized as follows:

                                                                      JULY 31,
                                                              -------------------------
                                                                 1996           1997
                                                              ----------     ----------
        Due from funding sources for completed
          transactions.....................................   $4,132,174     $4,476,042
        Notes, loans and other receivables.................      132,172         99,755
        Due from DML Associates............................      136,963        118,263
                                                              ----------     ----------
                                                              $4,401,309     $4,694,060
                                                              ==========     ==========

     DML Associates ("DML") is a partnership controlled by the stockholder of the Company. The amount due from DML at July 31, 1996 and 1997 is secured by DML's purchase agreements on leases which are in excess of the receivables at those dates.

                        AMERICAN CAPITAL RESOURCES, INC.

       (INFORMATION AS OF OCTOBER 31, 1997 AND FOR THE THREE MONTHS ENDED
                    OCTOBER 31, 1996 AND 1997 IS UNAUDITED.)

NOTE 4--OTHER RECEIVABLES (CONTINUED)
     The receivable from stockholder, who is also an officer of the Company, represents net advances to the stockholder. Such amounts are not interest bearing and do not have a specific due date.

NOTE 5--NOTES PAYABLE--BANKS--RECOURSE

     The Company funds certain contracts under secured lines of credit. The amount of credit available to the Company under these lines was $46,466,000 and $54,757,000 at July 31, 1996 and 1997, respectively.

     As of July 31, 1996 and 1997, $26,992,365 and $28,442,676, respectively, were outstanding under such lines, are due on demand and are collateralized by contracts receivable.

     The interest rates on the outstanding borrowings under the secured lines of credit range from LIBOR plus 200 basis points to prime plus 1%. At July 31, 1996 and 1997, the LIBOR rate was 5.465% and 5.69%, respectively, and the prime rate was 8.25% and 8.50%, respectively.

NOTE 6--NOTES PAYABLE--BANKS--LIMITED RECOURSE AND NONRECOURSE

     The following table summarizes the Company's future obligations by year for notes payable--banks, collateralized by contracts or leases assigned, on both a limited recourse and nonrecourse basis, as of July 31, 1997:

                                 FISCAL YEARS
                                ENDING JULY 31,
        ---------------------------------------------------------------
        1998...........................................................   $ 4,552,816
        1999...........................................................     4,037,061
        2000...........................................................     4,034,038
        2001...........................................................     3,346,659
        2002...........................................................     1,741,318
        Thereafter.....................................................     1,771,045
                                                                          -----------
                                                                          $19,482,937
                                                                          ===========

     Of the $19,482,937, the Company has recourse for a maximum amount of approximately $2,150,000 under the limited recourse provisions.

     Interest on the notes is generally at the rate of prime plus 1%. At July 31, 1996 and 1997, the prime rate was 8.25% and 8.5%, respectively. The above notes will be prepaid early to the extent customers prepay their contract or lease balances or if the Company sells the related collateral. See Note 2.

                        AMERICAN CAPITAL RESOURCES, INC.

       (INFORMATION AS OF OCTOBER 31, 1997 AND FOR THE THREE MONTHS ENDED
                    OCTOBER 31, 1996 AND 1997 IS UNAUDITED.)

NOTE 7--INCOME TAXES

     The components of income tax expense are as follows:

                                                         FISCAL YEARS ENDED JULY 31,
                                                      ----------------------------------
                                                        1995         1996         1997
                                                      --------     --------     --------
          Federal:
             Current...............................   $ 56,000     $ 61,000     $ 80,000
             Deferred..............................     67,000      106,000      288,000
                                                      --------     --------     --------
                                                       123,000      167,000      368,000
                                                      --------     --------     --------
          State:
             Current...............................     46,000       26,000       20,000
             Deferred..............................     (6,000)          --       50,000
                                                      --------     --------     --------
                                                        40,000       26,000       70,000
                                                      --------     --------     --------
          Total:
             Current...............................    102,000       87,000      100,000
             Deferred..............................     61,000      106,000      338,000
                                                      --------     --------     --------
                                                      $163,000     $193,000     $438,000
                                                      ========     ========     ========
          Total income tax expense was allocated as
             follows:
          Income before extraordinary item.........   $163,000     $193,000     $117,000
          Extraordinary item.......................         --           --      321,000
                                                      --------     --------     --------
          Total....................................   $163,000     $193,000     $438,000
                                                      ========     ========     ========

     The effective annual tax rate for 1997 was higher than expected due to $42,000 of investment tax credit carry forwards expiring unused.

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at July 31, 1996 and 1997 are presented below:

                                                                1996            1997
                                                             -----------     -----------
        Deferred income tax assets:
          Investment tax credit carry forwards............   $   350,000     $   281,000
          Net operating loss carry forwards...............        80,000          77,000
          Alternative minimum tax credit carry forwards...       533,000         640,000
                                                             -----------     -----------
                  Total deferred income tax assets........       963,000         998,000
        Deferred income tax liabilities:
          Contracts receivable, net principally due to
             treating certain contracts as operating
             leases for income tax purposes...............    (2,485,000)     (2,858,000)
                                                             -----------     -----------
        Net deferred income tax liability.................   $(1,522,000)    $(1,860,000)
                                                             ===========     ===========

     For income tax reporting purposes, as of July 31, 1997, the Company has investment tax credit carry forwards of approximately $281,000 available expiring as follows: 1998, $107,000; 1999, $54,000; 2000, $86,000 and 2001,
$34,000 and net operating loss carry forwards of $207,000, which expire in the year 2011. It also has as of that date, for income tax reporting purposes, $640,000 of alternative minimum tax credit carryovers

                        AMERICAN CAPITAL RESOURCES, INC.

       (INFORMATION AS OF OCTOBER 31, 1997 AND FOR THE THREE MONTHS ENDED
                    OCTOBER 31, 1996 AND 1997 IS UNAUDITED.)

NOTE 7--INCOME TAXES (CONTINUED)
available which can be carried forward indefinitely and used to reduce future regular income tax liabilities. A valuation allowance for deferred income tax assets has not been recorded since management believes the credits will be taken and existing deductible temporary differences will reverse during periods in which the Company expects to generate net taxable income.

NOTE 8--COMMITMENTS

     Rent expense charged to income for office facilities for the fiscal years ended July 31, 1995, 1996 and 1997 was $261,775, $205,872 and $223,558,
respectively. The Company has minimum rental commitments under a noncancellable operating lease for office space in New Jersey expiring on December 31, 2000. The lease contains renewal options and escalation clauses based on increased operating costs. Estimated minimum annual rentals under the lease are as follows:

                                 FISCAL YEARS
                               ENDING JULY 31,                           ANNUAL RENTALS
        --------------------------------------------------------------   ---------------
        1998..........................................................      $ 177,006
        1999..........................................................        182,589
        2000..........................................................        186,576
        2001..........................................................         77,740
                                                                             --------
                                                                            $ 623,911
                                                                             ========

     The Company has committed to extend credit to its customers in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract or lease and generally have fixed expiration dates or other termination clauses; such commitments may also provide for a fee to the Company. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluations of the counter-party. The Company evaluates each customer's credit worthiness on a case-by-case basis. At such time as a commitment is made, the collateral value supporting such commitment is at least equal to or greater than the value of the commitment. In some cases, these transactions also may have vendor support.

     Most of the commitments are expected to be drawn upon and, accordingly, the total commitment amounts normally represent future cash requirements. Over the twelve months ending July 31, 1998, the Company expects to fund such commitments from its unused credit lines (see note 5), from the sale of receivables, or from working capital. Collateral obtained includes the equipment financed and may include other property, plant, and equipment, as well as personal guarantees. At July 31, 1997, the Company had contracts to extend credit to customers aggregating approximately $33,403,000.

     The Company has several vendor guarantee programs in existence whereby, in the event of a customer default, the vendors involved would be obligated to "repurchase" the transaction from the Company up to certain predetermined limits under certain programs and up to 100% of the equipment cost under other programs.

NOTE 9--PENSION PLAN

     The Company has a 401(k) defined contribution pension plan (the "Plan") covering substantially all employees of the Company. Employees become eligible to participate in the Plan upon completion of one year of service. Employee contributions are matched by the Company to a maximum of 3% of each participant's compensation. For the years ended July 31, 1995, 1996 and 1997 the Company's matching contributions aggregated $31,933, $25,156 and $33,898, respectively.

                        AMERICAN CAPITAL RESOURCES, INC.

       (INFORMATION AS OF OCTOBER 31, 1997 AND FOR THE THREE MONTHS ENDED
                    OCTOBER 31, 1996 AND 1997 IS UNAUDITED.)

NOTE 10--EXTRAORDINARY ITEM

     On May 2, 1997, the Company concluded an agreement with the Federal Deposit Insurance Corporation ("FDIC") as receiver for a failed bank involving a dispute over the repurchase of a portfolio previously assigned to the failed bank. The agreement settled indebtedness of $1,875,757 for $1,162,000 resulting in an extraordinary gain of $713,757. Under the terms of the settlement, the Company paid $725,000 in installments through September 4, 1997. The balance of $437,000 was due in 62 monthly installments of $7,662 beginning November 1, 1997 and one payment of $50,000 due January 19, 1998. Such installments include interest at the rate of 8% per annum. Effective July 30, 1997, the stockholder of the Company, who is also an officer, with the consent of the FDIC, assumed the obligation for the note for consideration of $437,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  Boulder Capital Group, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Boulder Capital Group, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 21, 1998, except as to Note 10
which is as of February 5, 1998

                          BOULDER CAPITAL GROUP, INC.

                                 BALANCE SHEET

                                                                                         DECEMBER 31,
                                                                                             1997
                                                                                       ----------------
                                                ASSETS
Cash................................................................................     $    200,323
Rents and accounts receivable.......................................................          510,146
Equipment acquired to fulfill leasing commitments...................................        2,381,636
Net investment in direct financing leases...........................................       32,161,585
Equipment under operating leases, net...............................................          557,240
Property and equipment, net.........................................................          213,166
                                                                                          -----------
       Total assets.................................................................     $ 36,024,096
                                                                                          ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable:
  Recourse..........................................................................     $  2,720,335
  Nonrecourse.......................................................................       28,264,315
  Subordinated......................................................................        2,250,000
Accounts payable and accrued expenses...............................................        1,670,029
Deferred income taxes...............................................................          598,000
                                                                                          -----------
       Total liabilities............................................................       35,502,679
                                                                                          -----------
Commitments (Notes 6, 7, 9, 12 and 13)
Stockholders' equity:
  Common stock, $0.01 par value, 25,000
     shares authorized, 12,523 issued and outstanding...............................              125
  Additional paid-in capital........................................................          536,323
  Accumulated deficit...............................................................          (15,031)
                                                                                          -----------
       Total stockholders' equity...................................................          521,417
                                                                                          -----------
       Total liabilities and stockholders' equity...................................     $ 36,024,096
                                                                                          ===========

   The accompanying notes are an integral part of these financial statements.

                          BOULDER CAPITAL GROUP, INC.

                            STATEMENT OF OPERATIONS

                                                                                       YEAR ENDED
                                                                                    DECEMBER 31, 1997
                                                                                    -----------------
  Finance income from direct financing leases....................................      $ 3,618,212
  Rental income from operating leases............................................          343,669
  Sales of equipment.............................................................        1,522,246
  Gain on sale of leases.........................................................          726,700
  Other income...................................................................          186,499
                                                                                         ---------
       Total revenues............................................................        6,397,326
                                                                                         ---------
  Depreciation on equipment under operating leases...............................          238,038
  Cost of equipment sold.........................................................        1,337,800
  Interest expense...............................................................        2,695,806
  Selling, general and administrative............................................        1,652,298
                                                                                         ---------
       Total expenses............................................................        5,923,942
                                                                                         ---------
  Income before income taxes.....................................................          473,384
  Provision for income taxes (Note 11)...........................................          598,000
                                                                                         ---------
  Net loss.......................................................................      $  (124,616)
                                                                                         =========

   The accompanying notes are an integral part of these financial statements.

                          BOULDER CAPITAL GROUP, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                      ACCUMULATED
                                                      COMMON       ADDITIONAL PAID     EARNINGS
                                                      STOCK          IN CAPITAL        (DEFICIT)       TOTAL
                                                   ------------    ---------------    -----------    ---------
Balance January 1, 1997.........................       $125           $ 536,323        $ 109,585     $ 646,033
Net loss........................................         --                  --         (124,616)     (124,616)
                                                        ---             -------        ---------       -------
Balance December 31, 1997.......................       $125           $ 536,323        $ (15,031)    $ 521,417
                                                        ===             =======        =========       =======

   The accompanying notes are an integral part of these financial statements.

                          BOULDER CAPITAL GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1997
                                                                               -----------------
Cash flows from operating activities:
  Net loss..................................................................     $    (124,616)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation on equipment under operating leases.......................           238,038
     Other depreciation.....................................................            59,548
     Amortization of initial direct costs...................................           205,299
     Gain on sale of leases.................................................          (726,700)
     Gain on sales of equipment.............................................          (184,446)
     Provision for lease losses.............................................            90,676
     Deferred income taxes..................................................           598,000
     Changes in other assets and liabilities
       Rents and accounts receivable........................................          (111,551)
       Accounts payable and accrued expenses................................          (925,244)
                                                                                   -----------
Net cash used in operating activities.......................................          (880,996)
                                                                                   -----------
Cash flows from investing activities:
  Investment in direct financing leases.....................................       (20,255,528)
  Collection of direct financing leases.....................................         8,639,453
  Proceeds from sale of leases..............................................        10,978,354
  Proceeds from sales of equipment..........................................         1,522,246
  Purchases of property and equipment.......................................           (80,832)
                                                                                   -----------
Net cash provided by investing activities...................................           803,693
                                                                                   -----------
Cash flows from financing activities:
  Repayments of short term recourse debt....................................        (9,845,087)
  Repayment of subordinated notes...........................................          (200,000)
  Proceeds from nonrecourse notes payable...................................        17,754,178
  Repayments of nonrecourse notes payable...................................        (7,668,325)
                                                                                   -----------
Net cash provided by financing activities...................................            40,766
                                                                                   -----------
Net decrease in cash and cash equivalents...................................           (36,537)
Cash and cash equivalents at beginning of year..............................           236,860
                                                                                   -----------
Cash and cash equivalents at end of year....................................     $     200,323
                                                                                   ===========
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest...............................................................     $   2,712,255

   The accompanying notes are an integral part of these financial statements.

                          BOULDER CAPITAL GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     Boulder Capital Group, Inc. (the "Company") was founded in 1986. Its principal business activity is the lease financing of above ground equipment to the retail petroleum industry.

     The Company has developed vendor financing programs, with the leading manufacturers of automated car washers and fuel dispensers. The Company is also endorsed by a number of major petroleum companies to provide financing to their branded retailers.

     The Company operates from a single location in Boulder, CO. The Company's customers range in size from major petroleum companies to single-site dealers. Lessees are located in 42 states and financing is provided through a variety of lease structures.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of direct financing leases and receivables, recovery of residual values of leased equipment, recourse liabilities, and depreciation and amortization.

     Direct financing leases. The Company invests in leases classified as direct financing leases. The Company's net investment in direct financing leases includes the gross rentals receivable, estimates of residual values, deferred initial direct costs accounted for in accordance with Statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" and unearned finance income. Unearned finance income represents the excess of the total receivable plus the initial direct costs and the estimated residual value over the cost of equipment or contract acquired. Revenue from direct financing leases is recognized over the lease term on the interest method which results in a level rate of return on the net investment in the lease.

     At the inception of the lease, management uses available evidence and historical experience to estimate the residual value at the end of the lease term. Estimated residual values not guaranteed by lessees are reviewed annually and adjusted to reflect declines in current market value.

     The Company has, from time-to-time, transferred selected direct financing leases to lenders while continuing to service the leases on behalf of the transferee. The Company has accounted for these transactions as sales under Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The difference between the transfer price and the net investment in direct financing leases, excluding interests in residual values retained (if any), is recognized as a gain or loss.

     Operating leases. All lease transactions not qualifying as direct financing are classified as operating leases. Revenue is recognized over the minimum term of operating leases on a straight-line basis.

     Equipment under operating leases is depreciated on a straight-line basis over the estimated useful life of the equipment leased.

     Equipment acquired to fulfill leasing commitments. Equipment acquired to fulfill leasing commitments represents cost of equipment purchased pursuant to firm leasing commitments which will be delivered to lessees in the next quarter.

     Allowance for lease losses. The Company maintains an allowance for lease losses in an amount sufficient to absorb inherent lease losses resulting from lessee defaults and certain recourse liabilities. Management

                          BOULDER CAPITAL GROUP, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) periodically evaluates the adequacy of the allowance and records a provision necessary to maintain the allowance at an adequate level and considers such factors as overall economic conditions and the growth in the investment in direct financing leases and performance of lessees.

     Depreciation. Property and equipment is stated at cost and is depreciated over the useful lives of the related assets on the straight-line method. Useful lives range from three to five years.

     Income taxes. Prior to January 1, 1997, the Company elected to be taxed as a Subchapter S Corporation for federal income tax purposes. As a result, no taxes were recorded prior to that date. Instead, the revenues and expenses of the Company were included in the tax returns of the individual stockholders. Effective, January 1, 1997, the Company discontinued its election to be treated as an S Corporation, and elected to be taxed as a C Corporation.

     Subsequent to December 31, 1996, the Company accounted for income taxes under the liability method. Under this method deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The initial adoption of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), resulted in the recording of a deferred tax liability of $415,000 at January 1, 1997.

     Cash and cash equivalents. For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of notes payable approximated fair value based upon comparability of market rates for similar instruments.

NOTE 3--RELATED PARTY TRANSACTIONS

     At December 31, 1997, the Company has a revolving credit agreement with the majority stockholder of the Company that allows the Company to borrow up to $200,000. No amounts were borrowed under this agreement at December 31, 1997; however $200,000 was borrowed at December 31, 1996 and repaid on August 15, 1997. Interest is payable monthly at the prime-rate plus one percent (9.5% at December 31, 1997), and aggregated $11,668 during 1997.

     The Company is a related party with respect to a corporate lender discussed in Notes 6 and 7, since the minority stockholder owns an equity interest in the lender. The amount of subordinated debt owed to this corporate lender was $500,000 at December 31, 1997. Interest expense of $41,607 was incurred related to this subordinated debt for the year ended December 31, 1997. In addition, at December 31, 1996 the Company had $300,000 outstanding in short term borrowings with this lender. This amount was repaid in full on August 15, 1997. Interest was payable monthly at prime rate plus 1/2 percent. Interest expense of $16,572 was incurred related to this note for the year ended December 31, 1997.

     During the year ended December 31, 1997, the Company paid a guarantee fee of $31,362 to the minority stockholder for being a limited guarantor of the line of credit for the Company disclosed in Note 6.

                          BOULDER CAPITAL GROUP, INC.

NOTE 4--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of retail automotive washing equipment and fuel dispensers with terms ranging to five years. The components of the Company's net investment in direct financing leases at December 31, 1997 were as follows:

        Future minimum rentals receivable..............................   $33,621,980
        Estimated unguaranteed residual values.........................     4,497,440
        Unearned finance income........................................    (6,409,322)
        Initial direct costs...........................................       545,097
                                                                          -----------
                                                                           32,255,195
        Allowance for lease losses.....................................       (93,610)
                                                                          -----------
                                                                          $32,161,585
                                                                           ==========

     Future minimum rentals receivable represent earning assets held by the Company which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

                                  YEAR ENDING
                                 DECEMBER 31,
        ---------------------------------------------------------------
        1998...........................................................   $10,677,596
        1999...........................................................     9,508,228
        2000...........................................................     7,371,009
        2001...........................................................     4,656,861
        2002...........................................................     1,408,286
                                                                          -----------
                                                                          $33,621,980
                                                                           ==========

     The components of the Company's allowance for lease losses for the year ended December 31, 1997 were as follows:

                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1997
                                                                       -----------------
        Allowance for lease losses, beginning.......................       $ 110,934
        Provision for lease losses..................................          90,676
        Leases written off..........................................        (108,000)
                                                                           ---------
        Allowance for lease losses, ending..........................       $  93,610
                                                                           =========

     Operating leases. The Company is the lessor of retail automotive washing equipment under revenue sharing agreements with terms of principally five years. Under the revenue sharing agreements, the Company receives a majority of revenue generated by the equipment from which it pays for supplies and the services of the manufacturer's distributor. The components of equipment placed under revenue sharing agreements at December 31, 1997 were as follows:

        Cost............................................................   $1,151,326
        Accumulated depreciation........................................     (594,086)
                                                                           ----------
                                                                           $  557,240
                                                                            =========

     Since all rentals are contingent upon revenue earned from the operation of the equipment, there are no future minimum lease payments on the above owned equipment.

     Significant lease terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs of the related equipment.

                          BOULDER CAPITAL GROUP, INC.

NOTE 4--LEASING TRANSACTIONS (CONTINUED)
     Significant concentrations. The majority of the Company's net lease receivables are collateralized by retail automotive automobile washing equipment of which approximately 35% of the 1997 lease originations related to a single manufacturer.

NOTE 5--PROPERTY AND EQUIPMENT

The components of property and equipment at December 31, 1997, were as follows:

        Office equipment.................................................   $ 311,120
        Computer equipment...............................................      66,275
                                                                            ---------
                                                                              377,395
        Accumulated depreciation.........................................    (164,229)
                                                                            ---------
                                                                            $ 213,166
                                                                             ========

NOTE 6--NOTES PAYABLE

Recourse debt at December 31, 1997 consisted of the following:

        Line of credit..................................................   $2,167,519
        Secured by equipment and lease payments.........................      552,816
                                                                           ----------
                                                                           $2,720,335
                                                                            =========

     Line of credit. The Company has a $15,000,000 line of credit with a financial institution which is subject to annual renewal each June. The line of credit is guaranteed by the Company's stockholders and is secured by the Company's eligible leases. Interest on borrowings outstanding from time to time varies at the lender's prime rate (8.25% at December 31, 1997) or LIBOR options and is payable monthly. The maximum amount outstanding during the year ended December 31, 1997 was $14,500,000.

     Recourse debt secured by equipment and lease payments. On October 31, 1997, the Company borrowed $600,000 which is secured by equipment placed under revenue sharing agreements. Principal and interest at 8% are payable monthly.

     Nonrecourse debt. Nonrecourse debt at December 31, 1997 consisted of the following:

        Secured by equipment and lease payments........................   $28,264,315
                                                                           ==========

     The Company has certain borrowings outstanding from various financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns all lease payments due under the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but except as disclosed below, has no further recourse against the Company. Interest on these borrowings is fixed at the time of the advance to the Company, with rates ranging from 5% to 9% at December 31, 1997.

     The Company has provided limited guarantee provisions to certain lenders providing up to 5% recourse which declines over the term of the debt. The Company's total possible recourse exposure to credit risk under these loans was approximately $568,000 at December 31, 1997.

     Subordinated notes

     The Company has issued various subordinated notes to third-party lenders, which are in some cases secured by the Company's residual interest in certain equipment on lease. The notes are subordinated in all respects to any nonrecourse debt of the Company and to the interest of any lenders who may from time to time provide

                          BOULDER CAPITAL GROUP, INC.

NOTE 6--NOTES PAYABLE (CONTINUED)
working capital, bridge and/or warehouse financing to the Company. The subordinated notes consisted of the following at December 31, 1997:

Subordinated promissory note payable to a lender, who is a related party to a minority stockholder of the Company, interest payable on the last day of
  January, April, July and October at 8% with principal and final interest
  payment due July 31, 1998.....................................................   $  500,000
Subordinated promissory note payable, personally guaranteed by the minority stockholder, with interest payable the last day of each quarter at 9.83% with
  principal payments due as follows:............................................    1,750,000
  $250,000 due January 31, 1998
  $350,000 due January 31, 1999
  $550,000 due January 31, 2000
  $600,000 due January 31, 2001
                                                                                   ----------
                                                                                   $2,250,000
                                                                                   ==========

NOTE 7--OPTION FEES

     A related corporation has the option to participate in the residual values of certain equipment by paying $750,000 on or before certain dates that coincide with the expiration of the lease terms of the equipment, which range through 1999. The related corporation will then receive 100% of all re-lease or sale proceeds up to $1,125,000 after payment of direct costs associated with such transactions, if any. The related corporation and the Company then share equally any proceeds in excess of this amount. Fees of $250,000 previously received by the Company have been recorded in accrued expenses.

     The residual values recorded by the Company in connection with such equipment do not exceed the $750,000 stated above.

NOTE 8--RETIREMENT PLAN

     The Company has established a 401(k) Retirement Plan whereby an employee upon reaching minimum age and service requirements, may contribute up to 10% of compensation to the Plan. Employee contributions totaled $61,373 for the year ended December 31, 1997. Additionally, the Company will provide matching contributions for 25% of the employee's contribution which does not exceed 8% and may make other discretionary contributions. The Company's contributions were $23,393 during the year ended December 31, 1997.

NOTE 9--COMMITMENTS

     The Company leases office space under a noncancelable operating lease, which contains renewal and expansion options, and provides for annual escalation for cost of living increases, taxes, and maintenance. Rent expense incurred by the Company was $101,033 for the year ended December 31, 1997.

     Future minimum rental payments under the lease agreement were as follows:

                                   YEAR ENDING
                                   DECEMBER 31,
        ------------------------------------------------------------------
        1998..............................................................   $ 98,981
        1999..............................................................     57,738
                                                                             --------
                                                                             $156,719
                                                                             ========

     The Company has entered into a letter of intent with an unrelated third party pursuant to which the Company and such party will form a new company to serve as the manager and/or general partner of a new real estate

                          BOULDER CAPITAL GROUP, INC.

NOTE 9--COMMITMENTS (CONTINUED)
finance company. The Company and such party intend to provide fixed rate mortgages and sale/leaseback financing to petroleum retail and convenience store operators nationwide.

NOTE 10--STOCK OPTIONS

     The Company had an option outstanding to a minority stockholder to purchase 1,250 shares of common stock of the Company at $260 per share, which expires on October 7, 1999. The majority stockholder of the Company, at his sole option, could elect to have the Company redeem from him up to an equivalent number of shares of common stock of the Company at the same price to be simultaneously issued to the option holder upon exercise in lieu of the Company's issuance of new shares.

     On February 5, 1998, the minority stockholder exercised the option and purchased 1,250 shares of common stock of the Company for $260 per share. These shares were redeemed from the majority stockholder for the same price in lieu of the Company issuing new shares.

NOTE 11--INCOME TAXES

     The Company's provision for income tax expense was composed of the following for the year ended December 31, 1997:

        Current:
          Federal.......................................................   $        --
          State.........................................................            --
             Total current..............................................            --
        Deferred:
          Federal.......................................................       523,000
          State.........................................................        62,000
          Adoption of SFAS 109 due to discontinuance of S Corporation
             election...................................................       415,000
                                                                             1,000,000
          Benefit of net operating loss carryforward....................      (402,000)
             Total deferred.............................................   $   598,000

     The effective income tax rate for the year ended December 31, 1997 varied from the federal statutory rate as follows:

        Tax provision computed at statutory 34% rate....................   $   162,000
        State taxes, net of federal benefit.............................        19,000
        Other...........................................................         2,000
        Adoption of SFAS 109 due to discontinuance of S Corporation
          election......................................................       415,000
                                                                            ----------
                                                                           $   598,000
                                                                            ==========

                          BOULDER CAPITAL GROUP, INC.

NOTE 11--INCOME TAXES (CONTINUED)
     The components of the net deferred tax liability at December 31, 1997 were as follows:

        Deferred tax liabilities:
          Lease revenue and related depreciation........................   $(1,022,000)
          Other.........................................................       (13,000)
                                                                            (1,035,000)
        Deferred tax assets:
          Net operating loss carryforward...............................       402,000
          Allowance for lease losses....................................        35,000
                                                                               437,000
                                                                           $  (598,000)

     The net operating loss carryforward will expire in 2012 if not utilized sooner. Subsequent to the contemplated merger discussed in Note 13, the utilization of the Company's net operating loss carryforward may be limited.

NOTE 12--TRANSFER OF LEASES

     The Company from time to time, transfers to unrelated third parties direct financing leases, while continuing to service such leases on behalf of the transferee, in transactions accounted for as sales under Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." In connection with certain transfers, the Company has provided recourse to the transferee for lease losses up to an amount not exceeding 5% of the transfer price which declines over the terms of the leases transferred and which approximated $560,000 at December 31, 1997. In the event of a default by a lessee, the Company has the option, but not the obligation, to repurchase the remaining unrecovered net investment in the defaulted leases in order to maximize the disposition of such property and to minimize the Company's loss exposure. Management considers this recourse liability in their periodic determination of the adequacy of the allowance for lease losses.

     During the year ended December 31, 1997 the Company transferred $10,479,000 of carrying value of net investment in direct financing leases and recorded a gain of $726,700.

NOTE 13--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

                          INDEPENDENT AUDITORS' REPORT

To Board of Directors
  Boulder Capital Group, Inc.

     We have audited the accompanying statements of operations and retained earnings and cash flows of Boulder Capital Group, Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Boulder Capital Group, Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boulder, Colorado
March 28, 1997

                          BOULDER CAPITAL GROUP, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1996
                                                                               -----------------
  Finance income from direct financing leases...............................      $ 2,663,174
  Rental income from operating leases.......................................          404,115
  Sales of equipment........................................................        1,029,046
  Gain on sale of leases....................................................          100,297
  Interest and other income.................................................           31,727
                                                                                   ----------
       Total revenues                                                               4,228,359
                                                                                   ----------
  Depreciation on equipment under operating leases..........................          361,246
  Cost of equipment sold....................................................          882,679
  Interest expense..........................................................        1,965,982
  Selling, general and administrative.......................................        1,346,024
                                                                                   ----------
       Total expenses.......................................................        4,555,931
                                                                                   ----------
       Net loss.............................................................         (327,572)
  Retained earnings, beginning of year......................................          437,157
                                                                                   ----------
  Retained earnings, end of year............................................      $   109,585
                                                                                   ==========

                See accompanying notes to financial statements.

                          BOULDER CAPITAL GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1996
                                                                               -----------------
Cash flows from operating activities:
  Net loss..................................................................     $    (327,572)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation on equipment under operating leases.......................           361,246
     Other depreciation.....................................................            44,716
     Provision for lease losses.............................................            90,331
     Amortization of initial direct costs...................................           136,168
     Gain on sale of leases.................................................          (100,297)
     Gain on sale of equipment..............................................          (146,367)
     Increase in accounts receivable........................................          (301,170)
     Increase in accounts payable and other liabilities.....................         1,673,034
                                                                                    ----------
Net cash provided by operating activities...................................         1,430,089
                                                                                    ----------
Cash flows from investing activities:
  Payments received on direct financing leases..............................         5,989,329
  Investment in direct financing leases.....................................       (23,647,744)
  Cost of leased equipment acquired.........................................          (396,909)
  Purchases of property and equipment.......................................          (121,017)
  Proceeds from sale of leases..............................................         1,702,623
  Proceeds from sales of leased equipment...................................           845,851
                                                                                    ----------
     Net cash used in investing activities..................................       (15,627,867)
                                                                                    ----------
Cash flows from financing activities:
  Net proceeds from short-term borrowings...................................         8,286,662
  Payments on long-term subordinated debt...................................          (100,000)
  Proceeds from non-recourse debt...........................................        10,521,575
  Payments on non-recourse debt.............................................        (4,503,845)
                                                                                    ----------
Net cash provided by financing activities...................................        14,204,392
                                                                                    ----------
Net increase in cash and cash equivalents...................................             6,614
Cash and cash equivalents at the beginning of the year......................           230,246
                                                                                    ----------
Cash and cash equivalents at the end of year................................     $     236,860
                                                                                    ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................................     $   1,898,654
                                                                                    ==========

                See accompanying notes to financial statements.

                          BOULDER CAPITAL GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations. Boulder Capital Group, Inc. ("Boulder Capital" or the "Company") was founded in 1986. Boulder Capital is primarily engaged in the lease financing of above ground equipment to the petroleum retail industry.

     Boulder Capital has customers ranging in size from major petroleum companies to multi-unit jobbers to single-site dealers. Customers are served in 41 states, and financing is provided through a variety of lease structures.

     Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the estimate of residual values and the determination of the allowance for lease losses. Actual results could differ from those estimates.

     Cash Equivalents. The Company considers all short-term investments with a maturity of three months or less to be cash equivalents.

     Income Taxes. At inception, the Company elected to be treated as an S corporation for tax purposes. Under this structure, the elements of income and expense of the Company are passed to the shareholder and taxed at the shareholders' individual tax rate. Accordingly, no income tax expense is reflected in the accompanying financial statements. As of January 1, 1997, the Company has elected to be treated as a C corporation.

     New Accounting Pronouncement. In March of 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (Statement No. 121) effective for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including leased equipment, when indicators of impairment are present and either the undiscounted future cash flows estimated to be generated by those assets or the fair market value are less than the assets carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 effective January 1, 1996. The adoption of Statement No. 121 did not have a material impact on the accompanying financial statements.

     Equipment Leasing. Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type or operating lease method. Direct financing and sales-type leases are defined as those leases which transfer substantially all of the benefits and risks of ownership of the equipment to the lessee. The Company utilizes the direct financing method and operating method for substantially all of the Company's equipment under lease. For most types of leases, the determination of profit considers the estimated value of the equipment at lease termination, referred to as the residual value. After the inception of a lease, the Company may engage in the financing of lease receivables on a non-recourse basis and/or equipment sale transactions to reduce or recover its investment in the equipment. Certain of the outstanding non-recourse debt contain a 5% first loss provision. The Company's exposure declines with the net investment in such leases.

     LEASE INCEPTION

     Direct Financing Leases. Leasing revenue, which is recognized over the term of the lease, consists of the excess of lease payments plus the estimated residual value over the equipment's cost. Earned income is recognized to provide a constant yield over the lease term and is recorded in leasing revenue in the accompanying statement of operations and retained earnings. Residual values are recorded at lease inception equal to the estimated value of the leased equipment at lease termination, as determined by the Company. In estimating such

                          BOULDER CAPITAL GROUP, INC.

                          YEAR ENDED DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) values, the Company considers independent appraisals and unique circumstances regarding the equipment. The Company evaluates residual estimates on an ongoing basis for any impairment in value.

     Operating Leases. Leasing revenue consists principally of rental payments. The cost of equipment is recorded as leased equipment and is depreciated primarily on the straight-line basis over the estimated life of the equipment leased.

     Significant Lease Terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

     Significant Concentrations. The majority of the Company's net lease receivables are collateralized by retail automotive automobile washing equipment of which approximately 35% of the 1996 lease originations related to a single manufacturer.

     TRANSACTIONS SUBSEQUENT TO LEASE INCEPTION

     Private Equipment Sales. The Company may from time to time sell its title to leased equipment to third-party investors. In some cases, the equipment is subject to existing non-recourse debt. In such transactions, the investors may obtain rights to residual interests, equipment rentals and tax benefits. Upon sale, the Company records equipment sales revenue equal to the sales price of the equipment. Cost of equipment sales equals the carrying value of the related asset reduced by any residual interest retained by the Company. The estimated residual interest retained by the Company, if any, is recorded as an asset at present value using an interest rate approximating the Company's then incremental borrowing rate. Fees for administering and remarketing the equipment associated with such transactions are reflected in operations as earned. The residual interest in such transactions is determined in the same manner as direct financing leases. Income is recorded on residual interests retained by the Company after cash collections on such residuals exceed the recorded asset amount.

     Sale of Leases. During 1996, the Company transferred selected direct financing leases to a third party lender. The difference between the sales price of $1,702,623 and the net investment in the direct financing leases of $1,602,326 is recognized as a gain in the accompanying financial statements. In connection with the transfers, the Company provided recourse to the transferee for lease losses up to an amount not exceeding 5% of the sales price of the direct financing leases transferred. The Company did not retain an interest in the corresponding residual values.

     Allowance for Losses. The Company recognizes a credit loss reserve equal to one-half of one percent of equipment cost for all equipment leased to petroleum distributors and dealers. To further minimize credit risk as well as interest rate risk, the Company typically finances lease obligations on a non-recourse, fixed-rate basis with various lenders. The non-recourse loans transfer substantially all credit risk to third parties.

     Activity in the Company's allowance for losses during the year ended December 31, 1996 is summarized as follows:

                                                                               1996
                                                                             --------
        Allowance for lease losses, beginning.............................   $ 63,004
        Provision for lease losses........................................     90,331
        Leases written off................................................    (42,401)
                                                                             --------
        Allowance for lease losses, ending................................   $110,934
                                                                             ========

                          BOULDER CAPITAL GROUP, INC.

                          YEAR ENDED DECEMBER 31, 1996

NOTE 2--REVENUE SHARING AGREEMENTS AND DEPRECIATION ON LEASED EQUIPMENT

     At December 31, 1996, the Company owned $1,209,626 of car wash equipment placed under five-year revenue sharing agreements primarily with major oil company customers. Under the revenue sharing agreements, the Company receives a majority of the revenues generated by the car washes from which it pays for supplies and the services of the manufacturer's distributor. Depreciation on leased equipment totaled $361,246 for the year ended December 31, 1996.

NOTE 3--OPTION FEE

     A related corporation has the option to participate in the residual values of certain equipment by paying $750,000 on or before certain dates that coincide with the expiration of the lease terms of the equipment, which occur between 1997 and 1999. The corporation will then receive 100% of all re-lease or sale proceeds up to $1,125,000 after payment of direct costs associated with such transaction, if any. The related corporation and the Company then share equally any proceeds in excess of this amount. Fees of $250,000 received by the Company in 1992 have been recorded in accrued expenses.

     The residual values recorded by the Company in connection with such equipment do not exceed the $750,000 stated above.

NOTE 4--RETIREMENT PLAN

     During 1992, the Company established a 401(k) Retirement Plan whereby an employee upon reaching minimum age and service requirements, may contribute up to 10% of compensation to the Plan. Employee contributions totaled $49,999 during the year ended December 31, 1996. Additionally, the Company will provide matching contributions for 25% of the employee's contribution which does not exceed 8% and may make other voluntary contributions. The Company's contributions were $15,869 during the year ended December 31, 1996.

NOTE 5--RELATED PARTY TRANSACTIONS

     The Company has a revolving credit agreement with the majority shareholder of the Company that allows the Company to borrow up to $200,000. At December 31, 1996, $200,000 was outstanding under this agreement. Interest is payable monthly at the prime-rate plus one percent (9.25% at December 31, 1996) and is due, together with any unpaid principal, on May 31, 1997.

     The Company is a related party with respect to a corporate lender, since the minority shareholder owns an equity interest in the lender. The amount of subordinated debt owed to this corporate lender is $547,297 at December 31, 1996. Interest expense of $44,243 was incurred related to this subordinated debt for the year ended December 31, 1996. The amount of short-term borrowings owed to this corporate lender is $300,000 at December 31, 1996. Interest is payable monthly at the prime rate plus 1/2 percent (8.75% at December 31, 1996) and is due, together with unpaid principal, on May 31, 1997. Interest expense of approximately $3,000 was incurred related to this short-term borrowing for the year ended December 31, 1996.

NOTE 6--OFFICE LEASE EXPENSE

     During 1994, the Company entered into a five-year, noncancelable operating lease for newly constructed office space which, in the opinion of the management, will adequately provide for present and future needs, as currently planned. The lease contains renewal and expansion options, some of which were exercised during 1996, and provides for annual escalation for cost of living increases, taxes, and maintenance and the Company's responsibility for its own utilities. Rent expense incurred by the Company was $89,148 for the year ended December 31, 1996.

                          BOULDER CAPITAL GROUP, INC.

                          YEAR ENDED DECEMBER 31, 1996

NOTE 6--OFFICE LEASE EXPENSE (CONTINUED)
     The minimum future rentals under said lease is as follows:

        Years Ending December 31:
        1997..............................................................   $ 98,981
        1998..............................................................     98,981
        1999..............................................................     57,738
                                                                             --------
                                                                             $255,700
                                                                             ========

NOTE 7--STOCK OPTION

     The Company has granted an option to a minority shareholder to purchase an additional 1,250 shares of common stock of the Company at $260 per share. The option expires on October 7, 1999 and has not been exercised. The majority shareholder of the Company, at his sole option, may elect to have the Company redeem from him an equivalent number of shares at the same price to be simultaneously resold to the option shareholder in lieu of the issuance of new shares.

NOTE 8-- EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS' REPORT

     On February 5, 1998, the minority shareholder exercised the option described in Note 7 and purchased 1,250 shares of common stock of the Company for $260 per share. These shares were redeemed from the majority shareholder for the same price in lieu of the Company issuing new shares.

     The Company and its shareholders have entered into a letter of intent with UniCapital Corporation (UniCapital) pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

     The Company entered into a letter of intent with an unrelated third party pursuant to which the Company and such party will form a new company to serve as the manager and/or general partner of a new real estate finance company. The Company and such party intend to provide fixed rate mortgages and sale/leaseback financing to petroleum retail and convenience store operators nationwide.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders
  Cauff, Lippman Aviation, Inc. and Certain Affiliates

     We have audited the accompanying combined balance sheets of Cauff, Lippman Aviation, Inc. and Certain Affiliates (includes only certain entities under common ownership) (collectively, the Company) as of December 31, 1996 and 1997, and the related combined statements of income, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Cauff, Lippman Aviation, Inc. and Certain Affiliates at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst and Young LLP

Miami, Florida
January 14, 1998,
except for Note 14, as to which the date is February 7, 1998

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

                            COMBINED BALANCE SHEETS

                                                                            DECEMBER 31
                                                                    ---------------------------
                                                                       1996            1997
                                                                    -----------     -----------
ASSETS
  Cash and cash equivalents......................................   $   638,528     $ 8,354,347
  Accounts receivable............................................     9,053,451      10,368,862
  Equipment under operating leases, net..........................    25,119,357      23,339,737
  Investments....................................................       238,967              --
  Deposits on equipment held for lease...........................       312,168         500,000
  Other assets...................................................     4,213,276       4,865,378
                                                                    -----------     -----------
Total assets.....................................................   $39,575,747     $47,428,324
                                                                    ===========     ===========

LIABILITIES AND COMBINED EQUITY (DEFICIT)
Liabilities:
  Non-recourse debt..............................................   $31,718,416     $26,748,739
  Payable to stockholders and affiliates, net....................     2,249,858       8,188,080
  Accounts payable and accrued expenses..........................       404,801         448,161
  Security and other deposits....................................     4,995,617       6,338,196
                                                                    -----------     -----------
Total liabilities................................................    39,368,692      41,723,176
                                                                    -----------     -----------
Minority interest................................................       368,880         697,968
Combined equity (deficit):
  Common stock...................................................         1,300           1,300
  Additional paid-in capital.....................................     1,817,405       1,817,405
  Retained earnings (deficit)....................................    (1,980,530)      3,188,475
                                                                    -----------     -----------
Total combined equity (deficit)..................................      (161,825)      5,007,180
                                                                    -----------     -----------
Total liabilities and combined equity (deficit)..................   $39,575,747     $47,428,324
                                                                    ===========     ===========

                See accompanying notes to financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1995            1996            1997
                                                      -----------     -----------     -----------
Rental income from operating leases................   $20,997,203     $18,516,574     $17,596,063
Sales of equipment.................................            --          40,500       5,725,000
Fees, commissions and remarketing income...........     4,979,215       5,390,367       8,156,334
Interest and other income..........................       820,609         748,983         707,477
                                                        ---------        --------     -----------
       Total revenues..............................    26,797,027      24,696,424      32,184,874
                                                        ---------        --------     -----------
Cost of equipment under operating leases...........    12,429,989      12,414,929      12,659,751
Cost of equipment sold.............................            --          31,999       4,325,020
Interest expense...................................     3,279,432       2,997,717       2,768,602
Selling, general and administrative expenses.......     2,689,616       3,959,288       4,870,839
                                                        ---------        --------     -----------
       Total expenses..............................    18,399,037      19,403,933      24,624,212
                                                        ---------        --------     -----------
Income from operations.............................     8,397,990       5,292,491       7,560,662
Equity in income of minority owned affiliates......            --         238,967         219,438
Minority interest..................................      (777,611)       (692,328)       (646,128)
                                                        ---------        --------     -----------
Net income before extraordinary gain...............     7,620,379       4,839,130       7,133,972
Extraordinary gain on extinguishment of debt.......            --         598,414              --
                                                        ---------        --------     -----------
Net income.........................................   $ 7,620,379     $ 5,437,544     $ 7,133,972
                                                        =========        ========     ===========
Unaudited pro forma information (Note 3):
Pro forma net income before income taxes...........   $ 7,620,379     $ 5,437,544     $ 7,133,972
Provision for income taxes.........................     3,161,741       2,307,976       2,921,939
                                                        ---------        --------     -----------
Pro forma net income...............................   $ 4,458,638     $ 3,129,568     $ 4,212,033
                                                        =========        ========     ===========

                See accompanying notes to financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

               COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

                                                                                           TOTAL
                                                       ADDITIONAL        RETAINED         COMBINED
                                            COMMON       PAID-IN         EARNINGS          EQUITY
                                            STOCK        CAPITAL        (DEFICIT)        (DEFICIT)
                                            ------     -----------     ------------     ------------
Balance at January 1, 1995...............   $1,100     $   913,359     $(10,252,357)    $ (9,337,898)
  Net income.............................      --               --        7,620,379        7,620,379
  Contributions..........................     200        1,021,086               --        1,021,286
  Distributions and dividends............      --               --       (3,422,799)      (3,422,799)
                                             ----       ----------       ----------       ----------
Balance at December 31, 1995.............   1,300        1,934,445       (6,054,777)      (4,119,032)
  Net income.............................      --               --        5,437,544        5,437,544
  Distributions and dividends............      --         (117,040)      (1,363,297)      (1,480,337)
                                             ----       ----------       ----------       ----------
Balance at December 31, 1996.............   1,300        1,817,405       (1,980,530)        (161,825)
  Net income.............................      --               --        7,133,972        7,133,972
  Contributions..........................      --        6,109,426               --        6,109,426
  Distributions and dividends............      --       (6,109,426)      (1,964,967)      (8,074,393)
                                             ----       ----------       ----------       ----------
Balance at December 31, 1997.............   $1,300     $ 1,817,405     $  3,188,475     $  5,007,180
                                             ====       ==========       ==========       ==========

                See accompanying notes to financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                         1995            1996             1997
                                                      -----------     -----------     ------------
Cash flows from operating activities:
  Net income.......................................   $ 7,620,379     $ 5,437,544     $  7,133,972
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation on equipment under operating
       leases......................................     1,856,441       2,034,929        2,279,751
     Minority interest.............................       777,611         692,328          646,128
     Extraordinary gain on extinguishment of
       debt........................................            --        (598,414)              --
     Equity in income of uncombined affiliates
       (net of Dividends Received).................            --        (238,967)         238,967
     Changes in operating assets and liabilities:
     Accounts receivable...........................      (545,371)     (3,044,417)      (1,315,411)
     Equipment under operating leases..............            --      (7,418,352)        (489,500)
     Deposits on equipment held for lease and other
       assets......................................    (1,170,856)       (716,935)        (850,565)
     Accounts payable and accrued expenses.........      (135,542)         51,956           43,360
     Security and other deposits...................     1,261,324         670,120        1,342,579
                                                      ------------    -----------       ----------
     Net cash provided by (used in) operating
       activities..................................     9,663,986      (3,130,208)       9,029,281
                                                      ------------    -----------       ----------
Cash flows from financing activities:
  Proceeds from nonrecourse obligations............            --      13,208,071        7,817,874
  Payments on nonrecourse obligations..............    (6,546,892)     (9,838,270)     (12,787,552)
  Advances from (to) stockholders..................      (105,376)       (276,490)       5,879,479
  Advances from affiliates.........................            --       2,286,141           58,744
  Capital contributions............................     1,021,286              --        6,109,426
  Distributions to minority shareholders (net).....      (921,751)       (339,695)        (317,040)
  Distributions and dividends......................    (3,422,799)     (1,363,297)      (8,074,393)
                                                      ------------    -----------       ----------
       Net cash provided by (used in) financing
          activities...............................    (9,975,532)      3,676,460       (1,313,462)
                                                      ------------    -----------       ----------
       Net increase (decrease) in cash.............      (311,546)        546,252        7,715,819
Cash and cash equivalents at beginning of year.....       403,822          92,276          638,528
                                                      ------------    -----------       ----------
Cash and cash equivalents at end of year...........   $    92,276     $   638,528     $  8,354,347
                                                      ============    ===========       ==========

                See accompanying notes to financial statements.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE--1 BUSINESS

Cauff, Lippman Aviation, Inc. and Certain Affiliates (collectively, the Company or the Combined Affiliates) is primarily engaged in the acquisition and leasing of used commercial jet aircraft and aircraft equipment and the leasing and sale of such aircraft and aircraft equipment to domestic and foreign airlines and other aircraft investors and lessors.

On November 7, 1997, the Company signed a letter of intent to enter into a definitive agreement to merge with UniCapital Corporation. The accompanying combined financial statements include the following entities that will merge:

                                                                             PERCENTAGE
                                      ENTITY                                 OWNERSHIP
        ------------------------------------------------------------------   ----------
        Cauff Lippman Aviation, Inc.......................................       100%
        CL Aircraft VIII, Inc.............................................       100%
        CL Aircraft XXXIV, Inc............................................       100%
        Aircraft 46941, Inc...............................................       100%
        SWR Aircraft Group, Inc...........................................        80%
        SWR 767, Inc......................................................        78%
        SWR Brazil 767, Inc...............................................        80%
        CLC Engine Leasing, Inc...........................................        78%
        CLA Canada, Inc...................................................       100%
        Aircraft 49632, Inc...............................................        78%
        Jetz, Inc.........................................................        78%
        CLC 747, Inc......................................................        26%

Various other entities affiliated with the Company are not contemplated in the merger and have not been included in the accompanying financial statements.

NOTE--2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of combination

The accompanying combined financial statements include the accounts of the entities outlined above affiliated by common ownership and control. CLC 747, Inc., the 26% owned entity is accounted for under the equity method (see Note
7). All significant intercompany balances and transactions have been eliminated in combination.

  Rental income from operating leases

The Company, as lessor, leases aircraft and aircraft equipment principally under operating leases. Accordingly, income is reported over the life of the lease as rentals become receivable under the provisions of the lease or, in the case of leases with varying payments, under the straight-line method over the noncancelable term of the lease. In certain cases, leases provide for additional amounts based on usage.

  Sales of equipment and commissions

Sales of equipment are recorded when title passes from the seller to the buyer. Commissions are earned on the sale of aircraft between third party buyers and sellers without the Company taking title.

  Equipment under operating leases

Equipment under operating leases is stated at cost. Major additions and modifications are capitalized. Normal maintenance and repairs; airframe and engine overhauls; and compliance with return conditions of aircraft and aircraft equipment on lease are provided by and paid for by the lessee.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

NOTE--2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Generally, aircraft and aircraft equipment are depreciated using the straight-line method over a 30 year life from the date of manufacture to a 15% residual value. Aircraft and aircraft equipment that are under lease as of the date of acquisition, are depreciated over the longer of the remainder of their 30 year life or the remaining lease term.

  Deferred loan costs

Deferred loan costs incurred in connection with debt financing are being amortized over the life of the debt using the straight-line method, which approximates the interest method.

  Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Concentration of credit risk

The Company leases and sells aircraft and aircraft equipment to domestic and foreign airlines and other aircraft investors and lessors located throughout the world. The Company generally obtains deposits on leases and generally does not require collateral. The Company has no single customer which accounts for 10% or more of revenues and continually monitors its exposure for credit losses.

  Accounting for the impairment of long lived assets

In 1996, the Company adopted the provisions of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("FAS 121"). FAS 121 requires impairment losses to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company believes no impairment indicators exist at December 31, 1997.

NOTE--3 PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

The Combined affiliates are organized as S-Corporations under the provisions of the Internal Revenue Code, which provides that the Corporations' taxable income is taxable to the stockholders, rather than at the corporate level.

The unaudited pro forma income tax information included in the Combined Statements of Income is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

There are differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities of the entities affiliated under common control. At December 31, 1997, the Company's net assets for financial reporting purposes exceed the tax basis by approximately $13.0 million. In connection with the proposed merger with UniCapital Corporation discussed in
Note 14, the Company's S Corporation election will terminate and the tax effect of the net differences, exclusive of previous S Corporation net operating loss carryforward, between the book and tax bases of net assets at that date (approximately $4.9 million at December 31, 1997) will be recorded in the financial statements.

NOTE--4 OTHER ASSETS

As of December 31, 1996 and 1997, other assets consist primarily of maintenance reserves. Maintenance reserves are charged to lessees based upon usage of the leased aircraft. Such amounts are reimbursed to the lessee as

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

NOTE--4 OTHER ASSETS (CONTINUED)
required maintenance is performed. As of December 31, 1996 and 1997, maintenance reserves were approximately $3.9 and $4.7 million, respectively.

NOTE--5 NONRECOURSE DEBT

Nonrecourse obligations are secured by the underlying leases and leased aircraft and aircraft equipment having a carrying value of $23,339,737 at December 31, 1997. Of this amount, $1,469,000 has been guaranteed by the Company. For all other nonrecourse obligations, in the event of lessee default, the lenders have recourse only to the pledged aircraft and aircraft equipment. As of December 31, 1996 and 1997, nonrecourse obligations bear interest at varying rates ranging from 7.84% to 11.18%, inclusive, with maturities ranging from 1998 through 2004.

As of December 31, 1997, maturities of nonrecourse obligations for each of the five years and thereafter, are approximately as follows:

YEAR ENDING
DECEMBER 31,
------------
1998...............................................................   $ 5,733,000
1999...............................................................    16,671,000
2000...............................................................       736,000
2001...............................................................     1,559,000
2002...............................................................       825,000
Thereafter.........................................................     1,225,000
                                                                      -----------
                                                                      $26,749,000
                                                                       ==========

Under certain of the above agreements, certain lenders and other outside parties are participants in the residual values of certain aircraft.

Cash paid during the year for interest was $3,294,644, $2,850,952 and $2,638,886 in 1995, 1996 and 1997, respectively.

NOTE--6 RENTAL INCOME FROM OPERATING LEASES

Minimum future rentals on noncancelable operating leases of aircraft and aircraft equipment as of December 31, 1997 are approximately as follows:

YEAR ENDING
DECEMBER 31,
------------
1998...............................................................   $13,224,000
1999...............................................................     3,733,000
2000...............................................................     1,191,000
2001...............................................................       931,000
2002...............................................................       537,000
Thereafter.........................................................       403,000
                                                                      -----------
                                                                      $20,019,000
                                                                       ==========

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

NOTE--7 RELATED PARTY TRANSACTIONS

The accompanying combined financial statements reflect an applicable percentage of income from CLC 747, Inc., an entity which the shareholders of the Company own a 26% equity interest. As of December 31, 1997, CLC 747 had no operating assets and no contracts for future operating revenues.

On October 1, 1997, Jumbo Jet Leasing LP, ("JJL"), an entity 100% owned by the shareholders of the Company, entered into a transaction in which the net assets and certain contractual rights held by CLC 747, Inc. were transferred to JJL in exchange for approximately $25 million. Subsequent to the transaction CLC 747, Inc. distributed the resulting proceeds to its shareholders. Accordingly, the Company's proportionate share of these proceeds (approximately $6.2 million) has been reflected as a capital contribution and distribution in the accompanying combined financial statements.

At December 31, 1996 and 1997, payables to stockholders and affiliates, net include $0.9 million and $6.8 million, respectively, of the net outstanding balance of advances from the Company's stockholders. Such advances are unsecured and bear interest at 9% with no fixed or determinable due dates.

Due to affiliates represent the net payable to entities affiliated with the Company which have not been combined in the accompanying financial statements.

In January 1998, the Company repaid approximately $6.4 million of advances from stockholders and $635,000 of advances from minority shareholders.

In 1995 and 1996 the Company allocated expenses of approximately $800,000 and $1,544,000, respectively, related to services performed on behalf of affiliated entities which have not been combined in the accompanying financial statements.

NOTE--8 COMMITMENTS AND CONTINGENCIES

During 1993, the Company had entered into two noncancelable operating leases of aircraft for a term of five years with aggregated annual payments of $10,380,000. In connection with these leases, the Company entered into sublease agreements also for a term of five years with aggregated annual payments of approximately $11,280,000. These leases mature in September, 1998.

The Company leases its office space pursuant to a lease with average annual payments of approximately $85,000. The lease expires in 1999. The Company has subleased approximately half of its leased premises for approximately $43,000 per year through March, 1998.

The Company is engaged in litigation arising in the normal course of business. Management believes that the outcome of such litigation will not have a material adverse effect on its financial position or the results of its operations.

NOTE--9 EMPLOYMENT AGREEMENTS

Effective January 1, 1994, the Company entered into employment agreements with its three officers. Under the terms of the agreements, the officers were entitled to receive a base salary of $700,000 in the aggregate, in addition to transaction origination bonuses. On November 12, 1996, one of the officers terminated his agreement with the Company, effective December 31, 1996. Beginning January 1, 1997, the remaining officers were entitled to receive a base salary of $500,000 in the aggregate, in addition to transaction origination bonuses. Such bonuses totaled $236,000 in 1996 and $11,700 in 1997. Additionally, the officers were paid supplemental salaries totaling $1,932,000 and $800,000 in 1996 and 1997, respectively.

              CAUFF, LIPPMAN AVIATION, INC. AND CERTAIN AFFILIATES

NOTE--10 PROFIT SHARING PLAN

On January 1, 1994, the Company adopted a defined contribution profit sharing plan (the Plan) for the benefit of all employees meeting minimum age and service requirements. Contributions made to the Plan for the years ended December 31, 1995, 1996 and 1997 approximated $92,000, $103,000 and $89,000, respectively.
Benefits under the Plan vest ratably over a five year period.

NOTE--11 FINANCIAL INSTRUMENTS

In 1996, the Company entered into two interest rate swap agreements with aggregate notional amounts of approximately $10,200,000 to manage its exposure to interest rates of the Company's floating rate nonrecourse obligations. These agreements effectively convert certain variable rate obligations with interest rates ranging from LIBOR to LIBOR plus 2.5% to a weighted average fixed rate of 7.9%. The difference to be paid or received varies as short-term interest rates change and is accrued and recognized as an adjustment to interest expense. Market risks arise from the movement in interest rates. The Company's credit risk is limited to the fair market value of the interest rate swaps. During February, 1997, the Company terminated one of the swap agreements and incurred a loss of approximately $178,000. The remaining agreement was entered into on December 9, 1996, matures in July, 1999, and has a notional amount of approximately $1,469,000 at December 31, 1997.

The Company does not require its counterparties to provide security for its positions with the Company. Any failure of the instruments or counterparties to perform under the derivative contracts would have an immaterial impact on the Company's earnings.

The fair value of the Company's interest rate swap agreements are estimated using discounted cash flows based on the Company's current incremental borrowing rate. As of December 31, 1997, the fair value of the Company's interest rate swap agreement approximated its notional amount.

The carrying value of cash and rents and other receivables in the accompanying financial statements approximate their fair value because of the short-term maturity of these instruments, and in the case of nonrecourse obligations because such instruments bear variable interest rates which approximate market.

NOTE--12 EXTRAORDINARY ITEMS

In 1996, the Company recognized an extraordinary gain of $598,414 on the extinguishment of debt.

NOTE--13 YEAR 2000 ISSUES (UNAUDITED)

The Company is assessing the modifications or replacement of its software that may be necessary for its computer systems to function properly with respect to the dates in the year 2000 and thereafter. The Company does not believe that the cost of either modifying existing software or converting to new software will be significant or that the year 2000 issue will pose significant operational problems for its computer systems.

NOTE--14 SUBSEQUENT EVENT

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of common stock of the combined entities affiliated by common ownership in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

     On February 7, 1998, the majority stockholders entered into an agreement to purchase minority stockholder's interest in the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Jacom Computer Services, Inc.
Northvale, New Jersey

     We have audited the accompanying balance sheets of Jacom Computer Services, Inc. as of December 31, 1996 and 1997, and the related statements of income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jacom Computer Services, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

BDO Seidman, LLP
New York, NY

January 28, 1998

                         JACOM COMPUTER SERVICES, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
                                                                            (IN THOUSANDS)
                                     ASSETS
Cash and cash equivalents.............................................   $  1,307     $  2,596
Accounts receivable, less allowance of $100 and $250 for possible
  losses..............................................................      2,354        3,655
Net investment in sales-type leases (Notes 1 and 3)...................    114,507       86,278
Equipment under operating leases, net (Notes 2 and 3).................     12,098       13,319
Receivable from stockholder...........................................        200          451
Other assets..........................................................        354          729
Deposits on equipment held for lease..................................      7,221       11,920
                                                                          -------      -------
     Total assets                                                        $138,041     $118,948
                                                                          =======      =======
                      LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Discounted lease payments with recourse (Notes 3 and 6).............   $  6,169     $  7,304
  Discounted lease payments without recourse (Notes 3 and 6)..........     62,574       35,751
  Vendor payables and accruals........................................      7,665        3,467
  Note payable to stockholder.........................................      6,500           --
  Income taxes payable................................................        241          580
  Deferred income taxes payable (Note 4)..............................      2,850        2,678
                                                                          -------      -------
     Total liabilities................................................   $ 85,999     $ 49,780
                                                                          -------      -------
Stockholder's equity:
  Common stock, no par value--200 shares authorized; 100 issued and
     outstanding......................................................          1            1
  Retained earnings...................................................     52,041       69,167
                                                                          -------      -------
     Total stockholder's equity.......................................     52,042       69,168
                                                                          -------      -------
     Total liabilities and stockholder's equity.......................   $138,041     $118,948
                                                                          =======      =======

     See accompanying summary of accounting policies and notes to financial statements.

                         JACOM COMPUTER SERVICES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1996           1997
                                                         ----------     ----------     ----------
                                                                      (IN THOUSANDS)
Sales of equipment....................................   $   60,867     $   49,123     $   62,897
Finance income from direct financing and sales-type
  leases..............................................        9,184          9,337          8,377
Rental income from operating leases...................       11,416         13,304         16,531
Gain on sale of leases................................           --             --            472
Interest and other income.............................          927          1,554          1,794
                                                            -------        -------        -------
  Total revenues......................................       82,394         73,318         90,071
                                                            -------        -------        -------
Depreciation on equipment under operating leases......        4,512          5,831          6,448
Cost of equipment sold................................       53,382         43,473         47,914
Interest expense......................................        5,824          5,586          4,645
Selling, general and administrative...................       11,797         11,082         13,183
                                                            -------        -------        -------
  Total expenses......................................       75,515         65,972         72,190
                                                            -------        -------        -------
  Income from operations..............................        6,879          7,346         17,881
Provision (benefit) for income taxes (Note 4).........          460            (44)           755
                                                            -------        -------        -------
Net income............................................        6,419          7,390         17,126
Retained earnings, beginning of year..................       38,232         44,651         52,041
                                                            -------        -------        -------
Retained earnings, end of year........................   $   44,651     $   52,041     $   69,167
                                                            =======        =======        =======

     See accompanying summary of accounting policies and notes to financial statements.

                         JACOM COMPUTER SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                    ------------------------------
                                                                     1995       1996        1997
                                                                    -------    -------    --------
                                                                            (IN THOUSANDS)
Cash flows from operating activities:
  Net income.....................................................   $ 6,419    $ 7,390    $ 17,126
  Adjustments to reconcile net income to net cash provided by operating activities:
     Gain on sale of leases......................................        --         --        (472)
     Depreciation................................................     4,514      5,836       6,453
     Gain on sale at inception of lease..........................    (5,609)    (6,634)    (10,487)
     Gain on sale of equipment at end of lease...................    (2,857)    (2,647)     (2,609)
     Provision for possible losses on receivables................        --         80         150
     Amortization of unearned income.............................    (9,184)    (9,337)     (8,377)
     Decrease (increase) in assets:
       Accounts receivable.......................................      (872)    (1,426)     (1,451)
       Lease receivables:
          Purchase of equipment for lease receivables............   (50,613)   (38,486)    (51,410)
          Sale of sales-type lease receivables...................        --         --      39,856
          Proceeds received from lessees.........................    60,257     62,110      60,897
       Deposits on equipment held for lease......................       (50)      (672)     (4,699)
       Other assets..............................................       (48)      (101)        (90)
     Increase (decrease) in liabilities:
       Vendor payables and accruals..............................     2,422     (5,769)     (4,198)
       Income taxes payable......................................       281     (1,101)        339
       Deferred income taxes payable.............................        16        161        (172)
                                                                    -------    -------    --------
            Total adjustments....................................    (1,743)     2,014      23,730
                                                                    -------    -------    --------
            Net cash provided by operating activities............     4,676      9,404      40,856
                                                                    -------    -------    --------
Cash flows from investing activities:
  Purchase of equipment for operating leases.....................    (9,668)    (8,222)     (7,128)
  Advances to stockholder........................................        --       (200)       (251)
  Capital expenditures...........................................       (12)        (7)         --
                                                                    -------    -------    --------
            Net cash used in investing activities................    (9,680)    (8,429)     (7,379)
                                                                    -------    -------    --------
Cash flows from financing activities:
  Proceeds from borrowings under lines of credit.................    14,500      9,500       3,000
  Repayments of borrowings under lines of credit.................   (14,500)    (9,500)     (3,000)
  Proceeds from borrowings under line of credit guaranteed by
     stockholder.................................................        --      6,500       2,000
  Repayments of borrowings under line of credit guaranteed by
     stockholder.................................................    (2,000)        --      (8,500)
  Proceeds from discounting leases with recourse or
     collateralizing operating equipment.........................    35,830     27,423       6,464
  Repayment of recourse and nonrecourse debt.....................   (29,845)   (34,401)    (32,152)
                                                                    -------    -------    --------
            Net cash provided by (used in) financing
               activities........................................     3,985       (478)    (32,188)
                                                                    -------    -------    --------
Net increase (decrease) in cash and cash equivalents.............    (1,019)       497       1,289
Cash and cash equivalents, beginning of year.....................     1,829        810       1,307
                                                                    -------    -------    --------
Cash and cash equivalents, end of year...........................   $   810    $ 1,307    $  2,596
                                                                     ======     ======     =======

     See accompanying summary of accounting policies and notes to financial statements.

                         JACOM COMPUTER SERVICES, INC.

                         SUMMARY OF ACCOUNTING POLICIES
                                 (IN THOUSANDS)

BUSINESS

     Jacom Computer Services, Inc. (the "Company") is primarily engaged in the acquisition, leasing, and sales of data processing and telecommunications equipment. The Company acquires equipment from many sources and leases or sells the equipment to its customers. The Company provides or arranges to provide installation, maintenance and modification of the equipment.

REVENUE RECOGNITION

     (a) Net Investment in Sales-Type Leases

     The Company originates sales-type leases and recognizes a sale upon acceptance by the customer of the equipment. Unearned income represents the excess of the gross lease receivable plus the estimated residual value over the present value of the gross investment in the lease. Unearned income is recognized as revenue over the term of the lease at a constant rate of return on the net investment.

     (b) Discounted Lease Payments

     The Company finances the originations of leases either by utilizing its own funds; utilizing available funds under credit facilities, or by discounting the stream of future lease payments with various financial institutions.

     When the Company sells these receivables on a nonrecourse basis, it has no significant continuing interest or risk of loss in the lease stream, but maintains ownership in the residual value of the equipment at the end of the lease. A gain on sale is recognized as the difference between the cash proceeds and the remaining lease payments and unearned income on the date of sale. The Company provides billing and collecting services for leases sold under these arrangements.

     (c) Operating Leases

     The Company purchases equipment from selected vendors of the lessee. At the inception of the lease, no revenue is recognized and the equipment is recorded at cost plus installation charges. The cost is depreciated by an accelerated method over an average life of 5 years. At the end of the initial lease term, equipment is rented by the customer according to the original rental terms, the leases are renegotiated into new contracts, or the equipment is placed in inventory. Items returned to the Company are either sold, released or recorded at the lower of cost or their remaining value.

     Rental income is recognized in equal monthly installments over the life of the lease. If the future lease stream is discounted, lease rental payments are assigned and remitted to financial institutions to reduce discounted lease payments payable.

     (d) Sales of Leased Equipment

     Revenue is recognized when the sale is consummated.

     (e) Cost of Equipment Sold

     The cost of the leased property, less the present value of the unguaranteed residual value computed at the interest rate implied in the lease, represents the cost of equipment sold for sales-type leases.

RESIDUAL VALUE

     The fair value of leased equipment at the end of the sales-type lease is estimated at the inception of the lease. The present value of the unguaranteed residual is recorded as a reduction against the cost of the equipment sold.

                         JACOM COMPUTER SERVICES, INC.

                                 (IN THOUSANDS)

Unearned income is credited to revenue over the term of the lease at a constant rate of return on the net investment. The Company increased the estimated residual value for 1997 transactions above those rates used in prior years. The results of this change in estimate increased net income by approximately $1,900.

DEPOSITS ON EQUIPMENT

     Advances for equipment purchased and delivered to customers which do not have a completed lease contract are recorded at cost. Once a final contract is completed, this cost is reclassified to cost of sales or equipment for operating leases.

ALLOWANCE FOR POSSIBLE LOSSES

     In connection with the financing of leases, the Company records an allowance for possible losses to provide for estimated future losses in the portfolio and billings on monthly rentals and service. The allowance for possible losses is based on a detailed analysis of any delinquencies or problem accounts, an assessment of overall risks, management's evaluation of probable losses in the portfolio as a whole and a review of historical loss experience. Specific accounts are written off when the probability of loss has been established in amounts determined to cover such losses after giving consideration to the customer's financial condition and the value of underlying collateral, including any guarantees.

TAXES ON INCOME

     Deferred income taxes are provided on the differences between the financial reporting and income tax bases of assets and liabilities based upon statutory tax rates enacted for future periods.

     For income tax purposes, the income from certain leases is recognized using the operating method. The operating method recognizes rentals as income, and depreciation and interest as expenses.

STATEMENT OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

USE OF ESTIMATES

     The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimates for possible losses and residual value of leased equipment. Actual results could differ from those and other estimates.

FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximated fair value because of the relatively short maturity of these instruments. The carrying value of minimum lease payments and discounted lease payments approximated fair value based upon quoted market prices of similar instruments.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' information to conform with the current year's presentation.

                         JACOM COMPUTER SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1--NET INVESTMENT IN SALES-TYPE LEASES

     The Company's net investment in sales-type leases consists of:

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                    1996        1997
                                                                  --------     -------
        Total minimum lease payments to be received............   $115,973     $77,349
        Estimated unguaranteed residual values of leased
          equipment............................................     12,153      18,726
          Less: Unearned income................................    (13,619)     (9,797)
                                                                  --------     -------
                                                                  $114,507     $86,278
                                                                  ========     =======

     Estimated unguaranteed residual values include the present value of the residual equipment from lease payments which have been sold.

     Sales-type leases primarily expire over the next five years and, at December 31, 1997, the future minimum lease receivables are due as follows:

                                 YEAR ENDING
                                 DECEMBER 31,
        --------------------------------------------------------------
        1998..........................................................     $ 35,698
        1999..........................................................       25,605
        2000..........................................................       12,842
        2001..........................................................        2,128
        2002..........................................................        1,038
        Thereafter....................................................           38
                                                                            -------
                                                                           $ 77,349
                                                                            =======

NOTE 2--EQUIPMENT UNDER OPERATING LEASES, NET

     Equipment under operating leases, net consists of:

                                                                      DECEMBER 31,
                                                                  ---------------------
                                                                    1996         1997
                                                                  --------     --------
        Equipment..............................................   $ 23,863     $ 28,689
        Less: Accumulated depreciation.........................    (11,765)     (15,370)
                                                                   -------      -------
                                                                  $ 12,098     $ 13,319
                                                                   =======      =======

     The operating leases related to the equipment under operating leases expire over the next five years. At December 31, 1997, the future minimum lease receivables are due as follows:

                                 YEAR ENDING
                                 DECEMBER 31,
        --------------------------------------------------------------
        1998..........................................................      $5,335
        1999..........................................................       1,934
        2000..........................................................         381
        2001..........................................................         196
        2002..........................................................         152
                                                                             -----
                                                                            $7,998
                                                                             =====

                         JACOM COMPUTER SERVICES, INC.

                                 (IN THOUSANDS)

NOTE 3--DISCOUNTED LEASE PAYMENTS

     Discounted lease payments represent the Company's liability incurred by assigning the noncancellable rentals for certain sales-type and operating lease receivables to financial institutions.

     The principal and interest due on these loans at December 31, 1997 are as follows:

                         YEAR ENDING                    SALES-TYPE    OPERATING
                        DECEMBER 31,                      LEASES       LEASES       TOTAL
        ---------------------------------------------   ----------    ---------    -------
        1998.........................................    $ 20,445      $ 1,814     $22,259
        1999.........................................      14,700          998      15,698
        2000.........................................       6,894          165       7,059
        2001.........................................       1,065           40       1,105
        2002.........................................         438           --         438
                                                          -------       ------     -------
                                                           43,542        3,017      46,559
        Less: Amount representing interest...........                                3,504
                                                                                   -------
                                                                                   $43,055
                                                                                   =======

     The effective average interest rate related to the loans outstanding was approximately 8% during 1997.

NOTE 4--TAXES (RECOVERIES) ON INCOME

     The Company has elected, and the stockholder has consented, to include the taxable income of the Company in his individual tax return. As a result, no income tax is imposed on the Company for Federal and certain state purposes. Recoveries of taxes are due to overaccruals in prior years.

     Provisions for state and local taxes (recoveries) on income are as follows:

                                                                     DECEMBER 31,
                                                               ------------------------
                                                               1995     1996      1997
                                                               ----     -----     -----
        Current.............................................   $444     $(205)    $ 927
        Deferred............................................     16       161      (172)
                                                               ----     -----     -----
                                                               $460     $ (44)    $ 755
                                                               ====     =====     =====

     Deferred taxes result primarily from the use of the operating lease method for income tax purposes for sales-type leases and the related timing differences generated from depreciation.

NOTE 5--PROFIT SHARING PLAN

     The Company has a profit sharing plan for eligible employees. Contributions are at the discretion of the Board of Directors. Contributions aggregated approximately $66, $74, and $62 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 6--RELATED PARTY TRANSACTIONS

     The balance of non interest bearing advances to the stockholder and his affiliates approximated $200 and $451 respectively, at December 31, 1996 and 1997.

     The Company rents a building from the stockholder for $120 per year until the year 2001, at which time an increase will be made based on cost of living adjustments until October 2006. Rent expense for 1995, 1996 and 1997 was $120.

                         JACOM COMPUTER SERVICES, INC.

                                 (IN THOUSANDS)

NOTE 6--RELATED PARTY TRANSACTIONS (CONTINUED)
     $1,578 and $2,935 of gross lease receivables on sales-type leases and rental commitments on operating leases were financed through nonrecourse discounted lease payments from the stockholder and his affiliates during 1995 and 1996, respectively. Discounted lease payments include approximately $2,677 and $781 as of December 31, 1996 and 1997, respectively. The Company has continued to service the balance of these receivables for billings and collection purposes during 1997.

NOTE 7--OFF-BALANCE SHEET AND CREDIT RISK

(A) LEASE CONCENTRATIONS

     The Company originates equipment leases with its clients primarily for data processing and telecommunication equipment throughout the United States. Concentrations of credit risk arise when counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Credit risk with respect to these receivables is mitigated through the Company's review of each customer's credit history and the residual value of all equipment under lease collateralizing these receivables. One customer comprised 13% of total originations of sales-type leases and two customers comprised 40% and 32% of originations of operating leases during 1997. The major concentrations of credit risk for originations of sales-type leases grouped by geographic region are New York--45% and New Jersey--18% with no other state accounting for more than 10%. The major concentrations of credit risk for originations of operating leases are New York--22%, New Jersey--21%, Pennsylvania--20%, and Massachusetts--13% with no other state accounting for more than 10%. No one customer comprises more than 10% of the outstanding sales-type lease receivables and related accounts receivable.

(B) LINES OF CREDIT

     The Company maintains two unsecured working capital lines of credit with a maximum borrowing capacity of $7,000 and $3,000. The Company borrows on a short-term basis as capital is required to maintain the volume of originations. Amounts are paid back as the Company sells lease receivables or obtains recourse financing at a lower rate.

     The $7,000 line is guaranteed presently by the stockholder of the Company. The balance outstanding at year-end is $-0-.

     The average aggregate monthly balance outstanding during 1997 was $250.

NOTE 8--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                              YEAR ENDED DECEMBER 31,
                                                            ----------------------------
                                                             1995       1996       1997
                                                            ------     ------     ------
        Cash paid during the year for:
          Interest.......................................   $5,824     $5,586     $4,645
          Taxes..........................................      163        896        588

NOTE 9-- EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company and its shareholder have entered into a letter of intent with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
  K.L.C., Inc.:

     We have audited the accompanying balance sheets of K.L.C., Inc. (the "Company") as of December 31, 1996 and 1997, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K.L.C., Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
February 4, 1998, except for Note 9, as
to which the date is February 10, 1998

                                  K.L.C., INC.

                                 BALANCE SHEETS

                           December 31, 1996 and 1997

                                                                       1996            1997
                                                                    -----------     -----------
ASSETS
Cash and cash equivalents........................................   $ 3,561,943     $ 1,478,811
Net investment in direct financing leases, net of allowance for
  lease losses of $397,000 and $1,150,000 (Note 2)...............    24,082,854      47,508,044
Equipment held for leasing.......................................     1,058,409       2,250,188
Property and equipment (Note 3)..................................       181,648         293,769
Receivable related to leases sold (Note 2).......................     3,513,527       1,861,291
Prepaid income taxes (Note 4)....................................            --         272,956
Other............................................................       318,722         429,430
                                                                    -----------     -----------
       Total assets..............................................   $32,717,103     $54,094,489
                                                                     ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Installment loans payable (Note 5).............................   $17,977,931     $39,658,610
  Accounts payable...............................................       589,395       1,095,943
  Accrued expenses and other liabilities.........................       984,643         729,023
  Accrued income taxes (Note 4)..................................       297,620              --
  Net deferred income tax liability (Note 4).....................     1,742,560         565,576
                                                                    -----------     -----------
       Total liabilities.........................................    21,592,149      42,049,152
                                                                    -----------     -----------
Commitments and contingencies (Notes 6 and 8)....................            --              --
Stockholders' equity:
  Common stock, par value $100 per share, authorized 5,000
     shares, 1,000 shares issued and outstanding.................       100,000         100,000
  Paid-in capital................................................         5,806           5,806
  Retained earnings..............................................    11,681,613      12,685,560
                                                                    -----------     -----------
                                                                     11,787,419      12,791,366
     Less--loans receivable from related parties (Note 6)........      (662,465)       (746,029)
       Total stockholders' equity................................    11,124,954      12,045,337
                                                                    -----------     -----------
       Total liabilities and stockholders' equity................   $32,717,103     $54,094,489
                                                                     ==========      ==========

    The accompanying notes are an integral part of the financial statements.

                                  K.L.C., INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

              for the years ended December 31, 1995, 1996 and 1997

                                                          1995           1996            1997
                                                       ----------     -----------     -----------
Finance income from direct financing leases.........   $5,687,636     $ 7,966,795     $ 7,573,494
Servicing fees and remarketing income...............    1,651,855       1,337,726         772,375
Gain on sale of leases (Note 2).....................           --       5,362,864              --
Other income........................................      267,578         579,778         647,942
                                                       ----------     -----------     -----------
     Total revenues.................................    7,606,799      15,247,163       8,993,811
                                                       ----------     -----------     -----------
Selling, general and administrative.................    3,404,662       3,764,512       4,841,897
Interest expense....................................    2,173,247       2,822,651       2,458,434
                                                       ----------     -----------     -----------
     Total expenses.................................    5,577,909       6,587,163       7,300,331
                                                       ----------     -----------     -----------
     Income before provision for income taxes.......    2,028,890       8,660,000       1,693,480
Provision for income taxes (Note 4).................      869,159       3,341,889         689,533
                                                       ----------     -----------     -----------
     Net income.....................................    1,159,731       5,318,111       1,003,947
Retained earnings, beginning of year................    5,203,771       6,363,502      11,681,613
                                                       ----------     -----------     -----------
Retained earnings, end of year......................   $6,363,502     $11,681,613     $12,685,560
                                                       ==========     ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                                  K.L.C., INC.

                            STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1995, 1996 and 1997

                                                        1995             1996             1997
                                                    ------------     ------------     ------------
Cash flows from operating activities:
  Net income.....................................   $  1,159,731     $  5,318,111     $  1,003,947
                                                    ------------     ------------     ------------
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization.............         21,012           21,012           28,990
       Amortization of initial direct costs......        340,388          684,212          824,921
       Provision for lease losses................        464,895          475,380        1,019,748
       Gain on sale of leases....................             --       (5,362,864)              --
       Changes in:
          Equipment held for leasing.............       (740,199)         204,683       (1,191,779)
          Prepaid income taxes...................             --               --         (272,956)
          Other assets...........................        (93,640)         105,692         (110,708)
          Accrued income taxes...................        218,415          154,181         (297,620)
          Accounts payable and accrued
            liabilities..........................        121,987       (1,050,311)         250,928
          Deferred income taxes..................       (476,318)       1,448,481       (1,176,984)
          Receivable related to leases sold......             --          274,266        1,652,236
                                                    ------------     ------------     ------------
            Total adjustments....................       (143,460)      (3,045,268)         726,776
                                                    ------------     ------------     ------------
Net cash provided by operating activities........      1,016,271        2,272,843        1,730,723
                                                    ------------     ------------     ------------
Cash flows from investing activities:
  Investment in direct financing leases..........    (29,886,281)     (33,925,630)     (35,763,054)
  Principal collected on direct financing
     leases......................................     14,391,360       16,196,837       10,493,195
  Proceeds from sale of direct financing
     leases......................................             --       30,800,000               --
  Decrease (increase) in loans receivable from
     related parties.............................        609,863         (450,000)         (83,564)
  Acquisition of property and equipment..........        (19,489)         (20,352)        (141,111)
                                                    ------------     ------------     ------------
Net cash provided by (used in) investing
  activities.....................................    (14,904,547)      12,600,855      (25,494,534)
                                                    ------------     ------------     ------------
Cash flows from financing activities:
  Borrowings.....................................     28,392,314       27,691,687       32,378,000
  Repayment of debt..............................    (14,168,241)     (39,612,469)     (10,697,321)
  Repayment of stockholder loans.................             --         (745,000)              --
                                                    ------------     ------------     ------------
Net cash provided by (used in) financing
  activities.....................................     14,224,073      (12,665,782)      21,680,679
                                                    ------------     ------------     ------------
Net increase (decrease) in cash and cash
  equivalents....................................        335,797        2,207,916       (2,083,132)
Cash and cash equivalents at beginning of year...      1,018,230        1,354,027        3,561,943
                                                    ------------     ------------     ------------
Cash and cash equivalents at end of year.........   $  1,354,027     $  3,561,943     $  1,478,811
                                                    ============     ============     ============
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest....................................   $  2,003,441     $  2,917,345     $  2,452,769
                                                    ============     ============     ============
     Income taxes................................   $  1,127,062     $  1,542,597     $  2,437,093
                                                    ============     ============     ============

    The accompanying notes are an integral part of the financial statements.

                                  K.L.C., INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of business

     K.L.C., Inc. (the "Company") is in the business of leasing various types of equipment throughout forty-four states, with concentration on the East coast. The Company's diversified portfolio consists of 1,844 leases as of December 31, 1997 in a variety of industries. These arrangements are accounted for as direct financing leases.

  Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the valuation of estimated residuals on leased assets, the determination of the allowance for lease losses and the valuation of equipment held for leasing acquired in connection with repossessions.

     Management believes estimated residual values are reasonable, that the allowance for lease losses is adequate and that equipment held for leasing is recorded at the lower of cost or estimated fair value. While management uses available information to recognize reductions in estimated residual values, losses on leases and equipment held for leasing, future reductions in estimated residual values, additions to the allowance for lease losses or write-downs on equipment held for leasing may be necessary based on changes in economic conditions.

  Direct financing leases

     Direct financing leases are reported at the present value of minimum lease payments plus the estimated residual value at the end of the lease using a discount factor equal to the lessor's implicit interest rate. Financing income is recognized over the term of the direct financing lease using the interest method.

     Certain initial direct lease costs are deferred and amortized over the term of the related lease as a reduction of financing income using the interest method.

  Equipment held for leasing

     Equipment held for leasing represents equipment received from lessees which management intends to either re-lease to a different customer or sell. It is recorded at the lower of cost or estimated market value.

  Property and equipment

     Property and equipment is carried at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets which range from 5 to 7 years.

     Repairs and maintenance are charged to operations as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the year of disposition.

  Income taxes

     Deferred income taxes are recognized for the tax consequences of "temporary differences" between the financial statement carrying amounts and the tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years to those differences. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                                  K.L.C., INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Cash and cash equivalents

     Cash and cash equivalents include amounts due from banks and interest-bearing deposits at financial institutions.

  Reclassifications

     Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

NOTE 2--NET INVESTMENT IN DIRECT FINANCING LEASES

     The components of the net investment in direct financing leases were as follows:

                                                                        DECEMBER 31,
                                                                ----------------------------
                                                                   1996             1997
                                                                -----------     ------------
    Minimum lease payments receivable........................   $32,371,388     $ 63,367,389
         Less--allowance for lease losses....................      (397,000)      (1,150,000)
                                                                -----------     ------------
         Net minimum lease payments receivable...............    31,974,388       62,217,389
    Deferred initial direct costs............................       564,258        1,214,465
    Estimated residual value of leased property
      (unguaranteed).........................................       943,017        1,397,706
    Unearned income..........................................    (9,772,606)     (17,693,117)
                                                                -----------     ------------
                                                                 23,709,057       47,136,443
    Service fee receivable...................................       373,797          371,601
                                                                -----------     ------------
                                                                $24,082,854     $ 47,508,044
                                                                ===========     ============

     Periodically, the Company sells portions of its lease portfolio and retains the servicing rights. These direct financing leases are sold with recourse in the event of a default by the lessee. The purchaser's recourse is limited to a fixed percentage amount for each pool of leases purchased. Sales of leases occurred in 1994 and 1996. The purchaser's recourse is limited to 16.7% and 11.5% for the 1994 and 1996 sales, respectively. The Company received initial proceeds of $10.2 million and $30.8 million for the 1994 and 1996 sales, respectively.

     In connection with the 1996 sale, the Company realized a gain of $5,362,864. Also, in connection with the 1996 sale, the Company has recorded a receivable in the amount of $3,513,527 and $1,861,291 as of December 31, 1996 and 1997, respectively, which represents the maximum amount receivable under the 11.5% recourse provision, net of reserves of $215,027 and $350,000 as of December 31, 1996 and 1997, respectively.

     In connection with the 1994 sale, the realized gain was deferred and is being amortized into income over the life of the leases as service fee income.

     Service fee income on leases sold also includes late charges, over-residual and buyout income realized through the servicing of the leases.

                                  K.L.C., INC.

NOTE 2--NET INVESTMENT IN DIRECT FINANCING LEASES (CONTINUED)
     The net investment in direct financing leases as of December 31, 1997 (without the unguaranteed residual values and allowance for lease losses) is to be received with income amortized as follows:

                                              MINIMUM
                                          LEASE PAYMENTS
                                          RECEIVABLE, NET       UNEARNED         LEASE       UNGUARANTEED
                YEAR                    OF UNEARNED INCOME       INCOME       RECEIVABLE      RESIDUALS
-------------------------------------   -------------------    -----------    -----------    ------------
1998.................................       $14,800,911        $ 8,820,229    $23,621,140     $  124,254
1999.................................        14,426,704          5,516,713     19,943,417        230,844
2000.................................        10,665,934          2,494,507     13,160,441        382,073
2001.................................         4,631,028            742,255      5,373,283        428,653
2002 and thereafter..................         1,149,695            119,413      1,269,108        231,882
                                            -----------        -----------    -----------     ----------
                                            $45,674,272        $17,693,117    $63,367,389     $1,397,706
                                            ===========        ===========    ===========     ==========

NOTE 3--PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1996         1997
                                                                     --------     --------
    Office furniture..............................................   $265,376     $385,051
    Leasehold improvements........................................    172,152      193,588
                                                                     ---------    ---------
                                                                      437,528      578,639
    Less--accumulated depreciation and amortization...............   (255,880)    (284,870)
                                                                     ---------    ---------
                                                                     $181,648     $293,769
                                                                     =========    =========

     Depreciation and amortization totaled $21,012 in 1995 and 1996 and $28,990 in 1997.

NOTE 4--INCOME TAXES

     The provision for income taxes for the years ended December 31, is as follows:

                                                        1995           1996           1997
                                                     ----------     ----------     -----------
    Currently payable:
      Federal.....................................   $1,006,730     $1,549,277     $ 1,490,821
      State.......................................      338,747        344,131         375,696
                                                     ----------     ----------     -----------
                                                      1,345,477      1,893,408       1,866,517
                                                     ----------     ----------     -----------
    Deferred:
      Federal.....................................     (375,679)     1,181,183        (965,617)
      State.......................................     (100,639)       267,298        (211,367)
                                                     ----------     ----------     -----------
                                                       (476,318)     1,448,481      (1,176,984)
                                                     ----------     ----------     -----------
                                                     $  869,159     $3,341,889     $   689,533
                                                     ==========     ==========     ===========

                                  K.L.C., INC.

NOTE 4--INCOME TAXES (CONTINUED)
     The components of the net deferred tax liability are as follows:

                                                                        DECEMBER 31,
                                                                 ---------------------------
                                                                    1996            1997
                                                                 -----------     -----------
    Deferred tax assets:
      Allowance for lease losses..............................   $   411,200     $   564,433
      Other...................................................       239,127          47,302
                                                                 -----------     -----------
                                                                     650,327         611,735
                                                                 -----------     -----------
    Deferred tax liabilities:
      Deferred gain on sale...................................    (2,172,813)       (995,402)
      Other...................................................      (220,074)       (181,909)
                                                                 -----------     -----------
                                                                  (2,392,887)     (1,177,311)
                                                                 -----------     -----------
              Net deferred tax liability......................   $(1,742,560)    $  (565,576)
                                                                 ===========     ===========

     The following is a reconciliation of the expected federal income tax expense to the provision for income tax expense for the years ended December 31:

                                                          1995          1996          1997
                                                        --------     ----------     --------
    Income tax expense at statutory rate.............   $689,823     $2,944,400     $575,783
    Increase (decrease) resulting from:
      State tax, net of federal benefit..............    157,151        403,543      108,457
      Other..........................................     22,185         (6,054)       5,293
                                                        --------     ----------     --------
    Provision for income taxes.......................   $869,159     $3,341,889     $689,533
                                                        ========     ==========     ========

NOTE 5--INSTALLMENT LOANS PAYABLE

     The Company finances substantially all leased equipment with installment notes payable. The installment notes, with interest rates ranging from 8.00% to 9.00%, are collateralized by the equipment under lease and are personally guaranteed by the Company's two stockholders. Upon sale of all or a portion of the lease portfolio, the Company is required to pay down a substantial portion of the related underlying debt. The installment note agreements contain various covenants which, among other things, require maintenance of a minimum tangible net worth and specific debt to equity ratios.

     Future principal payments on installment loans payable is as follows:

                                  YEAR ENDED                            AMOUNT
            -------------------------------------------------------   -----------
              1998.................................................   $14,832,089
              1999.................................................    13,651,333
              2000.................................................     8,793,124
              2001.................................................     2,382,064
                                                                      -----------
                                                                      $39,658,610
                                                                       ==========

     As of December 31, 1997, the Company had drawn down approximately $39.6 million on its leasing lines of credit which aggregate $67 million.

                                  K.L.C., INC.

NOTE 6--RELATED PARTY TRANSACTIONS

     The Company leases its office facilities from a partnership owned by its stockholders under an agreement which expires on December 31, 1998. Rent expense incurred was $180,000 in 1995, 1996 and 1997.

     Minimum future rental payments under this lease as of December 31, 1997 are as follows:

                                    YEAR ENDED                            AMOUNT
            ----------------------------------------------------------   --------
              1998....................................................   $180,000
                                                                         ========

     Effective January 1, 1998, the Company will enter into a new lease with the partnership owned by its stockholders for its office facilities for a five year term. The minimum lease payments for the first 3 years under the new lease will be $216,000.

     Loans receivable (from the stockholders or entities controlled by the stockholders) consist of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1996         1997
                                                                     --------     --------
    Alored Associates.............................................   $212,465     $326,029
    Keystone Mortgage Services Corporation........................    300,000      200,000
    Stockholders..................................................    150,000      220,000
                                                                     --------     --------
                                                                     $662,465     $746,029
                                                                     ========     ========

     Loans receivable have been reflected as a reduction of stockholders' equity in the accompanying balance sheet.

     In addition, the Company has guaranteed a bank loan of $641,041 for Alored Associates as of December 31, 1997.

NOTE 7--RETIREMENT PLAN

     The Company sponsors a non-contributory defined contribution profit-sharing plan which covers all of its employees. Contributions to the plan are determined by the Board of Directors annually. The amount of profit-sharing expense was $120,000, $121,250 and $124,528 in 1995, 1996 and 1997, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal actions arising out of, and incidental to, activities conducted in the normal course of business. In the opinion of management, resolution of these matters will not have a material effect on the Company's financial condition, results of operations or cash flows.

NOTE 9--SUBSEQUENT EVENT

     On February 10, 1998, the Company and its stockholders entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all of the outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Matrix Funding Corporation

     We have audited the accompanying consolidated balance sheet of Matrix Funding Corporation and Subsidiary as of June 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended June 30, 1995, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Matrix Funding Corporation and Subsidiary as of June 30, 1996 and 1997, and the results of their operations and their cash flows for the years ended June 30, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          TANNER + CO.

Salt Lake City, Utah
August 8, 1997, except for
Notes 1, 3, 15 and 16 which
are dated January 17, 1998

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                  JUNE 30,             DECEMBER 31,
                                                         --------------------------    -------------
                                                            1996           1997            1997
                                                         -----------    -----------    -------------
                                                                                       (UNAUDITED)
ASSETS
Cash and cash equivalents.............................   $ 1,659,673    $ 2,032,405     $  7,675,376
Marketable securities.................................        38,500        450,814          939,781
Accounts receivable...................................       384,913        738,371        1,367,235
Income taxes receivable...............................       216,000             --               --
Net investment in direct financing leases.............    15,897,274     31,704,518       46,690,376
Net investment in leveraged leases....................     5,925,962      6,161,942               --
Equipment under operating leases, net.................     2,018,434      1,626,147        1,075,116
Equipment held for lease..............................     6,391,777     13,379,213       10,089,688
Property and equipment, net...........................       170,952        267,481          305,837
Other assets..........................................       522,779        429,640          366,472
                                                         -----------    -----------      -----------
       Total assets...................................   $33,226,264    $56,790,531     $ 68,509,881
                                                         ===========    ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Recourse debt.......................................   $ 5,022,466    $12,813,451     $ 11,656,848
  Non-recourse debt...................................    16,310,098     28,606,561       39,171,133
  Accounts payable and accrued expenses...............       799,606      2,884,892        2,980,018
  Income taxes payable................................            --        202,863        2,839,195
  Deferred income taxes payable.......................     3,645,794      4,130,179        2,317,179
                                                         -----------    -----------      -----------
       Total liabilities..............................    25,777,964     48,637,946       58,964,373
                                                         -----------    -----------      -----------
Commitments and contingencies.........................            --             --               --
Stockholders' equity:
  7% Preferred stock, $1 par value; 20,000,000 shares
     authorized, 5,603,936 shares, 5,540,058 shares,
     and 5,540,058 shares issued and outstanding,
     respectively.....................................     5,603,936      5,540,058        5,540,058
  Common stock, $1 par value; 30,000,000 shares
     authorized, 250,000 shares issued and
     outstanding......................................       250,000        250,000          250,000
  Retained earnings...................................     1,594,364      2,302,277        3,496,733
  Unrealized holding gain on marketable securities....            --         60,250          258,717
                                                         -----------    -----------      -----------
     Total stockholders' equity.......................     7,448,300      8,152,585        9,545,508
                                                         -----------    -----------      -----------
     Total liabilities and stockholders' equity.......   $33,226,264    $56,790,531     $ 68,509,881
                                                         ===========    ===========      ===========

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                    SIX MONTHS ENDED
                                               YEARS ENDED JUNE 30,                   DECEMBER 31,
                                      --------------------------------------    ------------------------
                                         1995          1996          1997          1996          1997
                                      ----------    ----------    ----------    ----------    ----------
                                                                                (UNAUDITED)
Rental income from operating
  leases...........................   $1,097,884    $1,061,674    $  984,815    $  436,760    $  442,919
Finance income from direct
  financing and leveraged leases...    1,375,617     2,331,381     6,704,763     2,753,341     5,317,015
Gain on sale of leases.............    1,728,857     1,033,853     1,070,389       462,177       539,341
Remarketing income.................      333,644       155,770       335,481       164,667       199,639
Other income.......................      172,709       333,069       147,842        67,112       438,433
                                      ----------    ----------    ----------    ----------    ----------
     Total revenues................    4,708,711     4,915,747     9,243,290     3,884,057     6,937,347
                                      ----------    ----------    ----------    ----------    ----------
Depreciation on equipment under
  operating leases.................      897,213       805,147       834,632       354,621       373,982
Interest expense...................      505,620       765,162     2,773,352     1,015,560     2,191,005
Selling, general and
  administrative...................    2,685,773     2,884,105     3,849,774     1,871,955     2,097,002
                                      ----------    ----------    ----------    ----------    ----------
     Total expenses................    4,088,606     4,454,414     7,457,758     3,242,136     4,661,989
                                      ----------    ----------    ----------    ----------    ----------
Income before income taxes.........      620,105       461,333     1,785,532       641,921     2,275,358
                                      ----------    ----------    ----------    ----------    ----------
Income taxes:
  Current..........................           --      (193,989)      256,927       138,000     2,700,000
  Deferred.........................      229,857       363,981       410,531       100,000    (1,813,000)
                                      ----------    ----------    ----------    ----------    ----------
                                         229,857       169,992       667,458       238,000       887,000
                                      ----------    ----------    ----------    ----------    ----------
Net income.........................   $  390,248    $  291,341    $1,118,074    $  403,921    $1,388,358
                                      ==========    ==========    ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   YEARS ENDED JUNE 30, 1995, 1996, AND 1997
               AND SIX MONTHS ENDED DECEMBER 31, 1997 (UNAUDITED)

                                                                               UNREALIZED
                                                                                 HOLDING
                                                                                 GAIN ON          TOTAL
                                       PREFERRED      COMMON      RETAINED     MARKETABLE     STOCKHOLDERS'
                                         STOCK        STOCK       EARNINGS     SECURITIES        EQUITY
                                       ----------    --------    ----------    -----------    -------------
Balance, July 1, 1994...............   $4,878,500    $ 40,000    $2,148,348     $      --      $ 7,066,848
Redemption and retirement of
  preferred stock...................      (56,510)         --       (13,490)           --          (70,000)
Net income..........................           --          --       390,248            --          390,248
                                       ----------    --------    ----------      --------       ----------
Balance, June 30, 1995..............    4,821,990      40,000     2,525,106            --        7,387,096
Preferred stock dividend............      845,824          --      (845,824)           --               --
Common stock dividend...............           --     160,000      (160,000)           --               --
Sale of common stock................           --      50,000            --            --           50,000
Redemption and retirement of
  preferred stock...................      (63,878)         --       (20,122)           --          (84,000)
Dividends paid......................           --          --      (196,137)           --         (196,137)
Net income..........................           --          --       291,341            --          291,341
                                       ----------    --------    ----------      --------       ----------
Balance, June 30, 1996..............    5,603,936     250,000     1,594,364            --        7,448,300
Redemption and retirement of
  preferred stock...................      (63,878)         --       (20,122)           --          (84,000)
Dividends paid......................           --          --      (390,039)           --         (390,039)
Net increase in unrealized holding
  gain on marketable securities.....           --          --            --        60,250           60,250
Net income..........................           --          --     1,118,074            --        1,118,074
                                       ----------    --------    ----------      --------       ----------
Balance, June 30, 1997..............    5,540,058     250,000     2,302,277        60,250        8,152,585
Dividends paid (unaudited)..........           --          --      (193,902)           --         (193,902)
Net increase in unrealized holding
  gain on marketable securities
  (unaudited).......................           --          --            --       198,467          198,467
Net income (unaudited)..............           --          --     1,388,358            --        1,388,358
                                       ----------    --------    ----------      --------       ----------
Balance, December 31, 1997
  (unaudited).......................   $5,540,058    $250,000    $3,496,733     $ 258,717      $ 9,545,508
                                       ==========    ========    ==========      ========       ==========

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                           SIX MONTHS ENDED
                                                                 YEARS ENDED JUNE 30,                        DECEMBER 31,
                                                     --------------------------------------------    ----------------------------
                                                         1995            1996            1997            1996            1997
                                                     ------------    ------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................   $    390,248    $    291,341    $  1,118,074    $    403,921    $  1,388,358
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation on operating leases..............        897,213         805,147         834,632         354,621         373,982
    Depreciation of property and equipment........         80,843          74,283          66,061          31,330          37,526
    Increase in allowance for doubtful accounts...        100,000          20,000          39,312          82,000          20,000
    Amortization of unearned income on leveraged
      leases......................................       (624,131)       (561,733)       (507,988)       (261,157)       (240,011)
    Amortization of unearned income on direct
      financing leases............................     (1,048,283)     (1,021,694)     (2,893,232)     (1,346,883)     (2,251,965)
    Gain on sale of leases........................     (1,728,857)     (1,033,853)     (1,070,389)       (462,177)       (891,934)
    Deferred income taxes.........................        229,857         363,981         447,458         100,000      (1,935,000)
    (Increase) decrease in:
      Accounts receivable.........................       (426,571)        130,814        (353,458)         35,072        (128,864)
      Income taxes receivable.....................         90,952        (199,000)        216,000         167,321              --
      Other assets................................        118,132        (106,876)         93,139           1,268          63,168
    (Decrease) increase in:
      Accounts payable and accrued expenses.......         44,437          (4,106)      2,085,286         752,151          95,126
      Income taxes payable........................             --              --         202,863         138,000       2,636,332
                                                     ------------    ------------    ------------    ------------    ------------
        Net cash provided by (used in) operating
          activities..............................     (1,876,160)     (1,241,696)        277,758          (4,533)       (833,282)
                                                     ------------    ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales of equipment subject to lease.............     21,551,884      10,392,365      20,263,728      11,214,109      10,927,380
  Purchases of equipment subject to lease.........    (23,708,136)    (25,975,500)    (51,124,814)    (29,281,822)    (22,337,464)
  Payments received on direct financing leases....   2,237,684...       4,757,944      11,820,378       5,680,436       8,916,652
  Increase in marketable securities...............             --         (38,500)       (315,137)       (145,500)       (168,500)
  Purchase of property and equipment..............        (84,903)        (57,418)       (162,590)        (79,582)        (75,882)
                                                     ------------    ------------    ------------    ------------    ------------
        Net cash used in investing activities.....         (3,471)    (10,921,109)    (19,518,435)    (12,612,359)     (2,737,814)
                                                     ------------    ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings.......................      2,233,707      12,379,909      20,584,954      11,549,758      16,816,331
  Net increase (decrease) in line of credit.......      3,043,800         714,593       7,793,325       3,309,404        (999,831)
  Principal payments on long-term debt............     (2,732,035)     (1,246,376)     (8,290,831)     (3,009,245)     (6,408,531)
  Cash dividends paid.............................             --        (196,137)       (390,039)       (196,136)       (193,902)
  Repurchase of preferred stock                           (70,000)        (84,000)        (84,000)             --              --
  Issuance of common stock for cash...............             --          50,000              --              --              --
                                                     ------------    ------------    ------------    ------------    ------------
        Net cash provided by financing
          activities..............................      2,475,472      11,617,989      19,613,409      11,653,781       9,214,067
                                                     ------------    ------------    ------------    ------------    ------------
Net increase (decrease) in cash and cash
  equivalents.....................................        595,841        (544,816)        372,732        (963,111)      5,642,971
Cash and cash equivalents, beginning of period....      1,608,648       2,204,489       1,659,673       1,659,673       2,032,405
                                                     ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents, end of period..........   $  2,204,489    $  1,659,673    $  2,032,405    $    696,562    $  7,675,376
                                                      ===========     ===========     ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Interest paid.................................   $    519,620    $    752,162    $  2,663,351    $  1,015,560    $  2,191,005
                                                      ===========     ===========     ===========     ===========     ===========
    Income taxes paid.............................   $      1,035    $      1,135    $         --    $         --    $    200,000
                                                      ===========     ===========     ===========     ===========     ===========
NONCASH INVESTING AND FINANCING ACTIVITIES
  CONSISTED OF THE FOLLOWING:
  Increase in unrealized holding gain on
    marketable securities.........................   $         --    $         --    $     97,177    $         --    $    320,467
  Effect on deferred income taxes.................             --              --         (36,927)             --        (122,000)
                                                     ------------    ------------    ------------    ------------    ------------
      Net unrealized holding gain on marketable
        securities................................   $         --    $         --    $     60,250    $         --    $    198,467
                                                      ===========     ===========     ===========     ===========     ===========

     During the six months ended December 31, 1997, $500,000 of the proceeds of a leveraged lease sale is included in accounts receivable.

          See accompanying notes to consolidated financial statements.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         JUNE 30, 1995, 1996, AND 1997

NOTE--1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and consolidation. Matrix Funding Corporation and Subsidiary, (the Company) are primarily engaged in the business of leasing personal property. Upon origination of the leases, the Company either sells the leases to unrelated third parties or retains the leases for its own portfolio.

     The consolidated financial statements include the accounts and activity of Matrix Funding Corporation and its wholly owned subsidiary, Matcan Leasing, Inc. All intercompany amounts have been eliminated in the consolidation.

     Concentration of credit risk. Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of investments in leases and receivables. The Company performs ongoing evaluations of its lease investments and receivables and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

     Cash and cash equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents

     Marketable securities. The Company classifies its marketable debt and equity securities as "held to maturity" if it has the positive intent and ability to hold the securities to maturity. All other marketable debt and equity securities are classified as "available for sale." Securities classified as "available for sale" are carried in the financial statements at fair value. Realized gains and losses, determined using the specific identification method, are included in earnings; unrealized holding gains and losses are reported as a separate component of stockholders' equity. Securities classified as held to maturity are carried at amortized cost. For both categories of securities, declines in fair value below amortized cost that are other than temporary are included in earnings.

     Investments in leases. Investments in leases consist of direct financing leases, leveraged leases and operating leases with terms ranging from 2 to 10 years. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding investment in the lease in the years in which the net investment is positive. Initial direct costs are deferred and amortized over the lease period. Leveraged lease assets acquired by the Company are financed primarily through nonrecourse loans from third party debt participants. These loans are secured by the lessee's rental obligations and the leased property. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases.

     Initial direct costs, including sales commissions, related to direct financing leases, operating leases, and leveraged leases, are capitalized and recorded as part of the net investment in leases and are amortized over the lease term in the same ratio as income is recognized.

     Residual values estimated by management based on past experience and judgement, are recorded in the financial statements at the inception of each direct financing lease and leveraged lease. The residual values for operating leases are included in the leased equipment's net book value.

     The Company evaluates residual values on an ongoing basis and records any required changes. In accordance with generally accepted accounting principles, no upward revision of residual values is made subsequent to the period of the inception of the lease. Residual values for direct financing leases and leveraged leases are recorded at their net present value and the unearned interest is amortized over the lease term so as to produce a constant percentage return on the net present value.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Equipment held for lease. Equipment held for lease is valued at the lower of specific unit cost or net realizable value and consists of equipment assigned to lease contracts that are yet to commence.

     Property and equipment. Property and equipment are recorded at cost, less accumulated depreciation. Depreciation on property and equipment is determined using the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years. Expenditures for maintenance and repairs are expensed when incurred.

     Operating lease depreciation. The cost of equipment under operating leases is depreciated using a straight-line method over the estimated useful lives of the assets.

     Accounting estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates made by management include the determination of the allowance for lease losses and residual values. Actual amounts may differ from these estimates.

     Income taxes. Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to lease accounting differences between book and tax methods and a net operating loss carryforward.

     Reclassifications. Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

     Unaudited financial information. The unaudited consolidated financial statements presented include the accounts of Matrix Funding Corporation and subsidiary, and include all adjustments (consisting of normal recurring items) which are, in the opinion of management, necessary to present fairly the financial position as of December 31, 1997 and the results of operations and cash flows for the six months ended December 31, 1997 and 1996. The results of operations for the six months ended December 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

NOTE--2 NET INVESTMENT IN DIRECT FINANCING LEASES

     Direct financing leases expire through 2003. The lease agreements require the lessee to pay normal maintenance, insurance, and taxes. The Company's net investment in direct financing leases at June 30, 1996 and 1997 is summarized as follows:

                                                                         1996           1997
                                                                      -----------    -----------
Total minimum lease payments to be received........................   $17,524,190    $32,277,901
Less allowance of uncollectible....................................      (190,000)      (236,312)
                                                                      -----------    -----------
Net minimum lease payments receivable..............................    17,334,190     32,041,589
Estimated residual values of leased equipment......................     1,993,224      5,235,929
Less unearned income...............................................    (3,430,140)    (5,573,000)
                                                                      -----------    -----------
Net investment in direct financing leases..........................   $15,897,274    $31,704,518
                                                                       ==========     ==========

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--2 NET INVESTMENT IN DIRECT FINANCING LEASES (CONTINUED)
     The future minimum lease payments due the Company under direct financing leases, which have initial noncancellable lease terms in excess of one year at June 30, 1997, are summarized as follows:

                             YEARS ENDING JUNE 30,
                -----------------------------------------------
                1998...........................................   $13,001,363
                1999...........................................    10,822,704
                2000...........................................     5,597,056
                2001...........................................     1,823,125
                2002...........................................       896,053
                Thereafter.....................................       137,600
                                                                  -----------
                                                                  $32,277,901
                                                                   ==========

NOTE--3 NET INVESTMENT IN LEVERAGED LEASES

     At June 30, 1996 and 1997, the Company is the lessor of equipment accounted for as leveraged leases expiring in various years through 2003. The Company's aggregate equity investment represented 8 percent of the purchase price; the remaining 92 percent was furnished by third party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the property. The debt is payable in aggregate monthly installments of $362,459 with interest ranging from 8.00 to 11.00 percent. At the end of the lease term, the equipment is turned back to the Company. The aggregate residual balance at that time is estimated to be 18.75 percent of cost.

     For income tax purposes, the Company has the benefit of tax deductions for depreciation on the leased assets and for interest on the long-term debt. During the early years of the leases, those deductions generally exceed rental income from the related lease and are available to be applied against the Company's other income. In the later years of the leases, rental income will exceed the deductions and taxes will be payable. Deferred income taxes are provided to reflect this reversal.

     During the six months ended December 31, 1997 the Company sold its investment in leveraged leases for $5,925,289 and realized a loss for financial statements of $352,593.

     The Company's net investment in leveraged leases at June 30, 1996, and 1997 is summarized as follows:

                                                                          1996           1997
                                                                       -----------    -----------
Lease receivable (net of principal and interest on nonrecourse
  notes)............................................................   $ 4,001,325    $ 3,788,020
Less allowance for uncollectible....................................        (7,000)            --
                                                                       -----------    -----------
Net leases receivable...............................................     3,994,325      3,788,020
Estimated residual value of leased equipment........................     6,115,401      6,071,803
Less unearned income................................................    (4,183,764)    (3,697,881)
                                                                       -----------    -----------
Net investment in leveraged leases..................................     5,925,962      6,161,942
Less deferred income taxes arising from leveraged leases............    (2,856,480)    (3,125,577)
                                                                       -----------    -----------
Net investment in leveraged leases after deferred income taxes......   $ 3,069,482    $ 3,036,365
                                                                        ==========     ==========

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--4 EQUIPMENT UNDER OPERATING LEASES

     Equipment under operating leases consists of the following:

                                                                                JUNE 30,
                                                                       --------------------------
                                                                          1996           1997
                                                                       -----------    -----------
Equipment under lease...............................................   $ 3,220,785    $ 3,207,254
Accumulated depreciation............................................    (1,202,351)    (1,581,107)
                                                                       -----------    -----------
                                                                       $ 2,018,434    $ 1,626,147
                                                                        ==========     ==========

     The future minimum lease payments due the Company under operating leases that have initial noncancellable lease terms in excess of one year at June 30, 1997, are summarized as follows:

                             YEARS ENDING JUNE 30,
            --------------------------------------------------------
            1998....................................................   $  877,800
            1999....................................................      261,568
                                                                       ----------
                                                                       $1,139,368
                                                                        =========

     The original lease terms run from two to five years and require the lessee to pay normal maintenance, insurance, and taxes.

NOTE--5 PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of June 30:

                                                                    1996         1997
                                                                  ---------    ---------
        Furniture and fixtures.................................   $ 274,232    $ 271,682
        Vehicles...............................................      88,438       92,437
        Leasehold improvements.................................       1,291       12,344
                                                                  ---------    ---------
                                                                    363,961      376,463
        Accumulated depreciation...............................    (193,009)    (108,982)
                                                                  ---------    ---------
                                                                  $ 170,952    $ 267,481
                                                                   ========     ========

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--6 RECOURSE AND NONRECOURSE DEBT

     Recourse and nonrecourse debt payable is summarized as follows:

                                                                               JUNE 30,
                                                                      --------------------------
                                                                         1996           1997
                                                                      -----------    -----------
Notes payable to financial institutions, corporations, and others, with interest rates ranging from 6.13% to 12%, secured by
  equipment subject to certain operating and direct financing
  leases...........................................................   $17,574,172    $29,868,295
Revolving lines of credit with a base amount of $10 million (June
  1997, $15 million December 1997) (due October 31, 1999) plus an additional $5.2 million (due June 30, 1997) approved for a specific transaction, payable to a bank, interest rate equal to the bank's prime rate (8.5% at June 30, 1997), secured by certain
  equipment held for lease.........................................     3,758,392     11,551,717
Line of credit with a $3 million base due January 31, 1998,
  interest at prime rate, secured by certain equipment.............            --             --
                                                                      -----------    -----------
Total..............................................................   $21,332,564    $41,420,012
Less recourse portion..............................................     5,022,466     12,813,451
                                                                      -----------    -----------
                                                                      $16,310,098    $28,606,561
                                                                       ==========     ==========

     Maturities of notes payable are summarized as follows:

                             YEARS ENDING JUNE 30:
        ---------------------------------------------------------------
          1998.........................................................   $23,103,102
          1999.........................................................    10,250,242
          2000.........................................................     5,012,576
          2001.........................................................     1,765,535
          2002.........................................................     1,024,873
          Thereafter...................................................       263,684
                                                                          -----------
                                                                          $41,420,012
                                                                           ==========

NOTE--7 PREFERRED STOCK

     The preferred stockholders are entitled to an appropriation of retained earnings at an annual rate of seven percent of the par value of preferred stock reduced dollar-for-dollar by the amount the Company's net income for such year is less than the seven percent amount.

     All shares of preferred stock are subject, at the option of the Company's Board of Directors, to redemption at anytime after issuance at a price of one dollar per share and the sum of any accrued but unpaid dividends and other amounts attributable to the preferred stock as required by formula under the Articles of Domestication.

     In the event of any consolidation or merger of the Company, or sale or transfer of all of its assets, or in the event of any liquidation or dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of preferred stock shall be entitled to be paid in full the sum of the par value of their shares, accrued dividends, allocated retained earnings, and other agreed to amounts.

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--8 UNREALIZED HOLDING GAIN ON MARKETABLE SECURITIES

     The unrealized holding gain or marketable securities consists of the following:

                                                                                 JUNE 30,
                                                                           ---------------------
                                                                             1996        1997
                                                                           --------    ---------
Market value of available for sale securities...........................   $ 38,500    $ 450,814
Less cost of securities.................................................    (38,500)    (353,637)
                                                                           --------    ---------
Unrealized holding gain on marketable securities........................         --       97,177
Less deferred tax effect................................................         --      (36,927)
                                                                           --------    ---------
Net unrealized holding gain on marketable securities....................   $     --    $  60,250
                                                                            =======     ========

NOTE--9 INCOME TAXES

     The provision for income taxes is different from the amount which would be provided by applying the statutory federal income tax rate for the following reasons:

                                                                            YEAR ENDED
                                                                             JUNE 30,
                                                                 --------------------------------
                                                                   1995        1996        1997
                                                                 --------    --------    --------
Federal income tax provision at statutory rate................   $212,886..  $156,853    $607,000
State income taxes............................................         --       1,100      60,000
Officers' life insurance and meals and entertainment
  limitations.................................................     18,950      15,290      14,000
Other.........................................................     (1,979)     (3,251)    (13,542)
                                                                 --------    --------    --------
                                                                 $229,857    $169,992    $667,458
                                                                 ========    ========    ========

     Deferred income taxes are principally related to lease accounting differences between book and tax methods, accrued liabilities and allowances which are not deductible until paid or realized for tax purposes, a net operating loss carryforward and tax credit carryforwards.

     At June 30, 1997, the Company has a net operating loss carryforward available to offset future taxable income of approximately $1,800,000, which will begin to expire in 2011. The utilization of the net operating loss carryforward is dependent upon the tax laws in effect at the time the net operating loss carryforward can be utilized. A change in ownership may reduce the amount of loss allowable.

     The Company also has general business and other tax credit carryforwards. The general business credit expires in 2001.

NOTE--10 RELATED PARTY TRANSACTIONS

     At June 30, 1996 and 1997, amounts due from shareholders and a company controlled by certain shareholders totaled $104,971 and $99,971, respectively. These amounts are included in receivables on the balance sheet.

NOTE--11 EMPLOYEE BENEFIT PLANS

     The Company has adopted a 401(k) Plan for all employees who meet the plan's eligibility requirements. The Company made matching contributions to the plan of approximately $34,535, $46,100, and $53,600 during the years ended June 30, 1995, 1996, and 1997, respectively.

     The Company has established a profit sharing plan which covers all employees who meet the plan's eligibility requirements. Contributions to the plan are at the discretion of the Board of Directors. Contributions to

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--11 EMPLOYEE BENEFIT PLANS (CONTINUED) the plan for the years ended June 30, 1995, 1996, and 1997 were approximately $60,000, $50,000, and $60,000, respectively.

NOTE--12 DEFERRED COMPENSATION PLAN

     The Company has a non-qualified deferred compensation plan for certain executives, officers, and key employees. Under the terms of the plan, the Company, by authorization of its Board of Directors, may elect to contribute an amount to the plan in addition to the compensation elected to be deferred by participants in the plan. Each participant's account is credited with a uniform interest rate of 8%, compounded monthly. Plan participants elected to defer approximately $-0-, $57,750, and $304,000 of compensation for the years ended June 30, 1995, 1996, and 1997, respectively, and the Company accrued interest thereon at 8%.

NOTE--13 COMMITMENTS AND CONTINGENCIES

     Stock Repurchase Agreement. The Company has a stock repurchase agreement, funded by life insurance policies, whereby it is obligated to acquire all shares of common and preferred stock upon the death of a stockholder. The purchase price for common stock is subject to change annually upon agreement of the stockholders. The most recent agreed upon price is $5.00 per common share. The purchase price for preferred stock is equal to $1.00 per share plus, a) accrued but unpaid dividends attributable to each share, and b) the proportionate share of retained earnings pertaining to each share.

     Operating leases. The Company is obligated under certain operating leases for office and storage space. Total lease expense for the years ended June 30, 1995, 1996, and 1997 was approximately $97,000, $132,000, and $153,000, respectively. Future minimum lease payments under noncancellable operating leases with initial terms of one year or more are as follows at June 30, 1997:

                              YEARS ENDING JUNE 30,
        ------------------------------------------------------------------
        1998..............................................................   $168,146
        1999..............................................................    171,217
        2000..............................................................    171,807
        2001..............................................................    156,057
        2002..............................................................     50,269
                                                                             --------
                                                                             $717,496
                                                                             ========

NOTE--14 FINANCIAL INSTRUMENTS

     None of the Company's financial instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at June 30, 1996 and 1997 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE--15 STOCK-BASED COMPENSATION

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123) which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between

                   MATRIX FUNDING CORPORATION AND SUBSIDIARY

NOTE--15 STOCK-BASED COMPENSATION (CONTINUED) adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plans. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in fiscal 1997 consistent with the provisions of FAS No. 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

                                                                           JUNE 30, 1997
                                                                           -------------
        Net Income--as reported.........................................    $ 1,118,074
        Net Income--pro forma...........................................    $ 1,116,278
        Earnings per share--as reported.................................    $      4.47
        Earnings per share--pro forma...................................    $      4.47

     The fair value of each option grant is estimated in the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                    JUNE 30,
                                                                      1997
                                                                  ------------
                Expected dividend yield........................     $     --
                Expected stock price volatility................           0%
                Risk-free interest rate........................         4.5%
                Expected life of options.......................     10 years
                                                                  ===========

     The weighted average fair value of options granted during fiscal 1997 is $.36.

     In fiscal 1996, the Company did not grant any stock options nor were any stock options outstanding, therefore, no information is presented for 1996.

     The following table summarizes information about fixed stock options outstanding at June 30, 1997:

                         OPTIONS OUTSTANDING
              -----------------------------------------
                               WEIGHTED                        OPTIONS EXERCISABLE
                                AVERAGE                     --------------------------
                NUMBER         REMAINING      WEIGHTED         NUMBER        WEIGHTED
 RANGE OF     OUTSTANDING     CONTRACTUAL      AVERAGE      EXERCISABLE       AVERAGE
 EXERCISE         AT             LIFE         EXERCISE           AT          EXERCISE
  PRICES        6/30/97         (YEARS)         PRICE         6/30/97          PRICE
----------    -----------     -----------     ---------     ------------     ---------
  $1.00          5,000             9.5          $1.00           5,000          $1.00

NOTE--16 SUBSEQUENT EVENT

     The Company has entered into a letter of intent on November 17, 1997 to merge with another company. Completion of the merger is contingent upon certain requirements being met by both parties.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  Merrimac Financial Associates

     In our opinion, the accompanying balance sheet and the related statements of operations, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Merrimac Financial Associates (a partnership) at December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 15, 1998

                         MERRIMAC FINANCIAL ASSOCIATES

                                 BALANCE SHEET

                                                                               DECEMBER 31, 1997
                                                                               -----------------
                                             ASSETS
Cash........................................................................      $   196,904
Accounts receivable.........................................................          238,273
Net investment in direct financing leases...................................       12,109,579
Prepaid expenses and other assets...........................................           40,199
Property and equipment, net of accumulated depreciation of $66,901..........           19,790
                                                                                  -----------
     Total assets...........................................................      $12,604,745
                                                                                  ===========

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Note payable--recourse......................................................      $ 9,494,965
Accounts payable and accrued expenses.......................................           59,222
Deposits and payments received in advance...................................          121,438
                                                                                  -----------
     Total liabilities......................................................        9,675,625
Commitments (Note 6)
Partners' capital...........................................................        2,929,120
                                                                                  -----------
     Total liabilities and partners' capital................................      $12,604,745
                                                                                  ===========

   The accompanying notes are an integral part of these financial statements.

                         MERRIMAC FINANCIAL ASSOCIATES

                            STATEMENT OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1996           1997
                                                                      ----------     ----------
Finance income from direct financing leases........................   $1,976,844     $1,930,375
Other income.......................................................      198,935        148,854
                                                                      ----------     ----------
     Total revenues................................................    2,175,779      2,079,229
                                                                      ----------     ----------
Interest expense...................................................      683,412        663,407
Selling, general and administrative................................      813,125        805,125
                                                                      ----------     ----------
     Total expenses................................................    1,496,537      1,468,532
                                                                      ----------     ----------
Net income.........................................................   $  679,242     $  610,697
                                                                      ==========     ==========
Unaudited pro forma information (see Note 2):
  Pro forma net income before income taxes.........................   $  679,242     $  610,697
  Pro forma provision for income taxes.............................      288,000        260,000
                                                                      ----------     ----------
  Pro forma net income.............................................   $  391,242     $  350,697
                                                                      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                         MERRIMAC FINANCIAL ASSOCIATES

                         STATEMENT OF PARTNERS' CAPITAL

Partners' capital, January 1, 1996..............................................   $2,271,158
Net income......................................................................      679,242
Partners' distributions.........................................................     (296,500)
                                                                                   ----------
Partners' capital, December 31, 1996............................................    2,653,900
Net income......................................................................      610,697
Partners' distributions.........................................................     (335,477)
                                                                                   ----------
Partners' capital, December 31, 1997............................................   $2,929,120
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                         MERRIMAC FINANCIAL ASSOCIATES

                            STATEMENT OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                                   -----------------------------
                                                                       1996             1997
                                                                   ------------     ------------
Cash flows from operating activities:
  Net income....................................................   $    679,242     $    610,697
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation...............................................          6,037            5,748
     Provision for lease losses.................................        162,624           98,702
     Changes in operating assets and liabilities:
     Accounts receivable........................................           (502)          (1,687)
     Prepaid expenses and other assets..........................        (19,788)          10,626
     Accounts payable and accrued expenses......................         32,367          (38,985)
     Deposits and payments received in advance..................        (20,530)         (58,594)
                                                                   ------------     ------------
Net cash provided by operating activities.......................        839,450          626,507
                                                                   ------------     ------------
Cash flows from investing activities:
  Investment in direct financing leases.........................     (9,421,331)      (8,928,933)
  Collection of direct financing leases, net of finance income
     earned.....................................................      9,468,657        8,637,090
  Purchases of property and equipment...........................         (2,944)          (8,907)
                                                                   ------------     ------------
Net cash provided by (used in) investing activities.............         44,382         (300,750)
                                                                   ------------     ------------
Cash flows from financing activities:
  Proceeds from notes payable...................................     11,544,895       12,113,364
  Repayment of notes payable....................................    (12,048,081)     (12,039,037)
  Distributions to partners.....................................       (296,500)        (335,477)
                                                                   ------------     ------------
Net cash used in financing activities...........................       (799,686)        (261,150)
                                                                   ------------     ------------
Net increase in cash............................................         84,146           64,607
Cash at beginning of year.......................................         48,151          132,297
                                                                   ------------     ------------
Cash at end of year.............................................   $    132,297     $    196,904
                                                                   ============     ============
Supplemental disclosure of cash flow information:
  Cash paid for:
     Interest...................................................   $    659,326     $    685,049

   The accompanying notes are an integral part of these financial statements.

                         MERRIMAC FINANCIAL ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     Merrimac Financial Associates (the "Partnership") was organized January 1, 1984 in the State of Massachusetts. Its principal business activity is leasing vending, amusement and coffee service equipment.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables and direct financing leases, and depreciation.

     Accounts receivable. Accounts receivable primarily consists of claims due from equipment distributors pursuant to recourse provisions of certain agreements with distributors, unpaid late fees and documentation fees assessed at the inception of a new lease.

     Direct financing leases. The Partnership invests in leases classified as direct financing leases. The Partnership's net investment in direct financing leases includes the gross rentals receivable and unearned finance income. Unearned finance income represents the excess of the total receivable over the cost of equipment or contract acquired. Revenue from direct financing leases is recognized over the lease term using a method which approximates a level rate of return on the net investment in the lease.

     The Partnership's lease terms generally provide for full payment of the net investment in the lease through minimum lease payments. The leases provide that the lessee pay taxes, insurance and maintenance costs of the underlying equipment.

     The Partnership in most instances has agreements with certain distributors of vending, amusement and coffee service equipment that provide the Partnership recourse to such distributors in the event of default by the lessee.

     Depreciation. Property and equipment are depreciated using the straight-line method over an estimated five year useful life.

     Income taxes. Merrimac Financial Associates is a partnership and, as such, is not subject to federal or state income taxation; accordingly, no provision for income taxes is reflected in the accompanying financial statements. However, the individual partners are responsible for federal and state taxes on their respective shares of taxable income.

     There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to the Company's allowance for lease losses. At December 31, 1997, the Partnership's net assets for financial reporting purposes is less than the tax basis by approximately $239,000. In connection with the proposed merger with UniCapital Corporation discussed in Note 7, the Company's tax exempt status will terminate and the tax effect of the net difference between the book and tax bases of net assets at that date will be recorded in the financial statements.

     The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Partnership had been subject to federal and state income taxes for all periods presented.

     Fair value of financial instruments. The carrying value of the Partnership's financial instruments, including cash, accounts receivable, and accounts payable approximate fair value because of the short maturity of these

                         MERRIMAC FINANCIAL ASSOCIATES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) instruments. The carrying value of notes payable approximates fair value based upon comparability of market rates for similar instruments.

NOTE 3--RELATED PARTY TRANSACTIONS

     Master Financial Associates, a related partnership having certain partners which are also partners of the Partnership, paid administrative fees to the Partnership of $61,552 and $30,160 for the years ended December 31, 1996 and 1997, respectively, for servicing the liquidation of certain lease portfolios totaling approximately $205,000 at December 31, 1997. Such fees are included in other income in the accompanying Statement of Operations.

NOTE 4--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of vending, amusement and coffee service equipment with terms ranging to five years. The components of the Partnership's net investment in direct financing leases at December 31, 1997 were as follows:

        Future minimum rentals receivable..............................   $14,313,060
        Unearned finance income........................................    (1,958,834)
                                                                           12,354,226
        Allowance for lease losses.....................................      (244,647)
                                                                          $12,109,579

     Future minimum rentals receivable represent earning assets held by the Partnership which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

YEAR ENDING
DECEMBER 31,
------------
    1998.........................................................   $ 8,509,190
1999.............................................................     4,272,693
2000.............................................................     1,418,972
2001.............................................................        75,558
2002.............................................................        36,647
                                                                    $14,313,060

     The components of the Partnership's allowance for lease losses for the years ended December 31, 1996 and 1997 were as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                  1996          1997
                                                                ---------     ---------
        Allowance for lease losses, beginning................   $ 181,599     $ 239,505
        Provision for lease losses...........................     162,624        98,702
        Leases written off...................................    (104,718)      (93,560)
                                                                ---------     ---------
        Allowance for lease losses, ending...................   $ 239,505     $ 244,647
                                                                =========     =========

     Significant concentration. The majority of the Partnership's net lease receivables are collateralized by vending equipment of which approximately 31% of the portfolio at December 31, 1997 related to equipment acquired from three distributors individually comprising 11%, 10% and 10% of the total net lease receivables, respectively.

                         MERRIMAC FINANCIAL ASSOCIATES

NOTE 5--NOTE PAYABLE

     Note payable at December 31, 1997 consisted of the following:

  $10,000,000 revolving line of credit with a financial institution, maturing
     May 31,1999, payable as follows:
  Borrowings outstanding at 30 day LIBOR rate plus 1.25%, 7.14% at December 31,
     1997.......................................................................   $9,200,000
  Borrowings outstanding at Prime Rate, 8.50% at December 31, 1997..............      294,965
                                                                                   ----------
                                                                                   $9,494,965
                                                                                   ==========

     Line of credit. The $10,000,000 line of credit is collateralized by all of the Partnership's assets and guaranteed jointly and severally by the partners. The amount of outstanding debt bearing interest at LIBOR plus 1.25% is determined by management and may be selected from time to time from the 30 or 90 day LIBOR rate plus 1.25%, and the rate is thereafter established for 30 or 90 days, respectively. Interest on outstanding borrowings is payable monthly. The Partnership also pays a commitment fee equal to 0.25% of the unused portion of the revolving line, payable quarterly. The maximum amounts outstanding were $10,339,000 and $9,770,000 during the years ended December 31, 1996 and 1997, respectively.

     The terms of the revolving line of credit agreement contain restrictions, among others, as to the maintenance of asset quality, debt-to-worth ratios, allowance for lease losses, profitability standards and interest coverage. Partnership distributions can be made only for the purpose of satisfying partners' federal and state income taxes on the Partnership taxable income allocated to each partner. As of December 31, 1997, the Partnership was in compliance with the restrictive covenants.

     The revolving credit agreement also accelerates the maturity of the entire outstanding balance with resultant termination of the line in the event the Partnership is not owned 100% by the current partners. Accordingly, the loan will be paid or refinanced at the time the Partnership is acquired, as discussed in Note 7.

NOTE 6--COMMITMENTS

     The Partnership leases office space from a related entity with common ownership under a lease agreement through 2001. Rent expense was $60,000 for the years ended December 31, 1996 and 1997, respectively. Future minimum rental payments under the lease agreement were as follows:

                                   YEAR ENDING
                                   DECEMBER 31,
        ------------------------------------------------------------------
        1998..............................................................   $ 60,000
        1999..............................................................     60,000
        2000..............................................................     60,000
        2001..............................................................     60,000
                                                                             --------
                                                                             $240,000
                                                                             ========

NOTE 7--SUBSEQUENT EVENTS (UNAUDITED)

     The Partnership and its partners have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding interests in the Partnership in exchange for common stock of UniCapital and satisfaction of the indebtedness discussed below, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

     On January 21, 1998, the Partnership made capital distributions to its partners of approximately $2.8 million, funded by increased bank borrowings by the Partnership. After giving effect to these distributions, total partners' capital was reduced to approximately $154,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
  Municipal Capital Markets Group, Inc.

     We have audited the statements of financial condition of Municipal Capital Markets Group, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Municipal Capital Markets Group, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Grant Thornton LLP

Dallas, Texas
January 9, 1998

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
ASSETS
Cash and cash equivalents.............................................   $325,500     $464,316
Accounts receivable...................................................      6,709       37,500
Property and equipment, net...........................................      7,720        8,740
Receivable from stockholders..........................................         --       39,700
Investments...........................................................         --      114,162
Other assets..........................................................      4,722        4,825
                                                                         --------     --------
          Total assets................................................   $344,651     $669,243
                                                                         ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued expenses...............................   $ 22,905     $ 28,560
  Dividend payable....................................................         --      289,700
                                                                         --------     --------
     Total liabilities................................................     22,905      318,260
                                                                         --------     --------
Stockholders' equity:
  Common stock--authorized, 1,000,000 shares of $1 par value; 1,000
     shares issued and outstanding....................................      1,000        1,000
Additional paid-in capital............................................     41,000       41,000
Retained earnings.....................................................    279,746      308,983
                                                                         --------     --------
          Total stockholders' equity..................................    321,746      350,983
                                                                         --------     --------
          Total liabilities and stockholders' equity..................   $344,651     $669,243
                                                                         ========     ========

   The accompanying notes are an integral part of these financial statements.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1995           1996           1997
                                                         ----------     ----------     ----------
  Underwriting and advisory fee income................   $  781,989     $1,481,829     $3,358,328
  Brokerage fees......................................           --             --        789,643
  Management fee income                                     146,904        184,136        164,490
  Mutual fund fee income..............................           --        104,002        102,046
  Consulting fees.....................................      200,000             --             --
  Interest and other income...........................       42,931         42,543         82,972
                                                          ---------      ---------      ---------
          Total revenues..............................    1,171,824      1,812,510      4,497,479
  Commissions.........................................      809,368      1,185,831      3,077,166
  Underwriting expenses...............................      119,059        219,945        726,463
  Management fee expense..............................      103,833        123,561        108,983
  Selling, general and administrative.................      235,454        214,960        265,930
                                                          ---------      ---------      ---------
          Total expenses                                  1,267,714      1,744,297      4,178,542
          Net earnings (loss).........................   $  (95,890)    $   68,213     $  318,937
                                                          =========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                        YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                                ------------------------------------------------------------
                                                  COMMON STOCK       ADDITIONAL                    TOTAL
                                                -----------------     PAID-IN      RETAINED     STOCKHOLDERS'
                                                SHARES     AMOUNT     CAPITAL      EARNINGS        EQUITY
                                                -------    ------    ----------    ---------    ------------
Balances at January 1, 1995..................    1,000     $1,000     $ 41,000     $ 307,423     $  349,423
Net loss.....................................       --        --            --       (95,890)       (95,890)
                                                 -----       ---       -------     ----------    ----------
Balances at December 31, 1995................    1,000     1,000        41,000       211,533        253,533
Net earnings.................................       --        --            --        68,213         68,213
                                                 -----       ---       -------     ----------    ----------
Balances at December 31, 1996................    1,000     1,000        41,000       279,746        321,746
Cash dividends declared......................       --        --            --      (289,700)      (289,700)
Net earnings.................................       --        --            --       318,937        318,937
                                                 -----       ---       -------     ----------    ----------
Balances at December 31, 1997................    1,000     $1,000     $ 41,000     $ 308,983     $  350,983
                                                 =====       ===       =======     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                     1995              1996              1997
                                                 -------------     -------------     -------------
Cash flows from operating activities:
  Net earnings (loss).........................   $     (95,890)    $      68,213     $     318,937
  Adjustments to reconcile net earnings (loss)
     to net cash provided by (used in)
     operating activities:
     Depreciation.............................          14,665            14,304             9,335
     Unrealized loss on securities............              --                --             3,647
     Noncash underwriting income..............              --                --           (39,700)
     Changes in operating assets and
       liabilities
       Other assets...........................          18,166             9,702              (103)
       Accounts receivable....................              --            (6,709)          (30,791)
       Accounts payable and accrued
          expenses............................           7,327            10,088             5,655
                                                      --------          --------          --------
Net cash provided by (used in) operating
  activities..................................         (55,732)           95,598           266,980
                                                      --------          --------          --------
Cash flows from investing activities
  Capital expenditures........................          (1,080)           (1,703)          (10,355)
  Purchase of securities......................              --                --          (117,809)
                                                      --------          --------          --------
Net cash used in investing activities.........          (1,080)           (1,703)         (128,164)
                                                      --------          --------          --------
Net increase (decrease) in cash and cash
  equivalents.................................         (56,812)           93,895           138,816
Cash and cash equivalents at beginning of
  year........................................         288,417           231,605           325,500
                                                      --------          --------          --------
Cash and cash equivalents at end of year......   $     231,605     $     325,500     $     464,316
                                                      ========          ========          ========
Supplemental disclosures of noncash investing
  and financing activities:
  Receivable from stockholders for sale of
     securities...............................   $          --     $          --     $      39,700
                                                      ========          ========          ========

   The accompanying notes are an integral part of these financial statements.

                     MUNICIPAL CAPITAL MARKETS GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

     The Company is registered with the Securities and Exchange Commission as a securities broker/dealer. Its primary activity is underwriting tax-exempt municipal bond and lease issues. A summary of the Company's significant accounting policies applied in the preparation of the accompanying financial statements follows.

     Cash equivalents. For purposes of the statement of cash flows, all highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

     Securities. Securities are carried at market value. Transactions are recorded on the trade date.

     Depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Furniture and equipment are being depreciated by the straight-line method over five years.

     Income taxes. Taxable income or loss from the operations of the Company is reported in the personal tax returns of the stockholders pursuant to an election under Subchapter S of the Internal Revenue Code.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications. Certain prior year account balances have been reclassified to conform to the 1997 presentation.

NOTE 2--NET CAPITAL

     Pursuant to Rule 15c 3-1 of the Securities Exchange Act of 1934, the Company is required to maintain minimum net capital, as defined under such rule. Under the above rules, the Company's "aggregate indebtedness," as defined, cannot exceed 1500% of its "net capital," as defined, and net capital must be no less than $100,000. Net capital and the related percentage may fluctuate on a daily basis. At December 31, 1997, net capital was $234,632, and the percentage of aggregate indebtedness to net capital was 135.6% Net capital in excess of requirements was $134,632.

NOTE 3--RETIREMENT PLAN

     Effective December 31, 1996, the Company established a Simplified Employee Pension Plan for eligible employees. Company contributions are voluntary and at the discretion of the Board of Directors. The Company's contribution expense was $64,247 and $67,500 for the years ended December 31, 1996 and 1997, respectively.

NOTE 4--OPERATING LEASE

     The Company conducts its operations in leased premises. At December 31, 1997, the minimum future rental payments remaining under leases which expire through June 30, 1999 are as follows:

                1998...............................................   $33,272
                1999...............................................    15,636
                                                                      -------
                                                                      $48,908
                                                                      =======

     Rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $31,000, $34,000 and $46,000, respectively. Rent expense of approximately $31,000, $34,000 and $33,000 was reimbursed to the Company by its officers for the years ended December 31, 1995, 1996 and 1997, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The NSJ Group

     In our opinion, the accompanying combined balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The NSJ Group at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 21, 1998

                                 THE NSJ GROUP

                             COMBINED BALANCE SHEET

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1997
                                                                    -----------     -----------
                                    ASSETS
Cash and cash equivalents........................................   $   107,841     $    19,992
Rents and accounts receivable....................................        51,500       1,038,796
Equipment held for sale or lease.................................            --       2,471,107
Equipment under operating leases, net............................    25,869,659      23,779,871
Investments in and advances to minority owned affiliates.........     1,741,061       5,737,174
Due from uncombined related entities, net........................       848,226         400,225
Due from stockholders, net.......................................       341,144          10,000
Deposits and other assets........................................     1,197,128       2,496,359
                                                                    -----------     -----------
       Total assets..............................................   $30,156,559     $35,953,524
                                                                    ===========     ===========

                 LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Liabilities:
Nonrecourse obligations..........................................   $26,172,489     $23,803,164
Accounts payable and accrued expenses............................       400,031         538,876
Deposits, rents received in advance and other credits............       741,767       2,106,251
Other liabilities................................................       448,031       2,446,087
                                                                    -----------     -----------
       Total liabilities.........................................    27,762,318      28,894,378
                                                                    -----------     -----------
Commitments (Notes 8 and 9)......................................            --              --
Combined stockholders' equity:
  Common stock, $1 par value, 1,000 shares authorized, 667 shares
     issued and outstanding......................................           667             667
  Common stock, $0 par value, 6,000 shares authorized, 3,400
     shares issued and outstanding...............................            --              --
  Contributed capital............................................     2,316,104       2,566,142
  Retained earnings..............................................        77,470       4,492,337
                                                                    -----------     -----------
       Total combined stockholders' equity.......................     2,394,241       7,059,146
                                                                    -----------     -----------
       Total liabilities and combined stockholders' equity.......   $30,156,559     $35,953,524
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                                 THE NSJ GROUP

                        COMBINED STATEMENT OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1995           1996           1997
                                                        ----------     ----------     -----------
Rental income from operating leases..................   $1,756,733     $3,343,400     $ 7,320,340
Sales of equipment...................................    7,084,221             --       9,560,120
Interest and other income............................       75,025        190,678         510,856
                                                         ---------       --------     -----------
       Total revenues................................    8,915,979      3,534,078      17,391,316
                                                         ---------       --------     -----------
Depreciation on equipment under operating leases.....      740,106      1,124,093       1,866,429
Cost of equipment sold...............................    6,270,881             --       8,722,504
Interest expense.....................................      938,190      1,809,750       3,034,106
Commission expense...................................           --        448,031       1,998,056
Selling, general and administrative..................      741,108        821,883       1,017,354
                                                         ---------       --------     -----------
       Total expenses................................    8,690,285      4,203,757      16,638,449
                                                         ---------       --------     -----------
Income (loss) before equity in net earnings (loss) of
  minority owned affiliates..........................      225,694       (669,679)        752,867
Equity in net earnings (loss) of minority owned
  affiliates.........................................       (5,000)       896,061       3,996,113
                                                         ---------       --------     -----------
Net income...........................................   $  220,694     $  226,382     $ 4,748,980
                                                         =========       ========     ===========
Unaudited pro forma information (Note 2):
  Pro forma net income before income taxes...........   $  220,694     $  226,382     $ 4,748,980
  Provision for income taxes.........................       98,473        108,563       1,865,399
                                                         ---------       --------     -----------
  Pro forma net income...............................   $  122,221     $  117,819     $ 2,883,581
                                                         =========       ========     ===========

   The accompanying notes are an integral part of these financial statements.

                                 THE NSJ GROUP

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                              RETAINED         TOTAL
                                                                              EARNINGS        COMBINED
                                                   COMMON    CONTRIBUTED    (ACCUMULATED    STOCKHOLDERS'
                                                   STOCK       CAPITAL        DEFICIT)         EQUITY
                                                   ------    -----------    ------------    ------------
Balance at January 1, 1995......................    $667     $   403,117     $ (128,471)     $   275,313
  Net income....................................      --              --        220,694          220,694
  Contributions.................................      --         823,218             --          823,218
                                                    ----      ----------     ----------       ----------
Balance at December 31, 1995....................     667       1,226,335         92,223        1,319,225
  Net income....................................      --              --        226,382          226,382
  Contributions.................................      --       1,089,769             --        1,089,769
  Distributions.................................      --              --       (241,135)        (241,135)
                                                    ----      ----------     ----------       ----------
Balance at December 31, 1996....................     667       2,316,104         77,470        2,394,241
  Net income....................................      --              --      4,748,980        4,748,980
  Contributions.................................      --         250,038             --          250,038
  Distributions.................................      --              --       (334,113)        (334,113)
                                                    ----      ----------     ----------       ----------
Balance at December 31, 1997....................    $667     $ 2,566,142     $4,492,337      $ 7,059,146
                                                    ====      ==========     ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                                 THE NSJ GROUP

                        COMBINED STATEMENT OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------
                                                             1995           1996            1997
                                                         ------------    -----------    ------------
Cash flows from operating activities:
  Net income..........................................   $    220,694    $   226,382    $  4,748,980
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation of operating lease equipment........        740,106      1,124,093       1,866,429
     Other depreciation and amortization..............         93,843         43,544         316,083
     (Gain) loss on sales of leased equipment.........       (813,340)        35,857        (837,616)
     Equity in net (earnings) loss of minority owned
       affiliates.....................................          5,000       (896,061)     (3,996,113)
     Changes in other assets and liabilities:
       Rents and accounts receivable..................       (148,640)       354,935        (987,296)
       Due from related entities......................       (553,326)      (224,900)        448,001
       Due from stockholders, net.....................       (122,482)      (217,662)        331,144
       Deposits and other assets......................       (174,547)      (280,000)     (1,456,456)
       Accounts payable and accrued expenses..........        251,029        149,002         138,845
       Deposits, rents received in advance and other
          credits.....................................        625,058        116,709       1,364,484
       Other liabilities..............................             --        448,031       1,998,057
                                                         ------------    -----------      ----------
       Net cash provided by operating activities......        123,395        879,930       3,934,542
                                                         ------------    -----------      ----------
Cash flows from investing activities:
  Proceeds from sales of leased equipment.............      7,084,289             --       9,374,950
  Purchases of equipment for sale or lease............    (21,852,921)    (9,688,720)    (10,785,082)
                                                         ------------    -----------      ----------
       Net cash used in investing activities..........    (14,768,632)    (9,688,720)     (1,410,132)
                                                         ------------    -----------      ----------
Cash flows from financing activities:
  Proceeds from notes payable.........................     15,137,468      9,786,805         136,000
  Repayment of notes payable..........................       (747,707)    (1,329,890)     (2,505,325)
  Loan fees paid......................................             --       (130,000)       (158,858)
  Contributions of capital............................        323,218        739,769         250,038
  Distributions to stockholders.......................             --       (241,135)       (334,114)
                                                         ------------    -----------      ----------
       Net cash provided by (used in) financing
          activities..................................     14,712,979      8,825,549      (2,612,259)
                                                         ------------    -----------      ----------
       Net increase (decrease) in cash and cash
          equivalents.................................         67,742         16,759         (87,849)
Cash and cash equivalents at beginning of year........         23,340         91,082         107,841
                                                         ------------    -----------      ----------
Cash and cash equivalents at end of year..............   $     91,082    $   107,841    $     19,992
                                                         ============    ===========      ==========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest............................................   $    644,133    $ 1,352,915    $  2,399,512
                                                         ============    ===========      ==========
Non-cash investing and financing activities:
     Contribution of note receivable..................   $    500,000    $   350,000    $         --
                                                         ============    ===========      ==========

   The accompanying notes are an integral part of these financial statements.

                                 THE NSJ GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     The NSJ Group (the "Company") is comprised of five entities affiliated by common ownership and control and certain investments in affiliated companies. The Company is primarily engaged in the acquisition and leasing of used commercial jet aircraft and aircraft equipment and the leasing and sale of such aircraft and aircraft equipment, to domestic and foreign airlines and other aircraft investors and lessors.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of combination and basis of presentation. The accompanying combined financial statements include the accounts of five entities and investments in less than majority-owned companies which are under common ownership and control. Investments of between 20% and 50% are accounted for under the equity method of accounting. All significant intercompany transactions have been eliminated. Certain entities related to the Company (collectively, the "Uncombined Related Entities") have not been combined in the accompanying financial statements as the outstanding shares of these entities will not be purchased by UniCapital Corporation (See Note 9).

     The Combined Statement of Operations includes all revenues and expenses directly attributable to the Company, including expenses for facilities, functions and services used by the Company at shared sites and costs for certain functions and services performed by the Uncombined Related Entities and also includes allocations of costs for administrative functions and services performed on behalf of the Company by the Uncombined Related Entities. These costs have been allocated based upon estimates of the proportion of time spent by management and other personnel of the Uncombined Related Entities in connection with matters related to the Company. Such allocated costs, which amounted to $293,218, $437,269 and $250,038 in 1995, 1996 and 1997,
respectively, have been reflected in the accompanying financial statements as selling, general and administrative expenses and as a direct contribution to capital.

     Management believes the Combined Statement of Operations includes a reasonable allocation of costs incurred by the Uncombined Related Entities which benefit the Company. Accordingly, the financial information included herein is not necessarily indicative of the results that would have been reported if the Company had operated as a separate unaffiliated entity.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables, recovery of residual values of leased equipment, depreciation and amortization.

     Accounts receivable and concentrations of credit risk. The Company leases and sells aircraft and aircraft equipment to domestic and foreign airlines and other aircraft investors and lessors located throughout the world. The Company generally obtains deposits on leases and generally does not require collateral. The Company continually monitors its exposure for credit losses.

                                 THE NSJ GROUP

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company's significant customers comprising greater than 10% of the rental income from operating leases during the years ended December 31, 1995, 1996, and 1997, respectively, were as follows:

                                                                       DECEMBER 31
                                                                  ----------------------
                                CUSTOMER                          1995     1996     1997
        --------------------------------------------------------  ----     ----     ----
        A.......................................................   83%      72%      33%
        B.......................................................   --       --       29%
        C.......................................................   --       --       21%
                                                                   --       --       --
                                                                   83%      72%      83%
                                                                   ==       ==       ==

     Operating leases. The Company leases aircraft and aircraft equipment to customers under operating leases as defined in Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Revenue is recognized over the minimum term of operating leases on a straight-line basis.

     Deferred loan costs. Deferred loan costs incurred in connection with debt financing are being amortized on a straight-line basis over the life of the debt.

     Aircraft and aircraft equipment held for sale or lease. Aircraft and aircraft equipment held for sale or lease is stated at cost. Major additions and modifications are capitalized.

     Depreciation. Aircraft and aircraft equipment are generally depreciated using the straight-line method over a 30-year life from the date of manufacture to a 15% residual value. Aircraft and aircraft equipment that are under lease as of the date of acquisition, are depreciated over the longer of the remainder of their 30 year life or the remaining lease term.

     Income taxes. The entities affiliated under common control which comprise the Company have elected S Corporation status under the Internal Revenue Code. As an S Corporation, the entities generally are not subject to federal income taxes since the operating results of the entities are included in the tax returns of their individual stockholders. The entities are directly liable for state income and franchise taxes in certain jurisdictions.

     The unaudited pro forma income tax information included in the Combined Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

     There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities of the entities affiliated under common control. At December 31, 1997, the Company's net assets for financial reporting purposes exceed the tax basis by approximately $6,100,000. In connection with the proposed merger with UniCapital Corporation discussed in
Note 9, the Company's S Corporation election will terminate and the tax effect of the net difference, exclusive of previous S Corporation net operating loss carryforwards, between the book and tax bases of net assets at that date ($13.5 million at December 31, 1997) will be recorded in the financial statements.

     Cash and cash equivalents. For purposes of the Combined Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value based upon market rates for similar instruments.

                                 THE NSJ GROUP

NOTE 3--RELATED PARTY TRANSACTIONS

     Due from uncombined related entities represents the net receivable from the Uncombined Related Entities for net funds advanced to them by the Company.

NOTE 4--LEASING TRANSACTIONS

     Operating leases. The Company is the lessor of aircraft and aircraft equipment under operating leases. The components of aircraft and aircraft equipment on operating leases at December 31, 1996 and 1997, were as follows:

                                                               1996            1997
                                                            -----------     -----------
        Cost.............................................   $28,577,255     $27,867,255
        Accumulated depreciation.........................    (2,707,596)     (4,087,384)
                                                            -----------     -----------
        Net..............................................   $25,869,659     $23,779,871
                                                            ===========     ===========

     Future minimum rentals receivable under noncancelable operating leases were as follows:

YEAR ENDING
DECEMBER 31,
------------
 1998..............................................................   $ 4,254,750
1999...............................................................     4,030,000
2000...............................................................     4,090,000
2001...............................................................     3,850,000
2002...............................................................     2,400,000
Thereafter.........................................................     6,100,000
                                                                      $24,724,750

     Significant lease terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

     Significant concentrations. The majority of the Company's net lease receivables are collateralized by aircraft and aircraft equipment of which approximately 86% of the portfolio related to a single manufacturer.

NOTE 5--INVESTMENTS IN MINORITY OWNED AFFILIATES

     The Company has investments in less than majority-owned companies which engage in the buying, selling and leasing of aircraft and aircraft equipment. The Company has four of such investments at December 31, 1997 and held three of the four at December 31, 1996. The Company has a 20% ownership interest in three of these affiliates and a 49% ownership interest in the remaining affiliate. The Company shares in 50% of the profits and losses of all of these affiliates. The Company accounts for these investments under the equity method. The summarized financial information below represents an aggregation of the Company's uncombined affiliates which are accounted for under the equity method.

     Pursuant to compensation agreements between the Company and a third party, the third party is entitled to receive 50% of the Company's equity in net earnings and losses of minority owned affiliates. Amounts due under these agreements are reflected as commission expense in the accompanying financial statements and totaled $0, $448,031 and $1,998,056 for the years ended December 31, 1995, 1996 and 1997, respectively.

                                 THE NSJ GROUP

NOTE 5--INVESTMENTS IN MINORITY OWNED AFFILIATES (CONTINUED)
                      SUMMARIZED BALANCE SHEET INFORMATION

                                                               1996            1997
                                                            -----------     -----------
        Current assets...................................   $ 3,555,175     $ 3,718,638
        Aircraft and aircraft equipment, net.............    47,715,405      48,385,811
        Other assets.....................................       634,523       8,913,281
                                                             ----------     -----------
          Total assets...................................    51,905,103      61,017,730
                                                             ----------     -----------
        Current liabilities..............................     5,699,445       6,629,985
        Advances from shareholders.......................     6,093,000       5,000,000
        Nonrecourse obligations..........................    34,230,535      37,757,305
                                                             ----------     -----------
          Total liabilities..............................    46,022,980      49,387,290
                                                             ----------     -----------
        Net assets.......................................   $ 5,882,123     $11,630,440
                                                             ==========     ===========

                      SUMMARIZED STATEMENTS OF OPERATIONS

                                                             1995          1996           1997
                                                           --------     ----------     ----------
Rental income from operating leases.....................   $     --     $1,343,334     $8,400,000
Gain on sale of equipment, net..........................         --      3,448,478      9,225,635
Other...................................................         --        200,000        183,855
                                                           --------     ----------     ----------
  Total revenues........................................         --      4,991,812     17,809,490
                                                           --------     ----------     ----------
Depreciation on equipment under operating leases........         --        484,595      3,073,097
Interest expense........................................         --      1,175,059      4,488,366
Other...................................................     10,000      1,540,036      2,255,802
                                                           --------     ----------     ----------
  Total expenses........................................     10,000      3,199,690      9,817,265
                                                           --------     ----------     ----------
Net income (loss).......................................   $(10,000)    $1,792,122     $7,992,225
                                                           ========     ==========     ==========

     Nature of operations. The affiliated companies lease and sell aircraft and aircraft equipment to domestic and foreign airlines and other aircraft investors and lessors located throughout the world. All lease transactions are classified as operating leases.

     Revenue recognition. Revenue is recognized over the minimum term of operating leases on a straight-line basis. Revenue from sales of aircraft are recorded at the time of transfer of title to the aircraft. Future minimum rentals receivable under noncancelable operating leases were as follows:

YEAR ENDING
DECEMBER 31,
------------
 1998............................................................   $ 8,400,000
1999.............................................................     8,400,000
2000.............................................................     8,400,000
2001.............................................................     4,576,000
2002.............................................................     2,890,000
Thereafter.......................................................       175,000
                                                                    $32,841,000

     Aircraft and aircraft equipment. Aircraft and aircraft equipment held for sale or lease are stated at cost. Major additions and modifications are capitalized. Aircraft and aircraft equipment are depreciated using the

                                 THE NSJ GROUP

NOTE 5--INVESTMENTS IN MINORITY OWNED AFFILIATES (CONTINUED) straight-line method over a 30-year life from the date of manufacture to a 15% residual value. Aircraft and aircraft equipment that are under lease as of the date of acquisition, are depreciated over the longer of the remainder of their 30 year life or the remaining lease term.

     Advances from shareholders. The affiliated companies have funded certain purchases of aircraft and aircraft equipment using funds advanced by their shareholders. These shareholder loans are unsecured, bear interest at 12% and have no stated maturity date. Advances will be repaid if and when there are sufficient funds to make repayments.

     Nonrecourse obligations. The affiliated companies have also funded purchases of aircraft and aircraft equipment using nonrecourse debt. Under these arrangements, the affiliated companies have assigned substantially all lease payments from the applicable leases and granted a security interest in the leased equipment to the lending institution. In the event of a default by a lessee on the nonrecourse notes, the lender has a first lien against the lease payments and underlying equipment, but has no further recourse against the affiliated companies. In conjunction with these debt agreements, the stockholders of the affiliated companies have also entered into stock pledge agreements which pledge their stock in the affiliated companies to the respective lending institution. Interest on these nonrecourse obligations is principally at rates ranging from 8.45% to 10.67% at December 31, 1996 and 1997. Maturities on these nonrecourse obligations range from the years 2003 to 2004.

     Other. The Company's share of undistributed earnings of affiliated companies included in consolidated retained earnings was ($5,000), $896,061 and $3,715,220 at December 31, 1995, 1996 and 1997, respectively. Distributions from affiliated companies were $0, $0 and $1,500,000 in 1995, 1996 and 1997, respectively.

NOTE 6--DEPOSITS AND OTHER ASSETS

     As of December 31, 1996 and 1997, deposits and other assets consist primarily of lessee security deposits and maintenance reserves. Lessee deposits are paid by the lessee prior to the inception of the lease and are refundable to the lessee based on the terms of the various leases. Maintenance reserves are funded by the lessees and charged to lessees based upon usage of the leased aircraft and aircraft equipment. Such amounts are reimbursed to the lessee as required maintenance is performed. As of December 31, 1996 and 1997, security deposits and maintenance reserves were approximately $742,025 and $2,119,948, respectively.

     Other assets consist primarily of deferred loan costs of $298,647 and $457,505 net of accumulated amortization of $43,544 and $316,094 at December 1996 and 1997, respectively, associated with the Company's nonrecourse obligations.

NOTE 7--NONRECOURSE OBLIGATIONS

     Notes payable at December 31, 1996 and 1997 consisted of the following:

                                                               1996            1997
                                                            -----------     -----------
        Nonrecourse installment notes secured by aircraft
          and aircraft equipment and lease payments......   $26,172,489     $23,803,164
                                                            ===========     ===========

     The Company has certain borrowings outstanding from financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns substantially all lease payments from the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but has no further recourse against the Company. In conjunction with these debt agreements, the stockholders of the Company have also entered into stock pledge agreements which pledge their stock in the entities affiliated by common ownership and control and grant a security interest in such stock to the respective lending institution. Interest on these borrowings is

                                 THE NSJ GROUP

NOTE 7--NONRECOURSE OBLIGATIONS (CONTINUED) principally at rates ranging from 8.81% to 13.43% at December 31, 1996 and 9.22% to 10.86% at December 31, 1997. Certain of these debt agreements provide for a sharing of profits on sales of aircraft or lease terminations with the participating lender. The profit sharing percentages payable by the Company to the lender range from 20% to 70%. However, certain agreements limit the amount of profit share that is payable by the Company.

     On January 14, 1998, the Company entered into an agreement for the partial extinguishment of debt and accrued interest payable recorded at approximately $1,434,000 and $393,000, respectively, at December 31, 1997 in the accompanying financial statements. According to the terms of this agreement, if the Company makes payments to the lender totaling approximately $457,000 on or before May 30, 1998, such payments will be accepted by the lender in full payment and satisfaction of all obligations of the Company under the related notes payable. Upon payment of the $457,000 by the Company in 1998, the gain on the extinguishment of debt in the amount of $1,370,000 will be recorded as an extraordinary item in the Company's 1998 results of operations.

     Future minimum principal payments. The aggregate annual maturities of the notes as of December 31, 1997 were as follows:

YEAR ENDING
DECEMBER 31,
------------
    1998.........................................................   $ 5,112,724
1999.............................................................     2,529,722
2000.............................................................     6,039,397
2001.............................................................     7,012,061
2002.............................................................     3,109,260
                                                                    $23,803,164

NOTE 8--COMMITMENTS

     The Company subleases its office space from an Uncombined Related Entity. The base rent pursuant to the sublease agreement is $13,500 per year. The Company also pays the affiliated entity a pro rata share of common area maintenance expenses. This sublease expires in 2001.

NOTE 9--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of common stock of the combined entities affiliated by common ownership in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
  Portfolio Financial Servicing Company, L.P.:

     We have audited the accompanying balance sheets of Portfolio Financial Servicing Company, L.P., a Delaware limited partnership, as of December 3l, 1996, and 1997 and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portfolio Financial Servicing Company, L.P. as of December 3l, 1996 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Portland, Oregon
January 9, 1998

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1997

                                                                             1996        1997
                                                                           --------    --------
ASSETS
Cash and cash equivalents..............................................    $ 20,201    $  4,888
Accounts receivable....................................................     113,547     181,187
Property and equipment, net............................................     496,904     533,596
Other assets...........................................................      92,621      58,818
                                                                           --------    --------
     Total assets......................................................    $723,273    $778,489
                                                                           ========    ========

LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued expenses..................................    $247,729    $150,907
Other liabilities......................................................      98,351     156,089
Partners' equity.......................................................     377,193     471,493
                                                                           --------    --------
     Total liabilities and partners' equity............................    $723,273    $778,489
                                                                           ========    ========

   The accompanying notes are an integral part of these financial statements.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                          1996           1997
                                                                       -----------    -----------
Servicing fees......................................................   $ 1,322,329    $ 1,480,041
Selling, general and administrative expenses........................     3,355,860      3,356,241
                                                                       -----------    -----------
Net loss............................................................   $(2,033,531)   $(1,876,200)
                                                                       ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                             LIMITED       GENERAL
                                                            PARTNERS'      PARTNERS'
                                                             EQUITY         EQUITY         TOTAL
                                                           -----------     --------     -----------
Balance, January 1, 1996................................   $   802,617     $  8,107     $   810,724
  Contributed capital...................................     1,584,000       16,000       1,600,000
  Net loss..............................................    (2,013,196)     (20,335)     (2,033,531)
                                                           -----------     --------     -----------
Balance, December 31, 1996..............................       373,421        3,772         377,193
  Contributed capital...................................     1,950,795       19,705       1,970,500
  Net loss..............................................    (1,857,437)     (18,763)     (1,876,200)
                                                           -----------     --------     -----------
Balance, December 31, 1997..............................   $   466,779     $  4,714     $   471,493
                                                           ===========     ========     ===========

   The accompanying notes are an integral part of these financial statements.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEAR ENDED DECEMBER 31, 1996 AND 1997

                                                                        1996            1997
                                                                     -----------     -----------
Cash flows from operating activities:
  Net loss.......................................................    $(2,033,531)    $(1,876,200)
  Adjustments to reconcile net loss to net cash used
     by operating activities:
     Depreciation................................................        664,067         217,147
     Loss on disposal of assets..................................         87,671           2,414
     Decrease (increase) in accounts receivable..................        152,611         (67,640)
     Decrease (increase) in other assets.........................        (13,945)         33,803
     Increase (decrease) in accounts payable and accrued
       expenses..................................................       (186,861)        (96,822)
                                                                     -----------     -----------
Net cash used by operating activities............................     (1,329,988)     (1,787,298)
                                                                     -----------     -----------
Cash flows from investing activities:
  Capital additions..............................................       (253,651)       (161,910)
                                                                     -----------     -----------
Net cash used by investing activities............................       (253,651)       (161,910)
                                                                     -----------     -----------
Cash flows from financing activities:
  Principal payments on lease payable............................         (9,961)        (36,605)
  Contributed capital............................................      1,600,000       1,970,500
                                                                     -----------     -----------
Net cash provided by financing activities........................      1,590,039       1,933,895
                                                                     -----------     -----------
Net increase (decrease) in cash and cash equivalents.............          6,400         (15,313)
Cash and cash equivalents, beginning of period...................         13,801          20,201
                                                                     -----------     -----------
Cash and cash equivalents, end of period.........................    $    20,201     $     4,888
                                                                     ===========     ===========
Supplemental disclosures:
  Interest paid..................................................    $     2,463     $    11,805
                                                                     ===========     ===========
Noncash transactions:
  Equipment acquired under capital lease.........................    $   108,312     $    94,343
                                                                     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

     Portfolio Financial Servicing Company, L.P. ("PFSC") (formerly known as Parrish Financial Servicing Company, L.P.) is a limited partnership established in May of 1993 pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. The general partner of PFSC is Equipment Servicing Corp. ("ESC") with a distributive share of 1 percent. The limited partner of PFSC is ILC Acquisition Partners, L.P. ("ILCAP") with a distributive share of 99 percent. PFSC was formed to service the partners' acquired lease portfolio, market its servicing capabilities to third parties, and service lease portfolios that may be acquired by the partners in the future.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

     Property and equipment. Property and equipment are recorded at cost. Depreciation of property and equipment is provided over the estimated useful lives of the assets, which generally ranges from three to seven years, on a straight-line basis. Amounts of property and equipment, and related accumulated depreciation, included in the balance sheet are as follows:

                                                                          1996           1997
                                                                       ----------     ----------
Computer equipment and software.....................................   $1,939,649     $2,167,264
Furniture...........................................................      197,324        214,938
Leasehold improvements..............................................       33,909         52,310
In progress.........................................................       13,944             --
                                                                       ----------     ----------
                                                                        2,184,826      2,434,512
Accumulated depreciation............................................    1,687,922      1,900,916
                                                                       ----------     ----------
                                                                       $  496,904     $  533,596
                                                                        =========      =========

     In 1996, $266,000 of property which was no longer being used to provide service was written off by increasing accumulated depreciation with a charge to depreciation expense.

     Capitalized leased equipment. As of December 31, 1996 and 1997, included in property and equipment are capitalized leased equipment with original costs of $108,312 and $202,655, respectively. The leased equipment is amortized over the life of the lease using the straight-line method. Accumulated amortization at December 31, 1996 and 1997 was $10,832 and $46,832 respectively. Amortization expense is included in depreciation expense.

     Income taxes. Tax benefits related to the operations of PFSC have not been recorded in the accompanying financial statements, as the operating losses are passed through to PFSC's partners.

     Statements of cash flows. For purposes of reporting cash flows, cash and cash equivalents include unrestricted cash in banks and temporary investments with an original maturity of three months or less.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair value of financial instruments. The Company's financial instruments consist of accounts receivable and capital leases payable (other liabilities). At December 31, 1996 and 1997, the fair value of the Company's receivables and leases payable approximated the carrying value.

     Revenue recognition. PFSC offers a variety of lease portfolio servicing options, consisting of collections, customer service, contract booking, payment application, collateral filing and perfection, information system help

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) desk, property, sales and use tax reporting, acting as servicer backup and other services as they relate to leases. PFSC neither owns nor originates leases.

     Lease servicing contracts are typically entered into with customers for a period of one to three years. Contract revenues consist primarily of monthly fees collected for booking contracts and monthly maintenance fees based on the total number of contracts serviced.

     For 1996, three of the Company's customers accounted for 45%, 21% and 19% of total revenues. During the year ended December 31, 1997, two of the Company's customers accounted for 50% and 13% of total revenues.

NOTE 3--PARTNERS' FINANCIAL SUPPORT

     As reflected in the accompanying financial statements, PFSC has received substantial equity contributions from its partners over the past several years to support its operations. PFSC has received a financial commitment from its partners to continue their financial support by providing funds necessary to support PFSC's operations as anticipated in the 1998 budget. The financial commitment is valid through the earlier of January 1, 1999 or the sale of PFSC (see Note 6).

NOTE 4--COMMITMENTS AND CONTINGENCIES

     Operating lease. PFSC has a noncancellable operating lease for office space that expires August 31, 2000. Rent expense for the years ended December 31, 1996 and 1997 was $224,893 and $241,136, respectively. Future minimum obligations under the lease are as follows:

        1998..............................................................   $259,404
        1999..............................................................    259,404
        2000..............................................................    172,936
                                                                             --------
        Total.............................................................   $691,744
                                                                             ========

     The Company subleases a portion of its office facilities to a customer. During 1996 and 1997, PFSC received $34,129 and $33,507, respectively, in sublease rent from this customer.

     Capital lease. PFSC has noncancellable capital leases for computer and office equipment with expiration dates ranging from April 30, 2000 to June 30, 2001. Future payments are as follows:

        1998..............................................................   $ 64,668
        1999..............................................................     64,668
        2000..............................................................     41,642
        2001..............................................................     12,426
                                                                             --------
        Total minimum lease payments......................................    183,404
        Less - Amount representing interest (at rates ranging from 5.7% to
          20.6%)..........................................................    (27,315)
                                                                             --------
        Present value of net minimum lease payments.......................   $156,089
                                                                             ========

NOTE 5--RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1996 and 1997, PFSC provided contract lease portfolio management services to an affiliated company, PLC Lease Receivables 1993-A Trust (Trust). The agreement also provided

                  PORTFOLIO FINANCIAL SERVICING COMPANY, L.P.

NOTE 5--RELATED PARTY TRANSACTIONS (CONTINUED)
PFSC with interest and late fees earned on collection accounts, and commissions on end-of-lease equipment sales. Following are the amounts received for these services in 1996 and 1997:

                                                                       1996         1997
                                                                     --------     --------
    Service fees..................................................   $ 49,514     $ 46,320
    Interest......................................................     28,840           --
    Late fees earned on collection accounts.......................    359,272       72,201
    Commissions on end-of-lease equipment sales...................     19,956           --

NOTE 6--SUBSEQUENT EVENT (UNAUDITED)

     The general and limited partners of PFSC have entered into a letter of intent and intend to enter into a definitive agreement with UniCapital Corporation, pursuant to which all of the partnership interest of PFSC will be exchanged for shares of UniCapital Corporation common stock concurrent with the consummation of the initial public offering of UniCapital Corporation. Completion of the sale is dependent upon satisfactory negotiation of the terms of the definitive sales agreement and consummation of the initial public offering.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  Varilease Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Varilease Corporation and its subsidiary at September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 21, 1998

                      VARILEASE CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                SEPTEMBER 30,
                                                         ----------------------------     DECEMBER 31,
                                                            1996             1997             1997
                                                         -----------     ------------     ------------
                                                                                          (UNAUDITED)
                                                ASSETS
Cash and cash equivalents.............................   $ 4,689,922     $  4,100,034     $  2,834,421
Rents and accounts receivable.........................     3,563,083        3,553,284        4,028,161
Equipment under direct financing and operating leases,
  held for sale.......................................     5,523,701       42,534,401       12,800,002
Net investment in direct financing leases.............    43,048,977       65,761,579       65,618,539
Equipment under operating leases, net.................     9,513,610       19,987,247       22,495,995
Deposits, prepaid expenses and other assets...........       488,479          909,554          392,355
Property and equipment, net...........................     1,844,991        1,779,573        1,886,348
Investments...........................................       553,472        2,199,768        2,889,617
Notes receivable due from stockholders................     1,009,386          771,989        1,529,220
                                                         -----------     ------------     ------------
       Total assets...................................   $70,235,621     $141,597,429     $114,474,658
                                                         ===========     ============     ============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable:
     Recourse.........................................   $11,365,901     $  7,537,889     $  5,882,277
     Nonrecourse......................................    49,374,535      115,183,233       86,894,896
Accounts payable and accrued expenses.................     6,694,255       10,314,742        9,189,957
Deferred income taxes.................................            --        6,285,000        7,805,000
Other liabilities.....................................     1,150,000          650,000          650,000
                                                         -----------     ------------     ------------
       Total liabilities..............................    68,584,691      139,970,864      110,422,130
                                                         -----------     ------------     ------------
Commitments and contingencies (Notes 12 and 13)
Stockholders' equity:
Common stock, $1.00 par value, 50,000 shares
  authorized, 5,000 issued and outstanding............         5,000            5,000            5,000
Retained earnings.....................................     1,645,930        1,621,565        4,047,528
                                                         -----------     ------------     ------------
       Total stockholders' equity.....................     1,650,930        1,626,565        4,052,528
                                                         -----------     ------------     ------------
       Total liabilities and stockholders' equity.....   $70,235,621     $141,597,429     $114,474,658
                                                         ===========     ============     ============

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                    THREE MONTHS ENDED
                                          YEAR ENDED SEPTEMBER 30,                     DECEMBER 31,
                                  -----------------------------------------     --------------------------
                                     1995           1996           1997            1996           1997
                                  -----------    -----------    -----------     -----------    -----------
                                                                                       (UNAUDITED)
  Finance income from direct
     financing leases..........   $ 1,716,365    $ 3,759,293    $ 6,572,442     $ 1,469,262    $ 1,653,075
  Rental income from operating
     leases....................     4,365,292      5,374,098     10,239,676       2,167,785      3,034,900
  Sales of equipment...........     3,853,738      3,890,161     12,196,894       1,041,536      1,146,936
  Gain on sale of leases.......     1,478,197      2,053,569      4,953,058         647,317      2,209,633
  Remarketing income...........       832,394      1,967,241      4,913,368         792,721      2,269,082
  Other income.................       176,311         81,903        137,455          42,802         47,627
                                  -----------    -----------    -----------     -----------    -----------
       Total revenues..........    12,422,297     17,126,265     39,012,893       6,161,423     10,361,253
                                  -----------    -----------    -----------     -----------    -----------
  Depreciation on equipment
     under operating leases....     3,319,543      3,903,855      7,914,866       1,130,358      2,337,836
  Cost of equipment sold.......     2,922,675      3,719,554     10,090,719         716,068        789,824
  Interest expense.............     2,230,967      3,523,689      6,296,773       1,184,520      1,811,455
  Selling, general and
     administrative............     3,575,365      5,712,314      8,449,900       1,959,998      1,476,175
                                  -----------    -----------    -----------     -----------    -----------
       Total expenses..........    12,048,550     16,859,412     32,752,258       4,990,944      6,415,290
                                  -----------    -----------    -----------     -----------    -----------
Income before income taxes.....       373,747        266,853      6,260,635       1,170,479      3,945,963
Provision for income taxes.....            --             --      6,285,000       4,248,000      1,520,000
                                  -----------    -----------    -----------     -----------    -----------
Net income (loss)..............   $   373,747    $   266,853    $   (24,365)    $(3,077,521)   $ 2,425,963
                                  ===========    ===========    ===========     ===========    ===========
Unaudited pro forma information
  (Note 2):
  Pro forma income before
     income taxes..............   $   373,747    $   266,853
  Pro forma provision for
     income taxes..............       177,000        183,000
                                  -----------    -----------
       Pro forma net income....   $   196,747    $    83,853
                                  ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                         TOTAL
                                                            COMMON      RETAINED      STOCKHOLDERS'
                                                            STOCK       EARNINGS         EQUITY
                                                            ------     ----------     ------------
Balance at October 1, 1994...............................   $5,000     $1,505,330      $ 1,510,330
Net income...............................................      --         373,747          373,747
                                                            ------     ----------       ----------
Balance at September 30, 1995............................   5,000       1,879,077        1,884,077
Net income...............................................      --         266,853          266,853
Cash dividends...........................................      --        (500,000)        (500,000)
                                                            ------     ----------       ----------
Balance at September 30, 1996............................   5,000       1,645,930        1,650,930
Net loss.................................................      --         (24,365)         (24,365)
                                                            ------     ----------       ----------
Balance at September 30, 1997............................   5,000       1,621,565        1,626,565
Net income (unaudited)...................................      --       2,425,963        2,425,963
                                                            ------     ----------       ----------
Balance at December 31, 1997 (unaudited).................   $5,000     $4,047,528      $ 4,052,528
                                                            ======     ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                         THREE MONTHS ENDED
                                                          YEAR ENDED SEPTEMBER 30,                          DECEMBER 31,
                                              ------------------------------------------------      -----------------------------
                                                  1995             1996              1997               1996             1997
                                              ------------     -------------     -------------      ------------     ------------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................   $    373,747     $     266,853     $     (24,365)     $ (3,077,521)    $  2,425,963
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation of operating lease
      equipment............................      3,319,543         3,903,855         7,914,866         1,130,358        2,337,836
    Amortization of initial direct costs...        457,777           717,584         1,206,320           286,000          301,000
    Other depreciation.....................         74,371            94,503           125,544            25,553           35,453
    Gain on sales of equipment.............       (931,063)         (170,607)       (2,106,175)         (325,468)        (357,112)
    Gain on sale of leases.................     (1,478,197)       (2,053,569)       (4,953,058)         (647,317)      (2,209,633)
    Deferred income taxes..................             --                --         6,285,000         4,248,000        1,520,000
    Changes in other assets and
      liabilities:
      Rents and accounts receivable........      3,182,985        (1,981,911)            9,799        (4,290,342)        (474,877)
      Deposits, prepaid expenses and other
        assets.............................         23,432          (338,922)         (421,075)          (48,144)         517,199
      Accounts payable and accrued
        expenses...........................     (1,816,692)        1,766,050         3,620,487         4,792,810       (1,124,785)
      Other liabilities....................             --           650,000                --                --               --
                                              ------------     -------------     -------------      ------------     ------------
Net cash provided by operating
  activities...............................      3,205,903         2,853,836        11,657,343         2,093,929        2,971,044
                                              ------------     -------------     -------------      ------------     ------------
Cash flows from investing activities:
  Investment in direct financing leases....    (68,980,849)     (119,723,914)     (216,466,260)      (76,135,563)     (35,136,078)
  Collection of direct financing leases,
    net of finance income earned...........     18,509,729        30,117,495        37,707,193        28,125,755       14,315,568
  Purchases of equipment for sale or
    lease..................................     (8,406,970)      (10,236,524)      (65,489,922)       (4,008,752)      (8,338,168)
  Proceeds from sale of direct financing
    leases.................................     44,182,189        66,436,500       159,793,203        39,545,886       22,872,183
  Increase in investments, net.............       (222,317)         (331,655)       (1,646,296)         (345,367)        (689,849)
  Purchases of property and equipment......       (420,606)         (910,686)          (60,126)          (27,690)        (142,165)
  Proceeds from sales of equipment.........      3,853,738         3,890,161        12,196,894         1,041,536       33,583,032
                                              ------------     -------------     -------------      ------------     ------------
Net cash (used in) provided by investing
  activities...............................    (11,485,086)      (30,758,623)      (73,965,314)      (11,804,195)      26,464,523
                                              ------------     -------------     -------------      ------------     ------------
Cash flows from financing activities:
  Proceeds from notes payable..............     60,710,522       135,421,244       321,395,266        69,474,493       42,997,075
  Repayment of notes payable...............    (53,460,810)     (103,798,407)     (259,414,580)      (63,048,484)     (72,941,024)
  Proceeds (repayments) on borrowings from
    stockholders...........................        442,741          (417,836)          237,397                --         (757,231)
  Cash dividends...........................             --                --          (500,000)               --               --
                                              ------------     -------------     -------------      ------------     ------------
Net cash provided by (used in) financing
  activities...............................      7,692,453        31,205,001        61,718,083         6,426,009      (30,701,180)
                                              ------------     -------------     -------------      ------------     ------------
Net (decrease) increase in cash and cash
  equivalents..............................       (586,730)        3,300,214          (589,888)       (3,284,257)      (1,265,613)
Cash and cash equivalents at beginning of
year.......................................      1,976,438         1,389,708         4,689,922         4,689,922        4,100,034
                                              ------------     -------------     -------------      ------------     ------------
Cash and cash equivalents at end of year...   $  1,389,708     $   4,689,922     $   4,100,034      $  1,405,665     $  2,834,421
                                              ============     =============     =============      ============     ============
Supplemental disclosures of cash flow
  information:
  Cash paid for:
    Interest...............................   $  2,136,646     $   3,400,764     $   6,296,320      $  1,184,000     $  1,812,000
    Income taxes...........................             --                --                --                --          300,000

   The accompanying notes are an integral part of these financial statements.

                      VARILEASE CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     Varilease Corporation (the "Company") was organized in 1987 in the State of Michigan. The Company's principal business activity is acquiring computer, computer-related and telecommunications equipment for sale or lease, as lessor, under direct financing or operating leases.

     The Company's principal operating facilities are located in Detroit, MI, with operations in St. Louis, MO and Phoenix, AZ. Lessees are located in 45 states, and financing is provided through a variety of lease structures.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables and direct financing leases, recovery of residual values of leased equipment and depreciation.

     Principles of consolidation. The consolidated financial statements include the accounts of Varilease Corporation and its wholly owned subsidiary, Varilease Capital Corporation. All significant intercompany transactions have been eliminated.

     Investments. Investments in entities that are 20% owned are accounted for on the equity method of accounting. All significant intercompany transactions have been eliminated.

     Accounts receivable. Accounts receivable primarily consists of lease payments due from lessees on operating leases and from other parties for the sale of equipment.

     Direct financing leases. The Company invests in leases classified as direct financing leases. The Company's net investment in direct financing leases includes the gross rentals receivable, estimates of residual values, deferred initial direct costs accounted for in accordance with Statement of Financial Accounting Standards No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" and unearned finance income. Unearned finance income represents the excess of the total receivable plus the estimated residual value over the cost of equipment or contract acquired. Revenue from direct financing leases is recognized over the lease term on the interest method which results in a level rate of return on the net investment in the lease. Initial direct costs related to leases retained are capitalized and amortized over the lease term.

     At the inception of the lease, management uses available evidence and historical experience to estimate the residual value at the end of the lease term. Estimated residual values not guaranteed by lessees are reviewed quarterly and adjusted to reflect declines in current market value.

     The Company also sells selected direct financing leases. For these transactions subsequent to December 31, 1996, the Company follows Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The difference between the sales price and the net investment in direct financing leases is recognized as a gain or loss. For such transactions prior to January 1, 1997, the Company followed Statement of Financial Accounting Standards No. 77 "Reporting by Transferors for Transfers of Receivables with Recourse." The difference between the sale price and the net receivable is recognized as a gain or loss.

     Operating leases. All lease transactions not qualifying as direct financing leases are classified as operating leases. Revenue is recognized over the minimum term of the operating lease on a straight-line basis.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Equipment under operating leases is depreciated to its estimated residual value on a straight-line basis over the minimum term of the lease.

     Initial direct costs related to leases retained are capitalized and amortized over the lease term.

     Equipment under lease held for sale. Computer and other equipment under lease held for sale is stated at the lower of cost or fair market value of the equipment.

     Depreciation. Property and equipment is depreciated over the useful lives of the related asset on methods which approximate a straight-line basis. Useful lives range from three to five years for equipment and to 31 years for a building.

     Income taxes. Prior to October 1, 1996, the Company elected to be taxed as a Subchapter S Corporation for federal income tax purposes. As a result, no taxes were recorded prior to that date. Instead, the operating results of the Company are included in the tax returns of the individual stockholders. Effective October 1, 1996, the Company discontinued its election to be treated as an S Corporation and elected to be taxed as a C Corporation.

     Subsequent to September 30, 1996, the Company accounted for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The initial adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), resulted in the recording of a deferred tax liability of $3,789,000 at October 1, 1996.

     The unaudited pro forma income tax information included in the Consolidated Statement of Operations is presented in accordance with SFAS 109, as if the Company had been subject to federal and state income taxes for the periods presented for which it operated as an S Corporation.

     Cash and cash equivalents. For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Unaudited interim financial information. The interim financial data as of December 31, 1997 and for the three months ended December 31, 1996 and 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations and of cash flows for the interim periods. Such interim financial data is not necessarily indicative of results for the entire fiscal year including such interim periods.

     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of long-term receivables and payables approximated fair value based upon comparability of market rates for similar instruments.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 3--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of computer and computer-related equipment with terms ranging to five years. The components of the Company's net investment in direct financing leases at September 30, 1996 and 1997 were as follows:

                                                               1996             1997
                                                            -----------     ------------
        Future minimum rentals receivable................   $46,464,069     $ 68,644,752
        Estimated unguaranteed residual values...........     5,172,570        7,285,516
        Unearned finance income..........................    (9,649,032)     (11,462,347)
        Deferred initial direct costs, net...............     1,061,370        1,293,658
                                                            -----------     ------------
                                                            $43,048,977     $ 65,761,579
                                                             ==========      ===========

     Future minimum rentals receivable represent earning assets held by the Company which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

                                  YEAR ENDING
                                 SEPTEMBER 30,
        ---------------------------------------------------------------
        1998...........................................................   $27,283,124
        1999...........................................................    23,851,105
        2000...........................................................    11,898,272
        2001...........................................................     4,289,228
        2002...........................................................     1,323,023
                                                                          -----------
                                                                          $68,644,752
                                                                          ===========

     Operating leases. The Company is the lessor of primarily computer and computer-related equipment under operating leases. The components of equipment on operating leases at September 30, 1996 and 1997, were as follows:

                                                               1996            1997
                                                            -----------     -----------
        Cost.............................................   $13,765,398     $28,645,164
        Deferred initial direct costs, net...............       185,433         264,546
                                                             ----------     -----------
                                                             13,950,831      28,909,710
        Accumulated depreciation.........................    (4,437,221)     (8,922,463)
                                                             ----------     -----------
                                                            $ 9,513,610     $19,987,247
                                                             ==========     ===========

     Future minimum rentals receivable under noncancelable operating leases were as follows:

                                  YEAR ENDING
                                 SEPTEMBER 30,
        ---------------------------------------------------------------
        1998...........................................................   $ 9,146,272
        1999...........................................................     6,202,879
        2000...........................................................     1,460,020
        2001...........................................................        74,393
        2002...........................................................        14,246
                                                                          -----------
                                                                          $16,897,810
                                                                          ===========

     Significant lease terms. The Company's lease agreements provide that the lessee pays taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 3--LEASING TRANSACTIONS (CONTINUED)
     Significant concentrations. During the years ended September 30, 1996 and 1997, one lessee accounted for 19% and 53%, respectively, of the Company's total lease originations, and 24% and 66%, respectively, of the Company's total lease sales. The majority of the Company's net lease receivables are collateralized by the underlying leased equipment, which is concentrated in computer and computer-related equipment.

NOTE 4--INVESTMENTS

     The Company's investments at September 30, 1996 and 1997 were as follows:

                                                                   1996         1997
                                                                 --------    ----------
        30% and 20% interest in a limited partnership at
          September 30, 1996 and 1997, respectively...........   $553,472    $1,585,480
        20% interest in a limited liability corporation.......         --       614,288
                                                                 --------    ----------
                                                                 $553,472    $2,199,768
                                                                 ========    ==========

     In July 1995, the Company entered into a limited partnership with GATX Capital Corporation and holds a 30% and 20% ownership interest in the limited partnership at September 30, 1996 and 1997, respectively. The Company accounts for this investment under the equity method. The Company sells qualifying leases to the limited partnership, and for the year ended September 30, 1996 and 1997, these sales totaled $8,513,397 and $2,400,550, respectively. The Company earns an origination fee for originating the lease, and management fees for servicing the lease portfolio. Management fees are recognized in income over the life of the respective lease on which the fees are earned. In the opinion of management, the terms and conditions of these transactions are no less favorable than those that would be entered into with an unrelated party.

     In April 1997, the Company formed a limited liability corporation in which it holds a 20% interest and Cargill Leasing Corporation holds an 80% interest. The Company accounts for this investment under the equity method. The Company sells qualifying leases to the limited liability corporation, and for the year ended September 30, 1997, these sales totaled $24,479,402. The Company earns an origination fee for originating the lease, and management fees for servicing the lease portfolio. Management fees are recognized in income over the life of the respective lease on which the fees are earned. In the opinion of management, the terms and conditions of these transactions are no less favorable than those that would be entered into with an unrelated party.

NOTE 5--PROPERTY AND EQUIPMENT

     The components of property and equipment at September 30, 1996 and 1997 were as follows:

                                                                   1996          1997
                                                                ----------    ----------
        Building and improvements............................   $1,689,847    $1,696,059
        Furniture and fixtures...............................      421,900       455,866
                                                                ----------    ----------
                                                                 2,111,747     2,151,925
        Accumulated depreciation.............................     (266,756)     (372,352)
                                                                ----------    ----------
                                                                $1,844,991    $1,779,573
                                                                ==========    ==========

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 6--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The components of accounts payable and accrued expenses at September 30, 1996 and 1997 were as follows:

                                                                  1996          1997
                                                               ----------    -----------
        Accounts payable....................................   $3,283,279    $ 4,481,740
        Accrued commissions.................................    1,425,716      2,147,402
        Unremitted and unpaid sales tax, including accrued
          interest and penalties of $180,000 and $238,000...    1,243,732      2,379,197
        Deferred income.....................................      500,000        994,314
        Accrued interest....................................      165,557        187,496
        Other...............................................       75,971        124,593
                                                                 --------    -----------
                                                               $6,694,255    $10,314,742
                                                                 ========    ===========

     Unremitted and unpaid sales tax includes sales and use tax remitted by lessees arising from lease transactions in various states, and include certain remittances received since 1990 related to certain tax jurisdictions.

NOTE 7--NOTES PAYABLE

     Notes payable at September 30, 1996 and 1997 consisted of the following:

                                                                1996            1997
                                                             -----------    ------------
        Line of credit facility...........................   $ 8,202,716    $  5,483,992
        Notes payable.....................................     2,999,911       2,053,897
        Nonrecourse debt secured by equipment and lease
          payments........................................    49,374,535     115,183,233
        Note payable to related parties...................       163,274              --
                                                             -----------    ------------
                                                             $60,740,436    $122,721,122
                                                             ===========    ============

     Line of credit facility. The Company has a $13.5 million line of credit facility with a financial institution which is subject to annual renewal. The line of credit is secured by accounts receivable and equipment. Interest on borrowings outstanding from time to time is at the lender's prime lending rate (8.0% and 8.75% at September 30, 1996 and 1997, respectively) and is payable monthly. The maximum amount outstanding during the years ended September 30, 1995, 1996 and 1997 was $3,507,182, $9,293,097 and $12,194,107, respectively.

     Notes payable. At September 30, 1996 and 1997, the Company has various notes payable due to other parties, with terms ranging to 36 months. Interest on these notes ranges from 12% to 14% and is payable on maturity of the respective notes payable. These notes payable are secured by a secondary interest in the underlying equipment.

     Nonrecourse debt. The Company has certain borrowings outstanding from financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns all lease payments due under the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but has no recourse against the Company. Interest on these borrowings is fixed at the time of the advance to the Company, with rates ranging from 6.7% to 10.8% at September 30, 1996 and 1997, respectively.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 7--NOTES PAYABLE (CONTINUED)
FUTURE MINIMUM PRINCIPAL PAYMENTS

     The aggregate annual maturities of the notes as of September 30, 1997 were as follows:

                           YEAR ENDING
                          SEPTEMBER 30,                     NONRECOURSE       RECOURSE
        -------------------------------------------------   ------------     ----------
        1998.............................................   $ 41,460,578     $7,537,889
        1999.............................................     37,412,372             --
        2000.............................................     22,244,444             --
        2001.............................................     12,141,664             --
        2002.............................................      1,924,175             --
                                                            ------------     ----------
                                                            $115,183,233     $7,537,889

NOTE 8--EMPLOYEE BENEFITS

     The Company adopted a 401(k) Plan effective October 1, 1994. The master agreement allows for eligible employees to have a percentage of their pre-tax pay contributed to the plan. The Company does not contribute to the plan.

NOTE 9--RELATED PARTY TRANSACTIONS

     At September 30, 1996 and 1997, the Company held an unsecured note receivable from a majority stockholder totaling $876,000 and $522,104, respectively. The note bears interest at 9% per annum and is due on demand.

     At September 30, 1996 and 1997, the Company held unsecured notes receivable of $133,386 and $249,885, respectively, from entities in which the Company's majority stockholder owns a majority interest. The notes receivable bear interest at 8% and are due upon demand.

     At September 30, 1996, the Company had borrowings of $163,274 from the majority stockholder. The unsecured note payable bears interest at 6% and is due on demand.

NOTE 10--CONCENTRATION OF CREDIT RISK

     The Company maintains cash accounts at five banks. Cash accounts at the banks are insured by the Federal Deposit Insurance Corporation for up to $100,000. Amounts in excess of insured limits were $4,589,922 and $4,000,034 at September 30, 1996 and 1997, respectively.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 11--INCOME TAXES

     The Company's provision for income tax expense was composed of the following for the year ended September 30, 1997:

Current:                                                                          $        --
  Federal......................................................................            --
  State........................................................................            --
       Total current...........................................................            --
Deferred:
  Federal......................................................................     7,820,000
  State........................................................................       910,000
  Adoption of SFAS 109 due to discontinuance of S Corporation election
     (approximately $395,000 of state deferred tax)............................     3,789,000
                                                                                   12,519,000
  Benefit of net operating loss carryforward...................................    (6,234,000)
       Total deferred..........................................................   $ 6,285,000

     The effective income tax rate for the year ended September 30, 1997 varied from the federal statutory rate as follows:

Tax provision computed at statutory 35% rate....................................   $2,129,000
State taxes, net of federal benefit.............................................      248,000
Other...........................................................................      119,000
Adoption of SFAS 109 due to discontinuance of S Corporation election............    3,789,000
                                                                                   $6,285,000

     The components of net deferred tax liability at September 30, 1997 were as follows:

        Deferred tax liabilities:
          Lease revenue and related depreciation.......................   $(12,177,000)
          Other........................................................       (342,000)
                                                                           (12,519,000)
        Deferred tax assets:
          Net operating loss carryforward..............................      6,234,000
                                                                          $ (6,285,000)

     The net operating loss carryforward expires in 2012 unless utilized sooner. Subsequent to the contemplated merger as discussed in Note 13, the utilization of the Company's net operating loss carryforward may be limited.

NOTE 12--COMMITMENTS AND CONTINGENCIES

     In conjunction with the Company's acquisition of certain assets of a leasing entity ("Seller") seeking protection from creditors under Chapter 11 of the United States Bankruptcy Code and the signing of a remarketing agreement for certain leases, the Company guaranteed to the Seller $14,400,000 of net proceeds from the results of remarketing activities for certain leases held by the Seller. The Company believes that the remarketing proceeds generated by the sale or release of the assets underlying the leases will be sufficient to satisfy, in its entirety, the Company's obligation. At September 30, 1997, the Company's guaranteed obligation which remained unpaid approximated $3,000,000.

                      VARILEASE CORPORATION AND SUBSIDIARY

NOTE 12--COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The Company is party from time to time in various legal proceedings incidental to its business. In the opinion of management, the resolution of these items, individually or in the aggregate, would not have a significant effect on the financial position, results of operations, or cash flows of the Company.

NOTE 13--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  The Walden Asset Group, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The Walden Asset Group, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Ft. Lauderdale, Florida
January 20, 1998

                          THE WALDEN ASSET GROUP, INC.

                                 BALANCE SHEET

                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                      1996             1997
                                                                   -----------      -----------
ASSETS
Cash and cash equivalents.......................................   $   949,301      $   692,591
Accounts receivable.............................................     1,001,526          697,384
Equipment acquired to fulfill leasing commitments or held for
  sale or lease.................................................     2,918,690        4,813,860
Net investment in direct financing leases.......................    42,732,264       51,712,945
Equipment under operating leases, net...........................     1,500,281        3,667,344
Deposits, prepaid expenses and other assets.....................        78,707           97,913
                                                                   -----------      -----------
     Total assets...............................................   $49,180,769      $61,682,037
                                                                   ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable:
  Recourse......................................................   $   802,132      $   560,642
  Nonrecourse...................................................    43,149,230       53,431,569
Accounts payable and accrued expenses...........................     2,242,438        2,553,492
                                                                   -----------      -----------
     Total liabilities..........................................    46,193,800       56,545,703
                                                                   -----------      -----------
Commitments (Notes 6 and 8)
Stockholders' equity:
  Common stock, no par value, 10,000 shares authorized, 3,000
     issued and outstanding.....................................            --               --
  Additional paid-in capital....................................        75,000           75,000
  Retained earnings.............................................     2,911,969        5,061,334
                                                                   -----------      -----------
     Total stockholders' equity.................................     2,986,969        5,136,334
                                                                   -----------      -----------
     Total liabilities and stockholders' equity.................   $49,180,769      $61,682,037
                                                                   ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                          THE WALDEN ASSET GROUP, INC.

                            STATEMENT OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1995           1996           1997
                                                        ----------     ----------     -----------
Finance income from direct financing leases..........   $3,261,517     $4,233,760     $ 6,575,218
Rental income from operating leases..................      313,834        315,705       1,542,727
Sales of equipment...................................       73,865      1,089,232       1,046,517
Gain on sale of leases...............................    1,502,524      1,470,322         572,689
Remarketing income...................................       72,747        470,368         602,485
                                                        ----------     ----------     -----------
     Total revenues..................................    5,224,487      7,579,387      10,339,636
                                                        ----------     ----------     -----------
Depreciation on equipment under operating leases.....      179,821        242,725         682,916
Cost of equipment sold...............................           --        898,776         389,486
Interest expense.....................................    2,123,620      3,110,215       3,867,529
Selling, general and administrative..................    1,790,083      2,384,706       3,128,340
                                                        ----------     ----------     -----------
     Total expenses..................................    4,093,524      6,636,422       8,068,271
                                                        ----------     ----------     -----------
Income before income taxes...........................    1,130,963        942,965       2,271,365
Provision for income taxes...........................       55,000         48,000         122,000
                                                        ----------     ----------     -----------
Net income...........................................   $1,075,963     $  894,965     $ 2,149,365
                                                        ==========     ==========     ===========
Unaudited pro forma information (Note 2):
  Pro forma income before income taxes...............   $1,130,963     $  942,965     $ 2,271,365
  Pro forma provision for income taxes...............      444,000        389,000         911,000
                                                        ----------     ----------     -----------
     Pro forma net income............................   $  686,963     $  553,965     $ 1,360,365
                                                        ==========     ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                          THE WALDEN ASSET GROUP, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                               COMMON STOCK
                                            -------------------    ADDITIONAL
                                            NUMBER OF               PAID-IN       RETAINED
                                             SHARES      AMOUNT     CAPITAL       EARNINGS       TOTAL
                                            ---------    ------    ----------    ----------    ----------
Balance, January 1, 1995.................     3,000      $  --      $ 75,000     $  996,649    $1,071,649
  Net income.............................        --         --            --      1,075,963     1,075,963
                                              -----        ---       -------     ----------    ----------
Balance, December 31, 1995...............     3,000         --        75,000      2,072,612     2,147,612
  Net income.............................        --         --            --        894,965       894,965
  Cash distributions to stockholders.....        --         --            --        (55,608)      (55,608)
                                              -----        ---       -------     ----------    ----------
Balance, December 31, 1996...............     3,000         --        75,000      2,911,969     2,986,969
  Net income.............................        --         --            --      2,149,365     2,149,365
                                              -----        ---       -------     ----------    ----------
Balance, December 31, 1997...............     3,000      $  --      $ 75,000     $5,061,334    $5,136,334
                                              =====        ===       =======     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                          THE WALDEN ASSET GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------
                                                        1995             1996             1997
                                                    ------------     ------------     ------------
Cash flows from operating activities:
  Net income.....................................   $  1,075,963     $    894,965     $  2,149,365
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation of operating lease equipment...        179,821          242,725          682,916
     Gain on sale of leases......................     (1,502,524)      (1,470,322)        (572,689)
     Gain on sale of equipment...................        (73,865)        (190,456)        (657,031)
     Provision for lease losses..................        (30,000)              --               --
     Changes in other assets and liabilities:
       Accounts receivable.......................       (195,672)        (292,324)         304,142
       Equipment acquired to fulfill leasing
          commitments or held for sale or
          lease..................................     (2,602,203)         173,272       (1,895,170)
       Deposits, prepaid expenses and other
          assets.................................        (71,446)          18,105          (19,206)
       Accounts payable and accrued expenses.....      1,295,425          269,236          311,054
                                                     -----------      -----------      -----------
Net cash (used in) provided by operating
  activities.....................................     (1,924,501)        (354,799)         303,381
                                                     -----------      -----------      -----------
Cash flows from investing activities:
  Investment in direct financing leases..........    (18,252,642)     (19,504,543)     (26,269,030)
  Collections of direct financing leases, net of
     finance income earned.......................      8,643,237       10,570,839       17,288,349
  Proceeds from sale of direct financing
     leases......................................     42,685,341       62,949,333       30,141,526
  Purchases of equipment for sale or lease.......    (41,157,570)     (63,487,814)     (32,808,302)
  Proceeds from sales of equipment...............         73,865        1,089,232        1,046,517
                                                     -----------      -----------      -----------
Net cash used in investing activities............     (8,007,769)      (8,382,953)     (10,600,940)
                                                     -----------      -----------      -----------
Cash flows from financing activities:
  Proceeds from notes payable....................     18,086,338       23,547,934       30,793,837
  Repayment of notes payable.....................     (8,662,017)     (14,208,176)     (20,752,988)
  Cash distributions to stockholders.............             --          (55,608)              --
                                                     -----------      -----------      -----------
Net cash provided by financing activities........      9,424,321        9,284,150       10,040,849
                                                     -----------      -----------      -----------
Net increase (decrease) in cash and cash
  equivalents....................................       (507,949)         546,398         (256,710)
Cash and cash equivalents at beginning of year...        910,852          402,903          949,301
                                                     -----------      -----------      -----------
Cash and cash equivalents at end of year.........   $    402,903     $    949,301     $    692,591
                                                     ===========      ===========      ===========
Supplemental disclosures of cash flow
  information:
  Cash paid for:
     Interest....................................   $  2,095,036     $  3,091,608     $  3,765,914
     State income taxes..........................          5,831            5,671           10,489

   The accompanying notes are an integral part of these financial statements.

                          THE WALDEN ASSET GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     The Walden Asset Group, Inc. (the "Company") is a Massachusetts corporation, established in February 1991, under Subchapter S of the Internal Revenue Code. Its principal business activity is the structuring of lease financing to assist customers in the acquisition of capital and production equipment, and computer hardware and peripherals.

     The Company operates from locations in Wellesley, MA, Delmar, NY, Northfield, OH and Norwalk, CT. Lessees are located in 15 states, and financing is provided through a variety of lease structures.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Estimates are made in the assessment of collectibility of receivables and direct financing leases, recovery of residual values of leased equipment and depreciation.

     Cash and cash equivalents. For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions which, at times, are in excess of federally insured limits.

     Accounts receivable. Accounts receivable primarily consists of lease payments receivable from lessees on operating leases and remarketing fees receivable.

     Direct financing leases. The Company invests in leases classified as direct financing leases. The Company's net investment in direct financing leases includes the gross rentals receivable, estimates of residual values and unearned finance income. Unearned finance income represents the excess of the total receivable plus the estimated residual value over the cost of equipment acquired. Revenue from direct financing leases is recognized over the lease term on the interest method which results in a level rate of return on the net investment in the lease. Management does not consider initial direct costs related to leasing activities material for capitalization; accordingly, such costs are charged to operations in the period incurred.

     At the inception of the lease, management uses available evidence and historical experience to estimate the residual value at the end of the lease term. Estimated residual values not guaranteed by lessees are reviewed annually and adjusted to reflect declines in current market value.

     The Company has, from time-to-time, sold selected direct financing leases. The Company follows Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The difference between the sales price and the net investment in direct financing leases is recognized as a gain or loss. For such transactions prior to January 1, 1997, the Company followed Statement of Financial Accounting Standards No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." The difference between the sales price and the net receivable is recognized as a gain or loss.

     Operating leases. All lease transactions not qualifying as direct financing are classified as operating leases. Revenue is recognized over the minimum term of operating leases on a straight-line basis. Equipment under operating leases is depreciated to its estimated residual value on a straight-line basis over five years.

     Equipment acquired to fulfill leasing commitments. Computer and other equipment acquired to fulfill leasing commitments represents cost of equipment purchased pursuant to firm leasing commitments which will be delivered to lessees in the near term.

                          THE WALDEN ASSET GROUP, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Income taxes. The Company has elected S Corporation status under the Internal Revenue Code. As an S Corporation, the Company generally is not subject to federal income taxes since the revenues and expenses of the Company are included in the tax returns of the individual stockholders. The Company is directly liable for state income and franchise taxes in certain jurisdictions.

     There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to direct financing leases. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $3,064,000. In connection with the proposed merger with UniCapital Corporation, as discussed in
Note 8, the Company's S Corporation election will terminate and the tax effect of the net difference between the book and tax bases of net assets at that date will be recorded in the financial statements.

     The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

     Fair value of financial instruments. The carrying value of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximated fair value because of the short maturity of these instruments. The carrying value of notes payable approximated fair value based upon comparability of market rates for similar instruments.

NOTE 3--RELATED PARTY TRANSACTIONS

     The Company periodically sells, for cash, its rights under certain remarketing contracts to Walden Asset Associates, a New York partnership. The Company and its three stockholders have equal ownership interests in the partnership. Proceeds generated by the partnership from remarketing activities are used to fund the key man life insurance policies on the Company's stockholders. During 1997, remarketing income of $10,000 was recorded from these transactions. There was no such activity in 1995 or 1996.

NOTE 4--LEASING TRANSACTIONS

     Direct financing leases. Direct financing leases consist principally of capital equipment (such as forklifts), media production and telecommunications equipment, computer hardware and peripherals, and furniture with terms ranging to five years. The components of the Company's net investment in direct financing leases at December 31, 1996 and 1997 were as follows:

                                                                   1996            1997
                                                                -----------     -----------
    Future minimum rentals receivable........................   $49,671,546     $59,343,233
    Estimated unguaranteed residual values...................     2,128,692       2,929,140
    Unearned finance income..................................    (8,997,974)    (10,489,428)
                                                                 ----------      ----------
                                                                 42,802,264      51,782,945
    Allowance for lease losses...............................       (70,000)        (70,000)
                                                                 ----------      ----------
                                                                $42,732,264     $51,712,945
                                                                 ==========      ==========

                          THE WALDEN ASSET GROUP, INC.

NOTE 4--LEASING TRANSACTIONS (CONTINUED)
     Future minimum rentals receivable represent earning assets held by the Company which are generally due in monthly installments over original periods ranging to 60 months. Future minimum rentals receivable under direct financing leases were as follows:

                                  YEAR ENDING
                                 DECEMBER 31,
        ---------------------------------------------------------------
        1998...........................................................   $20,146,886
        1999...........................................................    19,091,982
        2000...........................................................    10,602,420
        2001...........................................................     6,508,917
        2002...........................................................     2,264,911
        Thereafter.....................................................       728,117
                                                                          -----------
                                                                          $59,343,233
                                                                          ===========

     Operating leases. The Company is the lessor of various types of equipment under operating leases, principally forklifts, production equipment and furniture. The components of equipment on operating leases at December 31, 1996 and 1997 were as follows:

                                                                 1996           1997
                                                              ----------     ----------
        Cost...............................................   $1,699,370     $4,508,668
        Accumulated depreciation...........................     (199,089)      (841,324)
                                                              ----------     ----------
                                                              $1,500,281     $3,667,344
                                                              ==========     ==========

     Future minimum rentals receivable under noncancelable operating leases were as follows:

                                  YEAR ENDING
                                  DECEMBER 31,
        ----------------------------------------------------------------
        1998............................................................   $1,337,735
        1999............................................................      922,376
        2000............................................................      433,734
        2001............................................................      223,173
        2002............................................................      119,326
                                                                           ----------
                                                                           $3,036,344
                                                                           ==========

     Significant lease terms. The Company's lease agreements provide that the lessee pay taxes, insurance and maintenance costs. Lease agreements generally provide for penalty provisions in the event of early termination.

     Significant concentrations. The Company's significant customers comprising greater than 10% of the balance of the Company's net investment in direct financing leases at December 31, 1996 and 1997 are as follows:

                                                                        DECEMBER 31,
                                                                        -------------
                                   CUSTOMER                             1996     1997
        --------------------------------------------------------------  ----     ----
        A.............................................................    12%      13%
        B.............................................................    13       12
        C.............................................................    12       11
        D.............................................................    --       11

                          THE WALDEN ASSET GROUP, INC.

NOTE 5--NOTES PAYABLE

     Notes payable at December 31, 1996 and 1997 consisted of the following:

                                                               1996            1997
                                                            -----------     -----------
        Line of credit...................................   $    66,373     $        --
        Recourse installment notes collateralized by
          equipment and lease payments...................       735,759         560,642
        Nonrecourse installment notes collateralized by
          equipment and lease payments...................    43,149,230      53,431,569
                                                            -----------     -----------
                                                            $43,951,362     $53,992,211
                                                            ===========     ===========

     Line of credit. The Company has a $4,000,000 line of credit with a financial institution, due on demand, all of which was unused at December 31, 1997. The line of credit agreement expires in May 1998, is collateralized by a security interest in the assets of the Company, and is guaranteed jointly and severally by the stockholders. Interest on the facility is computed at the prime lending rate adjusted for a margin depending on the credit of the underlying lessee. The maximum amounts outstanding were $2,837,095 and $1,050,000 during the years ended December 31, 1996 and 1997, respectively.

     The terms of the line of credit agreement contain restrictions, including net worth requirements, profitability metrics and certain ratios. As of December 31, 1996 and 1997, the Company was in compliance with the restrictive covenants.

     Recourse notes payable. At December 31, 1996 and 1997, the Company had $735,759 and $560,642, respectively, in notes payable to a financial institution, due in monthly installments of principal and interest at rates ranging from 8.39% to 9.35%, through August 2000. The recourse notes are collateralized by certain leases.

     The aggregate annual maturities of the notes as of December 31, 1997 were as follows:

                                   YEAR ENDING
                                   DECEMBER 31,
        ------------------------------------------------------------------
        1998..............................................................   $431,239
        1999..............................................................    121,173
        2000..............................................................      8,230
                                                                             --------
                                                                             $560,642
                                                                             ========

     Nonrecourse installment notes. The Company has certain borrowings outstanding from financial institutions on a nonrecourse basis. Under these borrowings, the Company assigns all lease payments due under the applicable leases and grants a security interest in the leased equipment to the lending institution. In the event of a default by a lessee, the lender has a security interest in the lease payments and underlying equipment, but has no further recourse against the Company. Interest on these borrowings is fixed at the time of the advance to the Company, with rates primarily ranging from 6% to 9% at December 31, 1996 and 1997, respectively. The aggregate annual maturities of these notes were as follows:

                                  YEAR ENDING
                                 DECEMBER 31,
        ---------------------------------------------------------------
        1998...........................................................   $17,490,756
        1999...........................................................    17,488,682
        2000...........................................................    10,046,264
        2001...........................................................     3,930,158
        2002...........................................................     4,475,709
                                                                          -----------
                                                                          $53,431,569
                                                                          ===========

                          THE WALDEN ASSET GROUP, INC.

NOTE 6--COMMITMENTS

     The Company leases office space under noncancelable operating leases and other month-to-month arrangements. Rent expense was $33,705, $35,027, and $63,620 for the years ended December 31, 1995, 1996 and 1997, respectively. Future minimum rental payments under the lease agreements were as follows:

                                   YEAR ENDING
                                   DECEMBER 31,
        ------------------------------------------------------------------
        1998..............................................................   $ 49,775
        1999..............................................................     40,800
        2000..............................................................     40,800
        2001..............................................................     40,800
        2002..............................................................     13,600
                                                                             --------
                                                                             $185,775
                                                                             ========

NOTE 7--EMPLOYEE BENEFIT PLAN

     The Company maintains a profit sharing plan covering all full-time employees of the Company. Contributions to the plan are made at the discretion of the Board of Directors. In addition, the Company maintains a defined contribution pension plan under which contributions are based upon a percentage of compensation for all eligible employees meeting certain service requirements. The Company contributed $100,000, $103,000 and $111,000 to the plans for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 8--SUBSEQUENT EVENT (UNAUDITED)

     The Company and its stockholders have entered into a merger agreement with UniCapital Corporation ("UniCapital") pursuant to which UniCapital will acquire all outstanding shares of the Company's common stock in exchange for cash and common stock of UniCapital, concurrent with the consummation of the initial public offering of the common stock of UniCapital.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                      [International Cover Page]

PROSPECTUS (Subject to Completion)
Issued February    , 1998

                                                Shares

                             UniCapital Corporation
                                  COMMON STOCK
                               ------------------

Of the             Shares of Common Stock offered hereby,             Shares are
      being offered initially outside the United States and Canada by the
International Underwriters and             Shares are being offered initially in
 the United States and Canada by the U.S. Underwriters. See "Underwriters." All
    of the Shares of Common Stock being offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common
     Stock of the Company. Simultaneously with, and as a condition to, the consummation of the offering, the Company will acquire all of the outstanding stock of the Founding Companies (as defined herein). See "Formation of the Company." It is currently estimated that the initial public offering price per
     Share will be between $        and $        . See "Underwriters" for a
  discussion of the factors to be considered in determining the initial public offering price.
                            ------------------------

APPLICATION WILL BE MADE TO LIST THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE
                             UNDER THE SYMBOL "  ."
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                              PRICE $     A SHARE
                            ------------------------

                                                                UNDERWRITING
                                            PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                             PUBLIC           COMMISSIONS (1)         COMPANY (2)
                                       ------------------    ------------------    ------------------
Per Share..........................            $                     $                     $
Total (3)..........................            $                     $                     $

---------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2) Before deducting expenses payable by the Company estimated at $        .

(3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
    $        , $        and $        , respectively. See "Underwriters."
                               ------------------

    The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about            , 1998 at the office
of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                               ------------------

MORGAN STANLEY DEAN WITTER
            SALOMON SMITH BARNEY INTERNATIONAL
                         FRIEDMAN, BILLINGS RAMSEY & CO., INC.
            , 1998

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.

     Securities and Exchange Commission Registration Fee....................    $185,850
     NASD Fee...............................................................      30,500
     New York Stock Exchange Application Fee................................           *
     Printing and Engraving Expenses........................................           *
     Accounting Fees and Expenses...........................................           *
     Legal Fees and Expenses................................................           *
     Directors and Officers Insurance.......................................           *
     Transfer Agent Fees and Expenses.......................................           *
     Miscellaneous..........................................................           *
                                                                                --------
       Total................................................................    $      *
                                                                                ========

---------------
     * To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of the registrant's Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by
Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article 7 of the registrant's Bylaws provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article 7 further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant expects to maintain directors' and officers' liability insurance.

     Under Section 7(b) of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since October 9, 1997, the registrant has sold the following shares of its common stock. Each transaction was intended to be exempt from registration in reliance upon Section 4(2) of the Securities Act.

                                                                       NO. OF SHARES OF     AGGREGATE
                   PURCHASER                             DATE            COMMON STOCK     CONSIDERATION
------------------------------------------------  ------------------   ----------------   -------------
Robert J. New...................................     October 9, 1997       2,000,000        $ 100,000
Jonathan J. Ledecky.............................     October 9, 1997       2,000,000        $ 100,000
The Kalb Family Trust...........................    October 20, 1997         250,000        $  12,500
Jonathan New....................................    October 20, 1997         100,000        $   5,000
Steven Frederick................................    October 20, 1997          25,000        $   1,250
Mark Liebman....................................    October 20, 1997          25,000        $   1,250
Vincent W. Eades................................    October 20, 1997          75,000        $   3,750
Edward J. Mathias...............................    October 20, 1997          25,000        $   1,250
Ellen Mathias...................................    October 20, 1997          50,000        $   2,500
John A. Quelch..................................    October 20, 1997          75,000        $   3,750
H. Steve Swink..................................    October 20, 1997         100,000        $   5,000
Allan Yarkin....................................    October 20, 1997          70,000        $   3,500
The Genna Rachel Yarkin Trust...................    October 20, 1997          25,000        $   1,250
The Sophie Yarkin Trust.........................    October 20, 1997          25,000        $   1,250
Henry W. Boyce, III.............................    October 20, 1997           5,000        $     250
Bruce E. Kropschot..............................   November 13, 1997         250,000        $  12,500
Bruce E. Kropschot..............................   December 14, 1997         150,000        $  75,000
Michael Kalb....................................   December 31, 1997          26,250        $  78,750
Gaston Friedlander Irrevocable Trust............     January 3, 1998         183,750        $ 551,250
Martin Kalb.....................................    January 16, 1998          75,000        $ 225,000
Michael Rabinovitch.............................    January 16, 1998          26,250        $  78,750
Jonathan New....................................    January 18, 1998          52,500        $ 157,500
Bruce E. Kropschot..............................    January 23, 1998          20,000        $  60,000
Steven E. Hirsch................................    January 24, 1998         315,000        $ 945,000
The G&T Trust...................................    January 25, 1998         210,000        $ 630,000
Jonathan J. Ledecky.............................    January 29, 1998          75,000        $ 225,000
Robert J. New...................................    January 29, 1998          75,000        $ 225,000
Martin Kalb.....................................    January 29, 1998          75,000        $ 225,000
Jonathan New....................................    January 29, 1998          25,000        $  75,000
The G&T Trust...................................    January 29, 1998          10,000        $  30,000
Theodore J. Rogenski............................    January 31, 1998         200,000        $ 600,000
Bruce E. Kropschot..............................    February 2, 1998          50,000        $ 150,000
Robert Seaman...................................    February 5, 1998          50,000        $ 150,000
Robert J. New...................................   February 17, 1998          40,000        $ 400,000
Jonathan J. Ledecky.............................   February 17, 1998          40,000        $ 400,000

     In addition, as of February 14, 1998 and February 16, 1998, the registrant entered into 10 Amended and Restated Agreements and Plans of Contribution and two Amended and Restated Purchase Agreements, pursuant to which the registrant has agreed to issue an aggregate of 13,334,064 shares of its common stock and to grant to certain employees of the entities that are parties to such agreements (other than the registrant) options to purchase that number of shares of its common stock as equals 6.25% of the consideration (as set forth in such agreements) to be paid in such transactions. Each such transaction was intended to be exempt from registration in reliance upon Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:

EXHIBIT
 NUMBER                                        DESCRIPTION
--------    ----------------------------------------------------------------------------------
 1.01       Form of Underwriting Agreement*
 2.01       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, ACR Acquisition Corp., American Capital Resources, Inc. and Michael
            B. Pandolfelli and Gerald P. Ennella, dated as of February 14, 1998.*
 2.02       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, BCG Acquisition Corp., Boulder Capital Group, Inc., Roy L. Burger and
            Carl M. Williams, dated as of February 14, 1998.*
 2.03       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, CLA Acquisition Corp., Stuart L. Cauff, The 1998 Cauff Family Trust,
            Wayne D. Lippman and The 1998 Lippman Family Trust, dated as of February 14,
            1998.*
 2.04       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, JCS Acquisition Corp., Jacom Computer Services, Inc. and John L.
            Alfano, dated as of February 16, 1998.*
 2.05       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, KSTN Acquisition Corp., K.L.C., Inc. and Alan H. Kaufman and Edgar W.
            Lee, dated as of February 14, 1998.*
 2.06       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, XFC Acquisition Corp., Matrix Funding Corporation, and Richard C.
            Emery, J. Robert Bonnemort, David A. Diesaris, Jack S. and Judith F. Emery,
            Trustees for Jack S. Emery Trust, Alvin W. and Lila E. Emery, Trustees for Alvin
            W. and Lila E. Emery Trust, JSE Partners, Ltd., a Utah Limited Partnership, LBK
            Limited Partnership, a Utah Limited Partnership, John I. Kasteler, Jr., Craig C.
            Mortensen, Shanni Staker, and Christian F. Emery, dated as of February 14, 1998.*
 2.07       Amended and Restated Purchase Agreement by and among UniCapital Corporation, MFA
            Acquisition Corp., Merrimac Financial Associates and Allan Z. Gilbert, Jordan L.
            Shatz and Mark F. Cignoli, dated as of February 14, 1998.*
 2.08       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, MCMG Acquisition Corp., Municipal Capital Markets Group, Inc., and
            the Stockholders Named Therein, dated as of February 14, 1998.*
 2.09       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, NSJ Acquisition Corp., W. Jeptha Thornton, Richard C. Giles, Samuel
            J. Thornton, The 1998 Giles Family Trust and The 1998 Thornton Family Trust, dated as of February 11, 1998.*
 2.10       Amended and Restated Purchase Agreement by and among UniCapital Corporation, PFSC
            Acquisition Corp., PFSC Limited Acquisition Corp., Portfolio Financial Servicing
            Company, L.P. and The Partners Listed on the Signature Page, dated as of February
            14, 1998.*
 2.11       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, VC Acquisition Corp., Varilease Corporation, and the Stockholders of
            such company listed on the Signature Page, dated as of February 14, 1998.*
 2.12       Amended and Restated Agreement and Plan of Contribution by and among UniCapital
            Corporation, WAG Acquisition Corp., The Walden Asset Group, Inc. and the
            Stockholders of such company listed on the Signature Page, dated as of February
            14, 1998.*
 3.01       Amended and Restated Certificate of Incorporation of UniCapital Corporation.*
 3.02       Bylaws of UniCapital Corporation.*
 5.01       Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.*
10.01       Consulting Agreement between UniCapital Corporation and Theodore J. Rogenski, effective as of February 4, 1998.*
10.02       Consulting Agreement between UniCapital Corporation and Bruce E. Kropschot, effective as of November 14, 1997.*
---------------
  * To be filed by amendment.

EXHIBIT
 NUMBER                                        DESCRIPTION
--------    ----------------------------------------------------------------------------------
10.03       Consulting Agreement between UniCapital Corporation and Martin Kalb, effective as of November 1, 1997.*
10.04       Consulting Agreement between UniCapital Corporation and Steven E. Hirsch, effective as of January 24, 1998.*
10.05       UniCapital Corporation 1997 Executive Non-Qualified Stock Option Plan.*
10.06       Line of Credit Agreement between UniCapital and Northern Trust Bank due on July
            31, 1998.*
23.01       Consent of Price Waterhouse LLP.
23.02       Consent of KPMG Peat Marwick LLP.
23.03       Consent of Ernst & Young LLP.
23.04       Consent of BDO Seidman, LLP.
23.05       Consent of Coopers & Lybrand L.L.P.
23.06       Consent of Tanner + Co.
23.07       Consent of Grant Thornton LLP.
23.08       Consent of Arthur Andersen LLP.
23.09       Consent of KPMG Peat Marwick LLP.
23.10       Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit
            5.01).*
24.01       Power of Attorney (included on signature page of this registration statement).
27.01       Financial Data Schedule.*

---------------
* To be filed by amendment.

     (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registrations statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New
York, on February   , 1998.

                                          UNICAPITAL CORPORATION

                                          By: /s/ ROBERT J. NEW

                                            ------------------------------------
                                            Robert J. New
                                            Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. New and Jonathan J. Ledecky, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                CAPACITY                    DATE
------------------------------------------    ------------------------------  ------------------

/s/ ROBERT J. NEW                             Chairman and Chief Executive    February 19, 1998
------------------------------------------    Officer and a Director
Robert J. New                                 (Principal Executive Officer)

/s/ JONATHAN NEW                              Chief Financial Officer         February 19, 1998
------------------------------------------    (Principal Financial and
Jonathan New                                  Accounting Officer)

/s/ BRUCE E. KROPSCHOT                        Director                        February 19, 1998
------------------------------------------
Bruce E. Kropschot

/s/ JONATHAN J. LEDECKY                       Director                        February 19, 1998
------------------------------------------
Jonathan J. Ledecky

/s/ VINCENT W. EADES                          Director                        February 19, 1998
------------------------------------------
Vincent W. Eades

/s/ JOHN A. QUELCH                            Director                        February 19, 1998
------------------------------------------
John A. Quelch

                                 EXHIBIT INDEX

EXHIBIT                                                                            SEQUENTIALLY
 NUMBER                                DESCRIPTION                                NUMBERED PAGES
--------  ----------------------------------------------------------------------  --------------
 1.01     Form of Underwriting Agreement*
 2.01     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, ACR Acquisition Corp., American Capital
          Resources, Inc. and Michael B. Pandolfelli and Gerald P. Ennella,
          dated as of February 14, 1998.*
 2.02     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, BCG Acquisition Corp., Boulder Capital Group,
          Inc., Roy L. Burger and Carl M. Williams, dated as of February 14,
          1998.*
 2.03     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, CLA Acquisition Corp., Stuart L. Cauff, The
          1998 Cauff Family Trust, Wayne D. Lippman and The 1998 Lippman Family
          Trust, dated as of February 14, 1998.*
 2.04     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, JCS Acquisition Corp., Jacom Computer
          Services, Inc. and John L. Alfano, dated as of February 16, 1998.*
 2.05     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, KSTN Acquisition Corp., K.L.C., Inc. and Alan
          H. Kaufman and Edgar W. Lee, dated as of February 14, 1998.*
 2.06     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, XFC Acquisition Corp., Matrix Funding
          Corporation, and Richard C. Emery, J. Robert Bonnemort, David A.
          Diesaris, Jack S. and Judith F. Emery, Trustees for Jack S. Emery
          Trust, Alvin W. and Lila E. Emery, Trustees for Alvin W. and Lila E.
          Emery Trust, JSE Partners, Ltd., a Utah Limited Partnership, LBK
          Limited Partnership, a Utah Limited Partnership, John I. Kasteler,
          Jr., Craig C. Mortensen, Shanni Staker, and Christian F. Emery, dated as of February 14, 1998.*
 2.07     Amended and Restated Purchase Agreement by and among UniCapital
          Corporation, MFA Acquisition Corp., Merrimac Financial Associates and
          Allan Z. Gilbert, Jordan L. Shatz and Mark F. Cignoli, dated as of
          February 14, 1998.*
 2.08     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, MCMG Acquisition Corp., Municipal Capital
          Markets Group, Inc., and the Stockholders Named Therein, dated as of
          February 14, 1998.*
 2.09     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, NSJ Acquisition Corp., W. Jeptha Thornton,
          Richard C. Giles, Samuel J. Thornton, The 1998 Giles Family Trust and
          The 1998 Thornton Family Trust, dated as of February 14, 1998.*
 2.10     Amended and Restated Purchase Agreement by and among UniCapital
          Corporation, PFSC Acquisition Corp., PFSC Limited Acquisition Corp.,
          Portfolio Financial Servicing Company, L.P. and the Partners Listed on
          the Signature Page, dated as of February 14, 1998.*
 2.11     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, VC Acquisition Corp., Varilease Corporation,
          and the Stockholders of such company listed on the Signature Page, dated as of February 14, 1998.*
 2.12     Amended and Restated Agreement and Plan of Contribution by and among
          UniCapital Corporation, WAG Acquisition Corp., The Walden Asset Group,
          Inc. and the Stockholders of such company listed on the Signature
          Page, dated as of February 14, 1998.*

EXHIBIT                                                                            SEQUENTIALLY
 NUMBER                                DESCRIPTION                                NUMBERED PAGES
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
 3.01     Amended and Restated Certificate of Incorporation of UniCapital
          Corporation.*
 3.02     Bylaws of UniCapital Corporation.*
 5.01     Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.*
10.01     Consulting Agreement between UniCapital Corporation and Theodore J.
          Rogenski, effective as of February 4, 1998.*
10.02     Consulting Agreement between UniCapital Corporation and Bruce E.
          Kropschot, effective as of November 14, 1997.*
10.03     Consulting Agreement between UniCapital Corporation and Martin Kalb, effective as of November 1, 1997.*
10.04     Consulting Agreement between UniCapital Corporation and Steven E.
          Hirsch, effective as of January 24, 1998.*
10.05     UniCapital Corporation 1997 Executive Non-Qualified Stock Option
          Plan.*
10.06     Line of Credit Agreement between UniCapital and Northern Trust Bank due on July 31, 1998.*
23.01     Consent of Price Waterhouse LLP.
23.02     Consent of KPMG Peat Marwick LLP.
23.03     Consent of Ernst & Young LLP.
23.04     Consent of BDO Seidman, LLP.
23.05     Consent of Coopers & Lybrand L.L.P.
23.06     Consent of Tanner + Co.
23.07     Consent of Grant Thornton LLP.
23.08     Consent of Arthur Andersen LLP.
23.09     Consent of KPMG Peat Marwick LLP.
23.10     Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as
          Exhibit 5.01).*
24.01     Power of Attorney (included on signature page of this registration statement).
27.01     Financial Data Schedule.*
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* To be filed by amendment.